AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 1996
                                                   REGISTRATION NO. 333-00221
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           ------------------------

                                AMENDMENT NO. 1

                                      TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           ------------------------

                                TIDEWATER INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                  4499
           (STATE OR OTHER                   (PRIMARY STANDARD INDUSTRIAL
    JURISDICTION OF INCORPORATION            CLASSIFICATION CODE NUMBER)
           OR ORGANIZATION)

                                   72-0487776
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                              1440 CANAL STREET
                         NEW ORLEANS, LOUISIANA 70112
                                (504) 568-1010

             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
      INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           ------------------------

               COPY TO:                           CLIFFE F. LABORDE
           CURTIS R. HEARN                      SENIOR VICE PRESIDENT,
       JONES, WALKER, WAECHTER,                    GENERAL COUNSEL
 POITEVENT, CARRERE & DENEGRE, L.L.P.               AND SECRETARY
  201 ST. CHARLES AVENUE, 51ST FLOOR                TIDEWATER INC.
  NEW ORLEANS, LOUISIANA 70170-5100               1440 CANAL STREET
            (504) 582-8000                   NEW ORLEANS, LOUISIANA 70112
                                                    (504) 568-1010

                                    COPY TO:
                              R. CLYDE PARKER, JR.
                               KECK, MAHIN & CATE
                                FIRST CITY TOWER
                         1001 FANNIN STREET, SUITE 1200
                            HOUSTON, TEXAS 77002-6708
                                 (713) 650-1500

          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                           ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: Upon the effective date of the merger described in this registration statement.
                           ------------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

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

                                TIDEWATER INC.
                            CROSS REFERENCE SHEET
                  PURSUANT TO ITEM 501(B) OF REGULATION S-K

    ITEM NUMBER
                                                ITEM                                     PROSPECTUS CAPTION OR PAGE
--------------------  --------------------------------------------------------  ---------------------------------------------
A.         INFORMATION ABOUT THE TRANSACTION
           1.         Forepart of Registration Statement and Outside
                        Front Cover Page of Prospectus........................  Facing Page; Cross-Reference Sheet; Outside
                                                                                Front Cover Page of Prospectus
           2.         Inside Front and Outside Back Cover Pages of
                        Prospectus............................................  Table of Contents; Available Information;
                                                                                Incorporation of Certain Documents by
                                                                                Reference
           3.         Risk Factors, Ratio of Earnings to Fixed Charges and
                        Other Information.....................................  Summary; The Merger; Selected Financial Data;
                                                                                Business of the Companies
           4.         Terms of the Transaction................................  Summary; The Merger; Description of Tidewater
                                                                                Securities; Comparative Rights of
                                                                                Stockholders; Appendix A: Agreement and Plan
                                                                                of Merger; Appendix B: Fairness Opinion
           5.         Pro Forma Financial Information.........................  Tidewater Unaudited Pro Forma Condensed
                                                                                Combined Financial Statements
           6.         Material Contacts with the Company Being
                        Acquired..............................................  *
           7.         Additional Information Required for Reoffering by
                        Persons and Parties Deemed to Be Underwriters.........  *
           8.         Interests of Named Experts and Counsel..................  The Merger -- Opinion of Investment Banking
                                                                                Firm
           9.         Disclosure of Commission Position on Indemnification for
                        Securities Act Liabilities............................  *
B.         INFORMATION ABOUT THE REGISTRANT
           10.        Information with Respect to S-3 Registrants.............  *
           11.        Incorporation of Certain Information by Reference.......  *
           12.        Information with Respect to S-2 or S-3 Registrants......  Summary; Business of the Companies --
                                                                                Business of Tidewater; Selected Financial
                                                                                Data -- Tidewater; Tidewater Unaudited Pro
                                                                                Forma Condensed Combined Financial
                                                                                Information; Tidewater Management's
                                                                                Discussion and Analysis of Financial
                                                                                Condition and Results of Operations; Market
                                                                                Price Information -- Tidewater Common Stock;
                                                                                Consolidated Financial Statements of
                                                                                Tidewater
           13.        Incorporation of Certain Information By Reference.......  Incorporation of Certain Documents by
                                                                                Reference
           14.        Information with Respect to Registrants Other Than S-3
                        or S-2 Registrants....................................  *

    ITEM NUMBER
                                                ITEM                                     PROSPECTUS CAPTION OR PAGE
--------------------  --------------------------------------------------------  ---------------------------------------------
C.         INFORMATION ABOUT THE COMPANY BEING ACQUIRED
           15.        Information with Respect to S-3 Companies...............  *
           16.        Information with Respect to S-2 or S-3 Companies........  Summary; Business of the Companies --
                                                                                Business of Hornbeck; Selected Financial
                                                                                Data -- Hornbeck; Hornbeck Management's
                                                                                Discussion and Analysis of Financial
                                                                                Condition and Results of Operations; Market
                                                                                Price Information -- Hornbeck Common Stock;
                                                                                Consolidated Financial Statements of Hornbeck
           17.        Information with Respect to Companies Other Than S-3 or
                        S-2 Companies.........................................  *
D.         VOTING AND MANAGEMENT INFORMATION
           18.        Information if Proxies, Consents or Authorizations are
                        to be Solicited.......................................  Outside Front Cover Page; Summary; The
                                                                                Special Meeting; The Merger; Management of
                                                                                Tidewater; Comparative Rights of
                                                                                Stockholders; Other Matters
           19.        Information if Proxies, Consents or Authorizations are
                        not to be Solicited or in an Exchange Offer...........  *

 ------------

* Item is omitted from the Prospectus because it is not applicable or the answer thereto is in the negative.

                                     LOGO

                       HORNBECK OFFSHORE SERVICES, INC.
                            7707 HARBORSIDE DRIVE
                            GALVESTON, TEXAS 77554

                                                           February 8, 1996

To our Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders of Hornbeck Offshore Services, Inc. ("Hornbeck") to be held at the Hotel Galvez, 2024 Seawall Boulevard, Galveston, Texas, on Wednesday, March 13, 1996, at 11:00 a.m. Galveston time.

     At the meeting, you will be asked to adopt an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hornbeck would be acquired by Tidewater Inc. ("Tidewater"). The terms of the Merger Agreement provide that, upon consummation of the merger, each issued and outstanding share of Hornbeck common stock would be converted into the right to receive .667 of a share of Tidewater common stock (subject to adjustment as described in the enclosed Proxy Statement/Prospectus) and Hornbeck would become a wholly owned subsidiary of Tidewater. In addition, Larry D. Hornbeck, currently Chairman of the Board, President and Chief Executive Officer of Hornbeck, would become a Tidewater director.

     The attached Notice of Special Meeting and Proxy Statement/Prospectus contains a description of the formal business to be conducted at the meeting. During the meeting, Hornbeck management will also report on Hornbeck operations and the proposed merger and, along with Tidewater representatives, will be available to respond to questions.

     YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER AGREEMENT, WHICH WAS APPROVED UNANIMOUSLY BY THE BOARD, IS IN THE BEST INTERESTS OF HORNBECK AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

     You are urged to read carefully the Proxy Statement/Prospectus in its entirety for a complete description of the proposed merger. Please sign, date and return the enclosed proxy card promptly. It is important to vote. If you fail to return your proxy card, the effect of such failure will be as if you voted your shares against adoption of the Merger Agreement. If you attend the meeting, which we hope that you will, you may vote in person even if you have previously mailed a proxy card. We look forward to meeting with you at the Special Meeting of Stockholders.

                                          Sincerely,
                                          LARRY D. HORNBECK
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

                        HORNBECK OFFSHORE SERVICES, INC.
                                GALVESTON, TEXAS

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           WEDNESDAY, MARCH 13, 1996

To the Stockholders:

     A Special Meeting of Stockholders (the "Special Meeting") of Hornbeck Offshore Services, Inc. ("Hornbeck") will be held at the Hotel Galvez, 2024 Seawall Boulevard, Galveston, Texas, on Wednesday, March 13, 1996, at 11:00 a.m., Galveston time, to consider and act upon a proposal to adopt an Agreement and Plan of Merger (the "Merger Agreement") among Hornbeck, on the one hand, and Tidewater Inc. ("Tidewater") and Tidewater Expansion, Inc., a wholly owned subsidiary of Tidewater ("Newco"), on the other hand, a copy of which is attached as Appendix A to the Proxy Statement/Prospectus, pursuant to which, among other things (a) Newco would merge with and into Hornbeck, (b) Hornbeck would become a wholly owned subsidiary of Tidewater, and (c) each issued and outstanding share of common stock of Hornbeck would be converted into the right to receive .667 of a share of Tidewater common stock, subject to adjustment as described in the enclosed Proxy Statement/Prospectus.

     The close of business on January 31, 1996 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Special Meeting or any adjournment(s) thereof. The affirmative vote of the holders of not less than 66 2/3% of the shares of Hornbeck common stock outstanding is required to adopt the Merger Agreement.

     You are cordially invited to the Special Meeting. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ASK THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED PRE-ADDRESSED, POSTPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS EXERCISE BY VOTING IN PERSON AT THE SPECIAL MEETING OR BY DELIVERING A WRITTEN REVOCATION OR LATER DATED PROXY TO THE SECRETARY AT OR BEFORE THE MEETING.

     STOCKHOLDERS SHOULD NOT DELIVER ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                          By order of the Board of Directors,
                                          Richard R. Ellison
                                          VICE PRESIDENT AND SECRETARY

Galveston, Texas
February 8, 1996

            HORNBECK LOGO                            TIDEWATER LOGO

          HORNBECK OFFSHORE                             TIDEWATER
           SERVICES, INC.                                 INC.
                                            9,997,649 SHARES OF COMMON STOCK,
                                                     $.10 PAR VALUE
           PROXY STATEMENT                             PROSPECTUS

                           ------------------------

     This Proxy Statement/Prospectus, which together with the accompanying form of proxy is first being mailed on or about February 8, 1996, is being furnished to holders of common stock, $.10 par value per share ("Hornbeck Common Stock"), of Hornbeck Offshore Services, Inc., a Delaware corporation ("Hornbeck"), in connection with the solicitation of proxies by its Board of Directors for use at a special meeting of holders of Hornbeck Common Stock (the "Special Meeting") to be held at 11:00 a.m., local time, on Wednesday, March 13, 1996, at the Hotel Galvez, 2024 Seawall Boulevard, Galveston, Texas, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders of Hornbeck. At the Special Meeting, the holders of Hornbeck Common Stock will consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated December 21, 1995 (the "Merger Agreement"), among Tidewater Inc., a Delaware corporation ("Tidewater"), and Tidewater Expansion, Inc., a Delaware corporation and wholly owned subsidiary of Tidewater ("Newco"), on the one hand, and Hornbeck, on the other hand, a copy of which is attached hereto as Appendix A. Pursuant to the Merger Agreement, among other things, (i) Newco will merge into Hornbeck (the "Merger"), (ii) Hornbeck will become a wholly owned subsidiary of Tidewater, and (iii) each outstanding share of Hornbeck Common Stock will be converted into .667 of a share of the common stock, $.10 par value per share, of Tidewater (the "Tidewater Common Stock"), subject to adjustment in certain circumstances, together with certain associated rights under Tidewater's Restated Rights Agreement dated as of December 17, 1993, by and between Tidewater and the First National Bank of Boston, as rights agent. Tidewater Common Stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "TDW." See "Description of Tidewater Securities."

     Tidewater has filed a registration statement on Form S-4 (herein, together with all amendments and exhibits thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to register up to 9,997,649 shares of Tidewater Common Stock (and the associated rights) which may be issued to the holders of Hornbeck Common Stock in connection with the Merger. This document constitutes a Proxy Statement of Hornbeck in connection with the Special Meeting and a Prospectus of Tidewater with respect to the shares of Tidewater Common Stock to be issued upon consummation of the Merger. The information contained herein with respect to Tidewater and its subsidiaries has been supplied by Tidewater and the information contained herein with respect to Hornbeck and its subsidiaries has been supplied by Hornbeck.

                           ------------------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS
   HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
     COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                               CONTRARY IS A CRIMINAL OFFENSE.

                           ------------------------

        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS FEBRUARY 6, 1996.

                            AVAILABLE INFORMATION

     This Proxy Statement/Prospectus constitutes a part of a Registration Statement on Form S-4 filed by Tidewater with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Proxy Statement/Prospectus does not contain all of the information contained in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to Tidewater and the Tidewater Common Stock, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected at the Commission's offices, without charge, or copies of which may be obtained from the Commission upon payment of prescribed fees. Statements contained in this Proxy Statement/Prospectus as to the contents of any document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     Tidewater and Hornbeck are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Tidewater and Hornbeck with the Commission may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Tidewater Common Stock is listed on the New York Stock Exchange ("NYSE") and Pacific Stock Exchange ("PSE"). Copies of reports, proxy statements and other information filed by Tidewater with the NYSE and the PSE may be inspected at the offices of the NYSE, 20 Broad Street, New York, NY 10005 and at the offices of the PSE at 301 Pine Street, San Francisco, CA 94104.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Tidewater with the Commission pursuant to the Exchange Act are incorporated by reference in this Proxy
Statement/Prospectus.

      1. Tidewater's Annual Report on Form 10-K for the fiscal year ended March 31, 1995;

      2. Tidewater's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995;

      3. Tidewater's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995; and

      4. The description of Tidewater's capital stock set forth in its amendments to its Registration Statement under the Exchange Act (Forms 8-A/A) filed with the Commission on May 24, 1993.

     The following documents filed by Hornbeck with the Commission pursuant to the Exchange Act are incorporated by reference in this Proxy
Statement/Prospectus.

      1. Hornbeck's Annual Report on Form 10-K for the year ended December 31, 1994;

      2. Hornbeck's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

      3. Hornbeck's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995;

      4. Hornbeck's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995;

      5. Hornbeck's Form 8-K-A dated January 27, 1995 amending its Current Report on Form 8-K dated November 21, 1994;

      6.  Hornbeck's Form 8-K dated June 21, 1995;

      7. The description of Hornbeck's Common Stock included in Hornbeck's Form 8-A/A Amendment No. 2 dated June 21, 1995;

      8. The description of Hornbeck's preferred stock purchase rights included in Hornbeck's Form 8-A dated June 21, 1995;

      9.  Hornbeck's Form 8-K dated December 4, 1995; and

     10.  Hornbeck's Form 8-K dated December 28, 1995.

     All documents filed by Tidewater and Hornbeck pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement/Prospectus and the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from their respective dates of filing. Any statement contained in this Proxy Statement/Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     CERTAIN INFORMATION WITH RESPECT TO TIDEWATER AND HORNBECK HAS BEEN INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS. TIDEWATER AND HORNBECK HEREBY UNDERTAKE TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE INFORMATION OR DOCUMENTS WHICH HAVE BEEN INCORPORATED BY REFERENCE HEREIN, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR TIDEWATER DOCUMENTS SHOULD BE DIRECTED TO TIDEWATER INC., TIDEWATER PLACE, 1440 CANAL STREET, SUITE 2100, NEW ORLEANS, LOUISIANA 70112-2780, ATTENTION: CORPORATE SECRETARY (TELEPHONE 504/568-1010). REQUESTS FOR HORNBECK DOCUMENTS SHOULD BE DIRECTED TO HORNBECK OFFSHORE SERVICES, INC., 7707 HARBORSIDE DRIVE, GALVESTON, TEXAS 77554,
ATTENTION: CORPORATE SECRETARY (TELEPHONE 409/744-9500). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 29, 1996.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE MATTERS REFERRED TO HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TIDEWATER OR HORNBECK. THIS PROXY STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER BY TIDEWATER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TIDEWATER OR HORNBECK SINCE THE DATE HEREOF.

                              TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
SUMMARY....................................................................................................       6
     The Special Meeting...................................................................................       6
     Purpose of the Special Meeting........................................................................       6
     Quorum; Vote Required.................................................................................       6
     Structure of the Merger and Merger Consideration......................................................       6
     Board Recommendation..................................................................................       7
     Exchange of Certificates..............................................................................       7
     The Companies.........................................................................................       8
     Effective Time; Effective Date of the Merger..........................................................       8
     Reasons for the Merger................................................................................       8
     Opinion of Investment Banking Firm....................................................................       9
     Other Terms and Conditions of the Merger..............................................................       9
     Appraisal Rights......................................................................................      12
     Notice to Non-U.S. Citizens...........................................................................      12
     Market Price Information..............................................................................      13
     Comparative Per Share Data............................................................................      14
     Recent Developments...................................................................................      15
THE SPECIAL MEETING........................................................................................      16
     Solicitation, Voting and Revocability of Proxies; Date and Place of the Special Meeting...............      16
     Purpose of the Special Meeting........................................................................      16
     Record Date; Stockholders Entitled to Vote............................................................      17
     Quorum; Vote Required.................................................................................      17
THE MERGER.................................................................................................      18
     The Merger Agreement..................................................................................      18
     Structure and Terms of the Merger.....................................................................      18
     Background of the Merger..............................................................................      18
     Reasons for the Merger................................................................................      20
     Recommendation of the Hornbeck Board..................................................................      22
     Opinion of Investment Banking Firm....................................................................      22
     Effective Time of the Merger..........................................................................      24
     Hart-Scott-Rodino Clearance...........................................................................      24
     Other Conditions to the Merger........................................................................      25
     Interests of Certain Persons in the Merger............................................................      26
     Resales of Tidewater Common Stock.....................................................................      27
     Exchange of Certificates..............................................................................      28
     Conduct of Business by Hornbeck and Tidewater Pending the Merger......................................      29
     Conduct of Business by Hornbeck Pending the Merger....................................................      29
     No Solicitation of Transactions; Termination Fee......................................................      30
     Amendment; Waiver; Termination........................................................................      30
     Fees and Expenses.....................................................................................      31
     Certain Federal Income Tax Consequences...............................................................      31
     Accounting Treatment..................................................................................      32
     Appraisal Rights......................................................................................      32
BUSINESS OF THE COMPANIES..................................................................................      33
     Business of Tidewater.................................................................................      33
           Tidewater Marine................................................................................      33
           Tidewater Compression...........................................................................      33
     Business of Hornbeck..................................................................................      34
           General.........................................................................................      34
           North Sea Group.................................................................................      34

                                      4

                                                                                                              PAGE
                                                                                                              -----
SELECTED FINANCIAL DATA....................................................................................      35
     Tidewater Selected Historical Consolidated Financial Data.............................................      35
     Hornbeck Selected Historical Consolidated Financial Data..............................................      36
TIDEWATER UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.....................................      37
     Pro Forma Condensed Combined Balance Sheet September 30, 1995 -- Unaudited............................      37
     Pro Forma Condensed Combined Statements of Earnings -- Unaudited......................................      39
     Notes to Unaudited Pro Forma Condensed Combined Financial Information.................................      40
TIDEWATER MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............      42
     Six Months Ended September 30, 1994 and 1995..........................................................      42
           Liquidity and Capital Resources.................................................................      42
           Results of Operations...........................................................................      43
           Tidewater Marine Segment........................................................................      44
           Tidewater Compression Segment...................................................................      47
           Currency Fluctuations and Inflation.............................................................      49
           Environmental Matters...........................................................................      49
     Years Ended March 31, 1993, 1994 and 1995.............................................................      49
           Liquidity and Capital Resources.................................................................      49
           Results of Operations...........................................................................      52
           Tidewater Marine Segment........................................................................      54
           Tidewater Compression Segment...................................................................      58
           Currency Fluctuations and Inflation.............................................................      60
           Environmental Matters...........................................................................      60
HORNBECK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............      62
     General...............................................................................................      62
     Liquidity and Capital Resources.......................................................................      62
     Results of Operations.................................................................................      64
MARKET PRICE INFORMATION...................................................................................      66
     Tidewater Common Stock................................................................................      66
     Hornbeck Common Stock.................................................................................      67
DESCRIPTION OF TIDEWATER SECURITIES........................................................................      68
     Common Stock..........................................................................................      68
     Preferred Stock.......................................................................................      70
MANAGEMENT OF TIDEWATER....................................................................................      71
     Board of Directors....................................................................................      71
     Executive Officers....................................................................................      72
COMPARATIVE RIGHTS OF STOCKHOLDERS.........................................................................      73
     Approval of Extraordinary Transactions................................................................      73
     Vacancies on the Board of Directors...................................................................      74
     Other Provisions with Possible Anti-Takeover Effects..................................................      74
     Restrictions on Transfer..............................................................................      75
LEGAL MATTERS..............................................................................................      75
EXPERTS....................................................................................................      75
OTHER MATTERS..............................................................................................      76
FINANCIAL INFORMATION......................................................................................     F-1
APPENDIX A: AGREEMENT AND PLAN OF MERGER...................................................................     A-1
APPENDIX B: FAIRNESS OPINION...............................................................................     B-1

                                    SUMMARY

     THE FOLLOWING SUMMARY IS NECESSARILY INCOMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO. STOCKHOLDERS ARE URGED TO READ CAREFULLY ALL OF SUCH MATERIAL. ALL REFERENCES IN THIS PROXY STATEMENT/PROSPECTUS TO THE "GULF OF MEXICO" OR THE "GULF" REFER TO THE UNITED STATES GULF OF MEXICO. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS PROXY STATEMENT/PROSPECTUS HAVE THE MEANINGS ASCRIBED IN THIS SUMMARY. CERTAIN KEY TERMS HAVE BEEN DEFINED IN MULTIPLE LOCATIONS.

THE SPECIAL MEETING

     A special meeting of Hornbeck Offshore Services, Inc., a Delaware corporation ("Hornbeck"), will be held on Wednesday, March 13, 1996, at 11:00 a.m. local time at the Hotel Galvez, 2024 Seawall Boulevard, Galveston, Texas (the "Special Meeting"). Only holders of record of Hornbeck common stock, $.10 par value per share ("Hornbeck Common Stock"), at the close of business on January 31, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 13,234,728 shares of Hornbeck Common Stock outstanding, with each share of Hornbeck Common Stock entitled to cast one vote with respect to each matter properly presented at the Special Meeting. See "The Special Meeting."

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, holders of Hornbeck Common Stock will be asked to adopt the Agreement and Plan of Merger dated December 21, 1995 (the "Merger Agreement") among Hornbeck, Tidewater Inc., a Delaware corporation ("Tidewater"), and Tidewater Expansion, Inc., a Delaware corporation and wholly owned subsidiary of Tidewater ("Newco"), pursuant to which, among other things, Newco will be merged with and into Hornbeck (the "Merger") and Hornbeck will become a wholly owned subsidiary of Tidewater. See "The Special Meeting -- Purpose of the Special Meeting" and "The Merger."

QUORUM; VOTE REQUIRED

     Hornbeck's bylaws provide that the holders of a majority of the issued and outstanding Hornbeck Common Stock must be in attendance at the Special Meeting in person or by proxy in order for a quorum to be properly constituted.

     Under Hornbeck's Certificate of Incorporation, the affirmative vote of holders of not less than 66 2/3% of the total issued and outstanding shares of Hornbeck Common Stock is required to adopt the Merger Agreement. See "The Special Meeting -- Quorum; Vote Required."

     As of the Record Date, the directors and executive officers of Hornbeck as a group had the power to vote approximately 2,008,477 shares of Hornbeck Common Stock, or 15.2% of the outstanding shares of Hornbeck Common Stock entitled to vote at the Special Meeting.

STRUCTURE OF THE MERGER AND MERGER CONSIDERATION

     Pursuant to the Merger Agreement, upon consummation of the Merger, Newco will merge into Hornbeck and each share of Hornbeck Common Stock that is issued and outstanding at the Effective Time (as defined below) will be converted, subject to the adjustment discussed in the following sentence, into the right to receive .667 of a share of common stock, $.10 par value per share, of Tidewater (the "Tidewater Common Stock"), together with certain associated rights under the Tidewater Restated Rights Agreement dated as of December 17, 1993, by and between Tidewater and the First National Bank of Boston, as rights agent (the "Tidewater Stockholder Rights Plan"). The Merger Agreement provides that if the Average Market Price (as defined below) of a share of Tidewater Common Stock is less than $24.50 or exceeds $32.50, then the conversion ratio will be adjusted, provided that the conversion ratio, as so adjusted, will not be less than .60 (if the Average Market Price is more than $32.50) or greater than .74 (if the Average Market Price is less than $24.50) (as so adjusted, the "Conversion Ratio"). The Merger Agreement further provides that either Hornbeck or Tidewater may terminate the Merger Agreement if the Conversion Ratio at the date of closing of the Merger would be less than .60 or greater than .74, by virtue of the Average Market Price being greater than $36.13 or less than $22.08. The term "Average Market Price" is defined as the average of the daily closing sale prices of a share of Tidewater Common Stock on the New York Stock Exchange as reported in THE WALL STREET JOURNAL for the ten consecutive trading days that end on the second trading day immediately prior to the date of the closing of the Merger. Each holder of Hornbeck Common Stock entitled upon conversion to a fractional share of Tidewater Common Stock will, in lieu thereof, receive a cash payment (without interest) equal to the product of the Average Market Price and such fraction. See "The Merger -- Structure and Terms of the Merger."

     The following table sets forth examples of the shares of Tidewater Common Stock into which each share of Hornbeck Common Stock would be converted on the Effective Date, and the aggregate dollar value of the shares of Tidewater Common Stock that would be issued in the Merger, assuming that on such date the Average Market Price for Tidewater Common Stock is as specified below and that the maximum of 13,510,336 shares of Hornbeck Common Stock were converted in the Merger.

                                    NUMBER OF SHARES OF TIDEWATER COMMON
 ASSUMED AVERAGE MARKET PRICE OF     STOCK PER SHARE OF HORNBECK COMMON
     TIDEWATER COMMON STOCK                        STOCK                        AGGREGATE DOLLAR VALUE
----------------------------------  -------------------------------------  ----------------------------------
              $22.08                                    .74                          $220.8 million
              $24.50                                   .667                          $220.8 million
              $28.50                                   .667                          $256.8 million
              $32.50                                   .667                          $292.9 million
              $36.13                                    .60                          $292.9 million

     On February 1, 1996, the closing sale price for a share of Tidewater Common Stock was $35.00, and if such date had been the date of closing of the Merger, the Average Market Price would have been $31.90. If the Average Market Price exceeds $36.13, the Conversion Ratio would be less than .60 and either Hornbeck or Tidewater would have the right to terminate the Merger Agreement.

     Tidewater and Hornbeck each have received an opinion of their respective tax advisors that the Merger will qualify as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). In addition, Tidewater has received an opinion of KPMG Peat Marwick LLP, the independent public accountants for Tidewater, that Tidewater is eligible to be a party to a merger accounted for as a pooling of interests, and such accounting firm is not aware of any matters that would preclude the use of pooling-of-interests accounting in connection with the Merger. Additionally, Hornbeck has received a letter from Price Waterhouse LLP, the independent accountants for Hornbeck, that as a result of specified procedures, no matters came to the attention of such firm that would preclude Tidewater from accounting for the Merger as a pooling of interests. The tax and pooling opinions or letters will be confirmed by such tax advisors and accountants immediately before the date of closing of the Merger. See "The Merger -- Certain Federal Income Tax Consequences" and " -- Accounting Treatment."

BOARD RECOMMENDATION

     THE HORNBECK BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE MERGER AGREEMENT. SEE "THE MERGER -- RECOMMENDATION OF THE HORNBECK BOARD."

EXCHANGE OF CERTIFICATES

     Promptly following consummation of the Merger, each person who is a stockholder of record of Hornbeck at the Effective Time will receive a letter of transmittal containing written instructions with respect to the manner by which certificates representing shares of Hornbeck Common Stock will be exchanged for certificates representing Tidewater Common Stock. STOCKHOLDERS ARE REQUESTED NOT TO MAIL OR DELIVER THEIR HORNBECK COMMON STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL. See "The
Merger -- Exchange of Certificates."

THE COMPANIES

     TIDEWATER. Tidewater serves the international oil and gas industry through its two principal divisions, Tidewater Marine and Tidewater Compression. Currently, Tidewater Marine and Tidewater Compression account for approximately 80% and 20%, respectively, of Tidewater's revenues. Through its Tidewater Marine division, Tidewater is the world's largest provider of offshore supply vessels and marine support services. With a fleet of approximately 570 vessels, Tidewater Marine operates, and has a leading market share, in most of the world's significant offshore oil and gas exploration and production markets. Tidewater Compression provides natural gas and air compression equipment and services to the oil and gas industry, primarily in the United States. With a fleet of approximately 2,900 compressors, Tidewater Compression operates the largest rental fleet of gas compressors in the United States, which it rents to oil and gas producers and processors.

     At December 31, 1995, Tidewater had approximately 6,900 employees. Tidewater's executive offices are located at 1440 Canal Street, New Orleans, Louisiana 70112 and its telephone number is (504) 568-1010. See "Business of the Companies -- Business of Tidewater."

     HORNBECK. Hornbeck is engaged in the offshore marine services business, serving the oil and gas industry primarily in the Gulf of Mexico through its operation and management of a diversified fleet of 61 vessels, consisting of supply, tug-supply, crew and specialty service vessels. Hornbeck also owns a 49.9% equity interest in each of Ravensworth Investments Limited, an Isle of Man-based company ("Ravensworth"), and Seaboard Holdings Limited, an Aberdeen, Scotland-based company ("Seaboard," together with Hornbeck Offshore Limited, the subsidiaries of Ravensworth and the subsidiaries of Seabord, the "North Sea Group"), which have a combined total of 29 additional vessels, constituting one of the largest safety standby fleets operating in the North Sea.

     At December 31, 1995, Hornbeck had approximately 560 employees. Hornbeck's executive offices are located at 7707 Harborside Drive, Galveston, Texas 77554 and its telephone number is (409) 744-9500. See "Business of the Companies -- Business of Hornbeck."

EFFECTIVE TIME; EFFECTIVE DATE OF THE MERGER

     The Merger will become effective at the time (the "Effective Time") and on the date (the "Effective Date") the Certificate of Merger is filed with the Secretary of State of Delaware. Unless Tidewater and Hornbeck otherwise agree, the Merger will be consummated as soon as practicable following receipt of Hornbeck stockholder and necessary regulatory approvals and satisfaction or waiver of the other conditions to the Merger. Tidewater and Hornbeck anticipate that the Merger will be consummated as soon as practicable following the Special Meeting. See "The Merger -- Hart-Scott-Rodino Clearance" and " -- Other Conditions to the Merger."

REASONS FOR THE MERGER

     TIDEWATER. Recognizing that the average age of its own worldwide fleet of vessels, as well as the vessel fleets of its competitors, is continuing to increase, and that the construction of new vessels is not yet economically justifiable in view of the prevailing level of vessel day rates and the continuing volatility in oil and gas prices, Tidewater has, from time to time, sought to identify suitable vessel acquisition opportunities to strengthen and better manage the attrition of its fleet and to continue to respond to customer demands. The Board of Directors of Tidewater (the "Tidewater Board") believes that there are several benefits that should accrue to Tidewater and its stockholders following the Merger, including (i) Tidewater's increased ability to service the Gulf of Mexico market, which many industry analysts believe has a very positive outlook for the foreseeable future, through the combination of the respective Gulf of Mexico operations of Tidewater and Hornbeck; (ii) the ability of Tidewater to mitigate the effects of the aging of the Tidewater fleet in the Gulf of Mexico through the replacement of older Tidewater vessels with those Hornbeck vessels having longer remaining useful lives; and (iii) the ability to achieve cost savings and other operational benefits through the consolidation of overlapping facilities as well as the elimination of duplicative corporate and administrative functions.

     HORNBECK. The Hornbeck Board believes that Tidewater is a strong and growing energy services company and that the proposed transaction provides an opportunity for the holders of Hornbeck Common Stock to participate in a combined enterprise that has significantly greater business and financial resources than Hornbeck would have if the Merger did not take place and to receive, on a tax-deferred basis, a premium for their Hornbeck Common Stock based on the market prices of the Hornbeck Common Stock prior to the November 20, 1995 announcement of the proposed Merger. The Hornbeck Board believes that among the benefits of the Merger to the holders of the Hornbeck Common Stock are
(i) the geographical distribution of the combined entity's marine assets, with a consequent reduction in exposure to industry business cycles in the Gulf of Mexico, (ii) the complementary nature of the Tidewater and Hornbeck fleets, which would add strength and depth to the combined entity's fleet, (iii) the enhanced growth opportunities for the combined entity from expanded geographic presence and greater resources, (iv) Tidewater's position as one of the larger participants in the U.S. gas compression business and (v) the potential cost savings achieved through consolidation. In evaluating the fairness of the proposed merger consideration to the Hornbeck stockholders, the Hornbeck Board considered, among other things, (i) Tidewater's recent historical increases in financial performance, including earnings per share, in combination with a relatively unleveraged balance sheet, (ii) the premium being offered with respect to the Hornbeck Common Stock as compared to comparable transactions and public market valuation of comparable companies, (iii) the structure of the transaction as a tax-free reorganization, (iv) the greater liquidity of Tidewater Common Stock, (v) recent and historical market prices and valuation ratios of Hornbeck Common Stock and Tidewater Common Stock, (vi) analysis of the background and experience of Tidewater management and (vii) the opinion of Simmons & Company International, as financial advisor to Hornbeck, that is described below.

OPINION OF INVESTMENT BANKING FIRM

     The investment banking firm of Simmons & Company International ("Simmons") has acted as financial advisor to Hornbeck in connection with the proposed Merger and has delivered a letter to the Hornbeck Board stating that, in its opinion, the consideration to be paid by Tidewater, as expressed by the Conversion Ratio, is fair to Hornbeck and the holders of Hornbeck Common Stock from a financial point of view. Hornbeck has agreed to pay Simmons for its services in assisting the Hornbeck Board in analyzing the proposed Merger and in rendering the opinion referred to above a fee equal to 0.9% of the aggregate market value of the shares of Hornbeck Common Stock outstanding at the Effective Time of the Merger. In addition, Hornbeck has agreed to reimburse Simmons for its out-of-pocket expenses and to indemnify Simmons against certain liabilities that may be incurred in connection with providing such services. The full text of the Simmons letter is attached to this Proxy Statement/Prospectus as Appendix B. See "The Merger -- Opinion of Investment Banking Firm."

OTHER TERMS AND CONDITIONS OF THE MERGER

     In addition to the foregoing matters, the Merger Agreement contains certain other terms and conditions, including:

     HART-SCOTT-RODINO CLEARANCE. The obligations of Hornbeck and Tidewater to consummate the Merger are subject to the expiration or earlier termination of the requisite waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). In addition, it is a condition to Tidewater's obligation to consummate the Merger that such expiration or earlier termination be accomplished without the imposition of a condition on Hornbeck or Tidewater that would require the divestiture by either Hornbeck or Tidewater of any asset of either party or that would otherwise have a material adverse effect on Tidewater or Hornbeck. On January 2, 1996 Hornbeck and Tidewater each made their required initial filings under the HSR Act. The waiting period expired on February 1, 1996, without any further request for additional information. See "The Merger -- Hart-Scott-Rodino Clearance."

     OTHER CONDITIONS TO THE MERGER. In addition to Hornbeck stockholder approval and HSR Act clearance, the consummation of the Merger is conditioned upon the satisfaction of certain conditions set forth in the Merger Agreement, including the receipt by each party of customary legal opinions, certificates, consents, resolutions and reports from the other and from third parties and confirmation of the tax opinions and accountants' opinions or letters described above. Tidewater and Hornbeck intend to consummate the Merger as soon as practicable following satisfaction or waiver of the conditions thereto. See "The Merger -- Other Conditions to the Merger," "-- Certain Federal Income Tax Consequences" and "-- Accounting Treatment."

     APPOINTMENT TO TIDEWATER BOARD; CONSULTING AGREEMENT. Effective on the second day following the Effective Date, Larry D. Hornbeck, Chairman of the Board, President and Chief Executive Officer of Hornbeck, will be appointed to the class of the Tidewater Board with a term expiring at the annual meeting of Tidewater's stockholders that next follows the Effective Date. Mr. Hornbeck will also enter into a consulting agreement with Tidewater effective as of the Effective Date which provides that he will be recommended by the Tidewater Board for reelection at such annual meeting to a full three-year term. See "The Merger -- Interests of Certain Persons in the Merger."

     CERTAIN EMPLOYEE MATTERS. At the time of execution of the Merger Agreement, there were approximately 317,654 unissued shares of Hornbeck Common Stock subject to unexercised stock options that were previously granted to officers and employees of Hornbeck under its 1989 and 1993 Employee Incentive Plans. Under the terms of the agreements pursuant to which such options were granted, any options not previously vested that were granted under the 1989 Employee Incentive Plan became fully vested and exercisable upon approval of the Merger by the Hornbeck Board and any options not previously vested that were granted under the 1993 Employee Incentive Plan will become fully vested and exercisable upon consummation of the Merger. Holders of any options that are not exercised for Hornbeck Common Stock by the Effective Time will have the right, upon exercise of such options in accordance with their terms, to acquire that number of shares of Tidewater Common Stock that the holder of such unexercised options would have been entitled to receive upon consummation of the Merger if such holder had exercised such options for shares of Hornbeck Common Stock prior to or coincident with the Merger. See "The
Merger -- Interests of Certain Persons in the Merger."

     Under the terms of the Merger Agreement, Hornbeck may make cash payments of up to $350,000 in the aggregate (the "1995 Incentive Cash Payments") and issue an aggregate of up to 19,310 shares of restricted Hornbeck Common Stock to its directors, officers and employees as semi-annual director fees and incentive payments for 1995 performance. In addition, the Merger Agreement provides that, if the Merger has not been consummated by April 30, 1996, Hornbeck may make additional cash payments to its officers and employees as incentive payments for 1996 performance through the Effective Date in amounts to be pro rated and based on the total 1995 Incentive Cash Payments. See "The Merger -- Interests of Certain Persons in the Merger."

     The Hornbeck Board has adopted a severance policy for Hornbeck's employees and Tidewater has agreed to honor the terms thereof. Pursuant to such policy, Hornbeck employees who are not parties to the change in control agreements discussed below will be entitled to receive certain severance payments and continuation, for a limited time, of certain employee benefits. See "The Merger -- Interests of Certain Persons in the Merger."

     CHANGE IN CONTROL AGREEMENTS. Four executive officers of Hornbeck entered into change of control agreements in June 1995. On December 29, 1995, Hornbeck made certain advance payments to three executive officers of a portion of the amounts to which such officers would have otherwise become entitled following consummation of the Merger under the terms of change in control agreements between Hornbeck and such executive officers. For additional information on such payments, which were made by Hornbeck to minimize certain income tax costs to Hornbeck and such individuals, see "The Merger -- Interests of Certain Persons in the Merger."

     INDEMNIFICATION COVENANTS. The Merger Agreement provides that Tidewater will indemnify and hold harmless each person who was an officer or director of Hornbeck or any of its subsidiaries on December 21, 1995 or who previously served as such at any time after January 1, 1993, from and against all damages, liabilities, judgments and claims based upon or arising out of such person's service in such capacity to the same extent as he or she would have been indemnified under the Restated Certificate of Incorporation or Restated Bylaws of Hornbeck as they were in effect on the date the Merger Agreement was executed. With certain exceptions, the aggregate amount of indemnification payments required to be made by Tidewater to such persons is limited to $50 million. Tidewater has also agreed to pay the insurance premiums required for any extension of Hornbeck's director's and officer's insurance policy following the Effective Date for a period of six years or to provide comparable coverage under a Tidewater policy. See "The Merger -- Interests of Certain Persons in the Merger."

     NO SOLICITATION OF TRANSACTIONS; TERMINATION FEE. The Merger Agreement prohibits Hornbeck and its subsidiaries and the affiliated entities in the North Sea Group from, directly or indirectly, soliciting or encouraging the initiation or submission of any inquiries, proposals or other offers regarding any acquisition, merger, takeover bid, sale of all or substantially all of its assets, or sales of shares of capital stock of Hornbeck or similar transactions involving Hornbeck. The Merger Agreement provides that if the Hornbeck Board decides after considering advice of outside counsel and financial advisors that it would be consistent with its fiduciary responsibilities to approve or recommend another transaction in lieu of the Merger and therefore withdraws or modifies its recommendation that the Merger Agreement be adopted, Hornbeck may not enter into any agreement for such other takeover proposal until the Merger Agreement is terminated and a termination fee of $6 million in cash (the "Termination Fee") is paid to Tidewater. Hornbeck's obligation to pay the Termination Fee is not incurred if Hornbeck or Tidewater otherwise terminates the Merger Agreement in accordance with its terms. See "The Merger -- No Solicitation of Transactions; Termination Fee."

     AMENDMENT, WAIVER AND TERMINATION. Hornbeck and Tidewater may mutually agree to amend the Merger Agreement at any time before or after Hornbeck stockholder approval, provided that no amendment is permissible following Hornbeck stockholder approval if the amendment would by law require further stockholder approval, unless such further stockholder approval is obtained. Either party may waive compliance with any of the agreements or conditions contained in the Merger Agreement other than the satisfaction of all requirements prescribed by law for consummation of the Merger.

     The Merger Agreement may be terminated at any time before the Effective Time (i) by the mutual consent of the Hornbeck Board and the Tidewater Board or (ii) by the board of directors of either party if (a) the required approval by Hornbeck's stockholders is not obtained at the Special Meeting, (b) there has been a material breach by the other party of any representation, warranty or covenant in the Merger Agreement which is not cured within 15 days after notice of such breach is given to the breaching party, (c) all conditions to closing have not been met by, or the Merger has not been consummated on or before, November 20, 1996 unless the party seeking to terminate the Merger Agreement is, at such time, in willful and material violation of its representations, warranties or covenants under the Merger Agreement, (d) any governmental entity shall have issued an order, decree, or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or (e) at the date of closing of the Merger, the Conversion Ratio would be less than .60 or greater than .74. Also, Hornbeck may terminate the Merger if the Hornbeck Board withdraws its recommendation of the Merger to the holders of Hornbeck Common Stock in connection with its approval or recommendation to the holders of Hornbeck Common Stock of any alternate proposal and pays the Termination Fee to Tidewater. See "The Merger -- No Solicitation of Transactions; Termination Fee" and "-- Amendment; Waiver; Termination."

APPRAISAL RIGHTS

     Under Delaware law, Hornbeck stockholders are not entitled to any appraisal or dissenters' rights in connection with the Merger.

NOTICE TO NON-U.S. CITIZENS

     Under federal maritime laws, neither Hornbeck nor Tidewater are permitted to continue to engage in the United States coastwise trade if persons other than United States citizens own more than 25% of their respective shares of outstanding common stock. Tidewater's Certificate of Incorporation and Bylaws contain provisions designed to enable Tidewater to establish the citizenship of its stockholders in a manner satisfactory under the maritime laws and to assure that non-citizens will not own more than 25% of the outstanding Tidewater Common Stock. Under these provisions, if the number of shares of Tidewater Common Stock owned by non-citizens were to exceed 24%, Tidewater may deny voting rights and withhold dividends with respect to the excess shares and may redeem the excess shares. Moreover, any transfer or purported transfer of shares of Tidewater Common Stock that would result in the ownership by non-citizens of more than 24% of the then outstanding Tidewater Common Stock will not be effective against Tidewater except for the purposes of effecting the remedies described above.

     Upon consummation of the Merger, a letter of transmittal to be used in connection with the exchange of certificates representing shares of Hornbeck Common Stock for certificates representing Tidewater Common Stock will be mailed to each holder of Hornbeck Common Stock as of the Effective Date. The letter of transmittal will contain a citizenship certificate that must be completed and returned by such holders before certificates representing Tidewater Common Stock will be issued and delivered.

MARKET PRICE INFORMATION

     TIDEWATER COMMON STOCK. Tidewater Common Stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "TDW." At December 31, 1995 there were approximately 2,150 holders of record of the Tidewater Common Stock, based upon the list of recordholders maintained by Tidewater's transfer agent. The following table sets forth the high and low closing sale prices of the Tidewater Common Stock as reported on the New York Stock Exchange Composite Tape and the amount of cash dividends per share declared on the outstanding Tidewater Common Stock for the periods indicated.

                         FISCAL YEAR ENDED MARCH 31,

                                         HIGH      LOW      DIVIDEND
                                        ------    ------    --------
1994
June 30, 1993........................  $26 3/8   $21 1/8     $   --
September 30, 1993...................   23 1/4    19            .10
December 31, 1993....................   25 3/4    19 1/2        .10
March 31, 1994.......................   23 1/8    19 1/2        .10

1995
June 30, 1994........................  $23 1/4   $19 1/4     $  .10
September 30, 1994...................   24 7/8    21 1/4        .10
December 31, 1994....................   23 3/8    18 1/4        .10
March 31, 1995.......................   20 3/8    16 3/4        .10

1996
June 30, 1995........................  $26 1/4   $19 3/4     $  .10
September 30, 1995...................   29 1/2    23 1/4       .125
December 31, 1995....................   31 5/8    24 3/4       .125
March 31, 1996 (through February 1,
  1996)..............................   35        29 1/2       .125

     The payment of dividends on Tidewater Common Stock and its preferred stock are subject to limitations under Tidewater's revolving credit and term loan agreement, although no preferred stock is currently outstanding. None of such limitations are currently expected to restrict Tidewater's continued payment of dividends at current levels. A further discussion of this matter is contained in Note 7 of the Notes to Tidewater's Consolidated Financial Statements included elsewhere herein. As a result of the timing of the fiscal 1994 Tidewater Board meetings, only three quarterly dividends were declared during fiscal 1994 with respect to Tidewater Common Stock.

     On November 17, 1995, the last trading day before the date that Tidewater and Hornbeck publicly announced the proposed Merger, the closing sale price for a share of Tidewater Common Stock on the New York Stock Exchange was $28 3/4. No assurance can be given as to the Average Market Price or the market price of Tidewater Common Stock at the Effective Time.

     HORNBECK COMMON STOCK. The Hornbeck Common Stock trades in the over-the-counter market and sales are reported on the Nasdaq National Market under the symbol "HOSS." The following table sets forth the range of high and low closing sale prices of the Hornbeck Common Stock as reported by the Nasdaq National Market for the periods indicated.

1993                                     HIGH         LOW
                                        -------     -------
March 31, 1993.......................   $10 1/2     $ 6
June 30, 1993........................    18 1/8       9 7/8
September 30, 1993...................    20 3/4      14 5/8
December 31, 1993....................    24 3/4      12 1/2

1994
March 31, 1994.......................   $18 5/8     $13 1/2
June 30, 1994........................    17 3/8      12 7/8
September 30, 1994...................    15 7/8      11 1/2
December 31, 1994....................    15 1/2      12 1/4

1995
March 31, 1995.......................   $12 7/8     $ 8 7/8
June 30, 1995........................    16 5/8      11 1/4
September 30, 1995...................    16 3/8      12 5/8
December 31, 1995....................    20 1/8      13 1/2

1996
March 31, 1996 (through February 1,
1996)................................   $21 3/8     $19

     Hornbeck has never paid cash dividends on the Hornbeck Common Stock, and Hornbeck's ability to pay cash dividends in the future is limited by its current debt arrangements.

     On November 17, 1995, the last trading day before the date that Tidewater and Hornbeck publicly announced the proposed Merger, the closing sale price for a share of Hornbeck Common Stock on the Nasdaq National Market was $15 3/8. No assurance can be given as to the market price of Hornbeck Common Stock at the Effective Time.

COMPARATIVE PER SHARE DATA

     Set forth below are earnings from continuing operations, cash dividends declared and book value per common share data of Tidewater and Hornbeck on both historical and pro forma combined bases and on a per share equivalent pro forma basis for Hornbeck. Pro forma combined earnings from continuing operations per share is derived from the pro forma combined information presented elsewhere herein, which gives effect to the Merger under the pooling-of-interests accounting method as if the Merger had occurred at September 30, 1995, and after certain adjustments necessary to conform the basis of presentation of the Tidewater and Hornbeck information. Pro forma combined cash dividends declared per share reflect Tidewater's cash dividends declared in the periods indicated. The equivalent pro forma combined data per share of Hornbeck Common Stock are based upon a conversion ratio of .667 of a share of Tidewater Common Stock for each share of Hornbeck Common Stock pursuant to the Merger Agreement and do not take into account the possible effects of any adjustment to such conversion ratio as provided in the Merger Agreement. See "The Merger -- Structure and Terms of the Merger." Book value per share for the pro forma combined presentation is based upon outstanding shares of Tidewater Common Stock, adjusted to include the shares of Tidewater Common Stock to be issued in the Merger. The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements of Tidewater and Hornbeck included elsewhere in this Proxy Statement/Prospectus. See also "Tidewater Unaudited Pro Forma Condensed Combined Financial Information."

                                                                          SIX MONTHS ENDED
                                            YEARS ENDED MARCH 31,          SEPTEMBER 30,
                                       -------------------------------  --------------------
                                         1993       1994       1995       1994       1995
                                       ---------  ---------  ---------  ---------  ---------
Tidewater -- Historical:
     Earnings from continuing
        operations...................  $     .53  $     .67  $     .80  $     .48  $     .70
     Cash dividends declared(1)......       .325        .30        .40        .20       .225
     Book value......................                            10.90                 11.38

                                                                         NINE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                       -------------------------------  --------------------
                                         1992       1993       1994       1994       1995
                                       ---------  ---------  ---------  ---------  ---------
Hornbeck -- Historical:
     Earnings from continuing
        operations...................  $     .01  $     .92  $     .60  $     .41  $     .32
     Cash dividends declared.........     --         --         --         --         --
     Book value......................                             8.07                  8.31

                                                                          SIX MONTHS ENDED
                                            YEARS ENDED MARCH 31,          SEPTEMBER 30,
                                       -------------------------------  --------------------
                                         1993       1994       1995       1994       1995
                                       ---------  ---------  ---------  ---------  ---------
Pro Forma Combined:
     Earnings from continuing
        operations...................  $     .45  $     .72  $     .82  $     .47  $     .64
     Cash dividends declared(1)......       .325        .30        .40        .20       .225
     Book value......................                            11.03                 11.46

                                                                          SIX MONTHS ENDED
                                            YEARS ENDED MARCH 31,          SEPTEMBER 30,
                                       -------------------------------  --------------------
                                         1993       1994       1995       1994       1995
                                       ---------  ---------  ---------  ---------  ---------
Equivalent Pro Forma Combined Per
  Hornbeck Common Share:
     Earnings from continuing
        operations...................  $     .30  $     .48  $     .55  $     .31  $     .43
     Cash dividends declared(1)......        .22        .20        .27        .13        .15
     Book value......................                             7.36                  7.64

------------
(1) As a result of the timing of the fiscal 1994 Tidewater Board meetings, only three quarterly dividends were declared during fiscal 1994 with respect to Tidewater Common Stock.

     RECENT DEVELOPMENTS. Tidewater reported its third quarter fiscal 1996 results on January 25, 1996. Net earnings for the quarter were $21.5 million, or $0.40 per share, on revenues of $148.8 million, compared to net earnings of $11.7 million, or $0.22 per share, on revenues of $136.0 million for the third quarter of fiscal 1995. For the nine months ended December 31, 1995, Tidewater's net earnings were $59.3 million, or $1.10 per share, on revenues of $435.9 million, compared to net earnings of $37.5 million, or $0.70 per share, on revenues of $400.5 million for the nine months ended December 31, 1994.

                             THE SPECIAL MEETING

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES; DATE AND PLACE OF THE SPECIAL MEETING

     This Proxy Statement/Prospectus is being furnished to holders of common stock, $.10 par value per share (the "Hornbeck Common Stock") of Hornbeck Offshore Services, Inc., a Delaware corporation ("Hornbeck"), in connection with the solicitation of proxies by and on behalf of the board of directors of Hornbeck (the "Hornbeck Board") for use at a special meeting of stockholders to be held at the Hotel Galvez, 2024 Seawall Boulevard, Galveston, Texas, on Wednesday, March 13, 1996, at 11:00 a.m., Galveston time (the "Special Meeting"). In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Hornbeck in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not receive any compensation in addition to their regular salary, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Hornbeck has also retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, to assist Hornbeck in the solicitation of proxies in connection with the Special Meeting at a cost of approximately $4,000, plus out-of-pocket expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of Hornbeck Common Stock held of record by such custodians, nominees and fiduciaries, all of whom will be reimbursed for reasonable expenses incurred in connection therewith. This Proxy Statement/Prospectus and the accompanying proxy card were first mailed to holders of Hornbeck Common Stock on or about
February 8, 1996.

     All shares of Hornbeck Common Stock that are represented at the Special Meeting by duly executed proxies will be voted in accordance with the instructions indicated thereon. If a duly executed proxy is submitted and no voting instructions are indicated thereon, such proxy will be voted "FOR" adoption of the Agreement and Plan of Merger dated December 21, 1995 (the "Merger Agreement") among Hornbeck, Tidewater Inc., a Delaware corporation ("Tidewater"), and Tidewater Expansion, Inc., a Delaware corporation and wholly owned subsidiary of Tidewater ("Newco").

     The Hornbeck Board knows of no other matter to be presented at the Special Meeting, but if any other matter is properly presented for consideration at the Special Meeting (or any adjournments or postponements thereof), the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment.

     A holder of Hornbeck Common Stock may revoke a previously submitted proxy at any time prior to its exercise at the Special Meeting by: (i) filing with the Corporate Secretary of Hornbeck at or prior to the Special Meeting a written revocation bearing a later date or a duly executed later-dated proxy relating to the same shares; or (ii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. Any written revocation or later-dated proxy should be delivered at the Special Meeting to the Corporate Secretary of Hornbeck or before the Special Meeting to Hornbeck at 7707 Harborside Drive, Galveston, Texas 77554, Attention: Corporate Secretary.

     Holders of Hornbeck Common Stock are requested to mark, date and sign the enclosed proxy and return it promptly to Hornbeck in the enclosed stamped, pre-addressed envelope. Stockholders may vote in person at the Special Meeting even if they have previously mailed a proxy. STOCKHOLDERS SHOULD NOT SEND ANY HORNBECK STOCK CERTIFICATES WITH THEIR PROXY CARDS.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, the holders of Hornbeck Common Stock will consider and vote upon a proposal to adopt the Merger Agreement and to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE

     The Hornbeck Board has fixed January 31, 1996 as the Record Date for the determination of the stockholders of Hornbeck entitled to notice of and to vote at the Special Meeting. Only holders of record of Hornbeck Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 13,234,728 shares of Hornbeck Common Stock outstanding and entitled to vote. Each record holder of Hornbeck Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on the proposal to adopt the Merger Agreement and on each other matter properly submitted to a vote of the stockholders at the Special Meeting.

     As of the Record Date, directors and executive officers of Hornbeck and their affiliates had the power to vote approximately 2,008,477 shares of Hornbeck Common Stock, or 15.2% of the outstanding shares of Hornbeck Common Stock.

QUORUM; VOTE REQUIRED

     The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Hornbeck Common Stock as of the Record Date is necessary to constitute a quorum. The affirmative vote of the holders of not less than 66 2/3% of the shares of Hornbeck Common Stock outstanding as of the Record Date is required to adopt the Merger Agreement. Abstentions and broker nonvotes will be counted for purposes of establishing a quorum but will be deemed to be a vote "AGAINST" adoption of the Merger Agreement.

     Tidewater's stockholders are not required to adopt the Merger Agreement or approve the issuance of shares of Tidewater Common Stock upon consummation of the Merger.

                                   THE MERGER

THE MERGER AGREEMENT

     The Merger is to be effected in accordance with the terms and conditions set forth in the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated herein by reference. The following brief description is necessarily incomplete and is qualified in its entirety by reference to the Merger Agreement.

STRUCTURE AND TERMS OF THE MERGER

     On December 21, 1995, the Merger Agreement was executed by and among Tidewater and Newco, on the one hand, and Hornbeck, on the other hand. Pursuant to the Merger Agreement, at the Effective Time, Newco will merge into Hornbeck, Hornbeck will become a wholly owned subsidiary of Tidewater, and each share of Hornbeck Common Stock that is then outstanding will be converted into the right to receive .667 of a share of the common stock, $.10 par value per share, of Tidewater (the "Tidewater Common Stock"), together with associated rights under Tidewater's Restated Rights Agreement dated as of December 17, 1993 by and between Tidewater and the First National Bank of Boston, as rights agent (the "Tidewater Stockholder Rights Plan") subject to adjustment as described below (as so adjusted, the "Conversion Ratio").

     The Merger Agreement provides that if the Average Market Price of a share of Tidewater Common Stock is (a) less than $24.50, then the Conversion Ratio shall equal that number obtained by dividing $16.34 by the Average Market Price, or (b) greater than $32.50, then the Conversion Ratio shall equal that number obtained by dividing $21.68 by the Average Market Price; provided that in no event shall the Conversion Ratio, as so adjusted, be less than .60 or greater than .74, by virtue of the Average Market Price being greater than $36.13 or less than $22.08. The "Average Market Price" is defined as the average of the daily closing sale prices of a share of Tidewater Common Stock on the New York Stock Exchange as reported in THE WALL STREET JOURNAL for the ten consecutive trading days that end on the second trading day before the date of closing of the Merger. Holders of Hornbeck Common Stock who, upon conversion, would be entitled to a fractional share of Tidewater Common Stock will, in lieu thereof, receive a cash payment equal to the product of such fraction and the Average Market Price.

     The following table sets forth examples of the shares of Tidewater Common Stock into which each share of Hornbeck Common Stock would be converted on the Effective Date, and the aggregate dollar value of the shares of Tidewater Common Stock that would be issued in the Merger, assuming that on such date the Average Market Price for Tidewater Common Stock is as specified below and that the maximum of 13,510,336 shares of Hornbeck Common Stock were converted in the Merger.

                                              NUMBER OF SHARES OF TIDEWATER
ASSUMED AVERAGE MARKET PRICE OF TIDEWATER       COMMON STOCK PER SHARE OF
             COMMON STOCK                         HORNBECK COMMON STOCK         AGGREGATE DOLLAR VALUE
-----------------------------------------     -----------------------------     ----------------------
                 $ 22.08                                   .74                      $220.8 million
                 $ 24.50                                   .667                     $220.8 million
                 $ 28.50                                   .667                     $256.8 million
                 $ 32.50                                   .667                     $292.9 million
                 $ 36.13                                   .60                      $292.9 million

     On February 1, 1996, the closing sale price for a share of Tidewater Common Stock was $35.00, and if such date had been the date of closing of the Merger, the Average Market Price would have been $31.90. If the Average Market Price exceeds $36.13, the Conversion Ratio would be less than .60 and either Hornbeck or Tidewater would have the right to terminate the Merger Agreement.

BACKGROUND OF THE MERGER

     Tidewater has from time to time evaluated various opportunities to expand the size of its marine fleet and recently identified Hornbeck as an attractive candidate for a business combination for the reasons described in "-- Reasons for the Merger."

     In late October 1995, Mr. William C. O'Malley, Chairman of the Board, President and Chief Executive Officer of Tidewater, expressed an initial interest in the possible acquisition of Hornbeck to a representative of Simmons & Company International ("Simmons"), an investment banking firm regularly retained by Hornbeck with respect to previous mergers and acquisitions undertaken or evaluated by Hornbeck that had also on two occasions acted as co-manager of an underwriting syndicate in a public securities offering of Tidewater Common Stock involving a selling stockholder. Subsequently, Mr. O'Malley had a preliminary discussion with Mr. Larry D. Hornbeck, Chairman of the Board, President and Chief Executive Officer of Hornbeck, during which Mr. O'Malley indicated an interest in exploring a possible transaction between Tidewater and Hornbeck. Consistent with the role that Simmons has previously performed in assisting with the evaluation of potential transactions involving Hornbeck, Simmons was authorized by Mr. Hornbeck to explore with Tidewater representatives the extent of Tidewater's interest and whether a Tidewater proposal would merit Hornbeck Board consideration. After discussions with representatives of Simmons in early November, Tidewater requested that Simmons contact Mr. Hornbeck in order to obtain, subject to a confidentiality agreement, confidential financial and operational information regarding Hornbeck for purposes of confirming its interest. Tidewater spent several days in early November evaluating the Hornbeck material supplied to it during which time Tidewater also had several discussions with Simmons concerning pricing and other terms of a possible letter of intent.

     On Monday, November 13, Mr. O'Malley convened a special meeting of the board of directors of Tidewater (the "Tidewater Board"). Mr. O'Malley advised the Tidewater Board of the preliminary discussions with Mr. Hornbeck and Simmons representatives, and sought the Tidewater Board's authority for Mr. O'Malley, as Chief Executive Officer of Tidewater, to extend an offer to Hornbeck to acquire Hornbeck in a stock for stock merger that would qualify as a tax free reorganization as well as qualifying for pooling-of-interests accounting treatment. At that same meeting, Simmons was invited to make a presentation to the Tidewater Board. The presentation followed an explanation by Mr. O'Malley to the Tidewater Board that Simmons had historically represented Hornbeck as a financial advisor and would be representing Hornbeck in connection with a possible transaction with Tidewater. Simmons had been invited by Mr. O'Malley to make a presentation to the Tidewater Board, with the permission of Mr. Hornbeck, because, in its preliminary consideration of a possible transaction, Simmons had prepared certain substantive analyses of the benefits of a combination of Tidewater and Hornbeck. After completing its presentation, Simmons was excused from the meeting and the Tidewater Board continued to discuss the potential transaction. At the conclusion of the meeting, the Tidewater Board, based on the recommendation of management and its own independent assessment, authorized Mr. O'Malley to make an offer to Hornbeck consistent with the proposal discussed at the meeting. On Tuesday, November 14, Tidewater delivered a draft letter of intent to Simmons for consideration.

     Discussions and negotiations were held on November 14 and 15 between Tidewater and Simmons concerning the letter of intent and Simmons concluded and so advised Mr. Hornbeck that the proposal embodied in the draft letter of intent merited consideration by the Hornbeck Board. The terms of the proposal were not made available to any member of the Hornbeck Board, including Mr. Hornbeck, until the special Hornbeck Board meeting on November 16.

     At the special Hornbeck Board meeting held on November 16, 1995, Simmons made a detailed presentation covering the businesses, markets and operations of Hornbeck and Tidewater, an analysis of potential combination benefits, an analysis of the transaction value under the proposed acquisition structure, and a comparative analysis of various public market trading multiples of companies deemed comparable to Hornbeck, various acquisition multiples of transactions deemed comparable and the proposed acquisition multiples for Hornbeck. Simmons also presented an analysis of public market trading multiples for Tidewater and various companies selected as comparable to Tidewater. Further, Simmons presented to the Hornbeck Board a pro forma review of Hornbeck and Tidewater on a combined basis. In addition, the Hornbeck Board reviewed the progress made toward and the likelihood of other possible acquisition opportunities for Hornbeck consistent with its previously announced business strategy of growth through acquisitions, including the recent inability to generate suitable acquisition candidates on acceptable terms and conditions.

     Consistent with the Hornbeck Board's fiduciary duty, a committee of two directors was appointed as a negotiating committee for the Hornbeck Board. The Hornbeck Board and its financial advisors were also encouraged to consider any further questions, to further analyze the advantages, disadvantages, options and/or alternatives to the transaction and to raise such matters for discussion at a second Hornbeck Board meeting to be held on November 19, 1995.

     Following an exchange of views with respect to certain terms to be incorporated in a letter of intent, Hornbeck invited Tidewater representatives to a negotiating session in Houston on Friday, November 17. During the period from November 17 through 19, 1995, the Hornbeck Board committee negotiated the terms of a letter of intent with representatives of Tidewater. The full Hornbeck Board convened again on November 19, 1995, and considered further the advantages and disadvantages of a potential transaction; all directors were given opportunities for comments, questions, and discussion of alternatives. The Hornbeck Board received verbal assurances from Simmons that the proposed Merger was fair to the holders of Hornbeck Common Stock from a financial point of view subject to Simmons' review of the terms of a merger agreement to be executed in connection with the proposed Merger and completion by Hornbeck of its due diligence review. At the conclusion of the November 19, 1995 Hornbeck Board meeting, the Hornbeck Board approved the execution of a letter of intent and negotiation of a definitive agreement. On the evening of November 19, 1995, Hornbeck and Tidewater executed a letter of intent, and a press release concerning the proposed Merger was released on the morning of November 20, 1995.

     Between November 20, 1995 and December 21, 1995, Hornbeck and Tidewater representatives negotiated the Merger Agreement. The Tidewater Board met on December 13, 1995 and, after reviewing the terms of the Merger Agreement with Tidewater's management, legal counsel and outside financial advisors, Merrill Lynch & Co. ("Merrill Lynch"), approved the Merger Agreement and the transactions contemplated thereby. The Hornbeck Board met again on December 14, 1995. After discussion of the terms of the Merger Agreement, consideration of the reaction of analysts and the marketplace to the announcement of the Merger and a verbal confirmation by Simmons that the proposed Merger was fair to the holders of Hornbeck Common Stock, the Hornbeck Board approved the Merger Agreement and the transactions contemplated thereby and unanimously recommended the adoption of the Merger Agreement by the holders of the Hornbeck Common Stock. Subsequently, Simmons confirmed its fairness opinion in writing effective as of the date of execution of the Merger Agreement. See "-- Opinion of Investment Banking Firm" and Appendix B hereto.

REASONS FOR THE MERGER

     TIDEWATER. Recognizing that the average age of its own worldwide fleet of vessels, as well as the vessel fleets of its competitors, is continuing to increase, and that the construction of new vessels is not yet economically justifiable in view of the prevailing level of vessel day rates and the continuing volatility in oil and gas prices, Tidewater has sought, from time to time, to identify suitable vessel acquisition opportunities to strengthen and better manage the attrition of its fleet and to continue to respond to customer demands. Tidewater's decision to pursue the acquisition of Hornbeck is consistent with this overall strategy.

     The Tidewater Board believes that there are several benefits that should accrue to Tidewater and its stockholders following the Merger, including (i) Tidewater's increased ability to service the Gulf of Mexico market, which many industry analysts believe has a very positive outlook for the foreseeable future, through the combination of the respective Gulf of Mexico operations of Tidewater and Hornbeck; (ii) the ability of Tidewater to mitigate the effects of the aging of the Tidewater fleet in the Gulf of Mexico through the replacement of older Tidewater vessels with those Hornbeck vessels having longer remaining useful lives; and (iii) the ability to achieve cost savings and other operational benefits through the consolidation of overlapping facilities as well as the elimination of duplicative corporate and administrative functions.

     In reaching its decision to approve the Merger Agreement, the Tidewater Board considered the following factors, among others: (i) the recent and historical performance of the Tidewater Common Stock and Hornbeck Common Stock, (ii) certain historical and prospective financial information of Hornbeck, (iii) an analysis of recent acquisitions in comparable industries and (iv) the terms of the Merger Agreement. Prior to taking action on the Merger Agreement, the Tidewater Board received presentations from, and reviewed the terms and conditions of the Merger Agreement with, Tidewater's management, legal counsel, and Tidewater's outside financial advisors, Merrill Lynch. The Tidewater Board considered a number of factors in addition to those disclosed above, and did not quantify or otherwise attempt to assign relative weights to the specific factors considered. THE TIDEWATER BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND BELIEVES THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED THEREIN TO BE IN THE BEST INTERESTS OF TIDEWATER AND ITS STOCKHOLDERS.

     HORNBECK. The Hornbeck Board believes that Tidewater is a strong and growing energy service company and that the proposed transaction provides an opportunity for Hornbeck's stockholders to participate in a combined enterprise that has significantly greater business and financial resources than Hornbeck would have if the Merger did not take place, and to receive, on a tax-deferred basis, a premium for their Hornbeck Common Stock based on recent market prices. In view of the inherent benefits of the proposed Merger with Tidewater, together with the opportunity of the Hornbeck Board to consider other unsolicited offers consistent with the terms of the Merger Agreement, the Hornbeck Board approved the terms of the Merger.

     The Hornbeck Board believes that among the benefits of the Merger to the holders of the Hornbeck Common Stock are (i) the geographical distribution of the combined entity's marine assets, with a consequent reduction in exposure to industry business cycles in the Gulf of Mexico, (ii) the complementary nature of the Tidewater and Hornbeck fleets, which would add strength and depth to the combined entity's fleet, (iii) the enhanced growth opportunities for the combined entity from expanded geographic presence and greater resources, (iv) Tidewater's position as one of the larger participants in the U.S. gas compression business and (v) the potential cost savings achieved through consolidation.

     In evaluating the fairness of the proposed merger consideration to the Hornbeck stockholders, the Hornbeck Board consulted with management and Simmons regarding Tidewater's business and with management, legal counsel, tax advisors and Simmons regarding the terms and provisions of the Merger Agreement. The Hornbeck Board considered a number of factors, many of the detailed analyses with respect to which were prepared by Simmons, in reaching its conclusions including: (i) an analysis of the financial performance, operations, assets, business condition and business prospects of Tidewater and Hornbeck, including each of Hornbeck's and Tidewater's projected performance through 1996; (ii) a review of pro forma projections of the combined entity;
(iii) Tidewater's history over the past several years of increases in financial performance, including earnings per share, while maintaining a relatively unleveraged balance sheet; (iv) the premium offered with respect to the Hornbeck Common Stock in the proposed Merger and a comparison of the valuation multiples implied in the Conversion Ratio to that of other comparable publicly traded energy service companies and comparable transactions; (v) the benefits of a proposed tax-free reorganization structure; (vi) the greater liquidity provided by Tidewater Common Stock with over 60 million shares outstanding following the Merger, compared to over 13 million shares outstanding for Hornbeck before the Merger, together with expanded analyst coverage and potentially greater investor interest; (vii) the historical performance of the Tidewater Common Stock and the Hornbeck Common Stock and various current and historical valuation multiples of the two companies; (viii) an analysis of the background and experience of Tidewater's management team; and (ix) other elements of the presentation and advice of and other materials prepared by Simmons and the opinion of Simmons, as financial advisor to Hornbeck, that the consideration to be received by the stockholders of Hornbeck in the Merger was fair from a financial point of view to Hornbeck stockholders.

     The Hornbeck Board also considered the terms of the Merger Agreement, including provisions that permit the Hornbeck Board, consistent with the exercise of its fiduciary duties and subject to certain conditions, to respond to inquiries regarding other potential business combination transactions, to provide information to, and negotiate with, third parties making an unsolicited proposal to acquire Hornbeck in such a transaction and to terminate the Merger Agreement if the Hornbeck Board determines to recommend an alternative business combination as a Superior Proposal (as defined in "-- No Solicitation of Transactions, Termination Fee" below). In that regard, the Hornbeck Board noted that the Merger Agreement provides that if the Merger Agreement is terminated as a result of a Superior Proposal, Hornbeck will be obligated to pay Tidewater a Termination Fee of $6 million in cash. The Hornbeck Board did not view the Termination Fee provision of the Merger Agreement as unreasonably impeding any interested third party from proposing a Superior Proposal.

     The Hornbeck Board believes that the terms of the Merger Agreement are fair to and in the best interests of Hornbeck and the holders of the Hornbeck Common Stock. In view of the variety of factors considered in connection with its evaluation of the Merger, the Hornbeck Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered.

RECOMMENDATION OF THE HORNBECK BOARD

     AFTER CAREFUL CONSIDERATION, THE HORNBECK BOARD HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTEREST OF THE HOLDERS OF HORNBECK COMMON STOCK, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT HOLDERS OF HORNBECK COMMON STOCK VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

OPINION OF INVESTMENT BANKING FIRM

     The investment banking firm of Simmons & Company International ("Simmons") has acted as financial advisor to Hornbeck in connection with the Merger and delivered its oral opinion to the Hornbeck Board at the Hornbeck Board meetings on November 16 and December 14, 1995, which it subsequently confirmed by its written opinion dated December 21, 1995, to the Hornbeck Board to the effect that, as of such date, the consideration to be received by the holders of shares of Hornbeck Common Stock is fair to such holders from a financial point of view. Simmons was not asked to and did not recommend the Conversion Ratio on which the amount of such consideration is based. The Conversion Ratio was determined by the Tidewater Board and the Hornbeck Board in arms-length negotiations. A copy of the opinion of Simmons is attached hereto as Appendix B. Holders of Hornbeck Common Stock are urged to read the opinion in its entirety for an explanation of the assumptions made, matters considered and limits of the review undertaken by Simmons.

     In connection with rendering its verbal advice and its subsequent written opinion, Simmons reviewed and analyzed, among other things, the following: (i) the letter of intent between Tidewater and Hornbeck in draft form and as executed on November 19, 1995; (ii) the Merger Agreement; (iii) the financial statements and other information concerning Hornbeck, including the Annual Reports on Form 10-K for each of the years in the three-year period ended December 31, 1994, the Quarterly Reports on Form 10-Q of Hornbeck for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, and the Current Reports on Form 8-K of Hornbeck related to events occurring on November 15, 1994, as amended, June 20, 1995, and November 19, 1995; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of Hornbeck furnished by Hornbeck for purposes of Simmons' analysis; (v) certain publicly available information concerning the trading of, and the trading market for, Hornbeck Common Stock; (vi) certain publicly available information concerning Tidewater, including the Annual Reports on Form 10-K of Tidewater for each of the fiscal years in the three-year period ended March 31, 1995, the Quarterly Reports on Form 10-Q of Tidewater for the quarters ended June 30, 1995 and September 30, 1995, and the Current Reports on Form 8-K related to events occurring on November 30, 1994, as amended, and January 5, 1995; (vii) certain other internal information, primarily financial in nature, concerning the business and operations of Tidewater furnished by Tidewater for purposes of Simmons' analysis; (viii) certain publicly available information concerning the trading of, and the trading market for, Tidewater Common Stock; (ix) certain publicly available information with respect to certain other companies that Simmons believes to be comparable to Hornbeck or Tidewater and the trading markets for certain of such other companies' securities; (x) certain publicly available information concerning the estimates of the future operating and financial performance of Hornbeck, Tidewater and the comparable companies prepared by industry experts unaffiliated with either Hornbeck or Tidewater; and (xi) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the inquiry. Further, Simmons made such other analyses and examinations as deemed necessary or appropriate. Simmons also met with certain officers and employees of Hornbeck and Tidewater to discuss the foregoing, as well as other matters believed relevant to the inquiry.

     In arriving at its opinion, Simmons assumed and relied upon the accuracy and completeness of all of the financial and other information provided by Hornbeck and Tidewater, or publicly available, including, without limitation, information with respect to asset conditions, liability reserves and insurance coverages, and did not attempt independently to verify any of such information. Based on the terms set forth in the Merger Agreement, Simmons also assumed that the proposed Merger would be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and would be treated as a "pooling of interests" for accounting purposes. Simmons did not conduct a physical inspection of any of the assets, properties or facilities of Hornbeck or Tidewater, nor did Simmons make or obtain any independent evaluations or appraisal of any of such assets, properties or facilities.

     In conducting its analysis and arriving at its opinion, Simmons considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of Hornbeck and Tidewater; (ii) the business prospects of Hornbeck and Tidewater; (iii) the historical and current market for Hornbeck Common Stock, for Tidewater Common Stock and for the equity securities of certain other companies believed to be comparable to Hornbeck or Tidewater; (iv) the respective contributions in terms of various financial measures of Hornbeck and Tidewater to the combined company, and the relative pro forma ownership of Tidewater after the proposed Merger by the current holders of Hornbeck Common Stock and Tidewater Common Stock; and (v) the nature and terms of certain other acquisition transactions that Simmons believes to be relevant. Simmons also took into account its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities' valuation generally. Simmons' opinion necessarily was based upon conditions as they existed and could be evaluated on, and on the information made available at, the dates of its verbal advice and written opinion. Such opinion was confirmed in writing by Simmons on February 5, 1996, based on conditions as they existed and could be evaluated on such date.

     The Hornbeck Board selected Simmons as its financial advisor because Simmons is a nationally recognized investment banking firm specializing in service to the energy services industry with substantial experience in transactions similar to the Merger and is familiar with Hornbeck and its business. As part of its investment banking business, Simmons is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Pursuant to an engagement letter dated as of November 16, 1995, a fee of 0.9% of the aggregate market value of all shares of Hornbeck Common Stock outstanding at the Effective Time (as defined below) will be payable to Simmons upon consummation of the Merger for its services as financial advisor to Hornbeck in connection with the Merger. Hornbeck has also agreed to reimburse Simmons for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, and to indemnify Simmons against certain liabilities, including certain liabilities under the federal securities laws, related to or arising out of its engagement as financial advisor or its role in connection therewith.

     Simmons has represented Hornbeck in several acquisitions in the past and has recently been serving on a retainer basis in seeking out and evaluating possible businesses to acquire. Simmons has in the past acted on two occasions as co-manager of an underwriting syndicate in connection with a public securities offering of Tidewater Common Stock involving a selling stockholder. For this investment banking work with Hornbeck and Tidewater, Simmons has received customary compensation. Since January 1, 1994 Hornbeck has paid Simmons an aggregate amount of approximately $550,000 for services rendered to Hornbeck. Simmons and its partners own approximately 122,000 shares of Hornbeck Common Stock. In addition, in the ordinary course of business, Simmons may actively trade the securities of Hornbeck and Tidewater for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Mr. L.E. Simmons, a director of Hornbeck, was an officer and director of Simmons until September 1993 and continues to own approximately three percent of the outstanding common stock of Simmons. Mr. Matthew R. Simmons, brother of Mr. L.E. Simmons, is the president and principal shareholder of Simmons.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective at the time (the "Effective Time") and on the date (the "Effective Date") the Certificate of Merger is filed with the Secretary of State of Delaware. Unless Tidewater and Hornbeck otherwise agree, the Merger will be consummated as soon as practicable following receipt of Hornbeck stockholder and necessary regulatory approvals and satisfaction or waiver of the other conditions to the Merger. It is currently expected that the Merger will become effective as soon as practicable following the Special Meeting. See " -- Hart-Scott-Rodino Clearance" and " -- Other Conditions of the Merger."

HART-SCOTT-RODINO CLEARANCE

     The obligations of Hornbeck and Tidewater to consummate the Merger are subject to the expiration or termination of the requisite waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended
(the "HSR Act"). In addition, it is a condition to Tidewater's obligation to consummate the Merger that such expiration or earlier termination be accomplished without the imposition of any condition on Tidewater or Hornbeck that would require the divestiture by either Hornbeck or Tidewater of any asset of either party or that would otherwise have a material adverse effect on Tidewater or Hornbeck. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "DOJ") and specific waiting period requirements have been satisfied. Tidewater and Hornbeck each made the required initial filings under the HSR Act on January 2, 1996 regarding the Merger. Under the HSR Act, the required waiting periods are 30 days after the date of the filings, and 20 days after the receipt of any additional information requested by the FTC or the DOJ. The waiting period expired on February 1, 1996, without any further request for additional information. As a practical matter, however, as discussed below, the DOJ has the right to seek to enjoin the Merger at any time before its consummation.

     Before the consummation of the Merger, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable and in the public interest, including seeking to enjoin the consummation of the Merger. Additionally, the DOJ or the FTC could, in connection with its review under the HSR Act or at any time following consummation of the Merger, seek the divestiture of substantial assets of Tidewater or Hornbeck. At any time before or after the consummation of the Merger, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Hornbeck or businesses of Tidewater or Hornbeck. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Based on information available to them, Tidewater and Hornbeck believe that the Merger can be effected without the divestiture of assets or the imposition of any other material condition on Tidewater or Hornbeck. There can be no assurance, however, that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Tidewater and Hornbeck would prevail.

OTHER CONDITIONS TO THE MERGER

     In addition to Hornbeck stockholder and regulatory approval, the respective obligations of Tidewater and Hornbeck to consummate the Merger are subject to the satisfaction of certain conditions, including the following: (i) the representations and warranties of Tidewater, Newco and Hornbeck contained in the Merger Agreement being true and correct in all material respects as of the date of the closing of the Merger, and the covenants of each of the parties to the Merger Agreement having been duly performed in all material respects or waived;
(ii) the shares of Tidewater Common Stock to be issued pursuant to the Merger Agreement having been approved for listing on the New York Stock Exchange and the Pacific Stock Exchange, subject to official notice of issuance; (iii) the receipt by each of Tidewater and Hornbeck of customary legal opinions, certificates, covenants, consents, approvals and reports from the other parties and from third parties, as applicable; (iv) the absence of any event or circumstance from the date of the respective parties' latest balance sheet to the date of the closing of the Merger resulting in a Material Adverse Effect (as defined below) with respect to Hornbeck or Tidewater; (v) the receipt by each of Tidewater and Hornbeck, immediately before the date of closing of the Merger, of confirmation of the letters from KPMG Peat Marwick LLP stating that Tidewater is eligible to be a party to a merger accounted for as a pooling of interests and that they are not aware of any matters that would preclude the use of pooling-of-interests accounting in connection with the Merger and from Price Waterhouse LLP stating that as a result of specified procedures no matters have come to their attention that would preclude Tidewater from accounting for the business combination as a pooling of interests; (vi) the filing by Hornbeck with the Commission of its annual report on Form 10-K for the fiscal year ending December 31, 1995; (vii) the execution and delivery by Tidewater of a Consulting Agreement providing for certain consulting services to be performed by Larry D. Hornbeck; (viii) the Tidewater Board having taken action to appoint Larry D. Hornbeck to the Tidewater Board effective on the second day following the Effective Date; (ix) the receipt by Tidewater and Hornbeck, immediately prior to the date of closing of the Merger, of confirmation of the tax opinions that each received in connection with the execution of the Merger Agreement; and (x) the absence of any pending or threatened suit, action or proceeding seeking to restrain, prevent or change the transactions contemplated in the Merger Agreement. As defined in the Merger Agreement, a "Material Adverse Effect" with respect to either party means a material adverse effect on the financial condition, results of operations, business or prospects of such party and its 20% or more-owned subsidiaries, taken as a whole, provided that, with respect only to acts, events or occurrences that result, or that are reasonably likely to result, individually or in the aggregate, in a quantifiable loss, cost or expense (a "Quantifiable Loss"): (i) with respect to Hornbeck, a Quantifiable Loss that does not exceed $6 million and (ii) with respect to Tidewater, a Quantifiable Loss that does not exceed $35 million, will not be deemed to constitute a Material Adverse Effect, but a Quantifiable Loss that does exceed $6 million (with respect to Hornbeck) or $35 million (with respect to Tidewater) will be deemed to constitute a Material Adverse Effect. A general economic decline or a decline experienced by the offshore marine service industry, generally, will not constitute a Material Adverse Effect with respect to either party. The Merger Agreement also provides that no party is precluded from asserting that acts, events or occurrences, the effects or reasonably likely effects of which are not susceptible of being measured or reduced to a Quantifiable Loss, have caused or resulted in or are likely to cause or result in a Material Adverse Effect.

     No assurance can be given as to when all of the conditions to the Merger can or will be satisfied or waived by the party permitted to do so, but Tidewater and Hornbeck anticipate that such conditions will be satisfied as soon as practicable following the Special Meeting.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     APPOINTMENT TO TIDEWATER BOARD; CONSULTING AGREEMENT. Effective on the second day following the Effective Date, Larry D. Hornbeck, Chairman of the Board, President and Chief Executive Officer of Hornbeck, will be appointed to the class of the Tidewater Board with a term expiring at the annual meeting of Tidewater's stockholders that next follows the Effective Date. In addition, as a condition to the consummation of the Merger, Tidewater and Mr. Hornbeck will execute a two-year consulting agreement which provides for Mr. Hornbeck to render consulting and advisory services to Tidewater in return for payments aggregating $350,000 and for Mr. Hornbeck to be recommended for reelection to the Tidewater Board for a full three-year term at the next annual meeting of Tidewater's stockholders. Also, under the terms of such consulting agreement, Mr. Hornbeck will receive certain health insurance benefits, indemnification with respect to activities undertaken in connection with services rendered thereunder and an assignment of all right, title and interest in and to the Hornbeck name and logo.

     TREATMENT OF HORNBECK STOCK OPTIONS, INCENTIVE AWARDS AND CHANGE IN
CONTROL AGREEMENTS. At the time of execution of the Merger Agreement, there were approximately 317,654 unissued shares of Hornbeck Common Stock subject to unexercised stock options that were previously granted to officers and employees of Hornbeck under its 1989 and 1993 Employee Incentive Plans. Under the terms of the agreements pursuant to which such options were granted, any options not previously vested that were granted under the 1989 Employee Incentive Plan became fully vested and exercisable upon approval of the Merger by the Hornbeck Board and any options not previously vested that were granted under the 1993 Employee Incentive Plan will become fully vested and exercisable upon consummation of the Merger. Holders of any options that are not exercised for Hornbeck Common Stock by the Effective Time will have the right, upon exercise of such options in accordance with their terms, to acquire that number of shares of Tidewater Common Stock that the holder of such unexercised options would have been entitled to receive upon consummation of the Merger if such holder had exercised such options for shares of Hornbeck Common Stock prior to or coincident with the Merger. Tidewater has agreed to use its reasonable best efforts to cause a registration statement on Form S-8 to be filed covering the shares of Tidewater Common Stock to be issued upon the exercise of such options following the Effective Time or shall provide the holders of such options with piggyback registration rights for such shares.

     Pursuant to the Merger Agreement, Hornbeck may make cash payments of up to $350,000 in the aggregate (the "1995 Incentive Cash Payments") and issue an aggregate of up to 19,310 shares of restricted Hornbeck Common Stock to its directors, officers and employees as semi-annual director fees and incentive payments for performance during 1995. If the Effective Date has not occurred by April 30, 1996, Hornbeck may make additional cash payments to its officers and employees as incentive payments for 1996 performance through the Effective Date in amounts to be pro rated and based on the total 1995 Incentive Cash Payments. The Compensation Committee of the Hornbeck Board has not yet determined the amount or the allocation of the 1995 Incentive Cash Payments or the restricted shares of Hornbeck Common Stock among Hornbeck officers and employees.

     Four executive officers of Hornbeck entered into change in control agreements with Hornbeck in June 1995. If the Merger is consummated, and subject to the arrangements described in the following paragraph, each such officer will become entitled to a lump sum payment and certain continuing benefits, including certain insurance coverage for a period of two years, as provided in such officer's agreement, if such officer is terminated without cause or terminates his employment for good reason as set forth in such agreement within 24 months after the Effective Date. The aggregate amount of the lump sum payments which such officers would become entitled to receive is estimated to be approximately $2,872,000, of which $1,386,000 would be payable to Larry D. Hornbeck and the remainder would be payable to the other three executive officers with change in control agreements. The change in control agreements further provide for a cashout of all unexercised options granted more than six months prior to such officer's termination, but it is the present intention of such executive officers to exercise all options prior to or coincident with the Effective Time.

     Pursuant to agreements entered into on December 28, 1995, Hornbeck made advance cash payments on such date in the aggregate amount of approximately $2,500,000 to three of the four Hornbeck executive officers in connection with the change in control agreements referred to above. Under the December 28 agreements, in order to minimize certain income tax costs to Hornbeck and such officers, Hornbeck made lump sum cash advance payments on December 29 of 99% of the amount to which Larry D. Hornbeck would have otherwise been entitled, and 90% of the amount to which the other two executive officers would have otherwise been entitled, under such change in control agreements if the Merger were consummated and certain other conditions set forth in such change in control agreements were satisfied. If the Merger is consummated, each executive officer will be paid the remaining cash payment due him under his change in control agreement and will receive other benefits to the extent provided in such change in control agreement. If the Merger is not consummated, each of the three executive officers has agreed to remit to Hornbeck an aggregate of (i) cash in an amount equal to 58.95% of the amount received by such executive officer in 1995, payable within five days of such event and (ii) an amount equal to any tax benefit received because of such reimbursement, payable subsequently. If the foregoing advance payments had not been made in 1995 by Hornbeck, then a substantial portion of amounts paid to such individuals under their change in control agreements may have been characterized as payments deemed not deductible for federal income tax purposes. Neither these payments nor any tax gross up payments made by Hornbeck under the change in control agreements would then be deductible for income tax purposes by Hornbeck.

     SEVERANCE AND EMPLOYEE BENEFITS. Hornbeck has agreed to comply with, and Tidewater has agreed to honor, the terms of the severance policy adopted by the Hornbeck Board for Hornbeck's employees having six or more months of service who are not parties to the change in control agreements. The severance policy provides, among other things, that each terminated employee of Hornbeck will receive a termination payment based on the length of such employee's term of service, but in no case to be less than twelve nor more than twenty-six weeks of pay at such employee's current salary, and for continuation of health insurance for such employee at no additional cost to such employee for twelve weeks following termination, provided such employee elects and remains eligible for COBRA coverage.

     Tidewater has agreed that following consummation of the Merger, it will offer to all persons who were employees of Hornbeck or its subsidiaries and who become employees of Tidewater following the Merger, the same employee benefits as are offered by Tidewater to its own employees, subject to certain limitations.

     CERTAIN INDEMNIFICATION COVENANTS. The Merger Agreement provides that Tidewater will indemnify and hold harmless, and will cause the surviving corporation in the Merger to honor its separate indemnification obligations to, each person who was an officer or director of Hornbeck, or of any of its subsidiaries or any member of the North Sea Group who were serving at the request of Hornbeck on December 21, 1995, or who previously served as such at any time since January 1, 1993, from and against all damages, liabilities, judgments and claims based upon or arising out of such person's service in such capacity to the same extent as he or she would have been indemnified under the Restated Certificate of Incorporation or Restated Bylaws of Hornbeck as they were in effect on the date the Merger Agreement was executed. With certain exceptions the aggregate amount of indemnification payments required to be made under the Merger Agreement by Tidewater and/or the surviving corporation to such persons is limited to $50 million. Tidewater has also agreed to pay the insurance premiums required for any extension of Hornbeck's director's and officer's insurance policy following the Effective Date for a period of six years or to provide comparable coverage under a Tidewater policy.

RESALES OF TIDEWATER COMMON STOCK

     The shares of Tidewater Common Stock to be issued to the holders of Hornbeck Common Stock pursuant to the Merger Agreement are being registered under the Securities Act pursuant to a Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part. Holders of the Hornbeck Common Stock who are affiliates of Hornbeck will not, however, be able to resell the Tidewater Common Stock received by them in the Merger unless the Tidewater Common Stock is registered for resale under the Securities Act, is sold in compliance with Rule 145 under the Securities Act or is sold in compliance with another exemption from the registration requirements of the Securities Act.

     Pursuant to Rule 145 under the Securities Act, the sale of Tidewater Common Stock held by former affiliates of Hornbeck will be subject to certain restrictions. Such persons may sell Tidewater Common Stock under Rule 145 only if (i) Tidewater has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve months, (ii) such Tidewater Common Stock is sold in a "broker's transaction," which is defined in Rule 144 under the Securities Act as a sale in which (a) the seller does not solicit or arrange for orders to buy the securities, (b) the seller does not make any payment other than to the broker, (c) the broker does no more than execute the order and receive a normal commission and (d) the broker does not solicit customer orders to buy the securities, and (iii) such sale and all other sales made by such person within the preceding three months do not exceed the greater of (x) one percent of the outstanding shares of Tidewater Common Stock or (y) the average weekly trading volume of Tidewater Common Stock on the New York Stock Exchange during the four-week period preceding the sale. Any affiliate of Hornbeck who is not an affiliate of Tidewater after the Merger may sell Tidewater Common Stock without restriction following the second anniversary of the Effective Date.

     Holders of Hornbeck options who do not exercise such options at or before the Effective Date will, upon subsequent exercise of such option, receive unregistered Tidewater Common Stock and will be unable to sell such Tidewater Common Stock unless and until an exemption from the registration requirements of the Securities Act is available with respect to such Tidewater Common Stock or such Tidewater Common Stock has been registered pursuant to the Securities Act. Tidewater has agreed to use its reasonable best efforts to cause a registration statement on Form S-8 to be filed covering such Tidewater Common Stock to be issued upon the exercise of such options following the closing of the Merger or to provide piggyback registration rights to the holders of Tidewater Common Stock issued in connection with the exercise of such options.

EXCHANGE OF CERTIFICATES

     At the Effective Time, each Hornbeck stockholder will cease to have any rights as a stockholder of Hornbeck and his or her sole rights will pertain to the shares of Tidewater Common Stock into which such holder's shares of Hornbeck Common Stock shall have been converted pursuant to the Merger, except for the right to receive cash for any fractional shares.

     Upon consummation of the Merger, a letter of transmittal, including a citizenship certificate and instructions for the exchange of certificates representing shares of Hornbeck Common Stock for certificates representing Tidewater Common Stock, will be mailed to each person who was a stockholder of record of Hornbeck at the Effective Time. STOCKHOLDERS ARE REQUESTED NOT TO SEND IN THEIR HORNBECK COMMON STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AND FURTHER WRITTEN INSTRUCTIONS. Immediately following receipt from a holder of Hornbeck Common Stock of the letter of transmittal completed in accordance with its instructions, including the completed certificate of citizenship and the certificates representing shares of Hornbeck Common Stock, Tidewater will deliver a certificate representing that number of whole shares of Tidewater Common Stock into which such holder's shares of Hornbeck Common Stock have been converted pursuant to the Merger and a check in payment for any fractional share of Tidewater Common Stock to which such holder may be entitled.

     After the Effective Date and until surrendered, certificates representing Hornbeck Common Stock will be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of Tidewater Common Stock, to represent the number of whole shares of Tidewater Common Stock into which such shares of Hornbeck Common Stock have been converted. Tidewater, at its option, may decline to pay former stockholders of Hornbeck who become holders of Tidewater Common Stock pursuant to the Merger any dividends or other distributions that may have become payable to holders of record of Tidewater Common Stock following the Effective Date until they have surrendered their certificates evidencing ownership of shares of Hornbeck Common Stock along with a properly completed letter of transmittal and citizenship certificate.

     Hornbeck stockholders who cannot locate their certificates are urged to contact promptly the Corporate Secretary, Hornbeck Offshore Services, Inc., 7707 Harborside Drive, Galveston, Texas, 77554, telephone number (409) 744-9500. A new certificate will be issued to replace the lost certificate(s) only upon execution by the stockholder of an affidavit certifying that his or her certificate(s) cannot be located and an agreement to indemnify Hornbeck and Tidewater and their transfer agents and registrars against any claim that may be made against Hornbeck or Tidewater by the owner of the certificate(s) alleged to have been lost or destroyed. Hornbeck or Tidewater may also require the stockholder to post a bond in such sum as is sufficient to support the stockholder's agreement to indemnify Hornbeck and Tidewater.

CONDUCT OF BUSINESS BY HORNBECK AND TIDEWATER PENDING THE MERGER

     The Merger Agreement provides that until the Effective Time each of Tidewater and Hornbeck will use its reasonable best efforts to preserve the goodwill of suppliers, customers, and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it existed on the date of the Merger Agreement.

     In addition, the Merger Agreement provides that neither Tidewater nor Hornbeck will, without the prior written consent of the other party, (i) declare or pay any dividend or other distribution with respect to its respective common stock or issue, deliver or sell any additional shares of its capital stock or any securities convertible into or exchangeable for its capital stock except in accordance with previous practice or as required under existing agreements; (ii) amend its certificate of incorporation or bylaws or adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents; (iii) pledge or otherwise encumber any shares of its capital stock or other voting securities; (iv) breach any covenant or cause any representation or warranty contained in the Merger Agreement to become untrue; (v) violate any applicable law, statute, rule, governmental regulation or order that would have a Material Adverse Effect on such party; (vi) fail to maintain its books, accounts and records in the usual manner; (vii) fail to pay, or provide for the payment of, all taxes, interest payments and penalties due and payable; (viii) alter its prior practice with respect to tax elections or settle or compromise any income tax liability for an amount materially in excess of the liability therefor; (ix) take any action that would prevent the accounting for the business combination to be effected by the Merger as a pooling of interests; or (x) authorize, agree to do or commit to do any of the foregoing actions.

CONDUCT OF BUSINESS BY HORNBECK PENDING THE MERGER

     The Merger Agreement provides that until the Effective Time, in addition to the covenants set forth above, Hornbeck shall use its best efforts to preserve the possession and control of all of its assets other than those permitted to be disposed of pursuant to the terms of the Merger Agreement, shall conduct its business only in the ordinary course and, except as otherwise provided in the Merger Agreement, shall not, without the prior written consent of Tidewater: (i) enter into or modify any employment, severance or similar agreement or arrangement with any director or employee, or grant any increase in the rate of wages, salaries, bonuses or other compensation or benefits of any executive officer or other employee; (ii) enter into any new line of business; (iii) acquire or agree to acquire any business or any assets that are material, individually or in the aggregate, to Hornbeck and its subsidiaries taken as a whole, except for the right of Hornbeck to exercise options to acquire additional equity interests in Ravensworth in accordance with the terms and conditions contained in the Merger Agreement; (iv) sell or otherwise dispose of or encumber any of its properties or assets; (v) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or otherwise enter into any arrangement having similar economic effect; (vi) make or agree to make any new capital expenditures from available cash (excluding the proceeds of borrowings) other than those made in the ordinary course of business and consistent with past practices; (vii) approve the declaration or payment of any dividend or distribution by Ravensworth or Seaboard; (viii) except in the ordinary course of business, permit any liens on its assets, or forgive any material indebtedness or waive any rights with respect to any material noncurrent liability; (ix) acquire another business or entity or sell or otherwise dispose of a material part of its assets, except in the ordinary course of business consistent with past practices; (x) permit any employee or former employee, officer or director to become entitled to receive any award under any discretionary or other bonus plan; or (xi) authorize, agree to do or commit to do any of, the foregoing actions. Moreover, Hornbeck has agreed that it will consult with Tidewater with respect to any action of the type described above proposed to be taken by a member of the North Sea Group.

     Hornbeck has options to acquire up to the remaining 50.1% equity interest in Ravensworth (the "Ravensworth Options") as well as options to acquire the remaining 50.1% equity interests in Seaboard and North Sea Manager (as defined below). See "Business of Hornbeck -- North Sea Group." The Merger Agreement provides that until February 29, 1996, Hornbeck will not exercise, modify or cancel either of the Ravensworth Options without Tidewater's prior consent and that after February 29, 1996 until the Effective Date, Hornbeck may exercise, modify or cancel such Ravensworth Options after consulting with Tidewater but will not issue Hornbeck Common Stock as consideration for the exercise of such Ravensworth Options without Tidewater's prior consent.

NO SOLICITATION OF TRANSACTIONS; TERMINATION FEE

     The Merger Agreement prohibits Hornbeck and its subsidiaries and the North Sea Group from, directly or indirectly, through any officer, director, employee, representative or agent, soliciting or encouraging the initiation of any inquiries, proposals or offers regarding any acquisition, merger, takeover bid, sale of all or substantially all of the assets of or sales of shares of capital stock of Hornbeck or similar transactions involving Hornbeck.

     If the Hornbeck Board, after duly considering advice of outside counsel and financial advisors, determines in good faith that it is consistent with its fiduciary responsibilities to approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of the Merger Agreement and the transactions contemplated thereby) a Superior Proposal (as defined below), then, notwithstanding any such approval or recommendation (i) Hornbeck may not enter into any agreement with respect to the Superior Proposal and (ii) any other obligation of Hornbeck under the Merger Agreement shall not be affected unless the Merger Agreement is terminated in accordance with its terms before or simultaneously with the grant of such approval or the making of such recommendation and Hornbeck, within three business days following such termination, pays Tidewater the Termination Fee of $6,000,000 in cash. A "Superior Proposal" is defined to mean a bona fide proposal made by a third party to acquire Hornbeck pursuant to a tender or exchange offer, a merger, a sale of all or substantially all of its assets or other proposal that the Hornbeck Board determines in its good faith judgment to be more favorable to the holders of Hornbeck Common Stock than the transactions contemplated by the Merger Agreement, after considering advice of its professional advisors. In making a determination of whether a Superior Proposal is more favorable, the Hornbeck Board is required pursuant to the Merger Agreement to consider not only the price offered by the third party as compared to the total consideration set forth in the Merger Agreement, but also to compare the market liquidity of the Tidewater Common Stock to the liquidity of the consideration offered by the third party, to compare the tax consequences of the Merger to the tax consequences of the transaction proposed by the third party, to determine whether the transaction proposed by the third party has any financing or other conditions or contingencies, and to make any other meaningful comparison of the relative benefits offered to the Hornbeck stockholders by the Merger as compared to the transaction proposed by the third party.

AMENDMENT; WAIVER; TERMINATION

     The Merger Agreement may be amended at any time before or after its approval by the stockholders of Hornbeck by written agreement of Tidewater and Hornbeck, except that no amendment may be made after Hornbeck stockholder approval that by law would require further stockholder approval unless such further stockholder approval is obtained.

     The Merger Agreement provides that either party may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement other than the satisfaction of all requirements prescribed by law for consummation of the Merger.

     The Merger Agreement may be terminated at any time before the Effective Time (i) by the mutual consent of the Tidewater Board and Hornbeck Board or
(ii) by the board of directors of either party if (a) there has been a material breach by the other party of any representation, warranty or covenant contained in the Merger Agreement which has not been cured within fifteen days after written notice of such breach is given to the breaching party, (b) the required Hornbeck stockholder approval shall not have been obtained at the Special Meeting, (c) all conditions to closing have not been met or waived or any condition is incapable of being met and has not been waived by each party in favor of which such condition inures, or the Merger has not been consummated, by November 20, 1996, unless the party seeking to terminate the Merger Agreement is, at such time, in willful material violation of any of its representations, warranties or covenants contained in the Merger Agreement,
(d) any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable or (e) the Conversion Ratio would be less than .60 or greater than .74. Also, Hornbeck may terminate the Merger if the Hornbeck Board withdraws its recommendation of the Merger to the holders of Hornbeck Common Stock in connection with its approval or recommendation to the holders of Hornbeck Common Stock of a Superior Proposal and pays the Termination Fee to Tidewater. See " -- No Solicitation of Transactions; Termination Fee."

FEES AND EXPENSES

     The Merger Agreement provides that whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger shall be paid by the party incurring them.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Tidewater has received an opinion of its counsel, Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. and Hornbeck has received an opinion of its independent accountants, Price Waterhouse LLP, to the effect that for federal income tax purposes (i) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) Tidewater, Hornbeck and Newco will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. These opinions will be confirmed by such counsel and accountants immediately before the Effective Time.

     Assuming the above opinions are correct, (i) no gain or loss will be recognized by Tidewater or its stockholders as a result of the Merger, (ii) no gain or loss will be recognized by stockholders of Hornbeck who receive Tidewater Common Stock in the Merger in exchange for their shares of Hornbeck Common Stock except for any gain realized upon the receipt of cash by the holders of Hornbeck Common Stock in lieu of receiving fractional shares of Tidewater Common Stock, (iii) no gain or loss will be recognized by Hornbeck as a result of the Merger, (iv) the basis of the shares of Tidewater Common Stock to be received by the holders of Hornbeck Common Stock in the Merger will be the same as the basis of the shares of Hornbeck Common Stock surrendered in exchange therefor, (v) the holding period of the shares of Tidewater Common Stock to be received by the holders of Hornbeck Common Stock in the Merger will include the holding period of the respective shares of Hornbeck Common Stock exchanged therefor, provided that the shares are held as capital assets in the hands of the holders of the Hornbeck Common Stock at the Effective Time, and (vi) the payment of cash to holders of Hornbeck Common Stock in lieu of fractional shares of Tidewater Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Tidewater.

     An opinion of counsel or independent accountants is not binding on the Internal Revenue Service or the courts. Therefore, there can be no assurance that the Merger will constitute a tax-free reorganization or that any of the other favorable tax treatments listed above will be available to the holders of Hornbeck Common Stock.

     Because of the complexity of the tax laws and because the tax consequences to any particular stockholder may be affected by matters not discussed herein, it is recommended that each holder of Hornbeck Common Stock consult a tax advisor concerning the applicable federal, state and local income tax consequences of the Merger.

ACCOUNTING TREATMENT

     Tidewater has received an opinion of KPMG Peat Marwick LLP, dated as of a date within three business days of the date the Merger Agreement was signed, to the effect that they are not aware of any matters that would preclude the Merger from qualifying as a pooling of interests under the requirements of Opinion No. 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants and the published rules and regulations of the Commission for accounting and financial reporting purposes, and Hornbeck has received a letter from Price Waterhouse LLP, dated as of a date within three days of the date the Merger Agreement was signed, that as a result of specified procedures, no matters came to their attention that would preclude Tidewater from accounting for the business combination as a pooling of interests under such requirements. It is a condition to each party's obligation to consummate the Merger that the opinion and letter, respectively, be confirmed by such accounting firms immediately before the Effective Time. Under the pooling-of-interests method of accounting, after certain adjustments necessary to conform the basis of presentation of the Tidewater and Hornbeck information, the recorded assets and liabilities of Tidewater and Hornbeck will be carried forward to Tidewater's consolidated financial statements at their recorded amounts, the consolidated earnings of Tidewater will include earnings of Tidewater and Hornbeck for the entire fiscal year in which the Merger occurs and the reported earnings of Tidewater and Hornbeck for prior periods will be combined and restated as consolidated earnings of Tidewater.

APPRAISAL RIGHTS

     Under the DGCL, appraisal rights are not available to Hornbeck stockholders with respect to the Merger Agreement.

                          BUSINESS OF THE COMPANIES
INTRODUCTION

     Both Tidewater and Hornbeck provide offshore supply vessels and marine support services to the oil and gas industry. However, Hornbeck's operations are concentrated in the Gulf of Mexico, with the exception of its safety standby operations in the North Sea, while Tidewater's marine operations are conducted worldwide. Additionally, Tidewater offers, through its compression division, natural gas and air compression equipment and services to the oil and gas industry, primarily in the United States.

BUSINESS OF TIDEWATER

     Tidewater serves the international oil and gas industry through its two principal divisions: Tidewater Marine and Tidewater Compression. Currently, Tidewater Marine and Tidewater Compression account for approximately 80% and 20%, respectively, of Tidewater's revenues. The principal executive offices of Tidewater are located at 1440 Canal Street, New Orleans, Louisiana 70112 (Telephone No. (504) 568-1010).

     TIDEWATER MARINE. Through its Tidewater Marine division, Tidewater is the world's largest provider of offshore supply vessels and marine support services. With a fleet of approximately 570 vessels, Tidewater Marine operates, and has a leading market share, in most of the world's significant offshore oil and gas exploration and production markets. Tidewater Marine provides services supporting all phases of offshore exploration, development and production, including: towing and anchor handling of mobile drilling rigs and equipment; transporting supplies and personnel to sustain drilling, work-over and production activities; and supporting pipelaying and other offshore construction activities.

     Tidewater's fleet is deployed in the major offshore oil and gas areas of the world. The principal areas of Tidewater's operations include the Gulf of Mexico, offshore Australia, Brazil, Egypt, India, Indonesia, Malaysia, Mexico, Trinidad, Venezuela, various countries of West Africa and the North Sea and the Persian Gulf. Tidewater conducts its operations through wholly-owned subsidiaries and joint ventures.

     Tidewater's largest class of vessels consists of towing-supply and supply vessels that are chartered to customers for use principally in transporting supplies and equipment from shore bases to offshore drilling rigs, platforms and other installations. In addition, vessels of the towing-supply type are equipped for and are capable of towing drilling rigs and other marine equipment and setting anchors for positioning and mooring drilling rigs.

     Tidewater's other classes of vessels include crew and utility vessels that are chartered to customers for use principally in transporting supplies and personnel from shore bases to offshore drilling rigs, platforms and other installations, and offshore tugs that tow floating drilling rigs, dock tankers, tow barges, assist pipelaying and construction barges and are used in a variety of other commercial towing operations, including towing barges carrying a variety of bulk cargoes and containerized cargo.

     Tidewater's vessels also include inshore tugs and both inshore and offshore barges, production, line-handling and various special purpose vessels. Inshore tugs, which are operated principally within inland waters, tow drilling rigs to and from their locations and tow barges carrying equipment and materials for use principally in inland water drilling and production operations. Barges are either used in conjunction with Tidewater tugs or bareboat chartered to others.

     TIDEWATER COMPRESSION. Tidewater Compression provides natural gas and air compression equipment and services principally to the energy industry in the United States. With a fleet of approximately 2,900 compressors, Tidewater Compression operates the largest rental fleet of gas compressors in the United States, which it rents to oil and gas producers and processors. The compressors are used primarily to boost the pressure of natural gas from the wellhead into gas gathering systems, into nearby gas processing plants or into high pressure pipelines. Gas compression equipment and services offered by Tidewater are also used in the production of coalbed methane and in enhanced recovery projects such as fire-flooding, gas lift, or gas injection, with the objective of increasing the amount of oil or condensate that can be recovered from a reservoir. Customers often rent compressors rather than purchase them because the required compressor horsepower and stage configuration can change several times during the lifetime of a project. Tidewater primarily serves the natural gas production market in the United States, although Tidewater is actively seeking to establish itself in markets outside the United States.

     During fiscal 1995, Tidewater almost tripled the size of its gas compression fleet through its acquisition of the natural gas compression assets of Halliburton Company and one of its affiliated companies and Brazos Gas Compressing Company, a subsidiary of Mitchell Energy & Development Corp.

BUSINESS OF HORNBECK

     GENERAL. Hornbeck is engaged in the offshore marine services business, serving the oil and gas industry primarily in the Gulf of Mexico through its operation and management of a diversified fleet of 61 vessels, consisting of supply, tug-supply, crew and specialty service vessels. Hornbeck currently uses such vessels to provide a wide range of services, such as transporting supplies necessary to sustain drilling, workover and production activities; supporting offshore pipelaying and construction; and assisting geophysical evaluation. Fifty-six of these vessels are owned, four are chartered and one is managed by Hornbeck. Hornbeck operates the second largest fleet of supply vessels both in the Gulf of Mexico and in the world. Hornbeck also has 49.9% equity interests in Ravensworth and Seaboard, which have a combined total of 29 vessels, the largest safety standby fleet operating in the North Sea. Founded in 1981, Hornbeck is headquartered in Galveston, Texas, and also conducts its Gulf of Mexico operations from its office in Morgan City, Louisiana. North Sea operations of Ravensworth and Seaboard are conducted from offices in Douglas, Isle of Man, and Aberdeen, Scotland.

     Hornbeck's fleet has an average age of approximately 15 years. Hornbeck's vessels support the entire range of the offshore exploration and development business, including transporting supplies necessary to sustain drilling, workover and production activities, supporting offshore pipelaying and construction activities, and assisting geophysical evaluation.

     NORTH SEA GROUP. On July 23, 1993, Hornbeck acquired 49.9% of the outstanding capital stock of Ravensworth from Ravensworth Holdings Limited ("RHL"), the sole beneficial holder of the outstanding capital stock of Ravensworth, together with options to acquire the remaining 50.1% outstanding equity interest in Ravensworth. See "Hornbeck Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and see "The Merger -- Conduct of Business by Hornbeck Pending the Merger" with respect to restrictions on the exercise of the Ravensworth Options. Through its 49.9%-owned affiliate, Hornbeck owns all of the outstanding capital stock of Seaboard Offshore Group Limited ("SOGL") which owns six safety standby vessels in the North Sea. Hornbeck also participated in the formation and holds 49.9% of the outstanding capital stock of Hornbeck Offshore Limited (the "North Sea Manager") and owns the options to purchase the remaining 50.1% equity interests in Seaboard and North Sea Manager.

     Ravensworth and Seaboard, through their subsidiaries, are engaged in the offshore marine services business primarily serving the oil and gas industry in the North Sea by providing safety standby vessels. Under the United Kingdom's Offshore Installations (Emergency Procedures) Regulations 1976 and Code for the Assessment of the Suitability of Standby Vessels, as revised in 1991 (collectively, the "Safety Code"), existing manned platforms and offshore drilling rigs are subject to offshore marine safety requirements and offshore operations and operators are required to engage and maintain the availability of safety standby vessels. The Safety Code requires that a vessel "standby" to provide a means of rescuing platform or rig personnel in the event of an emergency at such an offshore facility. Through the combined fleet of 29 vessels, 23 owned and six chartered (with related purchase rights and obligations), Ravensworth and Seaboard provide such safety standby services, generally pursuant to long-term charters.

     All of the Ravensworth vessels and all of the Seaboard vessels are operated by the North Sea Manager. The crews and officers who work on the vessels are employed by foreign subsidiaries of Ravensworth and Seaboard.

                           SELECTED FINANCIAL DATA

TIDEWATER SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table contains selected consolidated financial data for Tidewater and subsidiaries for each of the fiscal years in the five-year period ended March 31, 1995 and for the six month periods ended September 30, 1994 and 1995. The data for each of the fiscal years in the five-year period ended March 31, 1995 are derived from the consolidated financial statements of Tidewater and subsidiaries, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The Tidewater consolidated financial statements as of March 31, 1994 and 1995, and for each of the years in the three-year period ended March 31, 1995, and the report of KPMG Peat Marwick LLP thereon, are included elsewhere in this Proxy Statement/Prospectus. The unaudited data for the six-month periods ended September 30, 1994 and 1995 are derived from the unaudited condensed consolidated financial statements of Tidewater for the related periods that are included elsewhere in this Proxy Statement/Prospectus. The following financial data should be read in conjunction with such financial statements, including the notes thereto. Results of operations for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

                                                                                                     SIX MONTHS ENDED
                                                            YEARS ENDED MARCH 31,                     SEPTEMBER 30,
                                            -----------------------------------------------------  --------------------
                                              1991       1992       1993       1994      1995(5)     1994       1995
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        (IN THOUSANDS, EXCEPT RATIO AND PER SHARE AMOUNTS)
Revenues:
    Marine operations.....................  $ 394,325  $ 430,681  $ 413,439  $ 466,601  $ 455,284  $ 234,066  $ 232,120
    Compression operations................     61,479     54,561     62,099     55,471     83,490     30,512     55,073
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            $ 455,804  $ 485,242  $ 475,538  $ 522,072  $ 538,774  $ 264,578  $ 287,193
                                            =========  =========  =========  =========  =========  =========  =========
Earnings from continuing operations.......  $  36,904  $  25,904  $  27,809  $  36,130  $  42,628  $  25,768  $  37,741
Discontinued operations(1)................     (2,258)       357      3,099     --         --         --         --
Extraordinary loss on early debt
  retirement(2)...........................     --         --         --        (11,970)    --         --         --
Accounting change(3)......................     --         --         (6,640)    --         --         --         --
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings..............................  $  34,646  $  26,261  $  24,268  $  24,160  $  42,628  $  25,768  $  37,741
                                            =========  =========  =========  =========  =========  =========  =========
Per common share:
    Earnings from continuing operations...  $     .70  $     .49  $     .53  $     .67  $     .80  $     .48  $     .70
    Discontinued operations(1)............       (.04)       .01        .06     --         --         --         --
    Extraordinary loss on early debt
      retirement(2).......................     --         --         --           (.22)    --         --         --
    Accounting change(3)..................     --         --           (.13)    --         --         --         --
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings..............................  $     .66  $     .50  $     .46  $     .45  $     .80  $     .48  $     .70
                                            =========  =========  =========  =========  =========  =========  =========
Total assets..............................  $ 896,420  $ 867,573  $ 838,748  $ 809,886  $ 902,185  $ 784,094  $ 872,643
                                            =========  =========  =========  =========  =========  =========  =========
Long-term debt............................  $ 181,622  $ 123,896  $  95,722  $  --      $ 100,000  $  --      $  48,000
                                            =========  =========  =========  =========  =========  =========  =========
Working capital...........................  $ 140,066  $ 171,231  $ 201,399  $ 156,126  $  99,693  $ 167,611  $ 110,215
                                            =========  =========  =========  =========  =========  =========  =========
Current ratio.............................       2.04       2.43       3.10       2.20       1.98       2.93       2.30
                                            =========  =========  =========  =========  =========  =========  =========
Cash dividends declared per common
  share(4)................................  $  --      $  --      $    .325  $     .30  $     .40  $     .20  $    .225
                                            =========  =========  =========  =========  =========  =========  =========

------------

(1) See Note (3) of Notes to Tidewater's Consolidated Financial Statements for further information concerning the disposal of the Container Shipping segment.

(2) For further information concerning the early debt retirement see Note (7) of Notes to Tidewater's Consolidated Financial Statements.

(3) For further information concerning the accounting change see Note (8) of Notes to Tidewater's Consolidated Financial Statements.

(4) As a result of the timing of the fiscal 1994 Board of Directors meetings, only three quarterly dividends of $.10 per common share each were declared during fiscal 1994.

(5) See Note (11) of Notes to Tidewater's Consolidated Financial Statements for further information concerning a $5.9 million pre-tax charge to earnings during fiscal 1995.

HORNBECK SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for Hornbeck as of and for the years ended December 31, 1990 through December 31, 1994 were derived from the audited consolidated financial statements of Hornbeck, and as of and for the nine month periods ended September 30, 1994 and September 30, 1995 were derived from the unaudited consolidated financial statements of Hornbeck. Historical amounts reflect the effects of the Seaboard Acquisition after November 30, 1994, the Oil & Gas Vessel Acquisition after November 15, 1994, the Ravensworth Acquisition after July 23, 1993, the Petrol Acquisition after November 19, 1992 and the Point Marine Acquisition after January 30, 1990, and therefore are not necessarily indicative of future results or trends.(1) The historical data should be read in conjunction with "Hornbeck Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of Hornbeck, and the notes related thereto, included or incorporated by reference herein.

                                                                                               NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                       -----------------------------------------------------  --------------------
                                         1990       1991       1992       1993       1994       1994       1995
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Revenues.............................  $  22,681  $  20,419  $  18,435  $  47,291  $  45,834  $  31,731  $  41,331
Depreciation and amortization........      3,427      4,229      4,749      7,394     10,007      7,144      9,977
Operating profit.....................      7,270      2,933        567     16,371      8,767      5,241      6,806
Income before income taxes, equity in
  earnings (loss) of affiliates and
  extraordinary charge...............      6,616      2,919         57     14,657      9,824      6,364      6,716
Income taxes.........................     (2,103)      (989)    --         (4,530)    (3,209)    (2,213)    (2,176)
Equity in earnings (loss) of
  affiliates.........................                                5        818      1,408      1,362       (335)
Income before extraordinary charge...      4,513      1,930         62     10,945      8,023      5,513      4,205
Extraordinary charge for early
  extinguishment of debt, net of
  income tax effect..................     --         --         --            280     --         --         --
Net income...........................      4,513      1,930         62     10,665      8,023      5,513      4,205
Earnings per share before
  extraordinary charge ..............        .51        .18        .01        .92        .60        .41        .32
Loss per share from extraordinary
  charge for early extinguishment of
  debt, net of income tax effect.....     --         --         --           (.02)    --         --         --
Net income per share.................        .51        .18        .01        .90        .60        .41        .32
BALANCE SHEET DATA:
Working capital......................  $  17,227  $  10,135  $   6,607  $  40,987  $  14,747  $  41,952  $  23,881
Property and equipment, net..........     38,862     44,138     58,783     55,396    101,563     55,103     94,584
Investments in affiliates............     --         --         --         15,223     16,851     16,681     14,584
Total assets.........................     64,183     62,740     73,112    124,672    147,882    126,131    151,518
Long-term debt (less current
  portion)...........................     12,618     13,663     14,659      7,833     21,023      4,199     17,878
Stockholders' equity.................     40,375     37,450     46,064     99,590    106,907    104,333    109,464

     (1) The following terms have the meanings set forth opposite such term below:

     POINT MARINE ACQUISITION: the acquisition by Hornbeck in January 1990 of Point Marine, Inc. and an affiliated entity.

     PETROL ACQUISITION: the acquisition by Hornbeck in November 1992 of 21 offshore service vessels from Portal Energy Corporation, Pentad Offshore Corporation and Petrol Marine Corporation.

     RAVENSWORTH ACQUISITION: the acquisition by Hornbeck in July 1993 of 49.9% of the outstanding capital stock of Ravensworth Investments Limited.

     OIL & GAS VESSEL ACQUISITION: the acquisition by Hornbeck in November 1994 of thirteen offshore supply vessels from Oil & Gas Rental Services, Inc.

     SEABOARD ACQUISITION: the acquisition by Hornbeck's newly formed 49.9% owned affiliate Seaboard Holdings Limited in November 1994 of Seaboard Offshore Group Limited.

               TIDEWATER UNAUDITED PRO FORMA CONDENSED COMBINED
                            FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information should be read in conjunction with the consolidated financial statements and notes thereto of Tidewater and subsidiaries and Hornbeck and subsidiaries, which are included elsewhere in this Registration Statement. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated in accordance with the assumptions set forth under "Notes to Tidewater Unaudited Pro Forma Condensed Combined Financial Information," nor is it necessarily indicative of future operating results or financial position.

     The unaudited pro forma condensed combined balance sheet at September 30, 1995 set forth below has been compiled from the Tidewater unaudited balance sheet and the Hornbeck unaudited balance sheet, both dated September 30, 1995, and gives effect to the Merger under the pooling-of-interests accounting method as if the Merger had occurred on September 30, 1995.

                  PRO FORMA CONDENSED COMBINED BALANCE SHEET
                       SEPTEMBER 30, 1995 -- UNAUDITED

                                                                           PRO FORMA
                                                                   -------------------------
                                        TIDEWATER   HORNBECK       ADJUSTMENTS    COMBINED
                                       -----------  ---------      -----------   -----------
                                                          (IN THOUSANDS)
               ASSETS
Current assets:
    Cash, including temporary cash
      investments....................  $    13,761  $  19,625        $--         $    33,386
    Trade and other receivables......      140,295     11,477         --             151,772
    Inventories......................       34,957     --             --              34,957
    Other current assets.............        5,805      2,236         --               8,041
                                       -----------  ---------      ---------     -----------
         Total current assets........      194,818     33,338         --             228,156
                                       -----------  ---------      ---------     -----------
Investment in and advances to
  unconsolidated companies...........       23,323     14,584         --              37,907
Properties and equipment.............    1,451,686    120,070         --           1,571,756
    Less accumulated depreciation....      874,279     25,486         --             899,765
                                       -----------  ---------      ---------     -----------
         Net properties and
           equipment.................      577,407     94,584         --             671,991
Other assets.........................       77,095      9,012         (6,955)(a)      79,152
                                       -----------  ---------      ---------     -----------
                                       $   872,643  $ 151,518        $(6,955)    $ 1,017,206
                                       ===========  =========      =========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current maturities of long-term
      debt...........................  $   --       $   4,299        $--         $     4,299
    Accounts payable and accrued
      expenses.......................       72,887      4,992         --              77,879
    Income taxes.....................       11,716        166         --              11,882
                                       -----------  ---------      ---------     -----------
         Total current liabilities...       84,603      9,457         --              94,060
                                       -----------  ---------      ---------     -----------
Deferred income taxes................       55,642     14,719         (2,434)(b)      67,927
Long-term debt.......................       48,000     17,878         --              65,878
Accrued property and liability
  losses.............................       35,636     --             --              35,636
Other liabilities and deferred
  credits............................       41,892     --             --              41,892
Stockholders' equity:
    Common stock.....................        5,333      1,317           (437)(c)       6,213
    Additional paid-in capital.......      335,534     81,998            437 (c)      417,969
    Retained earnings................      278,128     26,149         (4,521)(d)     299,756
                                       -----------  ---------      ---------     -----------
                                           618,995    109,464         (4,521)        723,938
                                       -----------  ---------      ---------     -----------
Less:
    Cumulative foreign currency
      translation adjustment.........       10,691     --             --              10,691
    Deferred
      compensation -- restricted
      stock..........................        1,434     --             --               1,434
                                       -----------  ---------      ---------     -----------
         Total stockholders'
           equity....................      606,870    109,464         (4,521)        711,813
                                       -----------  ---------      ---------     -----------
                                       $   872,643  $ 151,518        $(6,955)    $ 1,017,206
                                       ===========  =========      =========     ===========

  See accompanying Notes to Tidewater Unaudited Pro Forma Condensed Combined
                                 Financial Information.

     The unaudited pro forma condensed combined statements of earnings set forth below have been compiled from the following:

          (1) Tidewater audited statements of earnings for each of the years in the three-year period ended March 31, 1995.

          (2) Tidewater unaudited statements of earnings for the six months ended September 30, 1994 and 1995.

          (3) Hornbeck audited statements of earnings for each of the years in the three-year period ended December 31, 1994.

          (4) Hornbeck unaudited statements of earnings for the six months ended September 30, 1994 and 1995.

     Hornbeck's fiscal year end is December 31 and Tidewater's fiscal year end is March 31. The March 31, 1993, 1994 and 1995 Tidewater statements of earnings are combined with the Hornbeck statements of operations for the years ended December 31, 1992, 1993 and 1994, respectively. The Unaudited Pro Forma Condensed Combined Statements of Earnings for the six months ended September 30, 1994 and 1995 include results of each entity for the six months ended September 30, 1994 and 1995. See Note (e) of "Notes to Tidewater Unaudited Pro Forma Condensed Combined Financial Information" for the Hornbeck unaudited statements of earnings for the six months ended September 30, 1994 and 1995. Additionally, retained earnings of the combined entities were adjusted by $433,000 as of the beginning of Tidewater's fiscal 1996 year to include the unaudited net earnings of Hornbeck, including adjustments to conform accounting policies to those of Tidewater, for the period from January 1, 1995 to March 31, 1995. During this period, Hornbeck's revenues were $12,671,000.

     The following unaudited pro forma condensed combined statements of earnings give effect to the Merger under the pooling-of-interests accounting method as if Tidewater and Hornbeck had been combined since inception.

       PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS -- UNAUDITED

                                                                                            SIX MONTHS
                                                  YEARS ENDED MARCH 31,                 ENDED SEPTEMBER 30,
                                       -------------------------------------------  ----------------------------
                                           1993           1994           1995           1994           1995
                                       -------------  -------------  -------------  -------------  -------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
     Marine operations...............  $     431,874  $     513,892  $     501,118  $     254,292  $     260,780
     Compression operations..........         62,099         55,471         83,490         30,512         55,073
                                       -------------  -------------  -------------  -------------  -------------
                                             493,973        569,363        584,608        284,804        315,853
                                       -------------  -------------  -------------  -------------  -------------
Costs and expenses:
     Marine operations (Note (a))....        264,880        315,349        311,949        157,790        161,818
     Compression operations..........         36,283         30,338         45,886         17,509         28,777
     Depreciation (Note (a)).........         83,814         88,936         92,865         43,710         41,379
     General and administrative......         60,368         66,034         63,919         31,650         28,755
                                       -------------  -------------  -------------  -------------  -------------
                                             445,345        500,657        514,619        250,659        260,729
                                       -------------  -------------  -------------  -------------  -------------
                                              48,628         68,706         69,989         34,145         55,124
Other income (expenses):
     Foreign exchange loss...........         (1,788)          (557)          (611)          (516)          (210)
     Gain on sales of assets.........          3,415          4,588         14,207          5,160          4,552
     Equity in net earnings of
       unconsolidated companies......          2,530          3,504          4,555          3,038          3,036
     Minority interests..............         (2,544)        (2,022)        (1,488)          (692)          (765)
     Interest and miscellaneous
       income........................          7,676          6,908          6,920          5,106          1,894
     Other expense...................         (3,941)        (2,452)        (8,499)           (78)           (12)
     Interest expense................        (13,710)        (9,262)        (5,608)          (953)        (4,244)
                                       -------------  -------------  -------------  -------------  -------------
                                              (8,362)           707          9,476         11,065          4,251
                                       -------------  -------------  -------------  -------------  -------------
Earnings from continuing operations
  before income taxes................         40,266         69,413         79,465         45,210         59,375
Income taxes (Note (b))..............         12,376         24,753         28,278         16,155         19,517
Earnings from continuing
  operations.........................         27,890         44,660         51,187         29,055         39,858
Discontinued operations..............          3,099       --             --             --             --
                                       -------------  -------------  -------------  -------------  -------------
Earnings before extraordinary item
  and cumulative effect of accounting
  change.............................         30,989         44,660         51,187         29,055         39,858
Extraordinary loss on early debt
  retirement.........................       --              (12,250)      --             --             --
Cumulative effect of accounting
  change.............................         (6,640)      --             --             --             --
                                       -------------  -------------  -------------  -------------  -------------
Net earnings.........................  $      24,349  $      32,410  $      51,187  $      29,055  $      39,858
                                       =============  =============  =============  =============  =============
Primary and fully-diluted earnings
  per common share:
     Continuing operations...........  $         .45  $         .72  $         .82  $         .47  $         .64
     Discontinued operations.........            .05       --             --             --             --
                                       -------------  -------------  -------------  -------------  -------------
     Earnings before extraordinary
       item and cumulative effect of
       accounting change.............            .50            .72            .82            .47            .64
     Extraordinary loss on early debt
       retirement....................       --                 (.20)      --             --             --
     Cumulative effect of accounting
       change........................           (.11)      --             --             --             --
                                       -------------  -------------  -------------  -------------  -------------
     Net earnings....................  $         .39  $         .52  $         .82  $         .47  $         .64
                                       =============  =============  =============  =============  =============
Weighted average common shares and
  equivalents........................     61,873,573     62,117,501     62,206,014     62,204,653     62,476,201
                                       =============  =============  =============  =============  =============

NOTES TO TIDEWATER UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION:

(a) To conform accounting policies regarding certain drydocking costs which have been capitalized and amortized over periods of 24 to 36 months in Hornbeck's historical financial statements but are expensed as incurred by Tidewater. To conform Hornbeck's historical amounts to Tidewater's policy, other assets have been reduced at September 30, 1995 by $6,955,000. Marine equipment operating expenses have been increased by $1,223,000, $5,825,000 and $2,915,000 for the years ended March 31,
      1993, 1994 and 1995, respectively, and $2,435,000 and $4,505,000 for the six-month periods ended September 30, 1994 and 1995, respectively. Depreciation expense has been reduced by $1,252,000, $2,110,000 and $3,740,000 for the years ended March 31, 1993, 1994 and 1995, respectively, and $1,936,000 and $2,041,000 for the six-month periods ended September 30, 1994 and 1995, respectively.

(b) To reflect the income tax expense effect of the pro-forma adjustments discussed in note (a) above, income tax expense has been increased (decreased) by $10,000, ($1,300,000) and $289,000 for the years ended March 31, 1993, 1994 and 1995, respectively, and ($175,000) and
     ($863,000) for the six-month periods ended September 30, 1994 and 1995, respectively. The deferred income tax liability account has been reduced at September 30, 1995 by $2,434,000 for the net effect of the adjustments described above.

(c) To give effect to the issuance of 8,800,000 shares (assuming a Conversion Ratio of .667 shares and prior to giving effect to the exercise of 317,654 Hornbeck stock options) of Tidewater Common Stock in exchange for 13,240,000 shares of Hornbeck Stock. The excess of par value of the 13,240,000 shares of Hornbeck Stock surrendered upon consummation of the Merger over par value of the 8,800,000 shares of Tidewater Common Stock issued upon consummation of the Merger is credited to additional paid-in capital.

(d) The retained earnings adjustment of $4,521,000 reflects the combined effect of the adjustments referenced under notes (a) and (b).

                                           (NOTES CONTINUED ON FOLLOWING PAGE)

(e) The Hornbeck unaudited statements of earnings for the six months ended September 30, 1994 and 1995 are as follows:

                                             SIX MONTHS ENDED
                                               SEPTEMBER 30,
                                       ----------------------------
                                           1994           1995
                                       -------------  -------------
                                         (IN THOUSANDS EXCEPT PER
                                               SHARE DATA)
Marine operating revenues............  $      20,226  $      28,660
                                       -------------  -------------
Marine operating costs...............         10,979         14,508
Depreciation expense.................          4,871          6,695
General and administrative
  expenses...........................          1,668          2,027
                                       -------------  -------------
                                              17,518         23,230
                                       -------------  -------------
                                               2,708          5,430
Other income (expense):
     Foreign exchange loss...........             --            (53)
     Gain on sales of assets.........            689            425
     Equity in net earnings (loss) of
        unconsolidated companies.....          1,094             (4)
     Interest and miscellaneous
        income.......................            853            605
     Other expense...................            (78)           (12)
     Interest expense................           (305)          (881)
                                       -------------  -------------
                                               2,253             80
                                       -------------  -------------
Earnings before income taxes.........          4,961          5,510
Income taxes.........................          1,350          1,792
                                       -------------  -------------
Net earnings.........................  $       3,611  $       3,718
                                       =============  =============
Primary and full-diluted earnings per
  common share.......................  $         .27  $         .28
                                       =============  =============
Weighted average common shares and
  equivalents........................     13,474,000     13,341,500
                                       =============  =============

(f) No provision has been reflected in the unaudited pro forma condensed combined financial information for direct expenses related to the Merger, which are expected to approximate $8.5 million.

    TIDEWATER MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

     This discussion and analysis of financial condition and results of operations of Tidewater should be read in conjunction with the consolidated financial statements, the related disclosures and the selected financial data of Tidewater included elsewhere herein.

                 SIX MONTHS ENDED SEPTEMBER 30, 1994 AND 1995

     Fiscal 1996 six-month net earnings rose significantly above prior year levels due to better market conditions for offshore Tidewater Marine services and a considerably larger Tidewater Compression rental fleet.

LIQUIDITY AND CAPITAL RESOURCES

     Fiscal 1996 six-month operating activities generated higher cash than fiscal 1995's corresponding period. The increase is attributable to a significantly larger natural gas compressor fleet and higher utilization and day rates for the Tidewater Marine vessel fleet. Operating activities continue to generate cash in excess of normal operating requirements. Anticipated utilization levels for the Tidewater Marine vessel fleet and Tidewater Compression rental fleet for the remainder of fiscal 1996 should maintain this condition.

     Cash used in investing activities for the six-month period ended September 30, 1995 was significantly lower than the amount for the corresponding period of fiscal 1995. Investing activities for the six-month period ended September 30, 1994 include the purchase of the assets of Brazos Gas Compressing Company, a subsidiary of Mitchell Energy & Development Corporation, for $35 million in cash on September 30, 1994. Excluding acquisitions, additions to properties and equipment and proceeds from asset sales determine the overall amount of cash used in investing activities. The following tables compare these two items, by business segment, for the six-month periods ended September 30, 1994 and 1995:

                                         SIX MONTHS ENDED
                                          SEPTEMBER 30,
                                       --------------------
                                         1994       1995
                                       ---------  ---------
                                          (IN THOUSANDS)
ADDITIONS TO PROPERTIES AND
  EQUIPMENT:
     Tidewater Marine................  $  17,654  $  14,768
     Tidewater Compression...........      2,428      1,156
     General corporate...............        218         14
                                       ---------  ---------
                                       $  20,300  $  15,938
                                       =========  =========
PROCEEDS FROM SALES OF ASSETS:
     Tidewater Marine equipment......  $   7,212  $   6,645
     Tidewater Compression
        equipment....................      1,306      3,808
                                       ---------  ---------
                                       $   8,518  $  10,453
                                       =========  =========

     Tidewater Marine additions for the current six-month period include the $6.1 million purchase of five offshore tugs and a utility vessel previously operated under long-term lease. Current economic conditions generally do not favor the construction of Tidewater Marine vessels; therefore, future expansion of the Tidewater Marine fleet will continue to come primarily from existing industry supplies provided appropriate rates of return can be achieved.

     Cash used in fiscal 1996 six-month financing activities was significantly higher than fiscal 1995's six-month period because of $58 million of prepayments on long-term debt borrowed in connection with the purchase of Halliburton's natural gas compression assets on November 30, 1994. As of September 30, 1995 existing long-term debt of $48 million was borrowed under the revolving credit
                                      42
facility of Tidewater's revolving credit and term loan agreement. Principal payments on long-term debt for the six months ended September 30, 1994 include the redemption of 7% convertible subordinated debentures for $46.0 million. Continued dividend payments are subject to declaration by the Board of Directors and are limited by Tidewater's revolving credit and term loan agreement.

RESULTS OF OPERATIONS

     Revenues and operating profits, by Tidewater business segment, for the six-month periods ended September 30, 1994 and 1995 are as follows:

                                           SIX MONTHS ENDED
                                            SEPTEMBER 30,
                                       ------------------------
                                          1994         1995
                                       -----------  -----------
                                            (IN THOUSANDS)
REVENUES:
     Tidewater Marine................  $   234,066  $   232,120
     Tidewater Compression...........       30,512       55,073
                                       -----------  -----------
                                       $   264,578  $   287,193
                                       ===========  ===========
OPERATING PROFIT (LOSS):
     Tidewater Marine................  $    39,248  $    53,358
     Tidewater Compression...........        4,439        8,067
     Other income....................        2,634        2,647
     Corporate expenses..............       (4,925)      (4,380)
     Interest expense................         (648)      (3,363)
     Income tax expense..............      (14,980)     (18,588)
                                       -----------  -----------
     Net earnings....................  $    25,768  $    37,741
                                       ===========  ===========

     Fiscal 1996 six-month consolidated revenues and pre-tax earnings rose 8.5% and 38.2%, respectively, above fiscal 1995's corresponding six-month amounts. The increase in pre-tax earnings for the current six-month period is because of higher Tidewater Marine and Tidewater Compression operating profits partially offset by higher interest expense. Higher Tidewater Marine operating profit is due to higher utilization and day rates for the vessel fleet, the net positive effect of lower depreciation expense due to the increase in vessel useful lives effective April 1, 1995, and lower general and administrative expenses as a result of Tidewater's restructuring of worldwide Tidewater Marine operations in fiscal 1995's fourth quarter. Fiscal 1995's six-month Tidewater Marine operating profit also includes $1.7 million of refunds received from the settlement of prior years' property tax disputes. Higher Tidewater Compression operating profit and higher interest expense are the result of the expansion of the natural gas compressor rental fleet and associated debt borrowings during the second half of fiscal 1995.

     General and administrative expenses by type for the six-month periods ended September 30, 1994 and 1995 are as follows:

                                         SIX MONTHS ENDED
                                          SEPTEMBER 30,
                                       --------------------
                                         1994       1995
                                       ---------  ---------
                                          (IN THOUSANDS)
Personnel............................  $  18,493  $  15,543
Office and property..................      4,579      4,631
Sales and marketing..................      1,938      1,515
Professional services................      1,559      1,846
Other................................      3,413      3,193
                                       ---------  ---------
                                       $  29,982  $  26,728
                                       =========  =========

TIDEWATER MARINE SEGMENT

     The Tidewater Marine segment provides a diverse range of services and equipment to the offshore oil and gas industry. Fleet size, utilization and vessel day rates primarily determine the amount of revenues and operating profit because operating costs and depreciation do not change proportionally with changes in revenues. Operating costs principally consist of crew costs, repair and maintenance, insurance, fuel/lube and supplies. Fleet size and utilization are the major factors which affect crew costs. The timing and amount of repair and maintenance costs are influenced by vessel age and scheduled drydockings to satisfy safety and inspection requirements dictated by regulatory agencies. Whenever possible, vessel drydockings are done during seasonally slow periods to minimize any impact on vessel operations and are only done if economically justified given the vessel's age, and physical condition. The following tables compare revenues, operating expenses (excluding general and administrative expense and depreciation expense) and operating margins of the Tidewater Marine segment and provide a breakdown of Tidewater Marine operating profit for the six-month periods ended September 30, 1994 and 1995:

                                           SIX MONTHS ENDED
                                            SEPTEMBER 30,
                                       ------------------------
                                          1994         1995
                                       -----------  -----------
                                            (IN THOUSANDS)
REVENUES:
     Owned and chartered vessels:
           United States.............  $    90,741  $    87,858
           Foreign...................      126,514      129,727
                                       -----------  -----------
                                           217,255      217,585
           Shipyard and other........       10,671        7,219
           Brokered vessels..........        6,140        7,316
                                       -----------  -----------
                                           234,066      232,120
                                       -----------  -----------
EXPENSES:
     Owned and chartered vessels:
           Crew costs................       64,557       64,636
           Repair and maintenance....       30,892       34,260
           Insurance.................       14,954       13,575
           Fuel, lube and supplies...        9,966       11,056
           Other.....................        8,677        7,777
                                       -----------  -----------
                                           129,046      131,304
     Shipyard and other..............        9,718        4,748
     Brokered vessels................        5,612        6,753
                                       -----------  -----------
                                           144,376      142,805
                                       -----------  -----------
           Operating margins.........  $    89,690  $    89,315
                                       ===========  ===========
FOR OWNED AND CHARTERED VESSELS:
     Operating margins as a percent
        of revenues..................        40.6%        39.7%
                                       ===========  ===========
     Percentage rise (drop) in
        operating costs compared to
        same period of prior fiscal
        year.........................       (6.9)%         1.8%
                                       ===========  ===========
                       (TABLE CONTINUED ON FOLLOWING PAGE)

                                           SIX MONTHS ENDED
                                            SEPTEMBER 30,
                                       ------------------------
                                          1994         1995
                                       -----------  -----------
                                            (IN THOUSANDS)
TIDEWATER MARINE OPERATING PROFIT:
     Owned and chartered vessels:
           United States.............  $    16,808  $    17,876
           Foreign...................       17,088       28,820
                                       -----------  -----------
                                            33,896       46,696
     Gains from asset sales..........        3,794        3,801
     Brokered vessels................          528          564
     Shipyard and other..............        1,030        2,297
                                       -----------  -----------
                                       $    39,248  $    53,358
                                       ===========  ===========

     Fiscal 1996 six-month operating margin was consistent with the prior year six-month period as slightly higher utilization and higher average day rates for the fleet were offset by higher repair and maintenance expense. The increase in repair and maintenance is partially due to the increase in vessel useful lives which became effective at the beginning of the current fiscal year and had the effect of expensing drydocking costs, which under the old vessel useful lives, would have been capitalized.

     Tidewater Marine fleet utilization is determined primarily by market conditions and to a lesser extent by drydockings to satisfy safety and inspection requirements. The following table compares day-based Tidewater Marine fleet utilization percentages by vessel class and in total for the six-month periods ended September 30, 1994 and 1995:

                                         SIX MONTHS ENDED
                                          SEPTEMBER 30,
                                       --------------------
                                         1994       1995
                                       ---------  ---------
UTILIZATION:
     DOMESTIC-BASED FLEET:
           Towing Supply/Supply......       85.5%      88.3%
           Crew/Utility..............       92.0%      80.4%
           Offshore Tugs.............       64.9%      56.2%
           Other.....................       51.2%      54.7%
           Total.....................       79.9%      77.1%

     FOREIGN-BASED FLEET:
           Towing Supply/Supply......       81.9%      87.4%
           Crew/Utility..............       74.0%      85.8%
           Offshore Tugs.............       76.0%      71.7%
           Other.....................       49.0%      42.9%
           Total.....................       74.0%      77.2%

     WORLDWIDE FLEET:
           Towing Supply/Supply......       83.1%      87.8%
           Crew/Utility..............       83.8%      82.6%
           Offshore Tugs.............       70.5%      64.6%
           Other.....................       49.4%      45.3%
           Total.....................       76.3%      77.2%

     The domestic fleet consists of vessels operating in U.S. waters while the foreign fleet consists of vessels operating outside U.S. waters.

     Utilization presented reflects demand trends for offshore marine services. Fiscal 1996 six-month fleet utilization rose slightly above fiscal 1995's six-month level as higher demand for towing supply/supply and crew/utility marine services in foreign markets outweighed the drop in demand for marine services provided by crew/utility vessels and offshore tugs in the Gulf of Mexico due to uncertainties affecting the price of U.S. natural gas.

     Tidewater Marine vessel day rates are primarily determined by the demand created through the level of offshore exploration, development and production spending by energy exploration and production companies. Suitability of equipment, the degree of service provided and the overall supply of marine service vessels also influence vessel day rates. The following table provides a comparison of average vessel day rates by class and in total for the six-month periods ended September 30, 1994 and 1995:

                                         SIX MONTHS ENDED
                                          SEPTEMBER 30,
                                       --------------------
                                         1994       1995
                                       ---------  ---------
AVERAGE VESSEL DAY RATES:
     DOMESTIC-BASED FLEET:
           Towing Supply/Supply......  $   3,599  $   3,570
           Crew/Utility..............      1,261      1,350
           Offshore Tugs.............      4,310      4,859
           Other.....................      2,946      2,969
           Total.....................  $   3,062  $   3,160

     FOREIGN-BASED FLEET:
           Towing Supply/Supply......  $   3,611  $   3,658
           Crew/Utility..............      1,752      1,825
           Offshore Tugs.............      2,606      2,671
           Other.....................        738        828
           Total.....................  $   2,879  $   3,013

     WORLDWIDE FLEET:
           Towing Supply/Supply......  $   3,607  $   3,627
           Crew/Utility..............      1,459      1,552
           Offshore Tugs.............      3,385      3,549
           Other.....................      1,178      1,355
           Total.....................  $   2,953  $   3,071

     The domestic fleet consists of vessels operating in U.S. waters while the foreign fleet consists of vessels operating outside U.S. waters.

     Higher average day rates in the current six-month period compared to the prior year's corresponding six-month period is attributed to a more favorable supply/demand relationship for offshore marine services in foreign markets and to the mix of vessels working in the domestic-based vessel fleet.

     The following tables compare the average number of vessels by class and by geographic location during the six-month period ended September 30 and the actual September 30, 1995 vessel count:

                                        AVERAGE NUMBER OF
                                        VESSELS DURING SIX    ACTUAL VESSEL
                                           MONTHS ENDED          COUNT AT
                                          SEPTEMBER 30,       SEPTEMBER 30,
                                       --------------------   --------------
                                         1994       1995           1995
                                       ---------  ---------   --------------
DOMESTIC-BASED FLEET:
     Towing Supply/Supply............         94         91          91
     Crew/Utility....................         48         50          49
     Offshore Tugs...................         47         43          41
     Other...........................         14         13          12
                                       ---------  ---------       -----
           Total.....................        203        197         193
                                       ---------  ---------       -----
FOREIGN-BASED FLEET:
     Towing Supply/Supply............        176        169         171
     Crew/Utility....................         41         35          35
     Offshore Tugs...................         48         50          54
     Other...........................         59         51          50
                                       ---------  ---------       -----
           Total.....................        324        305         310
                                       ---------  ---------       -----
     Owned or chartered vessels
        included in marine
        revenues.....................        527        502         503
     Vessels withdrawn from active
        service......................         18         17          15
     Joint venture owned vessels.....         43         47          47
                                       ---------  ---------       -----
           Total.....................        588        566         565
                                       =========  =========       =====
WORLDWIDE FLEET:
     Towing Supply/Supply............        309        297         299
     Crew/Utility....................         94         94          93
     Offshore Tugs...................         99         97          98
     Other...........................         86         78          75
                                       ---------  ---------       -----
           Total.....................        588        566         565
                                       =========  =========       =====

     The drop in the average number of vessels in the foreign-based vessel fleet from 324 for the six-month period ended September 30, 1994 to 305 for the six-month period ended September 30, 1995 is due to older vessels being withdrawn from active service due to age and high repair and maintenance costs. Vessels will continue to be withdrawn from active service as they become uneconomical to operate.

TIDEWATER COMPRESSION SEGMENT

     The Tidewater Compression segment provides natural gas compression services and equipment for a variety of applications primarily in the energy industry. Rental revenues are determined, for the most part, by utilization and fleet size. Utilization is affected by natural gas storage levels and by the number and age of producing oil and gas wells which, in turn, are dependent upon the price levels of oil and natural gas. Quality of service, availability and rental rates for equipment are also major factors which affect utilization. Operating expenses are generally consistent from period-to-period and usually vary in the short-term due to fluctuations in the amount of repair and maintenance expense. Long-term growth in operating expenses will occur primarily as a result of increased fleet size and general inflationary factors. Tidewater Compression segment operating profit is primarily determined by operating margins from rental gas compression operations. The following tables compare revenues, operating expenses (excluding general and administrative expense and depreciation expense), operating margins and related statistics for gas compression operations for the six-month periods ended September 30, 1994 and 1995:

                                         SIX MONTHS ENDED
                                          SEPTEMBER 30,
                                       --------------------
                                         1994       1995
                                       ---------  ---------
                                          (IN THOUSANDS,
                                        EXCEPT STATISTICS)
REVENUES:
     Rentals.........................  $  16,176  $  36,685
     Repair, service and other.......      2,841      3,205
                                       ---------  ---------
                                          19,017     39,890
                                       ---------  ---------
EXPENSES:
     Wages and benefits..............      3,202      6,095
     Repairs and maintenance.........      3,116      6,391
     Other...........................      1,790      4,130
                                       ---------  ---------
                                           8,108     16,616
                                       ---------  ---------
     Operating margins...............  $  10,909  $  23,274
                                       =========  =========
OPERATING MARGINS AS A PERCENT OF
  REVENUES...........................       57.4%      58.3%
                                       =========  =========
HORSEPOWER BASED STATISTICS:
     Utilization.....................       86.4%      72.1%
                                       =========  =========
     Average monthly rental rate.....  $   16.73  $   17.86
                                       =========  =========
     Average fleet size..............    186,464    474,853
                                       =========  =========

     Higher revenues and operating margins for the six-month period ended September 30, 1995 compared to the corresponding amounts for the same period of fiscal 1995 are the result of the considerable expansion of the gas compression rental fleet which occurred during the second half of fiscal 1995. Fiscal 1996 six-month utilization fell below the level for the corresponding period of fiscal 1995 due to a combination of the expansion of the rental fleet noted above and to lower demand for compression services. The natural gas compressor fleets which were purchased during fiscal 1995 historically experienced lower levels of utilization than the original Tidewater fleet. Lower demand for compression services in the current six-month period is the result of lower U.S. natural gas prices.

     The Tidewater Compression segment also designs, fabricates and installs engineered compressor systems and sells, primarily to its customers, related parts and equipment. The following table compares revenues, costs of sales and sales margins for equipment and parts sales for the six-month periods ended September 30, 1994 and 1995:

                                         SIX MONTHS ENDED
                                          SEPTEMBER 30,
                                       --------------------
                                         1994       1995
                                       ---------  ---------
                                          (IN THOUSANDS)
Revenues.............................  $  11,495  $  15,183
Costs of sales.......................      9,401     12,161
                                       ---------  ---------
  Operating margins..................  $   2,094  $   3,022
                                       =========  =========
Operating margins as a percent of
  revenues...........................      18.2%      19.9%
                                       =========  =========

     Fluctuations in the level of equipment and parts sales for the periods presented are due to the timing of sales of engineered products. Fluctuations in operating margin percentages are the result of competitive market forces. Costs of sales consist primarily of wages and benefits and material costs associated with the design, fabrication and installation of packaged compressor systems.

     Gains from sales of assets have contributed nominally to segment profits for the six-month periods ended September 30, 1995 and 1994.

CURRENCY FLUCTUATIONS AND INFLATION

     Because of its significant foreign operations, Tidewater is exposed to currency fluctuations and exchange risks. To minimize the financial impact of these items Tidewater attempts to contract a majority of its services in United States dollars.

     Day-to-day operating costs are generally affected by inflation. However, because the energy services industry requires specialized goods and services, general economic inflationary trends may not affect Tidewater's operating costs. The major impact on operating costs is the level of offshore exploration and development spending by energy exploration and production companies. As this spending increases, prices of goods and services used by the oil and gas industry and the energy services industry will increase. Future improvements in vessel day rates and compressor rental rates may buffer Tidewater from the inflationary effects on operating costs.

ENVIRONMENTAL MATTERS

     During the ordinary course of business Tidewater's operations are subject to a wide variety of environmental laws and regulations. Tidewater attempts to comply with these laws and regulations in order to avoid costly accidents and related environmental damage. Tidewater is currently involved in litigation with the Environmental Protection Agency concerning the disposal of oilfield wastes. In the opinion of management, the ultimate liability with respect to the litigation will not have a material adverse effect on Tidewater's financial position.

                           ------------------------

                  YEARS ENDED MARCH 31, 1993, 1994 AND 1995

     Fiscal 1995 pre-tax earnings rose approximately 17% principally due to the significant expansion of Tidewater's natural gas compressor fleet and higher gains from asset sales. Fiscal 1995 results also include certain charges related to Tidewater's restructuring of its headquarters and worldwide marine operations and increased reserves to cover possible losses due to the potential insolvency of certain of Tidewater's insurers. Demand for Tidewater's services weakened during fiscal 1995 as a result of lower U.S. natural gas prices and the instability of the price of oil.

LIQUIDITY AND CAPITAL RESOURCES

     Fiscal 1995 operating activities generated a consistent level of cash compared with the corresponding amount for fiscal 1994. Tidewater Marine operating margins primarily determine the overall level of cash generated from operating activities. The following table compares operating margins for Tidewater's business segments.

                                          1993         1994         1995
                                       -----------  -----------  -----------
                                                  (IN THOUSANDS)
Tidewater Marine.....................  $   161,012  $   177,665  $   169,734
Tidewater Compression................       25,816       25,133       37,604
                                       -----------  -----------  -----------
                                       $   186,828  $   202,798  $   207,338
                                       ===========  ===========  ===========

     Operating margins are defined as revenues less operating expenses, excluding depreciation.

     Fluctuations in the level of Tidewater Marine operating margins over the past three fiscal years were attributable primarily to decreased levels of utilization for a smaller worldwide vessel fleet from fiscal 1994 to fiscal 1995 and higher utilization and average day rates for the domestic-based vessel fleet from fiscal 1993 to fiscal 1994. Fiscal 1995 Tidewater Compression operating margins surpassed the prior year level principally due to a substantial increase in the size of the natural gas compressor fleet. Fiscal 1994 Tidewater Compression operating margins were down slightly from fiscal 1993 due to an anticipated drop in sales of engineered products. For the past several years operating activities have generated cash in excess of the amount required to satisfy current obligations. Anticipated fiscal 1996 utilization levels and day/rental rates for the Tidewater Marine vessel fleet and Tidewater Compression rental equipment should maintain this condition.

     Investing activities for fiscal 1995 consumed a significantly larger amount of cash compared with fiscal 1994. The principal reason for the increase over the prior year level is the acquisition of the natural gas compression assets of Halliburton Company in the third quarter of fiscal 1995 for approximately $205 million and the acquisition of the assets of Brazos Gas Compressing Company for approximately $35 million at the end of the second quarter of fiscal 1995. Additions to properties and equipment, excluding the Brazos and Halliburton Compression acquisitions, and proceeds from asset sales are compared by business segment in the following tables for the years ended March 31:

                                         1993       1994       1995
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
ADDITIONS TO PROPERTIES AND
  EQUIPMENT:
Tidewater Marine:
     Additional equipment............  $  27,055  $  11,761  $  18,285
     Modifications/additions to
        existing fleet...............     17,518     18,936     20,053
     Other...........................      1,530      1,697      1,824
                                       ---------  ---------  ---------
                                          46,103     32,394     40,162
                                       ---------  ---------  ---------
Tidewater Compression:
     Additional equipment............  $   3,579  $  15,976  $   7,213
     Modifications/additions to
        existing fleet...............      1,177      3,729      5,962
     Other...........................        869        840      1,330
                                       ---------  ---------  ---------
                                           5,625     20,545     14,505
General Corporate....................        638        380        327
                                       ---------  ---------  ---------
                                       $  52,366  $  53,319  $  54,994
                                       =========  =========  =========
PROCEEDS FROM SALES OF ASSETS:
     Tidewater Marine fleet..........  $   3,890  $   8,107  $  18,661
     Tidewater Compression fleet.....      4,215      3,376      4,358
                                       ---------  ---------  ---------
                                       $   8,105  $  11,483  $  23,019
                                       =========  =========  =========

     Fiscal 1995 financing activities provided cash of $42.3 million primarily due to borrowing $150 million to finance the Halliburton Compression acquisition. The borrowing was under a $250 million amended and restated Revolving Credit and Term Loan Agreement with several banks and bears interest at fluctuating rates subject to certain options chosen in advance by Tidewater. In addition to normal scheduled debt repayments, fiscal 1995 payments on long-term debt include $35.0 million of prepayments on debt borrowed to finance the Halliburton Compression acquisition and approximately $46.0 million for the early retirement of the 7% convertible subordinated debentures called for redemption on March 16, 1994. Fiscal 1994 financing activities include approximately $57.6 million to retire, prior to maturity, $51.1 million of notes bearing interest rates ranging from 9.17% to 10%. The remainder of the cash used to retire the notes was for associated prepayment penalties. Fiscal 1994 principal payments also include approximately $9.0 million for termination of capitalized lease obligations and the related purchase of five marine vessels. Fiscal 1993 cash used in financing activities includes approximately $38.0 million for long-term debt retired prior to maturity.

     On March 16, 1994, Tidewater called for redemption the approximately $47.2 million of 7% convertible subordinated debentures due 2010. Holders converted $1,113,000 of debentures into 44,520 shares of Tidewater's common stock at a conversion price of $25.00 per share. The remainder of the debentures were redeemed at 101.4% of par value plus accrued interest on April 18, 1995. An extraordinary charge to earnings of approximately $7.5 million (net of income taxes), or $.14 per common share, was recorded in the fourth quarter of fiscal 1994. The extraordinary charge consisted of $.6 million of prepayment premium and $11.0 million of unamortized original issue discount and deferred financing costs, less $4.1 million of income tax benefits.

     During fiscal 1993, dividends of $.075 per common share were declared and paid in each of the first three quarters and a $.10 per common share dividend was declared in the fourth quarter. Due to the timing of the meetings of the Tidewater Board, three quarterly dividends were declared in fiscal 1994, each at $.10 per common share. During fiscal 1995 dividends of $.10 per common share were declared and paid in each quarter. Continued dividend payments are subject to declaration by the Tidewater Board and are subject to limitation by Tidewater's revolving credit and term loan agreement.

RESULTS OF OPERATIONS

     Revenues, operating profits and certain other information by business segment and geographic distribution for the years ended March 31 are:

                                          1993         1994         1995
                                       -----------  -----------  -----------
                                                  (IN THOUSANDS)
Revenue(A):
  Tidewater Marine:
     United States...................  $   131,229  $   197,262  $   207,547
     Foreign(B)......................      282,210      269,339      247,737
                                       -----------  -----------  -----------
                                           413,439      466,601      455,284
  Tidewater Compression..............       62,099       55,471       83,490
                                       -----------  -----------  -----------
                                       $   475,538  $   522,072  $   538,774
                                       ===========  ===========  ===========
Operating profit:
  Tidewater Marine:
     United States...................  $       912  $    35,018  $    47,080
     Foreign(B)......................       52,085       30,765       25,090
                                       -----------  -----------  -----------
                                            52,997       65,783       72,170
                                       -----------  -----------  -----------
  Tidewater Compression..............       10,177        6,895       14,436
  Equity in net earnings of
     unconsolidated companies........        2,525        2,686        3,147
  Other income.......................          367        1,034        1,034
  Other expense......................       (3,771)     --            (8,350)
  General corporate expenses.........       (9,797)     (10,806)     (10,285)
  Interest expense...................      (12,323)      (7,939)      (4,744)
                                       -----------  -----------  -----------
Earnings from continuing operations
  before income taxes................  $    40,175  $    57,653  $    67,408
                                       ===========  ===========  ===========
Identifiable assets:
  Tidewater Marine:
     United States...................  $   295,008  $   271,040  $   229,971
     Foreign(B)......................      348,767      327,975      314,532
                                       -----------  -----------  -----------
                                           643,775      599,015      544,503
  Tidewater Compression..............       57,143       68,285      308,339
                                       -----------  -----------  -----------
           Total operating
             segments................      700,918      667,300      852,842
  Investments in and advances to
     unconsolidated Marine
     companies(A)....................       24,424       21,843       21,527
  Disposed businesses and
     discontinued segments...........        2,258          284      --
  Corporate..........................      111,148      120,459       27,816
                                       -----------  -----------  -----------
             Total...................  $   838,748  $   809,886  $   902,185
                                       ===========  ===========  ===========
Depreciation:
  Tidewater Marine...................  $    71,673  $    74,343  $    70,736
  Tidewater Compression..............        8,352        9,144       15,472
                                       -----------  -----------  -----------
           Total operating
             segments................       80,025       83,487       86,208
  Corporate..........................          292          165          390
                                       -----------  -----------  -----------
             Total...................  $    80,317  $    83,652  $    86,598
                                       ===========  ===========  ===========
                          (FOOTNOTES ON FOLLOWING PAGE)

------------

(A) For fiscal 1995 one Tidewater Marine customer accounted for approximately 11% of consolidated revenues.

(B) Tidewater Marine equipment operations are conducted worldwide with assets that are highly mobile. Revenues and identifiable assets attributable to these operations in any one country are not "significant" as that term is defined by Financial Accounting Standards No. 14. Further, most identifiable assets in each country are comprised of offshore service vessels, which regularly and routinely move from one operating area to another, often to and from offshore operating areas of different continents. Equity in net assets of foreign subsidiaries is $224,905,000, $192,038,000 and $164,175,000 at March 31, 1993, 1994 and 1995,
    respectively. Other foreign identifiable assets include accounts receivable and other balances denominated in foreign currencies aggregating approximately $8,837,000, $7,295,000 and $7,062,000 at March 31, 1993, 1994 and 1995, respectively. These amounts are subject to the usual risks of fluctuating exchange rates and government-imposed exchange controls.

     Fiscal 1995 consolidated revenues and pre-tax earnings rose 3.2% and 16.9%, respectively, above the corresponding amounts for the prior fiscal year primarily due to significantly higher Tidewater Compression revenues and operating profits and higher Tidewater Marine operating profits. The 109% increase in fiscal 1995 Tidewater Compression operating profits over the prior fiscal year is a result of the substantial expansion of the natural gas compressor rental fleet during the second half of fiscal 1995. Higher fiscal 1995 Tidewater Marine operating profits were principally the result of higher gains from sales of assets and shipyard profits partially offset by lower operating profits for a smaller foreign-based vessel fleet. Shipyard profits rose substantially above prior year levels due to the construction of vessels for third-parties. Fiscal 1995 pre-tax earnings were adversely affected by $8.4 million of other expense which consisted of a $5.9 million charge resulting from the restructuring of Tidewater's worldwide marine operations and its headquarters office and a $2.5 million provision for possible losses due to the potential insolvency of certain of Tidewater's insurers. Substantially all of the costs associated with the restructuring program were paid before March 31, 1995. The primary effect of the restructuring on future levels of costs and expenses will be to reduce annual payroll and related costs by approximately $6.6 million. During fiscal 1995, the estimated salvage value used to determine depreciation expense for natural gas compressors was increased. Please see Note 1 of Notes to Consolidated Financial Statements for further discussion of this matter.

     Fiscal 1994 consolidated revenues and earnings from continuing operations before income taxes rose 9.7% and 43.5%, respectively, above the corresponding amounts for the prior fiscal year primarily because of higher utilization and substantially higher average vessel day rates for the domestic-based vessel fleet. Fiscal 1994 revenues and operating profits for the foreign-based vessel fleet reflect weaker demand in certain foreign markets resulting from uncertainties associated with the then future supply and price of oil. Fiscal 1994 foreign operating profits also include a higher level of repair and maintenance costs resulting from the timing of vessel drydockings. Lower fiscal 1994 Tidewater Compression revenues and operating profits compared with the corresponding amounts for the prior fiscal year are primarily the result of a lower level of engineered product sales. Fiscal 1994 Tidewater Marine and Tidewater Compression operating profits also include approximately $.3 million and $1.0 million, respectively, of severance costs associated with the early retirement of several employees.

     Fiscal 1993 non-recurring charges totaling $3.8 million relate to an amendment of an employment and consulting agreement with Tidewater's then chairman of the board, president and chief executive officer. For its benefit, Tidewater elected to amend the agreement in view of the possible changes to tax laws then under consideration by the Clinton administration and Congress. The amendment accelerated the vesting of all outstanding shares of restricted stock such that these shares became fully vested and freely transferable immediately. The original terms of the restricted stock shares included restrictions during the employment term of the agreement. Due to the acceleration of the vesting of the restricted stock shares on March 31, 1993, the remaining deferred compensation associated with the restricted stock of $2,850,000 was charged to other expense in the Consolidated Statements of Earnings in fiscal 1993.

     The amendment also provided for an immediate lump-sum distribution of the present value of benefits under Tidewater's supplemental retirement plan, including the additional benefits that would have accrued assuming he remained employed by Tidewater through September 24, 1994. The lump sum distribution amounted to $2,212,000 and included $921,000 for unaccrued benefits which was charged to other expense in the Consolidated Statements of Earnings in fiscal 1993.

     Consolidated general and administrative expenses for the years ended March 31 consist of the following components:

                                         1993       1994       1995
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
TYPE:
     Personnel.......................  $  36,058  $  37,518  $  36,152
     Office and property.............      9,947     10,363      9,577
     Sales and marketing.............      4,254      4,190      3,951
     Professional services...........      3,741      4,580      3,468
     Insurance.......................      1,197      1,750      2,010
     Other...........................      3,282      4,695      5,185
                                       ---------  ---------  ---------
                                       $  58,479  $  63,096  $  60,343
                                       =========  =========  =========
TIDEWATER MARINE SEGMENT

     The Tidewater Marine segment provides a diverse range of services and equipment to the offshore oil and gas industry. Because operating costs and depreciation do not change proportionally with changes in revenues, the amount of operating profit for the Tidewater Marine segment primarily is determined by vessel fleet utilization and day rates.

     Tidewater Marine segment revenues for the years ended March 31 consist of the following:

                                          1993         1994         1995
                                       -----------  -----------  -----------
                                                  (IN THOUSANDS)
Owned or chartered vessels:
     Domestic........................  $   132,496  $   178,726  $   177,109
     Foreign.........................      281,983      269,169      246,967
                                       -----------  -----------  -----------
                                           414,479      447,895      424,076
Brokered vessels.....................        7,081       10,083       10,639
Shipyard sales.......................        3,014        8,623       20,569
Intercompany eliminations(A).........      (11,135)     --           --
                                       -----------  -----------  -----------
                                       $   413,439  $   466,601  $   455,284
                                       ===========  ===========  ===========
------------

(A) Revenues earned from the charter of equipment to the discontinued Tidewater Container Shipping segment.

     Tidewater Marine fleet utilization is affected primarily by market conditions. It is also influenced to a lesser degree by drydockings to satisfy safety and inspection requirements because Tidewater Marine vessels must undergo periodic inspections to remain properly classified and certified. These inspections, whenever possible, are done during seasonally slow periods to minimize the impact on vessel operations and are only done if the vessel is considered to have continuing economic viability. The following table compares day-based Tidewater Marine fleet utilization percentages by vessel class and in total for the years ended March 31:

                                         1993       1994       1995
                                       ---------  ---------  ---------
UTILIZATION:
  DOMESTIC-BASED FLEET:
        Towing Supply/Supply.........       83.8%      90.2%      85.8%
        Crew/Utility.................       88.3%      92.0%      89.4%
        Offshore Tugs................       69.3%      64.4%      58.1%
        Other........................       69.8%      67.4%      47.2%
        Total........................       79.6%      82.2%      77.4%

  FOREIGN-BASED FLEET:
        Towing Supply/Supply.........       82.9%      77.7%      80.8%
        Crew/Utility.................       81.9%      72.6%      79.0%
        Offshore Tugs................       80.3%      78.7%      76.3%
        Other........................       86.9%      72.2%      46.4%
        Total........................       83.2%      76.2%      73.8%

  WORLDWIDE FLEET:
        Towing Supply/Supply.........       83.1%      81.6%      82.6%
        Crew/Utility.................       85.2%      82.5%      84.8%
        Offshore Tugs................       74.5%      71.6%      67.2%
        Other........................       82.1%      71.0%      46.5%
        Total........................       81.9%      78.4%      75.2%

     The domestic fleet consists of vessels operating in U.S. waters while the foreign fleet consists of vessels operating outside U.S. waters.

     Tidewater Marine vessel utilization for all periods presented reflects demand trends for offshore marine services. Lower utilization of the worldwide vessel fleet in fiscal 1995 compared with fiscal 1994 is the result of decreased demand for offshore marine services resulting from lower U.S. natural gas prices which negatively affected utilization of the domestic-based vessel fleet. Instability in the price of oil weakened demand for offshore marine services in foreign markets and, in turn, adversely affected utilization of the foreign-based vessel fleet. Higher fiscal 1994 utilization compared with fiscal 1993 of the domestic-based vessel fleet reflects increased demand for offshore marine services in the U.S. Gulf of Mexico. Higher demand resulted from increased natural gas exploration and drilling activity which began late in the third quarter and continued through the fourth quarter of fiscal 1993 and throughout most of fiscal 1994. Toward the end of the fourth quarter of fiscal 1994, the normal seasonal slowdown of offshore activity caused a slight drop in utilization. Fiscal 1994 utilization of the foreign-based vessel fleet below the fiscal 1993 level results primarily from softening demand for offshore marine services in certain foreign markets, principally the West African market.

     Tidewater Marine vessel day rates are determined by the demand created through the level of offshore exploration, development and production spending by energy exploration and production companies. Suitability of equipment, the degree of service provided and the overall supply of marine service vessels also influence vessel day rates. The following table provides a comparison of average day rates by vessel class and in total for the years ended March 31:

                                         1993       1994       1995
                                       ---------  ---------  ---------
AVERAGE VESSEL DAY RATES:
  DOMESTIC-BASED FLEET:
     Towing Supply/Supply............  $   2,696  $   3,551  $   3,569
     Crew/Utility....................      1,121      1,230      1,274
     Offshore Tugs...................      3,850      4,259      4,607
     Other...........................      1,598      1,826      3,045
     Total...........................  $   2,412  $   2,934  $   3,087

  FOREIGN-BASED FLEET:
     Towing Supply/Supply............  $   3,592  $   3,660  $   3,569
     Crew/Utility....................      1,610      1,727      1,723
     Offshore Tugs...................      2,906      2,923      2,591
     Other...........................        572        567        932
     Total...........................  $   2,701  $   2,793  $   2,882

  WORLDWIDE FLEET:
     Towing Supply/Supply............  $   3,339  $   3,622  $   3,569
     Crew/Utility....................      1,349      1,445      1,459
     Offshore Tugs...................      3,365      3,516      3,465
     Other...........................        816        875      1,363
     Total...........................  $   2,601  $   2,848  $   2,964

     The domestic fleet consists of vessels operating in U.S. waters while the foreign fleet consists of vessels operating outside U.S. waters.

     Fiscal 1995 average day rates for the worldwide vessel fleet rose 4% above the prior year level and was due primarily to the mix of vessels working. Fiscal 1995 average vessel day rates for the foreign-based vessel fleet were higher due to a much lower level of activity for the inshore towing fleet in Nigeria. Because these vessels have much lower average day rates, they positively affect the overall average day rate of the fleet as utilization and the number of these vessels in the fleet declines. In fiscal 1994, a higher average day rate for a larger domestic-based vessel fleet was the principal factor contributing to the growth in Tidewater Marine revenues and operating profits. During fiscal 1994 average day rates for the domestic-based vessel fleet rose steadily in contrast to fiscal 1993, when average day rates for a smaller vessel fleet declined. The average day rate for the foreign-based vessel fleet for fiscal 1994, although higher than the fiscal 1993 average day rate, did not significantly change compared with the ending fiscal 1993 level. The fiscal 1994 increase in the average day rate for the foreign-based vessel fleet primarily is a result of a favorable shift in the mix of vessels working in certain foreign locations.

     As the global supply of marine service vessels continues to decline, prospects for higher average vessel day rates improve. However, given the volatile nature of demand for offshore marine services, any sustained improvement in vessel day rates is not assured.

     The following table compares the average number of vessels by class and geographic distribution during the years ended March 31 and the actual March 31, 1995 vessel count:

                                                                    ACTUAL
                                          AVERAGE NUMBER OF         VESSEL
                                         VESSELS DURING YEAR       COUNT AT
                                           ENDED MARCH 31,         MARCH 31,
                                        ----------------------     ---------
                                        1993     1994     1995       1995
                                        ----     ----     ----     ---------
DOMESTIC-BASED FLEET:
     Towing Supply/Supply............     78       88       92         93
     Crew/Utility....................     42       47       49         49
     Offshore Tugs...................     44       47       48         43
     Other...........................     25       21       14         14
                                        ----     ----     ----     ---------
     Total...........................    189      203      203        199
                                        ----     ----     ----     ---------
FOREIGN-BASED FLEET:
     Towing Supply/Supply............    200      191      175        169
     Crew/Utility....................     40       45       39         37
     Offshore Tugs...................     40       49       47         48
     Other...........................     64       61       57         50
                                        ----     ----     ----     ---------
     Total...........................    344      346      318        304
                                        ----     ----     ----     ---------
     Owned or chartered vessels
        included in marine
        revenues.....................    533      549      521        503
     Vessels withdrawn from active
        service......................     13       15       18         21
     Joint venture owned vessels.....     43       43       43         43
                                        ----     ----     ----     ---------
     Total...........................    589      607      582        567
                                        ====     ====     ====     =========
WORLDWIDE FLEET:
     Towing Supply/Supply............    308      313      306        304
     Crew/Utility....................     92       99       94         92
     Offshore Tugs...................     87       98       98         94
     Other...........................    102       97       84         77
                                        ----     ----     ----     ---------
     Total...........................    589      607      582        567
                                        ====     ====     ====     =========

     The drop in average size of the foreign-based vessel fleet from 346 for fiscal 1994 to 318 for fiscal 1995 is due to several vessels being withdrawn from active service due to age and anticipated high repair and maintenance costs, the transfer of vessels to the domestic-based vessel fleet and the return of vessels to their owners that could not be operated profitably under current market conditions. Additional vessels in the Tidewater Marine fleet may be withdrawn in the future as they become uneconomical to operate.

     The following table compares major components of Tidewater Marine operating costs and compares selected statistics for owned and chartered vessels:

                                          1993         1994         1995
                                       -----------  -----------  -----------
                                                  (IN THOUSANDS)
Crew costs...........................  $   122,244  $   135,374  $   127,589
Repair and maintenance...............       63,440       68,625       62,662
Vessel insurance.....................       24,969       24,918       30,551
Fuel, lube and supplies..............       20,631       22,296       20,715
Charter fees,
  mobilization/demobilization........        8,835        8,113        6,877
Other................................       14,910       12,094       10,260
                                       -----------  -----------  -----------
     Total operating costs of owned
        and chartered vessels........      255,029      271,420      258,654
Brokered vessels' costs..............        6,248        9,274        9,814
Shipyard costs.......................        2,116        8,242       17,082
Intercompany eliminations(A).........      (10,966)     --           --
                                       -----------  -----------  -----------
                                       $   252,427  $   288,936  $   285,550
                                       ===========  ===========  ===========
FOR OWNED AND CHARTERED VESSELS:
     Overall percentage increase
        (decrease) in operating
        costs........................         3.7%         6.4%        (4.7%)
                                       ===========  ===========  ===========
     Operating costs as a percentage
        of related revenues..........        61.5%        60.6%        60.9%
                                       ===========  ===========  ===========
------------
(A) Costs incurred from the charter of equipment to the discontinued Tidewater Container Shipping segment.

     Changes in fleet size and utilization are the principal factors which cause fluctuations in the amount of crew costs. The drop in fiscal 1995 crew costs from fiscal 1994 is primarily the result of lower activity for a smaller worldwide fleet. Higher fiscal 1994 crew costs compared with fiscal 1993 principally are the result of the higher activity level of the domestic-based vessel fleet, which generally has higher crewing costs than the foreign-based vessel fleet, and the addition of 19 vessels purchased on March 15, 1993. The absence of significant new vessel construction within the energy services industry over the past 10 to 12 years has caused the average age of Tidewater Marine's vessel fleet to rise. Currently the average age of the Tidewater Marine's vessel fleet is approximately 16 years. The increase in average age of the fleet combined with normal inflationary effects has, in turn, resulted in higher levels of repair and maintenance costs. Though primarily dictated by regulatory agencies, the scheduling of vessel drydockings affects the amount of repair and maintenance expense in any year. Vessel drydockings, whenever possible, are also done to minimize any impact on vessel revenues. Higher fiscal 1995 insurance costs compared with the prior periods are primarily the result of general insurance market conditions. Other vessel costs for fiscal 1993 include approximately $2.0 million of write-offs which resulted from a comprehensive review of marine inventories and a significantly higher amount of broker commissions.

     Gains on asset sales contributed $2.9 million, $3.3 million and $12.4 million for the fiscal years ended March 31, 1993, 1994 and 1995, respectively. Operating margins from brokered vessel activity generally contribute nominally to Tidewater Marine operating profits.

TIDEWATER COMPRESSION SEGMENT

     The Tidewater Compression segment provides natural gas compression services and equipment for a variety of applications primarily in the energy industry. It also designs, fabricates and installs engineered compressor systems. Tidewater Compression operating profit primarily is determined by operating margins from natural gas compressor operations.

     During the second half of fiscal 1995, Tidewater purchased the natural gas compression assets of Halliburton Company for approximately $205 million and on September 30, 1994 purchased the assets of Brazos Gas Compressing Company, a subsidiary of Mitchell Energy & Development Corporation, for approximately $35 million. The Halliburton Compression fleet consisted of approximately 1,550 units aggregating approximately 237,000 horsepower. The Brazos fleet consisted of approximately 325 units aggregating approximately 58,000 horsepower. These acquisitions have made the Tidewater Compression segment the leader in the domestic gas compression industry and improve its ability to service the needs of its customers.

     Tidewater Compression segment revenues for the years ended March 31 consist of the following:

                                         1993       1994       1995
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Gas compressor rentals...............  $  26,653  $  30,868  $  49,235
Equipment and parts sales............     28,662     18,385     27,920
Repair, service and other............      6,784      6,218      6,335
                                       ---------  ---------  ---------
                                       $  62,099  $  55,471  $  83,490
                                       =========  =========  =========

     Gas compressor utilization is affected primarily by natural gas storage levels and by the number and age of producing oil and gas wells which, in turn, are dependent upon the price levels of oil and natural gas. Quality of service, availability and rental rates for gas compression equipment also are major factors which affect utilization. The following table compares horsepower-based utilization, average rental rates and average fleet size for natural gas compressors for the years ended March 31 and the actual fleet size at March 31 of the respective years:

                                          1993         1994         1995
                                       -----------  -----------  -----------
Utilization..........................          78%          86%          82%
                                       ===========  ===========  ===========
Average monthly rental rate..........  $     16.49  $     16.74  $     17.41
                                       ===========  ===========  ===========
Average fleet size in
  horsepower.........................      172,711      179,725      286,352
                                       ===========  ===========  ===========
Actual fleet size at March 31 in
  horsepower.........................      172,750      185,036      479,740
                                       ===========  ===========  ===========

     For the first six months of fiscal 1995, utilization rose above the level experienced for the corresponding fiscal 1994 period as demand for natural gas compression services remained firm primarily due to the then favorable long-term outlook for U.S. natural gas prices. As U.S. natural gas prices continued to decline during the third and fourth quarters of fiscal 1995, demand for gas compression services weakened and, in turn, utilization was adversely affected. The integration of the Brazos and Halliburton natural gas compressor fleets during the second half of fiscal 1995, which fleets had historically experienced lower levels of utilization than the pre-acquisition Tidewater natural gas compressor fleet, further reduced overall fiscal 1995 utilization. Higher fiscal 1995 average rental rates compared with fiscal 1994 primarily are attributable to the composition of equipment in the combined fleet. Higher fiscal 1994 utilization and higher average monthly rental rates compared with fiscal 1993 are a direct result of greater demand for natural gas compressor services as a result of higher U.S. natural gas prices. Fiscal 1994 gas compressor rental revenues also rose as a result of a larger compression fleet.

     Fluctuations in the level of revenues generated from equipment and parts sales over the past three fiscal years primarily are the result of changes in the sales volume of engineered products. For fiscal 1995 the increase is also attributable to higher parts sales in Canada.

     Operating costs of the Tidewater Compression segment for the years ended March 31 consist of the following:

                                         1993       1994       1995
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Field operating expenses:
     Wages and benefits..............  $   5,672  $   6,209  $   8,702
     Repairs and maintenance.........      5,833      6,043      8,124
     Other...........................      2,635      3,109      5,165
                                       ---------  ---------  ---------
                                          14,140     15,361     21,991
Costs of sales.......................     22,143     14,977     23,895
                                       ---------  ---------  ---------
                                       $  36,283  $  30,338  $  45,886
                                       =========  =========  =========
Field operating expenses as a
  percentage of rental, repair,
  service and other revenues.........        42%        41%        40%
                                       =========  =========  =========
Costs of sales as a percentage of
  related revenues...................        77%        81%        86%
                                       =========  =========  =========

     Field operating expenses relate primarily to gas compressor rental, repair and service operations. Field operating expenses generally are consistent from period-to-period and usually vary in the short-term due to fluctuations in the level of repairs and maintenance expense. Long-term growth in field operating expenses will occur primarily as a result of increased fleet size and general inflationary factors. Higher fiscal 1995 field operating expenses are a direct result of the substantial expansion of the natural gas compressor fleet. Costs of sales consist primarily of wages and benefits and material costs associated with the design, fabrication and installation of packaged compressor systems. Fluctuations in costs of sales as a percentage of the related revenues over the past three years generally are due to competitive forces and the type of equipment sold.

     Gains on sales of equipment over the past three years contributed $1.4 million, $1.3 million and $1.1 million for the fiscal years ended March 31, 1993, 1994 and 1995, respectively.

CURRENCY FLUCTUATIONS AND INFLATION

     Because of its significant foreign operations, Tidewater is exposed to currency fluctuations and exchange risks. To minimize the financial impact of these items Tidewater attempts to contract a majority of its services in United States dollars. Day-to-day operating costs generally are affected by inflation. However, because the energy services industry requires specialized goods and services, general economic inflationary trends may not affect Tidewater's operating costs. The major impact on operating costs is the level of offshore exploration and development spending by energy exploration and production companies. As this spending increases, prices of goods and services used by the oil and gas industry and the energy services industry will increase. Future improvements in vessel day rates and compressor rental rates may buffer Tidewater from the inflationary effects on operating costs.

ENVIRONMENTAL MATTERS

     During the ordinary course of business Tidewater's operations are subject to a wide variety of environmental laws and regulations. Tidewater attempts to comply with these laws and regulations in order to avoid costly accidents and related environmental damage. Tidewater currently is involved in litigation with the Environmental Protection Agency (EPA) concerning the legal disposal of oilfield wastes from drilling sites it previously operated, as well as from the disposal of other fluids used in the marine operations.

     In 1983, the United States Environmental Protection Agency (the "EPA") notified two subsidiaries of Tidewater, Zapata Gulf Marine Operators, Inc. ("Zapata Gulf") and Gulf Fleet Supply

Vessels, Inc. ("Gulf Fleet") that they were potentially responsible parties ("PRPs") for cleanup costs at the Western Sand and Gravel site in Rhode Island. Zapata Gulf and Gulf Fleet are among 53 PRPs.

     In August of 1989, the EPA notified a subsidiary of Tidewater, Hilliard Oil & Gas, Inc. ("Hilliard"), that it was a PRP for cleanup costs at a National Priorities List site. EPA later nominated Hilliard a de minimis participant for this site, i.e. EPA determined that Hilliard's involvement in the site was minimal, and that the toxicity and amount of substance contributed by Hilliard was minimal in comparison to the other hazardous substances found at the site. EPA alleges that residue from trucks transporting Hilliard's saltwater (a non-hazardous substance) to a third party site subsequently was washed out of the trucks' tanks at the subject site, thus making Hilliard a PRP for cleanup of the subject site. Hilliard believes that this is an insufficient nexus to establish liability, and has chosen to challenge EPA on this theory.

     Based on its evaluation of the potential total clean-up costs, its estimate of its potential exposure, and the viability of other PRPs, management believes that any costs ultimately required to be borne by Tidewater at these sites will not have a material adverse effect on its results of operations, cash flow or financial position.

               HORNBECK MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of the financial condition and results of operations of Hornbeck. This discussion should be read in conjunction with the information contained in the consolidated financial statements of Hornbeck and the related notes included herein.

GENERAL

     Hornbeck's operating revenue is directly affected by average day rates and fleet utilization, which are closely aligned with the offshore oil and gas exploration and development industry. The level of exploration and development of offshore areas is affected by both short-term and long-term trends in oil and gas prices which, in turn, are related to the demand for petroleum products and the current availability of oil and gas resources. Although different geographic markets were affected at different times and to varying degrees, the level of activity in the oil and gas exploration and development industry and, therefore, the offshore marine services industry, was depressed in the Gulf during the middle and late 1980s. In the period from 1988 through the first half of 1995, the Gulf of Mexico's market experienced several periods of increased offshore activity as well as periods, both seasonal and otherwise, where demand for offshore marine services decreased. Many industry experts anticipate that increased natural gas demand will increase drilling and workover activity in the Gulf. On the other hand, a reduced level of oil and gas prices could lead to less exploration and development of offshore areas, reduced activity for the offshore marine services industry, and an adverse effect on Hornbeck's financial condition and results of operations. In the North Sea, following Hornbeck's 1993 acquisition of Ravensworth, safety standby vessel demand declined due to lower drilling activity caused by oil price declines and certain tax law changes affecting that area. In 1995, the industry has experienced increased drilling activity in the North Sea; however, there is a relatively small oversupply of safety standby vessels available for charter which is causing a weakness in that market. Recently, advances in technology used in exploring for and developing oil and gas reserves has increased drilling success rates and efficiency contributing to higher offshore drilling activity levels. Oil and gas exploration and production companies can develop reserves in a lower energy price environment because of this improved technology which has led to lower finding costs. Hornbeck cannot predict future demand levels for its markets.

     The offshore marine services industry is cyclical, with periods of increased demand for services resulting in higher utilization and day rates and periods of lower demand resulting in lower utilization and day rates. An upward or downward movement in day rates has little direct impact on operating costs and expenses for a vessel. An increase or decrease in utilization of a vessel will incrementally increase or decrease certain operating costs and expenses but generally not in proportion to the associated revenue change.

     Hornbeck's results of operations have not been significantly affected by inflation during the past five years. Since Hornbeck's investment in Ravensworth in mid-1993, it has become exposed to potential foreign exchange gains or losses. Through September 30, 1995, Hornbeck has not recorded any significant foreign exchange gains or losses.

LIQUIDITY AND CAPITAL RESOURCES

     Cash provided from operating activities totaled $17,584,000 for the first nine months of 1995, compared to $17,105,000 in the same period of the prior year. Hornbeck had cash and equivalents of $19,625,000 at September 30, 1995. The change in operating cash flow occurred primarily as a result of an increase in average fleet size offset significantly because of lower day rates which resulted in lower revenues and cash receipts on a per vessel basis.

     At December 31, 1994, Hornbeck had cash and equivalents of approximately $8,572,000. For the year ended December 31, 1994, a period of downturn in the offshore marine services business, cash provided by operating activities totaled approximately $19,148,000, an increase of $2,919,000 versus the amount reported for 1993.

     In connection with the Oil & Gas Vessel Acquisition, Hornbeck entered into a loan agreement (the "Loan Agreement") with a bank (for itself and as agent for any future lenders who may participate in the loans under the Loan Agreement) to provide a portion of the funds for the Oil & Gas Vessel Acquisition and a revolving credit facility. Under the Loan Agreement, Hornbeck obtained a term loan in the amount of $20 million, payable over a five-year period in quarterly installments of $714,284 which began March 31, 1995, with the balance due November 15, 1999. The term loan is secured by the 13 vessels acquired in the Oil & Gas Vessel Acquisition. The Loan Agreement also provides for a revolving credit facility of up to $10 million based on a Borrowing Base (as defined in the Loan Agreement) comprised of eligible accounts receivable of Hornbeck and its subsidiaries. The loans bear interest at the bank's prime rate or, at the election of Hornbeck, at LIBOR plus 1%.

     If the Merger is not consummated, Hornbeck anticipates it will be able to generate sufficient cash flow from operations to meet its debt repayment and capital expenditure requirements and be in a position to invest a portion of its cash flow in other acquisitions in the offshore marine services industry. Planned growth will be funded through future cash flow and/or additional debt or equity financing. Hornbeck believes that it possesses sufficient unencumbered assets (recognizing that only 22 of the 56 U.S. flag vessels in which Hornbeck has an ownership interest constitute collateral for outstanding debt) to support future debt financing. At September 30, 1995, Hornbeck had long-term debt totalling approximately $18 million.

     Pursuant to an option agreement entered into in connection with the Ravensworth Acquisition, Hornbeck may acquire the remaining 50.1% of Ravensworth equity that it does not presently own between the date of this Proxy Statement/Prospectus and March 31, 1997. The option price will bear interest from the original acquisition date and the option prices are subject to upward or downward adjustment based on actual Ravensworth EBDIT performance. Performance of the North Sea Manager and of Seaboard is combined with that of Ravensworth for purposes of making such EBDIT calculations. Based on Ravensworth's EBDIT performance in 1994, the option price for the 9.9% option exercised effective July 23, 1993 as part of the Ravensworth Acquisition was adjusted downward by approximately $1,800,000, resulting in the surrender and cancellation of approximately 106,000 shares of Hornbeck's common stock originally issued as partial consideration for such option exercise. Calculations based on existing 1995 EBDIT figures indicate that there will be a reduction in the option price. Without taking into account any performance adjustment and assuming the exercise of two equal annual options to purchase the remaining Ravensworth equity on or before March 31, 1996 and March 31, 1997, respectively, the total future purchase price, including interest, would result in a payment of approximately $5.7 million in cash together with $11.4 million of Common Stock. See "The Merger -- Conduct of Business of Hornbeck Pending the Merger" with respect to restrictions on the exercise of the Ravensworth Options. Pursuant to option agreements entered into in connection with the Seaboard Acquisition and the formation of North Sea Manager, Hornbeck may acquire the remaining 50.1% of North Sea Manager and Seaboard that it does not presently own. In connection with the exercise of its options to acquire the remaining outstanding capital stock of Ravensworth, Hornbeck will be entitled to receive for no additional consideration a corresponding amount of the remaining equity interests in North Sea Manager. If Hornbeck has exercised its options to acquire the remainder of the capital stock of Ravensworth, Hornbeck may exercise an option to acquire the remaining outstanding capital stock of Seaboard for nominal consideration through June 30, 1999, and thereafter at the appraised value of the Seaboard fleet and associated assets less the outstanding debt and a provision for contingent liabilities of Seaboard and its subsidiaries.

     Hornbeck's commitments for future capital expenditures are not material. Hornbeck is subject to regulations which require supply vessels to be drydocked twice in a five-year period and, therefore, each year a portion of Hornbeck's vessels undergo routine drydocking for maintenance and repairs.

RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 1995 VERSUS NINE MONTHS ENDED SEPTEMBER 30, 1994: Revenues increased by $9,600,000 or 30% from $31,731,000 in the first nine months of 1994 to $41,331,000 in the first nine months of 1995. Relevant fleet statistics affecting Hornbeck's revenues are as follows:

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,
                                        -----------------
                                         1994       1995
                                        -------    -------
Average supply vessel dayrate........   $ 3,332    $ 3,108
Average fleet utilization............        75%        80%
Number of vessels in fleet at end of
  period.............................        53         61

     Revenues increased due to the increased fleet utilization and the larger number of vessels in the fleet. This increase was partially offset by the impact of lower day rates. Direct labor and other operating expenses increased from $16,744,000 in the first nine months of 1994 to $21,550,000 in the first nine months of 1995, an increase of $4,806,000 or 29%. This increase is due to the increased fleet utilization and the increased number of vessels in the fleet in 1995. Depreciation and amortization also increased because of the acquisition of vessels since September of 1994. Average depreciation on a per vessel basis increased in 1995 because vessels acquired since September of 1994 cost more than the average vessel in the existing fleet. General and administrative expenses increased $396,000 or 15% from $2,602,000 in the first nine months of 1994 to $2,998,000 in the first nine months of 1995 primarily because of the increase in shore-based staff to support the increased fleet size and higher legal fees.

     Hornbeck reported a gain on the sale of assets totaling $427,000 for the first nine months of 1995 which is primarily attributable to the sale of a vessel in June 1995 compared to a gain of $694,000 reported in the first nine months of 1994, a decrease of $267,000. Hornbeck also reported a loss of $335,000 representing its share of losses of certain affiliates for the nine months ended September 30, 1995 as compared to income of $1,362,000 in the same period of the prior year. The North Sea Group recognized losses because of lower revenues due primarily to decreased utilization and day rates. Interest expense increased $810,000 or 151% because of the additional borrowings made in November 1994 in connection with the Oil & Gas Vessel Acquisition.

     Income taxes represent a lower or higher percentage of pretax income than an expected "statutory" rate of approximately 35% due primarily to the fact that no income tax effect is recognized for Hornbeck's equity in earnings of foreign affiliates. Additionally, in 1995, certain property taxes paid on vessels generate state income tax credits which lower effective state tax rates.

     YEAR ENDED DECEMBER 31, 1994 VERSUS YEAR ENDED DECEMBER 31,
1993. Revenues declined by $1,457,000 or 3% in 1994 compared to 1993. The primary cause for this reduction was the decline in overall fleet utilization in 1994 to 80% compared to 85% in the prior year. Relevant fleet statistics affecting Hornbeck's revenues are as follows:

                                           YEAR ENDED
                                           DECEMBER 31,
                                        ------------------
                                         1993       1994
                                        -------    -------
Average supply vessel dayrate........   $ 3,284    $ 3,272
Average fleet utilization............        85%        80%
Number of vessels in fleet at end of
  period.............................        51         63(1)

------------

(1) Includes 13 vessels acquired on November 15, 1994.

     Although day rates averaged approximately the same in 1993 and 1994, market conditions differed significantly. Day rates increased during 1993, reaching approximately $4,000 per day for average supply vessel rates by the end of 1993. Day rates declined in 1994 through the middle of the year to approximately $3,000 per day, remained steady in much of the third quarter and increased in the fourth quarter of 1994 to slightly over $3,200 on average. Utilization declined in the first half of 1994, then increased in the second half of the year.

     Direct labor and other operating expenses increased by $2,896,000 or 14% in 1994 compared to 1993. Most of this increase was attributable to higher insurance premiums and insurance deductibles paid by Hornbeck in 1994. Additionally, labor increased by 8.5% due to crewmembers' wage rate adjustments and payroll taxes related thereto. Generally, operating costs and expenses do not change in direct proportion to revenues.

     Depreciation and amortization increased 35% because of increased depreciation in 1994 on vessels purchased and because of a $1,630,000 increase in amortization of deferred drydocking costs compared to 1993 due to a larger fleet size that caused higher levels of deferred drydocking.

     General and administrative expenses increased 22% because of an increased number of shore-based employees required to support Hornbeck's increased fleet, both domestically and overseas, and because of higher insurance, travel, franchise tax and stockholder-related expenses associated with a larger company.

     Equity in earnings of affiliates increased due to the inclusion in 1994 of such earnings for all of 1994 compared to inclusion in 1993 from only the July 1993 Ravensworth Acquisition date. Full-year operating income of affiliates was actually down in 1994 compared to 1993 due to lower day rates in 1994. Utilization and day rates averaged approximately 84% and pounds sterling 3,637, respectively, during the period subsequent to the Ravensworth Acquisition in 1993 and 71% and pounds sterling 3,607, respectively, during calendar year 1994. The gain on sale of assets relates to three vessels sold during the second quarter of 1994. Interest and other income increased primarily because of higher levels of investment and interest rates in 1994. Interest expense declined because of debt repayments in early 1994.

     YEAR ENDED DECEMBER 31, 1993 VERSUS YEAR ENDED DECEMBER 31,
1992. Revenues and expenses increased substantially in 1993 compared to 1992. These increases are primarily the result of increases in the number of vessels in Hornbeck's fleet due to the November 1992 Petrol Acquisition, increases in the average supply vessel dayrate and increases in the average fleet utilization as reflected in the following table:

                                           YEAR ENDED
                                           DECEMBER 31,
                                        ------------------
                                         1992       1993
                                        -------    -------
Average supply vessel dayrate........   $ 1,995    $ 3,284
Average fleet utilization............        80%        85%
Number of vessels in fleet at end of
  period.............................        52         51

     The increased day rates and utilization were caused primarily by increased drilling activity in the Gulf of Mexico. The range of average day rates in 1993 for Hornbeck increased from approximately $2,800 per day at the beginning of the year to approximately $4,100 per day by the end of the year.

     Revenues increased $28,856,000 or 157% from $18,435,000 in 1992 to
$47,291,000 in 1993. The significant increase was primarily attributable to higher utilization and day rates and the increase in the average number of vessels in Hornbeck's fleet.

     Direct labor and other operating expenses increased $9,358,000 or 83% in 1993 compared to 1992 primarily because of the significantly larger number of vessels in the fleet and higher utilization. Generally, operating costs and expenses do not change in direct proportion to revenues.

     Depreciation and amortization increased by 56% in 1993 compared to 1992 because of additional vessels purchased in late 1992 and higher drydocking amortization.

     General and administrative expenses increased 56% from $1,889,000 in 1992 to $2,938,000 in 1993 primarily because of the addition of personnel resulting from the Petrol Acquisition in late 1992.

     Net income increased $10,603,000 from net income of $62,000 ($.01 per share) in 1992 to a net income of $10,665,000 ($.90 per share) in 1993 primarily because of the larger fleet size and the higher day rates and utilization discussed above. The increase in net income was partially offset by nonrecurring salvage expense of $945,000 recorded in 1993.

                           MARKET PRICE INFORMATION

TIDEWATER COMMON STOCK

     Tidewater Common Stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "TDW." At December 31, 1995 there were approximately 2,150 holders of record of Tidewater Common Stock, based on the list of recordholders maintained by Tidewater's transfer agent. The following table sets forth the high and low closing sale prices of the Tidewater Common Stock as reported on the New York Stock Exchange Composite Tape and the amount of cash dividends paid per share declared on the outstanding Tidewater Common Stock for the periods indicated.

                          FISCAL YEAR ENDED MARCH 31,

                                         HIGH        LOW    DIVIDEND
                                         ----      -------  --------
1994
June 30, 1993........................   $26 3/8    $21 1/8    $ --
September 30, 1993...................    23 1/4     19         .10
December 31, 1993....................    25 3/4     19 1/2     .10
March 31, 1994.......................    23 1/8     19 1/2     .10

1995
June 30, 1994........................   $23 1/4    $19 1/4    $.10
September 30, 1994...................    24 7/8     21 1/4     .10
December 31, 1994....................    23 3/8     18 1/4     .10
March 31, 1995.......................    20 3/8     16 3/4     .10

1996
June 30, 1995........................   $26 1/4    $19 3/4    $.10
September 30, 1995...................    29 1/2     23 1/4     .125
December 31, 1995....................    31 5/8     24 3/4     .125
March 31, 1996 (through February 1,
  1996)..............................    35         29 1/2     .125

     The payment of dividends on Tidewater Common Stock and its preferred stock are subject to limitations under Tidewater's revolving credit and term loan agreement, although no preferred stock is currently outstanding. None of such limitations are currently expected to restrict Tidewater's continued payment of dividends at current levels. A further discussion of this matter is contained in Note 7 of the Notes to Tidewater's Consolidated Financial Statements included elsewhere herein. As a result of the timing of the fiscal 1994 Tidewater Board meetings, only three quarterly dividends were declared during fiscal 1994 with respect to Tidewater Common Stock.

     On November 17, 1995, the last trading day before the date that Tidewater and Hornbeck publicly announced the proposed Merger, the closing sale price for a share of Tidewater Common Stock on the New York Stock Exchange was $28 3/4. No assurance can be given as to the Average Market Price or the market price of Tidewater Common Stock at the Effective Time.

HORNBECK COMMON STOCK

     Hornbeck Common Stock trades in the over-the-counter market and sales are reported on the Nasdaq National Market under the symbol "HOSS." The following table sets forth the range of high and low closing sale prices of the Hornbeck Common Stock as reported by the Nasdaq National Market for the periods indicated.

                                         HIGH         LOW
                                         ----       -------
1993
March 31, 1993.......................   $10 1/2     $     6
June 30, 1993........................    18 1/8       9 7/8
September 30, 1993...................    20 3/4      14 5/8
December 31, 1993....................    24 3/4      12 1/2

1994
March 31, 1994.......................   $18 5/8     $13 1/2
June 30, 1994........................    17 3/8      12 7/8
September 30, 1994...................    15 7/8      11 1/2
December 31, 1994....................    15 1/2      12 1/4

1995
March 31, 1995.......................   $12 7/8     $ 8 7/8
June 30, 1995........................    16 5/8      11 1/4
September 30, 1995...................    16 3/8      12 5/8
December 31, 1995....................    20 1/8      13 1/2

1996
March 31, 1996 (through February 1,
1996)................................    21 3/8      19

     Hornbeck has never paid cash dividends on the Hornbeck Common Stock, and Hornbeck's ability to pay cash dividends in the future is limited by its current debt arrangements.

     On November 17, 1995, the last trading day before the date that Tidewater and Hornbeck publicly announced the proposed Merger, the closing sale price for a share of Hornbeck Common Stock on the Nasdaq National Market was $15 3/8. No assurance can be given as to the market price of Hornbeck Common Stock at the Effective Time.

                     DESCRIPTION OF TIDEWATER SECURITIES

     The following description of the Tidewater Common Stock should be read carefully by Hornbeck stockholders.

COMMON STOCK

     GENERAL. Tidewater is currently authorized to issue 125,000,000 shares of Tidewater Common Stock, $.10 par value per share. At December 31, 1995, Tidewater had outstanding 53,337,457 shares of Tidewater Common Stock and no shares were held in its treasury. At December 31, 1995, approximately 2,690,581 shares of Tidewater Common Stock were reserved for issuance upon exercise of outstanding stock options under Tidewater's stock option and restricted stock plans.

     Tidewater has a dual stock certificate system which distinguishes between U.S. citizen holders of Tidewater Common Stock and non-U.S. citizen holders of Tidewater Common Stock. If on any date, the number of shares of Tidewater Common Stock that is beneficially owned by non-U.S. citizens is in excess of 24%, Tidewater shall identify and designate those shares, in excess of 24% of the outstanding shares of Tidewater Common Stock, that are owned by non-U.S. citizens (the "Excess Shares"). The Excess Shares shall not be accorded any voting rights and shall not be deemed outstanding for purposes of determining the vote required on any matter properly brought before the Tidewater stockholders for a vote thereon. Tidewater shall (as long as such excess exists) withhold the payment of dividends and the sharing in any other distribution (upon liquidation or otherwise) with respect to the Excess Shares. Only at such time as the non-U.S. citizen beneficial ownership returns to a percentage below 24% shall full voting rights be restored to those Excess Shares and any dividend or distribution with respect thereto that has been withheld shall be due and paid. In addition, Tidewater has the power, but not the obligation, to redeem the Excess Shares, subject to certain terms and conditions contained in its Certificate of Incorporation.

     DIVIDEND RIGHTS. Subject to the restrictions contained in the Certificate of Incorporation, the holders of Tidewater Common Stock are entitled to receive, when and as declared by the Tidewater Board, out of the assets of Tidewater which are by law available therefor, dividends payable either in cash, in property, or in shares of stock, provided that no dividends other than dividends payable only in shares of Tidewater Common Stock shall be paid on the Tidewater Common Stock if cash dividends accrued on any shares of preferred stock shall not have been fully paid or declared and set apart for payment.

     VOTING RIGHTS. Subject to the restrictions contained in Tidewater's Certificate of Incorporation, at every meeting of the stockholders, every holder of Tidewater Common Stock shall be entitled to one vote, in person or by proxy, for each share of Tidewater Common Stock standing in his name on the books of the corporation. Holders of shares of Tidewater Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and, in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any directors. In addition, the vote of 80% of the outstanding shares of Tidewater Common Stock entitled to vote on the following matters is required to authorize (i) the adoption of any agreement for the merger or consolidation of Tidewater with or into any other corporation, and (ii) the sale or lease of all or a substantial part of the assets of Tidewater to, or any sale or lease to Tidewater or any subsidiary of Tidewater or any subsidiary thereof, in exchange for securities of Tidewater, of any assets (except assets having an aggregate fair market value of less than $5,000,000) of any other corporation, person or entity (either of such events, a "change in control") if in either case such corporation, person or entity is the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of Tidewater Common Stock entitled to vote in the election of directors. Such affirmative vote or consent is in addition to any vote or consent of the holders of Tidewater Common Stock that is otherwise required by law or by agreement between Tidewater and any national securities exchange.

     RIGHTS UPON LIQUIDATION. In the event of any dissolution, liquidation or winding up of the affairs of Tidewater, either voluntarily or involuntarily, the holders of the Tidewater Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of Tidewater and the amounts to which the holders of any preferred stock shall be entitled, to share ratably in the remaining assets of Tidewater. Neither the merger nor consolidation of Tidewater, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of Tidewater.

     MISCELLANEOUS. The issued and outstanding shares of Tidewater Common Stock are fully paid and nonassessable. Holders of the shares of Tidewater Common Stock are not entitled to preemptive rights. Shares of Tidewater Common Stock are not convertible into the shares of any other class of capital stock.

     TIDEWATER RIGHTS. Tidewater has adopted the Tidewater Stockholder Rights Plan which is intended to protect stockholders in the event of unsolicited offers or attempts to acquire Tidewater, including offers that do not treat all stockholders equally, acquisitions in the open market of shares constituting control without offering fair value to all stockholders and other coercive or unfair takeover tactics that could impair the Tidewater Board's ability to represent stockholders' interests fully. Pursuant to the Tidewater Stockholder Rights Plan, the Tidewater Board declared a dividend distribution of one Tidewater Right for each outstanding share of Tidewater Common Stock to stockholders of record at the close of business on May 7, 1990, and authorized the issuance of one Tidewater Right (as adjusted pursuant to the Tidewater Stockholder Rights Plan) for each share of Tidewater Common Stock issued between the Record Date and the Distribution Date (as defined below). Each Tidewater Right entitles the registered holder to purchase from Tidewater one two-hundredths of a share of Tidewater's Series A Participating Preferred Stock at a price of $50, subject to adjustment (the "Purchase Price"). The Rights are exercisable, and separate from the Tidewater Common Stock, only if
(i) a person acquires beneficial ownership of 16% or more of the outstanding shares of Tidewater Common Stock (an "Acquiring Person"), or (ii) a person commences a tender or exchange offer that, upon its consummation, would result in such person beneficially owning 16% or more of the outstanding shares of Tidewater Common Stock (the date of the occurrence of either of the foregoing events will be termed the "Distribution Date"). Under certain circumstances Tidewater may substitute an equivalent value of other securities of Tidewater, property, cash, or any combination thereof in lieu of the Series A Participating Preferred Stock. The Rights expire on May 1, 2000.

     If any person becomes the beneficial owner of 16% or more of the outstanding shares of Tidewater Common Stock, except pursuant to an offer for all outstanding shares of Tidewater Common Stock that is deemed by the Tidewater Board to be fair and otherwise in the best interests of Tidewater and its stockholders, then each Right not owned by the Acquiring Person (or certain of its transferees) will enable the holder to purchase, at the then current Purchase Price of the Right, Tidewater Common Stock (or, in certain circumstances, a combination of Tidewater Common Stock, other securities, cash or other property) having a calculated value of twice the Purchase Price of the Right. In addition, if, after someone becomes an Acquiring Person, Tidewater is acquired in a merger or other business combination transaction or more than 50% of its assets, cash flow or earning power is sold, each Right will entitle its holder to purchase, at the then current Purchase Price of the Right, common stock of the acquiring company having a calculated value of twice the applicable Purchase Price. The events referred to in this paragraph are hereinafter referred to as "Triggering Events."

     The Tidewater Board may redeem the Rights at $.01 per Right at any time before the tenth day following a public announcement that a 16% position has been acquired. This right of redemption will be reinstated if, before the occurrence of a Triggering Event, an Acquiring Person reduces its beneficial ownership to less than 10% of the outstanding Tidewater Common Stock (other than in a transaction with Tidewater) and there are no other Acquiring Persons.

     The terms of the Rights, other than the principal economic terms, may be amended by the Tidewater Board in any manner before the Rights are distributed. Before such time the Tidewater

Board may also amend the terms and conditions of the Series A Participating Preferred Stock or change the series or class of preferred stock which shall constitute the preferred stock for purposes of the Tidewater Stockholder Rights Plan. Thereafter, the Tidewater Stockholder Rights Plan may be amended by the Tidewater Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Tidewater Stockholder Rights Plan; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

PREFERRED STOCK

     Tidewater is authorized to issue 3,000,000 shares of preferred stock, no par value. Tidewater has no preferred stock outstanding at present, but has designated and reserved 200,000 shares of Series A Participating Preferred Stock to cover its obligations under the Tidewater Stockholder Rights Plan. See "Description of Tidewater Securities -- Common Stock."

     The Tidewater Board is authorized to fix for each class or series of preferred stock issued such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Tidewater Board providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, Tidewater; or
(iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of Tidewater at such price or prices or at such rates or exchanges and with such adjustments; all as may be stated in such resolution or resolutions issuing the class or series of preferred stock.

                           MANAGEMENT OF TIDEWATER

BOARD OF DIRECTORS

     The current members of Tidewater's Board of Directors are as follows:

                                                                                         DIRECTOR      TERM
DIRECTOR'S NAME                         AGE      PRINCIPAL OCCUPATION OR EMPLOYMENT        SINCE     EXPIRES
---------------                         ---      ----------------------------------      ---------   --------
Robert H. Boh........................    65   Chairman and Former President and Chief      1978        1996
                                              Executive Officer of Boh Bros.
                                              Construction Co. (general construction
                                              contractor); Chairman of Hibernia
                                              Corporation and Hibernia National Bank,
                                              and Director of BellSouth
                                              Telecommunications, Inc.
Donald T. Bollinger..................    46   Chairman of Bollinger Machine Shop &         1990        1996
                                              Shipyard, Inc. since 1989 and its Chief
                                              Executive Officer since 1985; Director
                                              of Premier Bancorp, Inc. and Premier
                                              Bank N.A. -- South Louisiana
Arthur R. Carlson....................    55   Managing Director, Trust Company of the      1982        1997
                                              West (investment advisor) since 1982
Hugh J. Kelly........................    70   Oil and gas consultant since 1989;           1990        1996
                                              former Chief Executive Officer of Ocean
                                              Drilling and Exploration Company,
                                              1977-1989; Director of Hibernia
                                              Corporation, Chieftain International,
                                              Inc. and Central Louisiana Electric Co.
John P. Laborde......................    72   Former Chairman, President and Chief         1956        1997
                                              Executive Officer of Tidewater from 1956
                                              to 1994; Director of Stolt Comex Seaway,
                                              S.A., Stone Energy Corporation, American
                                              Bureau of Shipping, and Stewart
                                              Enterprises, Inc.
Paul W. Murrill......................    61   Professional Engineer; Chairman of           1981        1998
                                              Piccadilly Cafeterias since 1994. Served
                                              as Special Advisor to the Chairman of
                                              the Board of Gulf States Utilities Co.
                                              (public utility), 1987-1989, its
                                              Chairman 1982-1987, and its Chief
                                              Executive Officer, 1982-1986; Director
                                              of Entergy Corporation, Howell
                                              Corporation, Piccadilly Cafeterias,
                                              Inc., ZYGO Corp., First Mississippi
                                              Corporation, and FirstMiss Gold Inc.

                                      71

                                                                                         DIRECTOR      TERM
DIRECTOR'S NAME                         AGE      PRINCIPAL OCCUPATION OR EMPLOYMENT        SINCE     EXPIRES
---------------                         ---      ----------------------------------      ---------   --------
William C. O'Malley..................    58   Chairman, President and Chief Executive      1994        1997
                                              Officer of Tidewater since 1994; prior
                                              thereto, served as Chairman of the Board
                                              and Chief Executive Officer of Sonat
                                              Offshore Drilling, Inc.; Director of
                                              American Oilfield Divers, Inc. and
                                              Hibernia Corporation
Lester Pollack.......................    62   Senior Managing Director of Corporate        1992        1998
                                              Advisors, L.P. since 1988, Managing
                                              Director of Lazard Freres & Co., LLC
                                              since 1995 (prior thereto a general
                                              partner) and Chief Executive Officer of
                                              Centre Partners, L.P. since 1986;
                                              Director of Continental Cablevision,
                                              Inc., Kaufman & Broad Home Corporation,
                                              La Salle Re Limited, Parlex Corporation,
                                              Polaroid Corporation, Sphere Drake
                                              Holdings, Ltd., and SunAmerica, Inc.
J. Hugh Roff, Jr.....................    64   Chairman of the Board of PetroUnited         1986        1998
                                              Terminals, Inc. (petrochemical
                                              terminals) since 1986; Director of Texas
                                              Commerce Bank, N.A.

EXECUTIVE OFFICERS

     In addition to Mr. O'Malley, who is also on the Board of Directors, the executive officers of Tidewater are as follows:

                NAME                    AGE                         POSITION
                ----                    ---                         --------
Richard M. Currence..................    57   Executive Vice President since 1992. Senior Vice
                                              President from 1986 to 1992. Employed 1966 with a
                                              break in service from 1973 to 1985.
Ken C. Tamblyn.......................    52   Executive Vice President since 1992. Senior Vice
                                              President from 1986 to 1992. Employed 1986.
Cliffe F. Laborde....................    44   Senior Vice President and General Counsel since
                                              1992. Employed 1992. Shareholder in Gelpi, Sullivan,
                                              Carroll & Laborde, a professional law corporation,
                                              from 1979 to 1992.
Stephen A. Snider....................    48   Senior Vice President since 1991. Employed 1975 with
                                              a break in service from 1983 to 1991 during which
                                              Mr. Snider owned and operated Learning Associates,
                                              Inc.

     There are no family relationships between the directors of Tidewater. Tidewater's officers are elected annually by the Tidewater Board and serve for one-year terms or until their successors are elected.

                      COMPARATIVE RIGHTS OF STOCKHOLDERS

     If the Merger is consummated, all holders of Hornbeck Common Stock will become holders of Tidewater Common Stock. The rights of the stockholders of both Tidewater and Hornbeck are governed by and subject to the provisions of the Delaware General Corporation Law ("DGCL"); however, the rights of holders of Hornbeck Common Stock and holders of Tidewater Common Stock following the Merger will be governed by the Certificate of Incorporation and Bylaws of Tidewater, rather than the provisions of the Certificate of Incorporation and Bylaws of Hornbeck. The following is a brief summary of certain differences between the rights of stockholders of Tidewater and the rights of stockholders of Hornbeck and is qualified in its entirety by reference to the relevant provisions of (i) the DGCL, (ii) the Restated Certificate of Incorporation of Tidewater, as amended (the "Tidewater Certificate"), (iii) the Bylaws of Tidewater (the "Tidewater Bylaws"), (iv) the Restated Certificate of Incorporation of Hornbeck, as amended (the "Hornbeck Certificate"), and (v) the Restated Bylaws of Hornbeck (the "Hornbeck Bylaws").

APPROVAL OF EXTRAORDINARY TRANSACTIONS

     The Tidewater Certificate requires the affirmative vote or consent of the holders of 80% of all classes of stock of Tidewater entitled to vote in the election of directors, voting as one class, to authorize (i) the adoption of any agreement for the merger or consolidation of Tidewater with or into any other corporation, and (ii) any sale or lease of all or any substantial part of the assets of Tidewater to, or any sale or lease to Tidewater or any subsidiary of Tidewater or any subsidiary thereof, in exchange for securities of Tidewater, of any assets (except assets having an aggregate fair market value of less than $5,000,000) of any other corporation, person or entity (either of such events, a "change in control") if in either case such corporation, person or entity is the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of stock of Tidewater entitled to vote in the election of directors. Such affirmative vote or consent is in addition to any vote or consent of the holders of the stock of Tidewater that is otherwise required by law or by agreement between Tidewater and any national securities exchange.

     Tidewater has a sufficient number of unissued shares available to, and it therefore may, within the limits imposed by applicable law and the rules of any applicable stock exchange, issue sufficient shares of Tidewater Common Stock to a holder so that such holder, together with the shares already held by such holder, would have the number of shares of Tidewater's capital stock required to prevent an acquirer from receiving the requisite supermajority vote to effect a change in control.

     The foregoing supermajority provisions are not applicable to (i) any change in control if the Tidewater Board has approved a memorandum of understanding with the acquiring corporation, person or entity with respect to the change in control before such corporation, person or entity becomes a holder of more than 10% of the outstanding shares of stock entitled to vote in elections of directors or (ii) any merger or consolidation of Tidewater with, or any sale or lease to Tidewater or any subsidiary thereof of any of the assets of, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in the election of directors is owned of record or beneficially by Tidewater and its subsidiaries. The foregoing provisions of the Tidewater Certificate may not be amended or repealed without the affirmative vote or consent of the holders of 80% of all classes of capital stock entitled to vote in the election of directors voting as one class.

     The Hornbeck Certificate provides that the affirmative vote of the holders of not less than 66 2/3% of the issued and outstanding shares of Hornbeck Common Stock, voting as a single class, is required for stockholder approval of (i) the merger of Hornbeck into, or with, one or more other corporations; and (ii) the liquidation of Hornbeck.

VACANCIES ON THE BOARD OF DIRECTORS

     The Tidewater Bylaws provide that any vacancy on the Tidewater Board that results from an increase in the number of directors may be filled by a majority of the Tidewater Board then in office, provided that a quorum is present. Any other vacancy occurring in the Tidewater Board may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

     The Hornbeck Bylaws provide that any vacancy occurring in the Hornbeck Board that results from an increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any vacancy occurring when one or more directors resign from the Hornbeck Board may be filled by a majority of the directors then in office, including directors whose resignation will take effect subsequent to the meeting in which any vacancies are filled.

OTHER PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

     UNISSUED STOCK. The Tidewater Board is authorized, without action of its stockholders, to issue authorized but unissued common and preferred stock; see "-- Approval of Extraordinary Transactions" above. The existence of undesignated preferred stock and authorized but unissued common stock enables the Tidewater Board to make more difficult or to discourage an attempt to obtain control of Tidewater by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of Tidewater's management. If, in the due exercise of its fiduciary obligations, the Tidewater Board were to determine that a takeover proposal was not in Tidewater's best interest, such shares could be issued by the Tidewater Board without stockholder approval in one or more transactions that might prevent or make more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Tidewater Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. With respect to undesignated preferred stock, the Tidewater Certificate grants the Tidewater Board broad power to establish the rights and preferences of the authorized and unissued preferred stock, one or more series of which could be issued (i) entitling holders to vote separately as a class on any proposed merger or consolidation; (ii) to elect directors having terms of office or voting rights greater than those of other directors; (iii) to convert preferred stock into a greater number of shares of Tidewater Common Stock or other security; (iv) to demand redemption at a specified price under prescribed circumstances related to a change of control; or (v) to exercise other rights designed to impede a takeover. The terms of any such preferred stock would be subject to certain limitations imposed by the New York Stock Exchange. The issuance of shares of preferred stock pursuant to the authority of the Tidewater Board described above may adversely affect the rights of the holders of Tidewater Common Stock.

     PREFERRED STOCK PURCHASE RIGHTS. As discussed above under "Description of Tidewater Securities," Tidewater has issued Rights entitling the registered holder to purchase shares of Series A Participating Preferred Stock. The Rights will cause substantial dilution to a person or group that attempts to acquire Tidewater without conditioning the offer on a substantial number of Rights being redeemed. The Rights should not interfere with any merger or other business combination approved by the Tidewater Board since the Tidewater Board may, at its option, redeem the Rights for a redemption price of $.01 per Right or amend the Tidewater Stockholder Rights Plan at any time before the tenth day following a public announcement that an Acquiring Person has acquired beneficial ownership of 16% or more of the Tidewater Common Stock.

     CLASSIFIED BOARD OF DIRECTORS. The Tidewater Bylaws provide that directors are elected for three-year terms, with approximately one-third of the Tidewater Board standing for election each year. The Tidewater Bylaws further provide that for the Tidewater stockholders to alter or repeal this Bylaw the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all stock entitled to vote in the election of directors is required. In addition, Tidewater directors may only be removed for cause. The Hornbeck Certificate and the Hornbeck Bylaws do not provide for staggered terms of directors. Directors of Hornbeck may be removed by its stockholders with or without cause.

     RESTRICTIONS ON TAKING STOCKHOLDER ACTION. The Tidewater Bylaws provide that a stockholder must notify Tidewater in advance of such holder's intent to bring up items of business or nominate directors at any annual meeting of stockholders. Under these provisions, a stockholder's notice must generally be received by Tidewater not less than 75 days nor more than 100 days before the anniversary date of the immediately preceding annual meeting of stockholders of Tidewater. As permitted by the DGCL, the Tidewater Bylaws also eliminate the ability of stockholders to call a special meeting of stockholders. In addition, the Tidewater Certificate provides that any action required or permitted to be taken by stockholders of Tidewater must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders.

     Hornbeck's charter documents do not limit the ability of stockholders to submit items of business at annual meetings of stockholders or to act by written consent as permitted by the DGCL. In addition, a special meeting of Hornbeck stockholders may be called by the holders of not less than one quarter of the stock entitled to vote at such meeting.

RESTRICTIONS ON TRANSFER

     The Tidewater Certificate and the Hornbeck Certificate each contain similar provisions restricting the ownership of the common stock of each company by persons who are not citizens of the United States. Aside from such restrictions on foreign-owned shares, neither the Tidewater Certificate nor Tidewater Bylaws contain any other restrictions on transfer of the Tidewater Common Stock.

                                LEGAL MATTERS

     Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana has rendered an opinion that the shares of Tidewater Common Stock to be issued in connection with the Merger have been duly authorized and, if and when issued pursuant to the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

                                   EXPERTS

     The consolidated financial statements and schedule of Tidewater and subsidiaries as of March 31, 1994 and 1995, and for each of the years in the three-year period ended March 31, 1995 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the March 31, 1995 consolidated financial statements refers to a change in the method of accounting for postretirement benefits other than pensions in fiscal year 1993.

     With respect to the unaudited interim financial information of Tidewater Inc. and subsidiaries for the periods ended June 30, 1994 and 1995 and September 30, 1994 and 1995, included or incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the June 30, 1995 Form 10-Q and the September 30, 1995 Form 10-Q, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     The consolidated financial statements of Hornbeck and subsidiaries as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994 included in this Proxy Statement/Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                OTHER MATTERS

     The Hornbeck Board knows of no business, other than that described above, that will be presented at the Special Meeting but if any other matters properly arise before the Special Meeting, the persons named in the enclosed proxies will vote the proxies in accordance with their best judgment.

          INDEX TO FINANCIAL STATEMENTS
                                             PAGE
                                             ----

     CONSOLIDATED FINANCIAL STATEMENTS OF
 I.  TIDEWATER

     Independent Auditor's Report.........    F-2

     Consolidated Balance Sheets at March
     31, 1994 and 1995 and
     September 30, 1995 (unaudited).......    F-3

     Consolidated Statements of Earnings
     for the Years Ended March 31, 1993,
     1994 and 1995 and the Six Months
     Ended September 30, 1994 and 1995
     (unaudited)..........................    F-4

     Consolidated Statements of
     Stockholders' Equity for the Years
     Ended March 31, 1993, 1994 and 1995
     and the Six Months Ended September
     30, 1995 (unaudited).................    F-5

     Consolidated Statements of Cash Flows
     for the Years Ended March 31, 1993,
     1994 and 1995 and the Six Months
     Ended September 30, 1994 and 1995
     (unaudited)..........................    F-6

     Notes to Consolidated Financial
     Statements...........................    F-7

     Financial Statement Schedule.........   F-21

     CONSOLIDATED FINANCIAL STATEMENTS OF
II.  HORNBECK

     Report of Independent Accountants....   F-22

     Consolidated Balance Sheet at
     December 31, 1993 and 1994 and
     September 30, 1995 (unaudited).......   F-23

     Consolidated Statement of Income for
     the Years Ended December 31, 1992,
     1993 and 1994 and the Nine Months
     Ended September 30, 1994 and 1995
     (unaudited)..........................   F-24

     Consolidated Statement of Cash Flows
     for the Years Ended December 31,
     1992, 1993 and 1994 and the Nine
     Months Ended September 30, 1994 and
     1995 (unaudited).....................   F-25

     Consolidated Statement of
     Stockholders' Equity for the Years
     Ended December 31, 1992, 1993 and
     1994 and the Nine Months Ended
     September 30, 1995 (unaudited).......   F-26

     Notes to Consolidated Financial
     Statements (includes unaudited
     September 30, 1994 and 1995
     information).........................   F-27

                         INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Shareholders of Tidewater Inc.:

     We have audited the accompanying consolidated financial statements of Tidewater Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tidewater Inc. and subsidiaries as of March 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1995, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for postretirement benefits other than pensions in fiscal 1993.

KPMG PEAT MARWICK LLP
New Orleans, Louisiana
May 1, 1995

                       TIDEWATER INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)

                                               MARCH 31,           SEPTEMBER 30,
                                       --------------------------  -------------
                                           1994          1995          1995
                                       ------------  ------------  -------------
                                                                    (UNAUDITED)
               ASSETS
Current assets:
  Cash, including temporary cash
     investments.....................  $    106,788  $     14,702    $  13,761
  Trade and other receivables, less
     allowance for doubtful accounts
     of $6,744, $9,611 and $9,999,
     respectively....................       140,627       145,805      140,295
  Inventories........................        34,561        36,311       34,957
  Other current assets...............         4,440         4,355        5,805
                                       ------------  ------------  -------------
        Total current assets.........       286,416       201,173      194,818
                                       ------------  ------------  -------------
Investments in, at equity, and
  advances to unconsolidated
  companies..........................        21,843        21,527       23,323
Properties and equipment:
  Marine equipment...................     1,122,617     1,092,955    1,088,640
  Compression equipment..............       122,314       326,300      322,776
  Other..............................        41,314        44,941       40,270
                                       ------------  ------------  -------------
                                          1,286,245     1,464,196    1,451,686
  Less accumulated depreciation......       838,067       858,297      874,279
                                       ------------  ------------  -------------
        Net properties and
           equipment.................       448,178       605,899      577,407
Other assets.........................        53,449        73,586       77,095
                                       ------------  ------------  -------------
                                       $    809,886  $    902,185    $ 872,643
                                       ============  ============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Convertible subordinated debentures
     redeemed on
     April 18, 1994..................  $     47,526  $    --         $ --
  Current maturities of long-term
     debt............................       --             12,000      --
  Accounts payable and accrued
     expenses........................        64,777        68,376       59,095
  Accrued property and liability
     losses..........................         7,757        11,533       13,792
  Income taxes.......................        10,230         9,571       11,716
                                       ------------  ------------  -------------
        Total current liabilities....       130,290       101,480       84,603
                                       ------------  ------------  -------------
Deferred income taxes................        45,099        49,510       55,642
Long-term debt.......................       --            100,000       48,000
Accrued property and liability
  losses.............................        36,163        28,921       35,636
Other liabilities and deferred
  credits............................        41,373        42,056       41,892
Stockholders' equity:
  Common stock, par value $.10,
     issued 53,022,955, 53,237,839
     and 53,328,243 shares,
     respectively....................         5,302         5,324        5,333
  Additional paid-in capital.........       331,690       334,809      335,534
  Retained earnings..................       231,001       252,374      278,128
                                       ------------  ------------  -------------
                                            567,993       592,507      618,995
Less:
  Cumulative foreign currency
     translation adjustment..........        11,032        10,745       10,691
  Deferred compensation -- restricted
     stock...........................       --              1,544        1,434
                                       ------------  ------------  -------------
        Total stockholders' equity...       556,961       580,218      606,870

Commitments and other matters
                                       ------------  ------------  -------------
                                       $    809,886  $    902,185    $ 872,643
                                       ============  ============  =============

         See accompanying Notes to Consolidated Financial Statements.

                       TIDEWATER INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF EARNINGS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                         SIX MONTHS ENDED
                                                  YEARS ENDED MARCH 31,                    SEPTEMBER 30,
                                       -------------------------------------------  ----------------------------
                                           1993           1994           1995           1994           1995
                                       -------------  -------------  -------------  -------------  -------------
                                                                                            (UNAUDITED)
Revenues:
     Marine operations...............  $     413,439  $     466,601  $     455,284  $     234,066  $     232,120
     Compression operations..........         62,099         55,471         83,490         30,512         55,073
                                       -------------  -------------  -------------  -------------  -------------
                                             475,538        522,072        538,774        264,578        287,193
                                       -------------  -------------  -------------  -------------  -------------
Costs and expenses:
     Marine operations...............        252,427        288,936        285,550        144,376        142,805
     Compression operations..........         36,283         30,338         45,886         17,509         28,777
     Depreciation....................         80,317         83,652         86,598         40,775         36,725
     General and administrative......         58,479         63,096         60,343         29,982         26,728
                                       -------------  -------------  -------------  -------------  -------------
                                             427,506        466,022        478,377        232,642        235,035
                                       -------------  -------------  -------------  -------------  -------------
                                              48,032         56,050         60,397         31,936         52,158
Other income (expenses):
     Foreign exchange loss...........         (1,788)          (557)          (506)          (516)          (157)
     Gain on sales of assets.........          3,408          4,579         13,471          4,471          4,127
     Equity in net earnings of
       unconsolidated companies......          2,525          2,686          3,147          1,944          3,040
     Minority interests..............         (2,544)        (2,022)        (1,488)          (692)          (765)
     Interest and miscellaneous
       income........................          6,636          6,109          5,481          4,253          1,289
     Other expense...................         (3,771)        (1,253)        (8,350)      --             --
     Interest expense................        (12,323)        (7,939)        (4,744)          (648)        (3,363)
                                       -------------  -------------  -------------  -------------  -------------
                                              (7,857)         1,603          7,011          8,812          4,171
                                       -------------  -------------  -------------  -------------  -------------
Earnings from continuing operations
  before income taxes................         40,175         57,653         67,408         40,748         56,329
Income taxes.........................         12,366         21,523         24,780         14,980         18,588
                                       -------------  -------------  -------------  -------------  -------------
Earnings from continuing
  operations.........................         27,809         36,130         42,628         25,768         37,741
Discontinued operations..............          3,099       --             --             --             --
                                       -------------  -------------  -------------  -------------  -------------
Earnings before extraordinary item
  and cumulative effect of accounting
  change.............................         30,908         36,130         42,628         25,768         37,741
Extraordinary loss on early debt
  retirement.........................       --              (11,970)      --             --             --
Cumulative effect of accounting
  change.............................         (6,640)      --             --             --             --
                                       -------------  -------------  -------------  -------------  -------------
Net earnings.........................  $      24,268  $      24,160  $      42,628  $      25,768  $      37,741
                                       =============  =============  =============  =============  =============
Primary and fully-diluted earnings
  per common share:
     Continuing operations...........  $         .53  $         .67  $         .80  $         .48  $         .70
     Discontinued operations.........            .06       --             --             --             --
                                       -------------  -------------  -------------  -------------  -------------
     Earnings before extraordinary
       item and cumulative effect of
       accounting change.............            .59            .67            .80            .48            .70
     Extraordinary loss on early debt
       retirement....................       --                 (.22)      --             --             --
     Cumulative effect of accounting
       change........................          (.13)       --             --             --             --
                                       -------------  -------------  -------------  -------------  -------------
     Net earnings....................  $         .46  $         .45  $         .80  $         .48  $         .70
                                       =============  =============  =============  =============  =============
Weighted average common shares and
  equivalents........................     53,073,573     53,317,501     53,406,014     53,404,653     53,676,201
                                       =============  =============  =============  =============  =============
Cash dividends declared per common
  share..............................  $        .325  $         .30  $         .40  $         .20  $        .225
                                       =============  =============  =============  =============  =============

         See accompanying notes to consolidated financial statements.

                       TIDEWATER INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (IN THOUSANDS)

                                                                               CUMULATIVE
                                                                                 FOREIGN         DEFERRED
                                                   ADDITIONAL                   CURRENCY      COMPENSATION-
                                        COMMON       PAID-IN      RETAINED     TRANSLATION      RESTRICTED      TREASURY
                                         STOCK       CAPITAL      EARNINGS     ADJUSTMENT         STOCK           STOCK
                                        -------    -----------    ---------    -----------    --------------    ---------
1993
Amount at March 31, 1992.............   $5,293      $ 332,597     $215,604      $ (10,478)       $--            $ (6,692)
Net earnings.........................     --           --           24,268         --             --               --
Treasury stock additions.............     --           --            --            --             --              (5,087)
Exercise of stock options and
  issuance of restricted stock.......       57          7,440        --            --             --               --
Cash dividends declared..............     --           --          (17,142 )       --             --               --
Other................................     --            1,513        --              (634)        --                 935
                                        -------    -----------    ---------    -----------    --------------    ---------
Amount at March 31, 1993.............    5,350        341,550      222,730        (11,112)        --             (10,844)
                                        -------    -----------    ---------    -----------    --------------    ---------
1994
Net earnings.........................     --           --           24,160         --             --               --
Treasury stock changes...............      (63 )      (10,781)       --            --             --              10,844
Exercise of stock options............       15          1,195        --            --             --               --
Cash dividends declared..............     --           --          (15,889 )       --             --               --
Other................................     --             (274)       --                80         --               --
                                        -------    -----------    ---------    -----------    --------------    ---------
Amount at March 31, 1994.............    5,302        331,690      231,001        (11,032)        --               --
                                        -------    -----------    ---------    -----------    --------------    ---------
1995
Net earnings.........................     --           --           42,628         --             --               --
Exercise of stock options............       11            732        --            --             --               --
Issuance of restricted stock.........        7          1,629        --            --              (1,636)         --
Cash dividends declared..............     --           --          (21,255 )       --             --               --
Other................................        4            758        --               287              92          --
                                        -------    -----------    ---------    -----------    --------------    ---------
Amount at March 31, 1995.............    5,324        334,809      252,374        (10,745)         (1,544)         --
                                        -------    -----------    ---------    -----------    --------------    ---------
SIX MONTHS ENDED SEPTEMBER 30, 1995
  (UNAUDITED)
Net earnings.........................     --           --           37,741         --             --               --
Exercise of stock options............        9            961        --            --             --               --
Cash dividends declared..............     --           --          (11,987 )       --             --               --
Other................................     --             (236)       --                54             110          --
                                        -------    -----------    ---------    -----------    --------------    ---------
Amount at September 30, 1995.........   $5,333      $ 335,534     $278,128      $ (10,691)       $ (1,434)      $  --
                                        =======    ===========    =========    ===========    ==============    =========

                                         TOTAL
                                       ---------
1993
Amount at March 31, 1992.............  $ 536,324
Net earnings.........................     24,268
Treasury stock additions.............     (5,087)
Exercise of stock options and
  issuance of restricted stock.......      7,497
Cash dividends declared..............    (17,142)
Other................................      1,814
                                       ---------
Amount at March 31, 1993.............    547,674
                                       ---------
1994
Net earnings.........................     24,160
Treasury stock changes...............     --
Exercise of stock options............      1,210
Cash dividends declared..............    (15,889)
Other................................       (194)
                                       ---------
Amount at March 31, 1994.............    556,961
                                       ---------
1995
Net earnings.........................     42,628
Exercise of stock options............        743
Issuance of restricted stock.........     --
Cash dividends declared..............    (21,255)
Other................................      1,141
                                       ---------
Amount at March 31, 1995.............    580,218
                                       ---------
SIX MONTHS ENDED SEPTEMBER 30, 1995
  (UNAUDITED)
Net earnings.........................     37,741
Exercise of stock options............        970
Cash dividends declared..............    (11,987)
Other................................        (72)
                                       ---------
Amount at September 30, 1995.........  $ 606,870
                                       =========

         See accompanying notes to consolidated financial statements.

                       TIDEWATER INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                            SIX MONTHS ENDED
                                            YEARS ENDED MARCH 31,            SEPTEMBER 30,
                                       --------------------------------   --------------------
                                         1993       1994        1995        1994       1995
                                       ---------  ---------   ---------   ---------  ---------
                                                                              (UNAUDITED)
Cash flows from operating activities:
    Net earnings.....................  $  24,268  $  24,160   $  42,628   $  25,768  $  37,741
    Adjustments to reconcile net
      earnings to net cash provided
      by operating activities:
         Extraordinary loss on early
           debt retirement...........     --         11,970      --          --         --
         Earnings and gain on sale of
           discontinued operations...     (3,099)    --          --          --         --
         Cumulative effect of
           accounting change.........      6,640     --          --          --         --
         Depreciation................     80,317     83,652      86,598      40,775     36,725
         Provision for deferred
           income taxes..............      4,960      4,801       4,411      12,436      6,132
         Gain on sales of assets.....     (3,408)    (4,579)    (13,471)     (4,471)    (4,127)
         Equity in net earnings of
           unconsolidated
           companies.................     (2,525)    (2,686)     (3,147)     (1,944)    (3,040)
         Minority interests..........      2,544      2,022       1,488         692        765
         Compensation
           expense -- restricted
           stock.....................      3,800     --              92      --            110
         Decrease (increase) in trade
           and other receivables.....    (12,364)     8,383       2,152         612      4,691
         Decrease (increase) in
           inventories...............      1,824       (238)      4,977      (5,504)     1,334
         Decrease (increase) in other
           current assets............        244      1,058      (3,768)     (4,991)    (1,450)
         Increase (decrease) in
           accounts payable and
           accrued expenses..........    (11,190)      (832)      9,487       2,499     (8,882)
         Increase (decrease) in
           accrued property and
           liability losses..........      3,360       (880)      3,776       3,005      2,259
         Increase (decrease) in
           income taxes..............     (4,054)     2,845        (659)    (10,120)     2,145
         Other, net..................      4,631      5,994       4,685       3,291      2,817
                                       ---------  ---------   ---------   ---------  ---------
             Net cash provided by
               operating
               activities............     95,948    135,670     139,249      62,048     77,220
                                       ---------  ---------   ---------   ---------  ---------
Cash flows from investing activities:
    Proceeds from sales of assets....      8,105     11,483      23,019       8,518     10,453
    Additions to properties and
      equipment......................    (52,366)   (53,319)    (54,994)    (20,300)   (15,938)
    Acquisition of compression
      assets.........................     --         --        (244,673)    (35,000)    --
    Investments in unconsolidated
      companies, net of dividends
      received.......................      2,768       (877)      3,550       2,868      3,199
    Investment from minority
      interests, net of dividends
      paid...........................     (1,602)    (3,094)       (513)     (1,655)      (899)
                                       ---------  ---------   ---------   ---------  ---------
         Net cash used in investing
           activities................    (43,095)   (45,807)   (273,611)    (45,569)    (3,185)
                                       ---------  ---------   ---------   ---------  ---------
Cash flows from financing activities:
    Principal payments on long-term
      debt...........................    (46,614)   (65,328)    (87,114)    (47,904)   (64,000)
    Prepayment penalties on early
      debt retirement................     --         (6,473)     --          --         --
    Proceeds from the issuance of
      long-term debt.................     --         --         150,000      --         --
    Cash dividends...................    (11,853)   (21,178)    (21,255)    (10,616)   (11,987)
    Other............................      1,203        935         645         208      1,011
                                       ---------  ---------   ---------   ---------  ---------
         Net cash provided by (used
           in) financing
           activities................    (57,264)   (92,044)     42,276     (58,312)   (74,976)
                                       ---------  ---------   ---------   ---------  ---------
Net decrease in cash, including
  temporary cash investments.........     (4,411)    (2,181)    (92,086)    (41,833)      (941)
                                       ---------  ---------   ---------   ---------  ---------
Cash, including temporary cash
  investments at beginning of
  period.............................    113,380    108,969     106,788     106,788     14,702
                                       ---------  ---------   ---------   ---------  ---------
Cash, including temporary cash
  investments at end of period.......  $ 108,969  $ 106,788   $  14,702   $  64,955  $  13,761
                                       =========  =========   =========   =========  =========
Supplemental disclosure of cash flow
  information:
    Cash paid during the period for:
         Interest....................  $  11,635  $   8,330   $   4,540   $   1,658  $   3,736
         Income taxes................  $  10,733  $  15,779   $  21,566   $  12,773  $  10,831
                                       =========  =========   =========   =========  =========

         See accompanying notes to consolidated financial statements.

                       TIDEWATER INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

     The Consolidated Financial Statements include the accounts of Tidewater Inc. and its subsidiaries. Significant intercompany balances and transactions are eliminated in consolidation.

INVENTORIES

     Inventories are stated at average cost for operating supplies and at the lower of cost (FIFO) or market (net realizable value) for merchandise held for resale.

PROPERTIES AND EQUIPMENT

     Properties and equipment are carried at cost. Depreciation for financial reporting purposes is computed primarily on the straight-line basis beginning with the first charter/rental, with salvage values of 5%-10% for marine equipment and 30% for compression equipment, using estimated useful lives of:

                                        YEARS
                                        ------
Marine equipment (from date of
construction)........................   10-20
Compression equipment................    8-12
Other properties and equipment.......    3-30

     Used equipment is depreciated in accordance with the above schedule; however, no life less than six years is used for marine equipment regardless of the date constructed.

     Maintenance and repairs are charged to operations as incurred during the asset's original estimated useful life. Major repair costs incurred after the original estimated useful life that also have the effect of extending the useful life of the asset are capitalized and amortized over three years. Major modifications to equipment are capitalized and amortized over the remaining life of the equipment.

     Effective April 1, 1995 the estimated useful lives of the company's Marine vessels were increased from 10-20 years to 15-25 years. For the six-month period ended September 30, 1995, the effect of this change in accounting estimate lowered depreciation expense by $12.6 million. Concurrent with this change, $4.5 million of repair and maintenance costs, that would have been capitalized had the previous estimated useful lives been used, was expensed.

     Effective with the third quarter of fiscal 1995 the Company increased from 12 1/2% to 30% the estimated salvage value used to calculate depreciation expense for its fleet of natural gas compressors. The increase in salvage value was made in order to better reflect the estimated value of this equipment at the end of its service life and resulted from an internal review following the acquisition of a substantial number of natural gas compressors during the third quarter of fiscal 1995. This change in accounting estimate reduced depreciation expense by approximately $3 million and increased net earnings by $1.9 million or $.04 per common share, for fiscal 1995. For fiscal 1996, the annual reduction in depreciation expense is estimated to be approximately $7.3 million.

ACCRUED PROPERTY AND LIABILITY LOSSES

     The Company's insurance subsidiary establishes case basis reserves for estimates of reported losses on direct business written, estimates received from ceding reinsurers, and reserves based on past experience of unreported losses. Such losses principally relate to the Company's marine operations and are included as a component of costs of marine operations in the Consolidated Statements of Earnings. The liability for such losses and the related reimbursement receivable from reinsurance companies are

                       TIDEWATER INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

classified in the Consolidated Balance Sheet into current and noncurrent amounts based upon estimates of when the liabilities will be settled and when the receivables will be collected.

PENSION AND OTHER POSTRETIREMENT BENEFITS

     Pension costs are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 87 and are funded as required by law. Prior service costs are amortized on the straight-line basis over the average remaining service period of employees expected to receive pension benefits. Effective April 1, 1992, postretirement benefits other than pensions are accounted for in accordance with Statement of Financial Accounting Standards No. 106. The estimated cost of postretirement benefits other than pensions are accrued during the employees' active service period. Postemployment and postretirement benefits other than pensions are funded as claims are submitted.

INCOME TAXES

     Income taxes are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EARNINGS PER SHARE

     Primary earnings per share are computed based on the weighted average number of shares and dilutive equivalent shares of common stock (stock options, restricted stock grants and shares issuable on conversion of the convertible subordinated debentures) outstanding during each year using the treasury stock method.

FOREIGN CURRENCY TRANSLATION

     The functional currency for certain foreign subsidiaries and unconsolidated companies is the applicable local currency. The translation of the applicable local currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using weighted average exchange rates during the period. The gains and losses resulting from the balance sheet account translations, net of deferred income taxes, are included in stockholders' equity.

     Some transactions of the Company and its subsidiaries are made in currencies different from their own. Gains and losses from these transactions are included in the Consolidated Statements of Earnings as they occur and relate primarily to the revenue generating and purchasing activities in Brazil, Venezuela, United Kingdom, Singapore, Trinidad and Nigeria.

CASH FLOWS

     For purposes of the Consolidated Statements of Cash Flows, all highly liquid investments purchased with original maturities of approximately three months or less are considered to be cash equivalents. Some items of compression equipment are acquired and placed in inventories for subsequent sale or rent to others. Acquisitions of these assets are considered operating activities in the Consolidated Statements of Cash Flows, although they later may be transferred to the compression equipment rental fleet.

                       TIDEWATER INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

RECLASSIFICATIONS

     Certain reclassifications have been made in the 1994 amounts to conform with the 1995 presentations.

INTERIM FINANCIAL STATEMENTS

     The consolidated financial information for the six-month period ended September 30, 1994 and 1995 has not been audited by independent accountants, but in the opinion of the management of Tidewater, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the consolidated balance sheet, consolidated statement of earnings, consolidated statement of stockholders' equity and consolidated statement of cash flows at the dates and for the periods indicated have been made. Results of operations for interim periods are not necessarily indicative of results of operations for the respective full years.

(2)  ACQUISITION OF COMPRESSION ASSETS

     On September 30, 1994, the Company purchased for $35 million in cash the assets of Brazos Gas Compressing Company, a subsidiary of Mitchell Energy & Development Corporation. On November 30, 1994, the Company purchased the natural gas compression assets of Halliburton Company using $55 million of available cash and borrowings of $150 million. The costs of these acquisitions were allocated under the purchase method of accounting based on the fair value of the assets acquired. In connection with the purchase of the natural gas compression assets of Halliburton Company, goodwill of approximately $25 million was recorded as other assets in the Consolidated Balance Sheet and is being amortized in equal charges to earnings over a 15-year period.

     The results of Brazos' and Halliburton's operations have been consolidated with the Company's effective October 1, 1994, and December 1, 1994, respectively. Pro forma combined results of operations of the Company and of Brazos and Halliburton, including appropriate purchase accounting adjustments for the years ended March 31, 1994 and 1995 and the six months ended September 30, 1994, as though the acquisition had taken place on April 1 of the respective periods, are as follows:

                                        YEARS ENDED MARCH 31,
                                       ------------------------    SIX MONTHS ENDED
                                          1994         1995       SEPTEMBER 30, 1994
                                       -----------  -----------   ------------------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.............................  $   579,121  $   579,943        $294,952
                                       ===========  ===========   ==================
Earnings before extraordinary item...  $    30,951  $    35,947        $ 21,056
                                       ===========  ===========   ==================
Net earnings.........................  $    18,981  $    35,947        $ 21,056
                                       ===========  ===========   ==================
Primary and fully diluted earnings
  per common share...................  $       .36  $       .67        $    .40
                                       ===========  ===========   ==================

     The $150 million of debt incurred to finance the Halliburton acquisition was borrowed pursuant to the $250 million revolving credit and term loan agreement discussed in Note 7.

(3)  SALE OF CONTAINER SHIPPING SEGMENT

     In March 1993, the Company sold its 70% interest in the net assets of the Container Shipping segment to the minority-interest owner. The Consolidated Statement of Earnings for the year ended March 31, 1993 reports separately the results of continuing operations and the discontinued Container Shipping segment. The results of the discontinued Container Shipping segment for the year ended March 31, 1993, which are presented as a net amount in the Consolidated Statements of Earnings, consist of revenues of $66.6 million, operating expenses of $60.2 million, general and administrative

                       TIDEWATER INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) expenses of $6.5 million and a gain on sale of the segment of $3.2 million (net of $.9 million of income tax benefits).

(4)  INVENTORIES

     A summary of inventories at March 31 follows:

                                         1994       1995
                                       ---------  ---------
                                          (IN THOUSANDS)
Marine operating supplies............  $  27,476  $  25,764
Compression supplies and merchandise
  held for sale......................      7,085     10,547
                                       ---------  ---------
                                       $  34,561  $  36,311
                                       =========  =========

(5)  UNCONSOLIDATED COMPANIES

     Investments in, at equity, and advances to unconsolidated marine joint-venture companies at March 31 were as follows:

                                        PERCENTAGE
                                        OWNERSHIP   1994       1995
                                        -------   ---------  ---------
                                                     (IN THOUSANDS)
National Marine Service (Abu
  Dhabi-UAE).........................     40%     $  11,506  $  10,886
Tidewater Port Jackson (Australia)...     50%         6,805      6,972
Provident Marine, Ltd. (Mexico)......     50%         2,135      2,322
Others...............................   20%-50%       1,397      1,347
                                                  ---------  ---------
                                                  $  21,843  $  21,527
                                                  =========  =========

     The aggregate amount of undistributed earnings of all unconsolidated joint-venture companies included in consolidated stockholders' equity at March 31, 1995 is approximately $12,246,000.

(6)  INCOME TAXES

     Earnings (loss) from continuing operations before income taxes derived from United States and foreign operations for the years ended March 31 are as follows:

                                          1993        1994       1995
                                       -----------  ---------  ---------
                                                (IN THOUSANDS)
United States........................  $   (13,238) $  26,083  $  42,681
Foreign..............................       53,413     31,570     24,727
                                       -----------  ---------  ---------
                                       $    40,175  $  57,653  $  67,408
                                       ===========  =========  =========

     Total income tax expense for the years ended March 31 was allocated as follows:

                                         1993       1994       1995
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Income from continuing operations....  $  12,366  $  21,523  $  24,780
Gain on sale of Container Shipping
segment..............................       (869)    --         --
Extraordinary loss on early debt
retirement...........................     --         (6,470)    --
Cumulative effect of accounting
change...............................     (3,421)    --         --
Stockholder's equity (for
  compensation expense for income tax
  purposes in excess of amounts
  recognized for financial reporting
  purposes...........................     (1,356)    --         --
                                       ---------  ---------  ---------
                                       $   6,720  $  15,053  $  24,780
                                       =========  =========  =========

                       TIDEWATER INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Income tax expense attributable to income from continuing operations for the years ended March 31 consists of the following:

                                               U.S.
                                       --------------------
                                        FEDERAL     STATE     FOREIGN    TOTAL
                                       ---------  ---------   -------  ---------
                                                     (IN THOUSANDS)
1993
Current..............................  $   1,081  $     680   $ 5,645  $   7,406
Deferred.............................      4,960     --         --         4,960
                                       ---------  ---------   -------  ---------
                                       $   6,041  $     680   $ 5,645  $  12,366
                                       =========  =========   =======  =========
1994
Current..............................  $   8,290  $   1,248   $ 7,184  $  16,722
Deferred.............................      4,801     --         --         4,801
                                       ---------  ---------   -------  ---------
                                       $  13,091  $   1,248   $ 7,184  $  21,523
                                       =========  =========   =======  =========
1995
Current..............................  $  12,678  $     772   $ 6,919  $  20,369
Deferred.............................      4,411     --         --         4,411
                                       ---------  ---------   -------  ---------
                                       $  17,089  $     772   $ 6,919  $  24,780
                                       =========  =========   =======  =========

     The actual income tax expense attributable to earnings from continuing operations for the years ended March 31, 1993, 1994 and 1995 differed from the amounts computed by applying the U.S. federal tax rate of 34% in fiscal 1993 and 35% in fiscal 1994 and 1995 to pre-tax earnings from continuing operations as a result of the following:

                                          1993         1994         1995
                                       -----------  -----------  -----------
                                                  (IN THOUSANDS)
Computed "expected" tax expense......  $    13,659  $    20,179  $    23,593
Increase (reduction) resulting from:
     Effect of 1993 tax law change...      --             1,921      --
     Foreign earnings not includable
     in U.S. tax return..............         (463)         (24)        (817)
     Foreign taxes not creditable
     against U.S. taxes..............      --           --             1,039
Utilization of net operating loss
carryforwards........................         (782)        (183)     --
     Expenses which are not
        deductible for tax
        purposes.....................           60          248          177
     Other, net......................         (108)        (618)         788
                                       -----------  -----------  -----------
                                       $    12,366  $    21,523  $    24,780
                                       ===========  ===========  ===========

                       TIDEWATER INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The significant components of deferred income tax expense for the years ended March 31 are as follows:

                                         1993       1994       1995
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Deferred income tax expense (benefit)
  (exclusive of
  the effects of other components
  listed below)......................  $  (9,265) $     528  $  (1,894)
Application of net operating loss
  carryforwards......................     18,330      1,478     --
Investment and foreign tax credits...     (4,105)       874      6,305
Effect of 1993 tax law change........     --         (1,921)    --
                                       ---------  ---------  ---------
     Subtotal........................      4,960      4,801      4,411
                                       ---------  ---------  ---------
Extraordinary loss on early debt
  retirement.........................     --         (3,747)    --
Accounting change....................     (3,421)    --         --
                                       ---------  ---------  ---------
                                       $   1,539  $   1,054  $   4,411
                                       =========  =========  =========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1994 and 1995 are as follows:

                                          1994         1995
                                       -----------  -----------
                                            (IN THOUSANDS)
Deferred tax assets:
     Financial provisions not
        deducted for tax purposes....  $    12,410  $    13,375
     Unrepatriated foreign
        earnings.....................      --             5,220
     Foreign net operating loss
        carryforwards................        4,171        7,187
     Foreign tax credit
        carryforwards................        3,231        2,996
     Investment tax credit
        carryforwards................       11,911        5,842
     Alternative minimum tax credit
        carryforwards................        2,206        3,007
     Other...........................        1,745        1,616
                                       -----------  -----------
           Gross deferred tax
             assets..................       35,674       39,243
           Less valuation
             allowance...............        4,171        7,187
                                       -----------  -----------
                                            31,503       32,056
                                       -----------  -----------
Deferred tax liabilities:
     Depreciation differences on
        properties and equipment.....      (73,431)     (81,005)
     Undistributed income of
        unconsolidated joint-venture
        companies....................       (3,171)        (561)
                                       -----------  -----------
           Gross deferred tax
             liabilities.............      (76,602)     (81,566)
                                       -----------  -----------
           Net deferred tax
             liability...............  $   (45,099) $   (49,510)
                                       ===========  ===========

     The net changes in the valuation allowance for the years ended March 31, 1994 and 1995 were increases of $184,000 and $3,016,000, respectively. These changes were made to provide for uncertainties surrounding the realization of certain foreign net operating loss carryforwards. The remaining balance of the deferred tax assets should be realized through future operating results and the reversal of taxable temporary differences.

     At March 31, 1995, the Company had investment tax credit carryforwards for federal income tax purposes of approximately $5,842,000, which are available to reduce future federal income tax through 2002. In addition, the Company has alternative minimum tax credit carryforwards of approximately $3,007,000, which are available to reduce future federal regular income taxes over an indefinite period.

                       TIDEWATER INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company has not recognized a deferred tax liability of approximately $30,100,000 for the undistributed earnings of certain foreign subsidiaries that arose in prior years because the Company currently does not expect those unremitted earnings to reverse and become taxable to the Company in the foreseeable future. A deferred tax liability will be recognized when the Company expects that it will realize those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of investments. As of March 31, 1995 the undistributed earnings of these subsidiaries were approximately $86,000,000.

(7)  LONG-TERM DEBT

     A summary of long-term debt at March 31 follows:

                                         1994        1995
                                       ---------  -----------
                                           (IN THOUSANDS)
Variable rate revolving credit and
  term loan agreement
  with banks.........................  $  --      $   112,000
7% convertible subordinated
  debentures due 2010................     47,526      --
                                       ---------  -----------
Total long-term debt.................     47,526      112,000
  Less current maturities of
     long-term debt..................     47,526       12,000
                                       ---------  -----------
Net long-term debt...................  $  --      $   100,000
                                       =========  ===========

     The Company's revolving credit and term loan agreement (the "agreement") consists of a $130 million revolving credit facility and a $120 million term loan facility. At March 31, 1995 there were $12 million of borrowings outstanding under the revolving credit facility and $100 million of borrowings outstanding under the term loan facility.

     The agreement bears interest, at the Company's option, at prime rates plus .375% or LIBO rates plus 1.25% or 1.50% (7.74% at March 31, 1995). The lower LIBO rate is available as long as the Company maintains an investment grade senior debt rating from Moody's Investor Services, Inc. and Standard & Poor's. Effective April 10, 1995, the interest rate was reduced to prime or LIBO plus .875%.

     The revolving credit commitment of $130 million expires on September 30, 1996, at which time the then outstanding balance may be converted to a term loan repayable in 16 quarterly installments beginning December 31, 1996. Borrowings under the term loan facility are payable in 27 quarterly installments of $3 million commencing March 31, 1995, with the remaining loan balance due December 31, 2001. All of the borrowings under the agreement are unsecured and the Company pays an annual fee of from .250% to .375% on the unused portion of the revolving credit facility.

     Under the terms of the agreement, the Company has agreed to certain requirements and limitations, including: limitations on the payment of dividends on common stock, investments and aggregate indebtedness; a minimum level of tangible net worth of $425 million plus 30% of cumulative net earnings, as defined, after March 31, 1993 (total $445,300,000 at March 31,
1995); and a minimum ratio of current assets to current liabilities of 1.5 to
1. The agreement also prohibits the Company from encumbering its assets, other than assets already encumbered at November 30, 1994, for the benefit of others.

     During the second quarter of fiscal 1994 approximately $51 million of notes were retired prior to maturity using available cash. The retirement resulted in an after-tax extraordinary charge to earnings of approximately $4,450,000, or $.08 per common share. The extraordinary charge to earnings consisted of a $6,500,000 prepayment penalty and the write-off of deferred finance costs of $370,000, less $2,420,000 of income tax benefits associated with the retired debt.

                       TIDEWATER INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On March 16, 1994, the Company called for redemption of its 7% convertible subordinated debentures due 2010. Holders converted $1,113,000 of debentures into 44,520 shares of the Company's common stock at a conversion price of $25.00 per share. The remainder of the debentures were redeemed at 101.4% of par value plus accrued interest on April 18, 1994. The debentures, along with the prepayment premium, are included in current liabilities at March 31, 1994. The redemption resulted in an after-tax extraordinary charge to earnings of approximately $7,520,000, or $.14 per common share in the fourth quarter of fiscal 1994. The extraordinary charge to earnings consisted of a $644,000 prepayment premium and the write-off of unamortized original issue discount and deferred finance costs of $10,926,000, less $4,050,000 of income tax benefits.

     Based on current interest rates offered to the Company for borrowings with maturities similar to the remainder of its long-term debt, total long-term debt at March 31, 1995 approximates the fair value of the debt.

(8)  BENEFIT PLANS

     Upon meeting various citizenship, age and service requirements, employees are eligible to participate in a defined contribution savings plan. The plan held 537,525 shares and 536,804 shares of the Company's common stock at March 31, 1994 and 1995, respectively. Amounts charged to expense for the plan for 1993, 1994 and 1995 were $1,193,000, $1,282,000, and $951,000, respectively.

     A defined benefit pension plan covers substantially all U.S. citizen employees and employees who are permanent residents of the United States. Benefits are based on years of service and employee compensation. The Company also has a supplemental retirement plan (Supplemental Plan) that provides pension benefits to certain employees in excess of those allowed under the Company's tax qualified pension plan. Certain benefits programs are maintained in several other countries which provide retirement income for covered employees.

     Net periodic pension cost for the U.S. defined benefit pension plan and the Supplemental Plan for 1993, 1994 and 1995 include the following components:

                                         1993       1994       1995
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Service cost-benefit earned during
  the period.........................  $   1,723  $   2,118  $   1,962
Interest cost on projected benefit
  obligation.........................      1,617      1,715      1,954
Actual return on assets..............       (726)    (1,398)      (503)
Net amortization and deferral........        219        590     (1,463)
                                       ---------  ---------  ---------
Net periodic pension cost............  $   2,833  $   3,025  $   2,956
                                       =========  =========  =========
Assumptions used in the accounting
  are:
     Discount rates..................       8.5%      7.25%       8.5%
     Rates of annual increase in
        compensation levels..........         5%         5%         5%
     Expected long-term rate of
        return on assets.............       9.5%       9.5%       9.5%

                       TIDEWATER INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table sets forth the assets and liabilities of the U.S. defined benefit pension plan and the Supplemental Plan and the amount of the net pension asset or liability in the Consolidated Balance Sheets at March 31:

                                          PLAN WITH             PLAN WITH
                                         ACCUMULATED           ACCUMULATED
                                     BENEFIT OBLIGATIONS   BENEFIT OBLIGATIONS
                                       LESS THAN ASSETS    IN EXCESS OF ASSETS
                                     --------------------  --------------------
                                       1994       1995       1994       1995
                                     ---------  ---------  ---------  ---------
                                                   (IN THOUSANDS)
Actuarial present value of vested
  benefit obligation................ $  14,429  $  14,971  $   1,657  $   1,724
                                     =========  =========  =========  =========
Accumulated benefit obligation...... $  16,221  $  16,615  $   1,779  $   1,815
                                     =========  =========  =========  =========
Projected benefit obligation........ $  23,344  $  23,635  $   2,879  $   2,817
Plan assets at fair value, primarily
  bonds and common stock............    17,946     18,691     --         --
                                     ---------  ---------  ---------  ---------
Projected benefit obligation in
  excess of plan assets.............     5,398      4,944      2,879      2,817
Unrecognized net transitional
  obligation amortized
  over 15 years.....................      (728)      (615)    --         --
Unrecognized actuarial gain (loss)..    (3,422)    (2,089)    (1,626)    (1,228)
Unrecognized prior service cost.....    (1,665)    (2,165)      (871)    (1,104)
Adjustment required to recognize
  minimum liability.................    --         --          1,397      1,330
                                     ---------  ---------  ---------  ---------
Net accrued pension (asset)
  liability......................... $    (417) $      75  $   1,779  $   1,815
                                     =========  =========  =========  =========

     Qualified retired employees currently are covered by a program which provides limited health care and life insurance benefits. Costs of the program are based on actuarially determined amounts and are accrued over the period from the date of hire to the full eligibility date of employees who are expected to qualify for these benefits.

     Pursuant to the April 1, 1992 adoption of Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions," the Company recognized during fiscal 1993 the full amount of its accumulated postretirement benefit obligation of $10,061,000 less income tax benefits of $3,421,000, which amounts are included in the fiscal 1993 Consolidated Statement of Earnings as the cumulative effect of an accounting change. The accumulated postretirement benefit obligation amount represents the present value at April 1, 1992 of the estimated future benefits payable to current retirees and a pro rata portion of the estimated benefits payable to active employees after retirement.

     Net periodic postretirement health care and life insurance costs for 1993, 1994 and 1995 include the following components:

                                         1993       1994       1995
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Service cost -- benefit earned during
  the period.........................  $     691  $     801  $     924
Interest cost on accumulated
  postretirement benefit
  obligation.........................        847        964        732
Other amortization and deferral......     --            (28)      (129)
                                       ---------  ---------  ---------
Net periodic postretirement benefit
  cost...............................  $   1,538  $   1,737  $   1,527
                                       =========  =========  =========

                       TIDEWATER INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The unfunded actuarially-determined liabilities for postretirement benefits at March 31 are as follows:

                                         1994       1995
                                       ---------  ---------
                                          (IN THOUSANDS)
Actuarial present value of
  accumulated postretirement benefit
  obligation:
     Current retirees................  $   1,967  $   2,573
     Current employees eligible for
        benefits.....................        634        930
     Current employees not yet
        eligible for benefits........      5,854      6,016
                                       ---------  ---------
Total accumulated postretirement
  benefit obligation.................      8,455      9,519
Unrecognized prior service cost......        290      1,523
Unrecognized net gain (loss).........      4,228      3,288
                                       ---------  ---------
Accrued postretirement benefit
  cost...............................  $  12,973  $  14,330
                                       =========  =========

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation will be 13% in 1996, gradually declining to 6.5% in the year 2002 and thereafter. A 1% change in the assumed health care cost trend rates for each year would change the accumulated postretirement benefit obligation by approximately $1,500,000 at March 31, 1995 and change the cost for the year ended March 31, 1995 by $392,000. The assumed discount rates used in determining the accumulated postretirement benefit obligation were 7.25% in 1994 and 8.5% in 1995.

(9)  OTHER ASSETS AND OTHER LIABILITIES AND DEFERRED CREDITS

     A summary of other assets at March 31 follows:

                                         1994       1995
                                       ---------  ---------
                                          (IN THOUSANDS)
Recoverable insurance losses.........  $  36,163  $  28,921
Goodwill.............................        646     24,958
Assets held for sale.................      5,797      9,582
Other................................     10,843     10,125
                                       ---------  ---------
                                       $  53,449  $  73,586
                                       =========  =========

     A summary of other liabilities and deferred credits at March 31 follows:

                                         1994       1995
                                       ---------  ---------
                                          (IN THOUSANDS)
Postretirement benefit liability.....  $  12,973  $  14,330
Minority interests in net assets of
  subsidiaries.......................     10,678      8,628
Noncurrent foreign and domestic
  taxes..............................      6,957      6,957
Other................................     10,765     12,141
                                       ---------  ---------
                                       $  41,373  $  42,056
                                       =========  =========
(10)  CAPITAL STOCK

     Under the Company's stock option and restricted stock plans, the Compensation Committee of the Board of Directors has authority to grant stock options and restricted shares of the Company's stock to officers and other key employees. At March 31, 1995, 2,814,623 shares of common stock are reserved for issuance under the plans. The stock option price and exercise period are set by the grant, with the price equal to the market price of the stock on the date of grant.

                       TIDEWATER INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Transactions in the stock option plans during 1993, 1994 and 1995 were as follows:

                                        PRICE RANGE
                                         PER SHARE       SHARES
                                        ------------   -----------
Outstanding March 31, 1992...........   $ 4.38-21.50     1,103,344
Options granted......................    15.00-19.00       177,200
Options exercised....................     4.38-13.25      (367,638)
Options expired or cancelled.........     4.38-15.00       (19,917)
                                        ------------   -----------
Outstanding March 31, 1993...........     4.38-21.50       892,989
Options granted......................    19.63-20.13       198,900
Options exercised....................     4.38-15.00      (160,323)
Options expired or cancelled.........     4.38-19.63       (35,830)
                                        ------------   -----------
Outstanding March 31, 1994...........     4.38-21.50       895,736
Options granted......................    19.00-23.38       901,875
Options exercised....................     4.38-20.13      (131,783)
Options expired or cancelled.........     4.38-22.25       (72,530)
                                        ------------   -----------
Outstanding March 31, 1995...........   $ 4.38-23.38     1,593,298
                                        ============   ===========

     At March 31, 1994 and 1995, 522,205 shares and 531,403 shares, respectively, were exercisable under the stock option plans.

     The restricted stock plan permits the grant of Company shares restricted as to transferability and subject to a substantial risk of forfeiture. The vesting restrictions and period during which the transferability restrictions are applicable are determined on a case-by-case basis. During the restricted period, the restricted shares may not be transferred or encumbered but the recipient has the right to vote and receive dividends on the restricted shares. At March 31, 1995, contingent awards totalling 36,498 restricted Company shares were outstanding, to be issued in conjunction with and as a result of the exercise of certain stock options. None of these restricted shares were issued as of March 31, 1995. Once these restricted shares are issued, they would be forfeited if, during the five years after issuance, a disposition was made of the option shares, except for dispositions specifically permitted by the grant. The ownership of these restricted shares will vest at the end of the five year period in which they are subject to forfeiture.

     In accordance with an employment agreement with the Company's chairman of the board, 70,000 shares of restricted common stock of the Company were granted to him on October 20, 1994. These restricted shares vest at varying intervals when the average sales price of the common stock reaches certain predetermined levels. The fair market value of the stock at the time of the grant was classified in stockholders' equity as deferred compensation-restricted stock and will be amortized by equal monthly charges to earnings over approximately seven years.

     During fiscal 1994, all then-existing treasury shares were cancelled and, accordingly, the amount of treasury shares were reclassified to common stock and additional paid-in capital.

     At March 31, 1994 and 1995, 3,000,000 shares of no par value preferred stock were authorized and unissued.

     Under a Shareholder Rights Plan, one preferred stock purchase right has been distributed as a dividend for each outstanding common share. Each right entitles the holder to purchase, under certain conditions, one two-hundredth of a share of Series A Participating Preferred Stock at an exercise price of $50, subject to adjustment. The rights will not be exercisable unless a person (as defined in the plan) acquires beneficial ownership of 16% or more of the outstanding common shares, or a person

                       TIDEWATER INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) commences a tender offer or exchange offer, which upon its consummation such person would beneficially own 16% or more of the outstanding common shares.

     If after the rights become exercisable a person becomes the beneficial owner of 16% or more of the outstanding common shares (except pursuant to an offer for all shares approved by the Board of Directors), each holder (other than the acquirer) will be entitled to receive, upon exercise, common shares having a market value of twice the exercise price. In addition, if the Company is involved in a merger (other than a merger which follows an offer for all shares approved by the Board of Directors), major sale of assets or other business combination, each holder of a right (other than the acquirer) will be entitled to receive, upon exercise, common stock of the acquiring company having a market value of twice the exercise price.

     The rights may be redeemed for $.01 per right at any time prior to ten days following the acquisition by a person of 16% or more of the outstanding common shares. The rights expire on May 1, 2000.

(11)  COMMITMENTS AND OTHER MATTERS

     An employment agreement exists with the Company's chairman of the board, president and chief executive officer whereby he will serve in such capacity through December 31, 1997. The terms of the employment agreement provide for an annual base salary and certain other benefits. Compensation continuation agreements exist with all other officers and certain other key employees of Tidewater Inc. whereby each receives compensation and benefits in the event that his or her employment is terminated following certain events relating to a change in control of the Company. The maximum amount of compensation that could be paid under the agreements, based on present salary levels, is approximately $5,400,000. The amount that could be paid for certain benefits is not presently determinable.

     In March 1993 the Company requested that the Company's then chairman of the board, president and chief executive officer amend his then existing employment and consulting agreement. For its benefit, the Company elected to amend the agreement in view of possible changes to tax laws then under consideration by the Clinton administration and Congress. The amendment accelerated the vesting of all outstanding shares of restricted stock such that these shares became fully vested and freely transferable immediately. The original terms of the restricted stock shares included restrictions during the employment term of the agreement. Due to the acceleration of the vesting of the restricted stock shares on March 31, 1993, the then remaining deferred compensation of $2,850,000 was charged to other expenses in the Consolidated Statement of Earnings for fiscal 1993. The amendment also provided for an immediate lump-sum distribution of the present value of benefits under the Company's supplemental retirement plan, including the additional benefits that would have accrued assuming he remained employed by the Company through September 24, 1994. The lump-sum distribution amounted to $2,212,000 and included $921,000 for unaccrued benefits which was charged to other expenses in the Consolidated Statement of Earnings for fiscal 1993.

     During the fourth quarter of fiscal 1995, the Company recorded as "other expense" $5.9 million ($3.7 million after tax, or $.07 per common share) for the cost of a restructuring program of its corporate headquarters and worldwide marine operations which was designed to reduce costs and improve operating efficiencies. Substantially all of the costs associated with the restructuring program were paid before March 31, 1995. The restructuring resulted in the elimination of approximately 150 positions, realignment of duties and responsibilities and streamlining of administrative functions. The charge reflects the costs associated with staff reductions, relocations and related transition expenses.

     During the third quarter of fiscal 1995, the Company recorded as "other expense" a charge of $2.5 million ($1.6 million after tax, or $.03 per common share) for reserves to cover possible losses due to the potential insolvency of certain of the Company's insurers.

                       TIDEWATER INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1983, the Environmental Protection Agency (EPA) notified two subsidiaries of the Company that they were among 53 potentially responsible parties (PRP's) for cleanup costs at the Western Sand and Gravel site in Rhode Island. In 1989, the EPA notified another subsidiary of the Company that it was a PRP for cleanup costs at a National Priorities List site. EPA later nominated the subsidiary a de minimis participant for this site. Based on its evaluation of potential total clean-up costs, its estimate of its potential exposure, and the viability of other PRP's, management believes that any costs ultimately required to be borne by the Company at these sites will not have a material adverse effect on its results of operations, cash flow or financial position.

     Various other legal proceedings and claims are outstanding which arose in the ordinary course of business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a materially adverse effect on the Company's financial position.

(12)  BUSINESS SEGMENTS AND GEOGRAPHIC DISTRIBUTION OF OPERATIONS

     The Company operates principally in two business segments. Tidewater Marine provides support services to the offshore oil and gas industry, and Tidewater Compression provides the energy industry with engineered products and services used primarily in oil and gas production, enhanced recovery, natural gas transmission and natural gas processing. Please refer to Tidewater Management's Discussion and Analysis of Financial Condition and Results of Operations for disclosures of additions to properties and equipment, identifiable assets, revenues, operating profit and depreciation for each business segment.

                       TIDEWATER INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13)  SUPPLEMENTARY INFORMATION -- QUARTERLY FINANCIAL DATA (UNAUDITED)

                                            YEARS ENDED MARCH 31, 1994 AND 1995
                                       ----------------------------------------------
                                         FIRST       SECOND      THIRD       FOURTH
                                       ----------  ----------  ----------  ----------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
1994
Revenues:
     Marine operations...............  $  116,225  $  119,750  $  118,971  $  111,655
     Compression operations..........      12,932      14,419      14,002      14,118
                                       ----------  ----------  ----------  ----------
                                       $  129,157  $  134,169  $  132,973  $  125,773
                                       ==========  ==========  ==========  ==========
Operating profit:
     Marine operations...............  $   15,334  $   18,718  $   21,886  $    9,845
     Compression operations..........       1,132       2,366       1,951       1,446
                                       ----------  ----------  ----------  ----------
                                       $   16,466  $   21,084  $   23,837  $   11,291
                                       ==========  ==========  ==========  ==========
Earnings before extraordinary item...  $    8,214  $    9,142  $   13,542  $    5,232
                                       ==========  ==========  ==========  ==========
Net earnings (loss)..................  $    8,214  $    4,692  $   13,542  $   (2,288)
                                       ==========  ==========  ==========  ==========
Primary and fully diluted earnings
  per common share:
     Earnings before extraordinary
     item............................  $     0.15  $     0.17  $     0.25  $      .10
                                       ==========  ==========  ==========  ==========
     Net earnings (loss).............  $     0.15  $     0.09  $     0.25  $     (.04)
                                       ==========  ==========  ==========  ==========
1995
Revenues:
     Marine operations...............  $  118,418  $  115,648  $  114,382  $  106,836
     Compression operations..........      14,913      15,599      21,559      31,419
                                       ----------  ----------  ----------  ----------
                                       $  133,331  $  131,247  $  135,941  $  138,255
                                       ==========  ==========  ==========  ==========
Operating profit:
     Marine operations...............  $   21,187  $   18,061  $   20,129  $   12,793
     Compression operations..........       1,782       2,657       4,207       5,790
                                       ----------  ----------  ----------  ----------
                                       $   22,969  $   20,718  $   24,336  $   18,583
                                       ==========  ==========  ==========  ==========
Net earnings.........................  $   13,441  $   12,327  $   11,698  $    5,162
                                       ==========  ==========  ==========  ==========
Primary and fully diluted earnings
  per common share...................  $      .25  $      .23  $      .22  $      .10
                                       ==========  ==========  ==========  ==========

     Operating profit consists of revenues less operating costs and expenses, depreciation, general and administrative expenses and other income and expenses of the Marine and Compression segments.

     See notes 2, 7 and 11 for detailed information regarding transactions which affect fiscal 1994 and 1995 quarterly amounts.

                                                                   SCHEDULE II

                       TIDEWATER INC. AND SUBSIDIARIES
                      VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED MARCH 31, 1993, 1994, AND 1995
                                (IN THOUSANDS)

================================================================================================
              COLUMN A                   COLUMN B      COLUMN C      COLUMN D       COLUMN E
------------------------------------------------------------------------------------------------
                                         BALANCE AT                                BALANCE AT
                                         BEGINNING     ADDITIONS                     END OF
             DESCRIPTION                 OF PERIOD      AT COST     DEDUCTIONS       PERIOD
-------------------------------------------------------------------------------------------------
1993
  Deducted in balance sheet from
     trade accounts receivable:
     Allowance for doubtful
        accounts.....................     $7,442       $  533       $1,757(A,C)      $6,218
                                          ======       ======       ======           ======
  Deducted in balance sheet from
     other assets:
     Amortization of goodwill and
        debt issuance costs..........     $1,055       $  424       $ --             $1,479
                                          ======       ======       ======           ======
1994
  Deducted in balance sheet from
     trade accounts receivables:
     Allowance for doubtful
        accounts.....................     $6,218       $1,741       $1,215(A)        $6,744
                                          ======       ======       ======           ======
  Deducted in balance sheet from
     other assets:
     Amortization of goodwill and
        debt issuance costs..........     $1,479       $  321       $  860(B)        $  940
                                          ======       ======       ======           ======
1995
  Deducted in balance sheet from
     trade accounts receivables:
     Allowance for doubtful
        accounts.....................     $6,744       $3,950       $1,083(A)        $9,611
                                          ======       ======       ======           ======
  Deducted in balance sheet from
     other assets:
     Amortization of goodwill and
        debt issuance costs..........     $  940       $1,196       $ --             $2,136
                                          ======       ======       ======           ======

------------
(A) Accounts receivable amounts considered uncollectible and removed from accounts receivable by reducing allowance for doubtful accounts.

(B)  Write-off of patent, deferred debt costs and underwriting commissions.

(C) Includes reclass of Sea-Barge balance of $1,388,000 to other current assets due to sale of the Container Shipping segment.

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Hornbeck Offshore Services, Inc.

     In our opinion, the consolidated financial statements of Hornbeck Offshore Services, Inc. listed in the index appearing on page F-1 present fairly, in all material respects, the financial position of Hornbeck Offshore Services, Inc. and its subsidiaries at December 31, 1993 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Houston, Texas
February 10, 1995

                       HORNBECK OFFSHORE SERVICES, INC.
                          CONSOLIDATED BALANCE SHEET
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                             DECEMBER 31,       SEPTEMBER 30,
                                        ---------------------   -------------
                                          1993         1994          1995
                                        --------     --------   -------------
                                                                 (UNAUDITED)
               ASSETS
Current assets:
     Cash and equivalents............   $  7,013     $  8,572     $ 19,625
     Marketable securities...........     27,310         --           --
     Accounts receivable, net of
        allowance for doubtful
        accounts of $98, $25 and $88,
        respectively.................      9,412       11,747       11,477
     Prepaid and other current
        assets.......................      3,945        1,121        1,348
     Current portion of note
        receivable from affiliate....       --            880          888
                                        --------     --------     --------
           Total current assets......     47,680       22,320       33,338
                                        --------     --------     --------
Property and equipment, net..........     55,396      101,563       94,584
Investment in affiliates.............     15,223       16,851       14,584
Note receivable from affiliate.......       --          1,394          666
Reserve funds and restricted cash....        814        1,280        1,185
Drydocking and other assets, net.....      5,559        4,474        7,161
                                        --------     --------     --------
                                        $124,672     $147,882     $151,518
                                        ========     ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable................   $  1,861     $  1,570     $  2,083
     Accrued interest................        126           86          414
     Income taxes payable............        440          358          166
     Accrued labor costs.............        420          643          810
     Accrued medical costs...........        278          521          354
     Other liabilities...............        347          928        1,331
     Current portion of long-term
        debt.........................      3,221        3,467        4,299
                                        --------     --------     --------
           Total current
             liabilities.............      6,693        7,573        9,457
                                        --------     --------     --------
Long-term debt.......................      7,833       21,023       17,878
                                        --------     --------     --------
Deferred income taxes................     10,556       12,379       14,719
                                        --------     --------     --------
Commitments and contingencies
  (Note 11)
Stockholders' equity:
     Series 1 preferred stock -- 71
        shares authorized, issued and
        outstanding..................        205         --           --
     Common stock, $.10 par value,
        25,000,000 shares authorized,
        12,745,474, 13,240,698 and
        13,166,332 shares issued and
        outstanding, respectively....      1,275        1,324        1,317
     Additional paid-in capital......     83,804       83,639       81,998
     Common stock purchase
        warrants.....................        385         --           --
     Retained earnings...............     13,921       21,944       26,149
                                        --------     --------     --------
Total stockholders' equity...........     99,590      106,907      109,464
                                        --------     --------     --------
                                        $124,672     $147,882     $151,518
                                        ========     ========     ========

        The accompanying notes are an integral part of this statement.

                       HORNBECK OFFSHORE SERVICES, INC.
                       CONSOLIDATED STATEMENT OF INCOME
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                        --------------------------------    --------------------
                                          1992        1993        1994        1994        1995
                                        --------    --------    --------    --------    --------
                                                                                (UNAUDITED)
Revenues.............................   $ 18,435    $ 47,291    $ 45,834    $ 31,731    $ 41,331
                                        --------    --------    --------    --------    --------
Costs and expenses:
     Direct labor and other operating
        expenses.....................     11,230      20,588      23,484      16,744      21,550
     Depreciation and amortization...      4,749       7,394      10,007       7,144       9,977
     General and administrative
        expenses.....................      1,889       2,938       3,576       2,602       2,998
                                        --------    --------    --------    --------    --------
                                          17,868      30,920      37,067      26,490      34,525
                                        --------    --------    --------    --------    --------
Other income (expense):
     Foreign exchange gain (loss)....       --          --          (105)       --            19
     Gain on sale of assets..........          7           9         736         694         427
     Equity in earnings (loss) of
        affiliates...................          5         818       1,408       1,362        (335)
     Unsuccessful salvage expense....       --          (945)       --          --          --
     Other costs and expenses........       (170)       (254)       (149)       (116)        (25)
     Interest and other income.......      1,040         799       1,439       1,083         837
     Interest expense................     (1,387)     (1,323)       (864)       (538)     (1,348)
                                        --------    --------    --------    --------    --------
                                            (505)       (896)      2,465       2,485        (425)
                                        --------    --------    --------    --------    --------
Income before income taxes and
  extraordinary charge...............         62      15,475      11,232       7,726       6,381
Income taxes.........................       --        (4,530)     (3,209)     (2,213)     (2,176)
                                        --------    --------    --------    --------    --------
Income before extraordinary charge...         62      10,945       8,023       5,513       4,205
Extraordinary charge for early
  extinguishment of debt, net of
  income tax benefit of $145.........       --          (280)       --          --          --
                                        --------    --------    --------    --------    --------
Net income...........................   $     62    $ 10,665    $  8,023    $  5,513    $  4,205
                                        ========    ========    ========    ========    ========
Earnings per share before
  extraordinary charge...............   $    .01    $    .92    $    .60    $    .41    $    .32
Extraordinary charge.................       --          (.02)       --          --          --
                                        --------    --------    --------    --------    --------
Earnings per share...................   $    .01    $    .90    $    .60    $    .41    $    .32
                                        ========    ========    ========    ========    ========

        The accompanying notes are an integral part of this statement.

                       HORNBECK OFFSHORE SERVICES, INC.
                CONSOLIDATED STATEMENT OF CASH FLOWS (NOTE 12)
                                (IN THOUSANDS)

                                                                             NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                        --------------------------------    --------------------
                                          1992        1993        1994        1994        1995
                                        --------    --------    --------    --------    --------
                                                                                (UNAUDITED)
Cash flows from operating activities:
     Cash received from customers and
        affiliates...................   $ 16,458    $ 43,185    $ 43,498    $ 33,488    $ 41,602
     Cash paid to suppliers and
        employees..................      (12,170)    (25,936)    (23,429)    (15,879)    (23,521)
     Cash paid for income taxes......        (58)     (1,847)     (1,512)     (1,212)       (256)
     Interest and other income
        received.....................        606         753       1,428       1,211         780
     Interest paid...................     (1,165)     (1,230)       (837)       (503)     (1,021)
     Refund of income taxes..........       --         1,266        --          --          --
     Distribution from partnership...       --            38        --          --          --
                                        --------    --------    --------    --------     --------
           Net cash provided by
             operating
             activities..............      3,671      16,229      19,148      17,105       17,584
                                        --------    --------    --------    --------     --------
Cash flows from investing activities:
     Capital and drydocking
        expenditures.................     (7,596)     (9,209)    (57,973)     (9,133)      (6,205)
     Purchase of marketable
        securities...................     (3,512)    (24,007)       --          --           --
     Sale of marketable securities...       --           500      27,310      27,310         --
     Increase in other assets........       --          (134)        (45)        (45)        (167)
     Decrease (increase) in reserve
        funds........................       (310)        312        (890)       (890)        (253)
     Investment in affiliates........       --       (11,677)       (195)        (72)         123
     Loan to affiliate...............       --          --        (2,351)       --           --
     Repayment of loan by
        affiliate....................       --          --            72        --            738
     Sale of property and
        equipment....................       --         1,300       3,491       3,046        1,087
     Salvage expenditures............       --          (945)       --          --           --
                                        --------    --------    --------    --------     --------
           Net cash provided (used)
             by investing
             activities..............    (11,418)    (43,860)    (30,581)     20,216       (4,677)
                                        --------    --------    --------    --------     --------
Cash flows from financing activities:
     New borrowings..................       --          --        23,000        --           --
     Repayment of borrowings.........     (1,695)     (5,917)     (9,158)     (5,991)      (1,907)
     Issuance of common stock and
        warrants.....................          2      39,959          36          44           53
     Repurchase of Series 1 preferred
        stock and warrants...........       --          --          (886)       (881)        --
                                        --------    --------    --------    --------     --------
           Net cash provided (used)
             by financing
             activities..............     (1,693)     34,042      12,992      (6,828)      (1,854)
                                        --------    --------    --------    --------     --------
Net increase (decrease) in cash and
  equivalents........................     (9,440)      6,411       1,559      30,493       11,053
Cash and equivalents at beginning of
  period.............................     10,042         602       7,013       7,013        8,572
                                        --------    --------    --------    --------     --------
Cash and equivalents at end of
  period.............................   $    602    $  7,013    $  8,572    $ 37,506     $ 19,625
                                        ========    ========    ========    ========     ========

        The accompanying notes are an integral part of this statement.

                       HORNBECK OFFSHORE SERVICES, INC.
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                (IN THOUSANDS)

                                                       COMMON STOCK      ADDITIONAL     COMMON
                                        PREFERRED    ----------------     PAID-IN       STOCK      RETAINED
                                          STOCK      SHARES    AMOUNT     CAPITAL      WARRANTS    EARNINGS
                                        ---------    ------    ------    ----------    --------    --------
     Balance -- January 1, 1992......     $ 205       8,636    $  864      $32,802       $ 385      $ 3,194
1992
Issuance of common stock for stock
  options exercised and shares issued
  for directors' and employees'
  benefit plans......................                     6         1           12
Tax benefit of stock sold by
  employees..........................                                           39
Issuance of common stock for
  acquisition of vessels.............                 1,365       136        8,364
Net income...........................                                                                    62
                                          -----      ------    ------      -------       -----      -------
     Balance -- December 31, 1992....       205      10,007     1,001       41,217         385        3,256

1993
Sale of common stock for cash, net of
  expenses...........................                 2,500       250       39,538
Issuance of common stock for stock
  options exercised and shares issued
  for directors' and employees'
  benefit plans and other............                    79         8          213
Issuance of Stock for Ravensworth
  acquisition........................                   159        16        2,707
Tax benefit of stock sold by
  employees..........................                                          129
Net income...........................                                                                10,665
                                          -----      ------    ------      -------       -----      -------
     Balance -- December 31, 1993....       205      12,745     1,275       83,804         385       13,921

1994
Purchase of Series 1 preferred
  stock..............................      (205)                              (313)
Warrants exercised or repurchased....                   481        48          (32)       (385)
Issuance of common stock for stock
  options exercised and shares issued
  for directors' and employees'
  benefit plans and other............                    15         1          144
Tax benefit of stock sold by
  employees..........................                                           36
Net income...........................                                                                 8,023
                                          -----      ------    ------      -------       -----      -------
     Balance -- December 31, 1994....       --       13,241     1,324       83,639         --        21,944

NINE MONTHS ENDED SEPTEMBER 30, 1995
  (UNAUDITED)
Issuance of common stock for stock
  options exercised and shares issued
  for directors' and employees'
  benefit plans and other............                    31         4          158
Return of shares from escrow -- Note
  4..................................                  (106)      (11)      (1,799)
Net income...........................                                                                 4,205
                                          -----      ------    ------      -------       -----      -------
     Balance -- September 30, 1995
        (unaudited)..................     $ --       13,166    $1,317      $81,998       $ --       $26,149
                                          =====      ======    ======      =======       =====      =======

        The accompanying notes are an integral part of this statement.

                       HORNBECK OFFSHORE SERVICES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS AND SUMMARY OF ACCOUNTING POLICIES:

ORGANIZATION AND HISTORY

     Hornbeck Offshore Services, Inc. was incorporated under the laws of the state of Delaware in January 1981. All references to the "Company" refer to Hornbeck Offshore Services, Inc. and its subsidiaries unless the context requires otherwise.

     The Company is engaged in the worldwide offshore marine services business, primarily serving the oil and gas industry through its operation and management of a diversified fleet of 63 vessels (the "vessels"). The fleet consists of supply, tug-supply, crew and specialty vessels; 57 of the vessels are owned, 4 are chartered and 2 are managed for unrelated parties. Additionally, the Company maintains a 49.9% equity interest in 3 entities which operate and own or lease a combined fleet of 29 safety standby vessels.

CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The equity method of accounting is used when the Company has a 20%-50% interest in an affiliate. Under the equity method, original investments are recorded at cost and are adjusted by the Company's share of earnings or losses. All significant intercompany accounts and transactions have been eliminated. Any difference between the Company's share of book value of an equity affiliate and its investment amount is amortized over the remaining useful life of the underlying assets.

MARKETABLE SECURITIES

     Marketable securities are stated at market value which approximates cost and consist of U.S. Government or Agency issues or mutual funds that invest in the same type of securities. The cost of marketable securities at December 31, 1993 approximated $27,505,000.

REVENUE AND EXPENSE RECOGNITION

     Charter revenue is earned and recognized on a daily rate basis. The Company's accounts receivable are generally unsecured and are due primarily from companies involved in exploration and production of oil and gas reserves. Operating and other costs are expensed as incurred.

PROPERTY AND EQUIPMENT

     For financial reporting purposes, the Company records depreciation expense using the straight-line method over the estimated useful lives of the related assets. For tax purposes, depreciation is computed using accelerated methods.

     The net book value of the Company's vessels is reviewed periodically to determine that their recorded value does not exceed the estimated future benefit from utilization of those vessels.

OTHER ASSETS

     Other assets consist primarily of drydocking expenditures. Drydocking expenditures are capitalized and amortized on a straight-line basis over the period to be benefitted (generally 24 to 36 months).

DEFERRED INCOME TAXES

     Deferred income taxes are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of assets and liabilities. Such differences relate mainly to depreciable assets. This method gives immediate effect to changes in income tax laws upon enactment. The income statement effect is derived from changes in deferred income taxes on the balance sheet. Adoption of Statement of

                       HORNBECK OFFSHORE SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
Financial Accounting Standard No. 109, "Accounting for Income Taxes," in 1993 did not have a significant impact on the Company's financial statements.

EARNINGS PER SHARE

     Earnings per share is calculated using the weighted-average number of shares outstanding assuming exercise of dilutive stock options and conversion of preferred stock. The weighted-average number of primary shares, which includes common shares and equivalent common shares outstanding, during the years ended December 31, 1992, 1993 and 1994 was 8,842,000, 11,901,000 and
13,460,000, respectively and, during the nine-month periods ended September 30, 1994 and 1995 were 13,479,000 and 13,352,000, respectively. Fully diluted shares are the same as primary shares.

CASH AND EQUIVALENTS

     For purposes of the consolidated statement of cash flows, the Company considers all deposits readily convertible to known amounts of cash with original maturities of three months or less to be cash and equivalents. For the year ended December 31, 1994, included in "Interest and other income," is interest income of $1,173,000 from such deposits.

RECLASSIFICATIONS

     Certain 1992 and 1993 amounts were reclassified to conform to the 1994 presentation.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The unaudited consolidated balance sheet as of September 30, 1995, the consolidated statements of income for the nine months ended September 30, 1994 and September 30, 1995 and the consolidated statements of cash flows for the nine months ended September 30, 1994 and September 30, 1995 have been prepared by the Company, without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at September 30, 1995 and for all periods presented have been made.

NOTE 2 -- ACQUISITIONS AND DISPOSITIONS OF BUSINESSES AND VESSELS:

     On November 30, 1994, the Company acquired an equity interest in Seaboard Holdings Limited (Note 4). On November 15, 1994, the Company completed the acquisition of 13 supply vessels from Oil and Gas Rental Services, Inc. ("Oil & Gas") for cash consideration of $46 million. The Company borrowed $23 million in connection with this acquisition (Note 5).

     On July 23, 1993, the Company acquired an equity interest in Ravensworth Investments Limited ("Ravensworth"), and the Company's share of earnings of this affiliate has been included in the Company's results of operations since that date (Note 4). On April 29, 1993, the Company sold two vessels previously being operated in the North Sea to an unrelated entity for approximately $1.3 million, which approximated the carrying value of the vessels. On June 17, 1993, the Company purchased a supply vessel for cash payment of $1,175,000.

     On November 19, 1992, the Company completed the acquisition of 20 offshore supply vessels and one utility vessel from Petrol Marine Corporation, Portal Energy Corporation and Pentad Offshore Corporation (collectively, the "Sellers" or "Petrol") for aggregate consideration of $18,500,000. The aggregate consideration paid to the Sellers consisted of $4,750,000 in cash, $5,250,000 of unsecured notes issued by the Company and 1,365,462 restricted shares of the Company's $.10 par value common stock valued at $8,500,000. As a condition of the transaction, $2,000,000 of the cash consideration was escrowed for purposes of refurbishing and recertifying seven of the acquired vessels which were not in service on the acquisition date. These vessels have been repaired and refurbished utilizing all of the escrow funds. Since escrowed funds were insufficient to pay for the required work

                       HORNBECK OFFSHORE SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) on the seven vessels, the future debt service owed to the Sellers was reduced by $1,794,000. The remaining acquisition debt has been repaid.

     The results of operations of the acquired vessels are included in the consolidated financial statements from the respective acquisition dates of November 19, 1992 for the Petrol acquisition and from November 15, 1994 for the Oil & Gas acquisition. Substantially all of the purchase price was allocated to vessels acquired based on their fair market values and the transactions have been accounted for using the purchase method. The acquired vessels were employed prior to the acquisitions and continue to be employed by the Company after the closing of the acquisitions in the offshore marine service business, primarily serving the oil and gas industry.

     Assuming the Oil & Gas transaction occurred at the beginning of each year presented and the Ravensworth transaction occurred at the beginning of 1993, condensed unaudited pro forma combined results of operations are as follows:

                                          YEAR ENDED DECEMBER 31,
                                       ------------------------------
                                            1993            1994
                                       --------------  --------------
Revenues.............................  $   62,109,000  $   60,379,000
Income before extraordinary charge... $ 13,464,000 $ 9,391,000 Earnings per share before
extraordinary charge.................  $         1.12  $          .70

     From January through September 1994, the Company sold four vessels for $3.1 million and realized a gain of $736,000. During the same period, three vessels were acquired for cash consideration of $5.2 million.

     From January through September 1995, the Company sold one vessel for approximately $1,000,000 and realized a gain of $441,000.

     In March 1992, the Company initiated the liquidation of two limited partnerships in which the Company was the general partner. The partnerships' three vessels were taken out of service and held for sale beginning in May 1992. The Company wrote off substantially all the remaining partnership assets, which included vessels and reserve funds in the amount of $2,518,000, and reduced debt by $2,563,000. The partnerships' debt was nonrecourse with respect to the Company. No significant gain or loss was recognized by the Company as a result of these transactions and no significant partnership assets existed at December 31, 1992.

NOTE 3 -- PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following at December 31:

                                          ESTIMATED
                                        USEFUL LIVES     1993        1994
                                        -------------  ---------  -----------
                                                           (IN THOUSANDS)
Vessels..............................        25        $  67,796  $   119,622
Building.............................        25              771          771
Land.................................                        182          182
Vehicles.............................      3 to 4            356          420
Furniture, fixtures and other........      3 to 10           358          332
                                                       ---------  -----------
                                                          69,463      121,327
Less -- accumulated depreciation.....                     14,067       19,764
                                                       ---------  -----------
Property and equipment, net..........                  $  55,396  $   101,563
                                                       =========  ===========

                       HORNBECK OFFSHORE SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Depreciation expense related to property and equipment for 1992, 1993 and 1994 was $3,660,000, $5,221,000 and $6,267,000, respectively. A portion of property and equipment is pledged to secure long-term debt (Note 5).

     Drydocking expenditures included in other assets for the periods indicated are as follows (in thousands):

                                                                         NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                       -------------------------------  --------------------
                                         1992       1993       1994       1994       1995
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
Balance -- beginning of year.........  $   1,548  $   1,519  $   5,234  $   5,234  $   4,409
Additions............................      1,223      5,825      2,915      2,858      5,539
Amortization.........................     (1,252)    (2,110)    (3,740)    (2,805)    (2,993)
                                       ---------  ---------  ---------  ---------  ---------
Balance -- end of year...............  $   1,519  $   5,234  $   4,409  $   5,287  $   6,955
                                       =========  =========  =========  =========  =========

NOTE 4 -- INVESTMENTS IN AFFILIATES:

     On November 30, 1994, the Company acquired 49.9% of the equity interests of Seaboard Offshore Group Limited, a Scottish corporation ("Seaboard"). The transaction was accounted for using the purchase method of accounting. At the time of the transaction, Seaboard owned a fleet of six safety standby vessels operating in the North Sea. Consideration in the form of a guarantee of approximately $483,000 of certain Seaboard indebtedness was given. Further, the Company funded a loan totaling 1.5 million ($2.35 million) to Seaboard for operational purposes and has recorded a note receivable from affiliate which bears interest at LIBOR plus 1 3/4% and is payable in 32 equal monthly installments. This note receivable is unsecured, but 50% of the balance is guaranteed by Ravensworth Holdings Limited ("RHL"), the owner of a 50.1% interest in Seaboard and Ravensworth. The Company accounts for its investment in Seaboard using the equity method of accounting.

     In connection with the Seaboard acquisition, the Company was granted an option by RHL to acquire the remaining outstanding equity interest in Seaboard. Exercise of the option is contingent upon the Company's exercise, in full, of the options to acquire the remaining capital stock of Ravensworth, as discussed below.

     On July 23, 1993, the Company acquired 49.9% of the outstanding capital stock of Ravensworth from RHL, the owner of the outstanding capital stock of Ravensworth, for a purchase price of $11 million in cash and approximately $2.7 million in the form of 158,978 shares of restricted Common Stock ("Ravensworth Acquisition"). Ravensworth owned or chartered a fleet of twenty-two (22) safety standby vessels operating in the North Sea at the time of the acquisition. The Company accounts for its investment in Ravensworth using the equity method of accounting. The difference between the Company's investment in Ravensworth and its proportionate share of Ravensworth's book equity totaled $9,012,000 at December 31, 1994 and this difference is being depreciated over the remaining useful life of the Ravensworth fleet. The Company used the purchase method of accounting for this transaction.

     In connection with the Ravensworth Acquisition, the Company acquired options to purchase the remaining outstanding capital stock of Ravensworth, exercisable after January 1, 1995 in two equal annual installments, with the first option exercisable on or before March 31, 1996 (the "1995 Option") and the second option exercisable on or before March 31, 1997 (the "1996 Option"). The Company may, at its election, accelerate the exercise of the 1996 Option to any date on or after January 1, 1995. The 1996 Option will expire unless the 1995 Option is exercised in full. The consideration payable upon exercise of the 1995 Option and the 1996 Option is to be paid one-third in cash and two-thirds in

                       HORNBECK OFFSHORE SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) common stock of the Company valued at market price, as defined in the applicable agreements. The Company may elect to pay in U.S. dollars any payments that would otherwise be made to RHL in the Company's common stock.

     The per share consideration to be paid for the remainder of Ravensworth (subject to the adjustment described below) will be equal to the per share price paid by the Company for the initial 49.9% investment, plus simple interest at 7% (compounded annually) from the closing of the initial acquisition to the date of payment. The consideration for Ravensworth will be adjusted by 50% of any difference in actual Ravensworth and Seaboard earnings before depreciation, interest and taxes ("EBDIT") versus a target EBDIT for 1994 and 1995, and by 25% of such difference for 1996. The maximum adjustment to the consideration paid or payable for Ravensworth with respect to any year for which EBDIT is measured against a specified target is limited to $4 million. In the event the Company does not exercise either of the options to acquire additional interests in Ravensworth, the agreement calls for certain purchase/sale arrangements between the parties with respect to Ravensworth.

     In connection with the Company's initial purchase of 49.9% at Ravensworth, approximately 106,000 shares of the Company's common stock placed in escrow at the time of acquisition were returned to the Company based on Ravensworth's actual EBDIT for 1994 compared to targeted EBDIT as described under the agreement. Such shares, valued at approximately $1.8 million, were cancelled and stockholders' equity and Ravensworth's investment accounts were reduced accordingly.

     Summarized historical, combined financial information for the affiliated investees, which includes Ravensworth as of and for the years ended December 31, 1993 and 1994 and Seaboard as of and for the one month ended December 31, 1994, is as follows (in thousands):

                                           DECEMBER 31,         SEPTEMBER 30,
                                         1993       1994            1995
                                       ---------  ---------     -------------
                                                                 (UNAUDITED)
Current assets.......................  $   8,962  $  11,773        $11,578
Property and equipment, net..........     53,002     73,389         68,968
Other noncurrent assets..............        788        861          1,110
                                       ---------  ---------     -------------
     Total assets....................  $  62,752  $  86,023        $81,656
                                       =========  =========     =============
Current liabilities..................  $  11,163  $  17,869        $15,114
Long-term debt.......................     37,801     50,328(1)      49,585
Other noncurrent liabilities.........      1,985      1,574          1,123
Stockholders' equity.................     11,803     16,252         15,834
                                       ---------  ---------     -------------
     Total liabilities and equity....  $  62,752  $  86,023        $81,656
                                       =========  =========     =============
Revenues.............................  $  40,653  $  37,870        $36,066
Operating income.....................      6,459      5,823          2,390
Foreign exchange loss
  (gain)(recognized in affiliates'
  accounts but not in the Company's
  accounts due to purchase accounting
  adjustments).......................      3,509       (684)        --
Net income (loss)....................      2,053      3,765           (616)

------------

(1) A total of approximately $29,000,000 of this debt is owed by subsidiaries of Ravensworth and Seaboard whose equity represents approximately $500,000 of the total consolidated Company equity, and such debt is nonrecourse to both the Company and Ravensworth, except for a 300,000 guarantee by Hornbeck Offshore Services, Inc.

                       HORNBECK OFFSHORE SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5 -- LONG-TERM DEBT:

     Long-term debt consisted of the following (in thousands):

                                           DECEMBER 31,       SEPTEMBER 30,
                                       --------------------   -------------
                                         1993       1994          1995
                                       ---------  ---------   -------------
                                                               (UNAUDITED)
Bank note payable; principal payable
  in quarterly installments of
  $714.4, plus accrued interest at
  LIBOR plus 1% (6 13/16% at December
  31, 1994); secured by thirteen
  vessels; matures November 15,
  1999...............................  $  --      $  20,000      $18,571
Bank note payable; principal payable
  in quarterly installments of $62.5,
  plus accrued interest at the Bank's
  prime rate plus 3/4% (6 3/4% at
  December 31, 1993), payable
  quarterly; secured by three
  vessels; matured December 1994.....      1,955     --            --
Unsecured notes payable issued in the
  Petrol acquisition; principal
  payable in quarterly installments
  of $164.25, plus accrued interest
  at prime rate plus 1% (7% at
  December 31, 1993) payable
  quarterly..........................      3,594     --            --
U.S. Government Guaranteed Ship
  Financing Bonds payable in
  semiannual installments of
  principal and interest as described
  below; secured by mortgages on nine
  vessels and guaranteed by the
  United States Maritime
  Administration ("MARAD")...........      5,572      4,490          3,606
Unamortized debt discount recorded in
  connection with the acquisition of
  Point Marine, Inc..................        (67)    --            --
                                       ---------  ---------   -------------
                                          11,054     24,490         22,177
Less -- current portion..............      3,221      3,467          4,299
                                       ---------  ---------   -------------
Long-term debt.......................  $   7,833  $  21,023   $     17,878
                                       =========  =========   =============

     Maturities of long-term debt outstanding at December 31, 1994 are as follows: 1995 -- $3,467,000; 1996 -- $3,703,000; 1997 -- $3,561,000;
1998 -- $3,433,000 and 1999 -- $9,081,000.

     Concurrent with the November 15, 1994 Oil & Gas vessel acquisition, the Company entered into a $20 million term loan and a $10 million revolving credit facility with a bank. Any borrowings under the revolving credit facility will be due and payable on November 15, 1997. The availability of the revolving credit facility is based on specified trade receivables levels and will be reduced by outstanding letters of credit. At December 31, 1994 and September 30, 1995, there were no outstanding balances under the revolving credit facility.

     At the Company's option, interest with respect to any amounts outstanding under the revolving credit facility and the bank term loan accrues at a rate equal to the lender's prime rate, or the LIBOR rate plus 1%, and is payable quarterly. The indebtedness is collateralized by 13 vessels owned by subsidiaries of the Company. The indebtedness also contains covenants which, among other things, provide limitations on the sale of such vessels and require the Company to maintain certain financial ratios and minimum net worth.

     The U.S. Government Guaranteed Ship Financing Bonds represent several series of bonds which are guaranteed by MARAD. These bonds mature from 2000-2002 and bear interest at rates ranging from 8.75% to 10.75%. Through December 31, 1994, the Company had deposited $1,280,000 into the reserve. The Company expects to deposit approximately $250,000 in 1995.

                       HORNBECK OFFSHORE SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6 -- INCOME TAXES:

     The components of the provision for income taxes for the years ended December 31 are as follows (in thousands):

                                         1992       1993       1994
                                       ---------  ---------  ---------
Current provision (benefit):
     U.S. federal income tax.........  $  --      $   2,480  $   2,383
     Alternative minimum and other
        taxes........................        582        619        161
     State income tax................         58        104         25
     Foreign taxes...................     --         --             62
     Utilization of net operating
        loss carryforwards and
        carrybacks...................     (1,164)    (1,245)      (864)
     Utilization of investment tax
        credit carryforward..........     --         --           (381)
                                       ---------  ---------  ---------
                                            (524)     1,958      1,386
                                       ---------  ---------  ---------
Deferred provision (benefit):
     U.S. federal income tax.........      1,106      1,946        739
     Alternative minimum tax and
        other credits................       (582)      (619)       220
     Utilization of net operating
        loss carryforwards...........     --          1,245        864
                                       ---------  ---------  ---------
                                             524      2,572      1,823
                                       ---------  ---------  ---------
     Total provision for income
        taxes........................  $  --      $   4,530  $   3,209
                                       =========  =========  =========

     The difference between the effective income tax rate and the amount which would be determined by applying the statutory U.S. income tax to income before taxes is as follows:

                                         DECEMBER 31,
                                        --------------
                                        1993      1994
                                        ----      ----
Provision for income taxes at U.S.
  statutory rates....................    34 %      34 %
Foreign earnings not includable in
  U.S. tax return....................    (2 )      (4 )
Tax restructuring benefit............    (4 )      (1 )
State taxes..........................     1       --
                                        ----      ----
                                         29 %      29 %
                                        ====      ====

     The Company's effective tax rate approximated the statutory rate to which it was subject in 1992. The deferred income tax liability is primarily comprised of differences in the tax and book basis of the Company's vessels and benefits from the carryforward tax attributes as described below.

     Undistributed earnings of the Company's foreign affiliates aggregated $2,589,000 on December 31, 1994, which, under existing law, will not be subject to U.S. tax until distributed as dividends. Since the earnings have been and are intended to be indefinitely reinvested in foreign operations, no provision has been made for any U.S. taxes that may be applicable thereto. The amount of unrecognized deferred U.S. taxes on these undistributed earnings is approximately $760,000. Furthermore, any taxes paid to foreign governments on those earnings may be used in whole or in part, as credits against the U.S. tax on any dividends distributed from such earnings.

     As of December 31, 1994, the Company has net operating loss carryforwards of $347,000 which will expire from 2004 to 2005 if not used to offset future taxable income. As of December 31, 1994, the Company has investment tax credit carryforwards of $1,006,000 which will expire in 1997, if not

                       HORNBECK OFFSHORE SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) used to offset future income. As of December 31, 1994, the Company also has alternative minimum tax credit carryforwards of $1,758,000.

NOTE 7 -- COMMON STOCK, PREFERRED STOCK AND WARRANTS:

     A total of 1,365,462 shares of common stock were issued in connection with the Petrol acquisition on November 19, 1992 at a value of $8,500,000 based on the market price of the stock.

     On July 21, 1993, the Company completed a public offering of 2,500,000 shares of common stock for aggregate proceeds of approximately $40,000,000, after expenses. Proceeds have been and will be utilized for the Ravensworth acquisition, to repay certain debt and for general corporate purposes. In connection with the July 23 closing of the Ravensworth acquisition, 158,978 shares of common stock were issued at an aggregate value of $2,722,500.

     In September 1994, the Company purchased the remaining 71 shares of Series 1 Preferred Stock for $518,000 with the price determined in accordance with the liquidation preference thereof.

     In June 1994, 928,752 common stock purchase warrants were exercised. Pursuant to the terms of the warrant agreement, the Company issued 480,588 shares of common stock in exchange for all of such warrants. In September 1994, the Company paid $368,896 to repurchase 71,428 warrants.

NOTE 8 -- RELATED PARTY TRANSACTIONS:

     Bareboat charter fees are paid to an affiliate of a director of the Company. Such fees totaled $600,000, $600,000 and $940,000 for the years ended December 31, 1992, 1993 and 1994, respectively. Until September 1993, a director of the Company was an affiliate of an investment banking firm providing investment banking services related primarily to acquisitions made by the Company. The Company paid fees totaling $245,000 and $301,000 in 1992 and 1993, respectively for such services.

NOTE 9 -- EMPLOYEE INCENTIVE PLANS:

     Pursuant to the Company's Employee Incentive Plans of 1982, 1989 and 1993, the Board of Directors (or compensation committee thereof) has been empowered to grant (over respective ten-year periods) stock options, stock appreciation rights and stock bonuses with respect to an aggregate of 950,000 shares of Common Stock. There were 5,825, 466,770 and 458,712 shares available for grant at December 31, 1992, 1993 and 1994, respectively.

     The following is a summary of stock option activity for the periods indicated:

                                                                                          NINE MONTHS
                                                                                             ENDED
                                                   YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                       -----------------------------------------------   -------------
                                           1992            1993             1994             1995
                                       -------------  --------------  ----------------   -------------
                                                                                          (UNAUDITED)
Options outstanding at beginning of
  period.............................        295,934         311,559           287,619         283,593
Options granted......................         19,125          20,160             7,250          59,841
Options exercised....................         (2,000)        (44,100)           (9,861)        (11,758)
Options canceled.....................         (1,500)       --                  (1,415)         (6,947)
                                       -------------  --------------  ----------------   -------------
Options outstanding at end of
  period.............................        311,559         287,619           283,593         324,729
                                       =============  ==============  ================   =============
Price range of options granted.......  $   3.25-7.13  $   6.31-13.00  $    14.25-14.65    $ 9.88-11.50
Price range of options exercised.....  $    .69-1.75  $    2.63-5.84  $      3.50-6.31    $ 3.50-13.00
Price range of options outstanding at
  end of period......................  $   2.63-7.38  $   3.25-13.00  $     3.25-14.65    $ 3.50-14.65

                       HORNBECK OFFSHORE SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
     The stock options are exercisable over a five-year or ten-year period which commences on the date of grant. The number of shares exercisable in each year during the period is determined by the Company's Board of Directors (or compensation committee) at the time of grant. At December 31, 1992, 1993 and 1994, options to purchase 264,300, 246,739 and 257,763 shares, respectively, were exercisable. Because the exercise price of the options equaled the market price of the Company's stock on the dates the options were granted, no compensation costs have been recognized by the Company.

     Effective January 1, 1993, a total of 13,975 shares were awarded to employees which vest over two years. Compensation expense of approximately $97,000 will be recorded for the stock awards over the vesting period. On December 14, 1993, a total of 13,070 shares were awarded to employees which vest over three years. Compensation expense of approximately $170,000 will be recorded for the stock awards over the vesting period.

     In November 1994, a total of 2,698 shares which vest over a period of 1 1/2-2 years were awarded to employees. Compensation expense of approximately $37,845 will be recorded for the stock awards over the vesting period.

     In 1992, 1993 and 1994, shares totaling 3,500, 3,500 and 4,200, respectively, were awarded to the Company's Board of Directors.

     No stock appreciation rights have been awarded under the Employee Incentive Plans. The Company has no postretirement benefits that are required to be accrued under Statement of Financial Accounting Standards ("SFAS") No. 106, "Accounting for Postretirement Benefits Other Than Pensions", nor does it have postemployment benefits that are required to be accrued under SFAS No. 112, "Employer's Accounting for Postemployment Benefits".

NOTE 10 -- SEGMENT INFORMATION:

     The Company's operations which are conducted in one segment, the offshore service vessel industry. Charter fee revenues earned from customers in excess of 10% of total revenues were as follows: 1992, one customer (16%); 1993 and 1994, none.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES:

     Hornbeck has received and is responding to a subpoena for documents from the United States District Court for the Southern District of Texas, Houston Division. The scope of the subpoena suggests an interest in Hornbeck's compliance with certain environmental statutes and regulations, violations of which could carry both civil and criminal liabilities. The subpoena seeks information concerning Hornbeck's vessels since January 1, 1993 regarding vessel operations as they relate to the purchase, use and disposition of petroleum and related products.

     It is Hornbeck's policy to comply with all applicable laws, including laws designed to protect the environment. While management and the Hornbeck Board do not believe that any outcome of the investigation would have a material adverse effect on the financial position of Hornbeck, they cannot predict the nature or ultimate outcome of the investigation or any proceeding that might be based thereon.

     The Company is not party to any legal proceedings the result of which could, in the opinion of management, have a material adverse effect upon the Company.

                       HORNBECK OFFSHORE SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 12 -- CASH FLOW INFORMATION:

     The following is a reconciliation of net income to net cash provided by operating activities (in thousands):

                                                                         NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                       -------------------------------  --------------------
                                         1992       1993       1994       1994       1995
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
Net income...........................  $      62  $  10,665  $   8,023  $   5,513  $   4,205
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Depreciation and amortization......      4,749      7,394     10,007      7,144      9,977
  Amortization of noncompete
     agreements......................        234        291        150     --         --
  Amortization of debt discount......        251        200         67     --         --
  Deferred income taxes..............        524      2,846      1,823      1,476      2,340
  Equity in net (income) loss of
     unconsolidated affiliates.......         (5)      (822)    (1,409)    (1,362)       335
  Cash distributions from
     unconsolidated affiliate........        280         38     --         --         --
  Unrealized income on marketable
     securities, net.................     --           (291)    --         --         --
  Gain on sale of vessels and other
     assets..........................     --         --           (736)      (694)      (427)
  Salvage expense....................     --            945     --         --         --
  Extraordinary charge for early
     retirement
     of debt.........................     --            280     --         --         --
  Other..............................       (186)       (28)       100        371         59
  Changes in current assets and
     liabilities, net:
     Accounts receivable -- trade....     (2,257)    (3,813)    (2,335)     2,337        270
     Refundable income taxes.........       (528)       663     --         --         --
     Prepaid and other current
        assets.......................        155     (3,309)     2,824        844       (227)
     Accounts payable................        638        715       (291)     1,163        513
     Accrued interest................        (29)      (107)       (40)       (16)       328
     Income taxes payable............     --            440        (82)      (475)      (192)
     Other accrued liabilities(1)....       (217)       122      1,047        804        403
                                       ---------  ---------  ---------  ---------  ---------
     Net cash provided by operating
        activities...................  $   3,671  $  16,229  $  19,148  $  17,105  $  17,584
                                       =========  =========  =========  =========  =========

------------

(1) Included in other accrued liabilities are net increases of $223 and $243 attributed to the change in accrued labor and accrued medical, respectively, for the year ended 1994.

                       HORNBECK OFFSHORE SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a supplemental schedule of noncash investing and financing activities for the periods indicated:

                                                                         NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                       -------------------------------  --------------------
                                         1992       1993       1994       1994       1995
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
Issuance of common and preferred
  stock:
     Director's stock plan...........  $      11  $      16  $  --      $  --      $  --
     Acquisition of Petrol...........      8,500     --         --         --         --
     Acquisition of Ravensworth......     --          2,723     --         --         --
Debt issued for Petrol acquisition...      5,250     --         --         --         --
Reduction of limited partnership
  debt...............................      2,563     --         --         --         --
Write-off of limited partnership
  assets, net........................      2,518     --         --         --         --
Tax benefit of stock sold by
  employees..........................         39        129         36     --         --
Exercise of warrants.................     --         --            358        358     --
Return of shares from escrow -- Note
  4..................................     --         --         --         --         1,810

NOTE 13 -- QUARTERLY FINANCIAL DATA (UNAUDITED):

     Summarized quarterly financial data for 1992, 1993, 1994 and 1995 are as follows (in thousands, except per share data):

                                            THREE MONTHS ENDED (1992)
                                    ------------------------------------------
                                     MAR 31     JUNE 30    SEP 30     DEC 31
                                    ---------  ---------  ---------  ---------
Revenues..........................  $   4,047  $   4,108  $   3,977  $   6,303
Depreciation and amortization.....      1,264      1,204      1,178      1,103
Operating profit (loss)(1)........       (695)      (401)      (397)     2,060
Net income (loss).................       (573)      (191)      (337)     1,163
Net income (loss) per share.......       (.07)      (.02)      (.04)       .12
                                            THREE MONTHS ENDED (1993)
                                    ------------------------------------------
                                     MAR 31     JUNE 30    SEP 30     DEC 31
                                    ---------  ---------  ---------  ---------
Revenues..........................  $   9,410  $  10,601  $  12,582  $  14,698
Depreciation and amortization.....      1,620      1,698      2,016      2,060
Operating profit(1)...............      2,838      3,548      4,753      5,232
Net income........................      1,779      2,774      3,427      2,685
Net income per share..............        .17        .26        .27        .20

                       HORNBECK OFFSHORE SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                            THREE MONTHS ENDED (1994)
                                    ------------------------------------------
                                     MAR 31     JUNE 30    SEP 30     DEC 31
                                    ---------  ---------  ---------  ---------
Revenues..........................  $  11,506  $   9,807  $  10,418  $  14,103
Depreciation and amortization.....      2,312      2,479      2,469      2,747
Operating profit(1)...............      2,495      1,160      1,470      3,642
Net income........................      1,902      1,476      2,135      2,510
Net income per share..............        .14        .11        .16        .19
                                            THREE MONTHS ENDED (1995)
                                    ------------------------------------------
                                     MAR 31     JUNE 30    SEP 30
                                    ---------  ---------  ---------
Revenues..........................  $  12,671  $  14,057  $  14,603
Depreciation and amortization.....      3,282      3,361      3,334
Operating profit(1)...............        468      2,543      2,977
Net income........................        487      1,579      2,139
Net income per share..............        .04        .12        .16

------------

(1) Operating profit equals operating revenues minus direct labor and other operating expenses, depreciation and amortization and general and administrative expenses.

NOTE 14 -- SUBSEQUENT EVENTS (UNAUDITED):

     On December 21, 1995, Hornbeck Offshore Services, Inc. ("Hornbeck") entered into an Agreement and Plan of Merger with Tidewater Inc. ("Tidewater") to merge a wholly owned subsidiary of Tidewater into Hornbeck with Hornbeck becoming a wholly owned subsidiary of Tidewater. The merger will be structured as a tax free exchange of approximately 8,780,000 Tidewater shares for all Hornbeck shares (an exchange ratio of 0.667 Tidewater shares for each Hornbeck share, subject to adjustment) and will be accounted for as a pooling of interests.

     The Board of Directors of both Hornbeck and Tidewater have approved the combination subject to the approval of stockholders of Hornbeck holding at least 66 2/3% of the outstanding Hornbeck common stock, certain regulatory approvals and certain other conditions. The merger is expected to be completed in early 1996. Upon consummation of the merger, Larry D. Hornbeck will join the Board of Directors of Tidewater and will become a consultant to Tidewater.

     On December 29, 1995, Hornbeck made advance payments in the approximate aggregate amount of $2,500,000 to three executive officers, such payments being a portion of the amounts to which such officers would become entitled following consummation of the merger under the terms of change in control agreements between Hornbeck and such executive officers.

                                                                    APPENDIX A


                 AGREEMENT AND PLAN OF MERGER

                            Among

                       TIDEWATER INC.,

                  TIDEWATER EXPANSION, INC.

                             and

               HORNBECK OFFSHORE SERVICES, INC.



                Dated as of December 21, 1995


                      TABLE OF CONTENTS

                                                                      Page


ARTICLE 1.   DEFINITIONS.........................................      1
       Section 1.1      Definitions..............................      1

ARTICLE 2.   THE CLOSING; THE MERGER; EFFECTS OF THE MERGER......      5
       Section 2.1      Closing.  ...............................      5
       Section 2.2      The Merger...............................      6
       Section 2.3      Effects  of  the  Merger; Certificate and
                        By-laws; Directors and Officers..........      6

ARTICLE 3.   MERGER CONSIDERATION; CONVERSION OF SHARES..........      6
       Section 3.1      Conversion of Shares.....................      6
       Section 3.2      Exchange of Stock Certificates; Record
                        Date.....................................      8
       Section 3.3      No Further Rights in Hornbeck Common
                        Stock....................................      8

ARTICLE 4.   REPRESENTATIONS AND WARRANTIES OF HORNBECK..........      8
       Section 4.1      Organization.............................      8
       Section 4.2      Affiliated Entities......................      9
       Section 4.3      Capitalization...........................      9
       Section 4.4      Authority; Enforceable Agreements........      9
       Section 4.5      No Conflicts or Consents.................     10
       Section 4.6      Corporate Documents, Stockholder
                        Agreements and Board of Directors........     11
       Section 4.7      SEC Documents; Financial Statements;
                        Liabilities..............................     11
       Section 4.8      Accounts Receivable......................     12
       Section 4.9      Absence of Certain Changes or Events.....     12
       Section 4.10     Contracts................................     14
       Section 4.11     Properties and Leases other than Vessels.     15
       Section 4.12     Condition of Hornbeck's Assets Other
                        than Vessels.............................     16
       Section 4.13     Vessels..................................     16
       Section 4.14     Voting Requirements......................     17
       Section 4.15     State  Takeover  Statutes; Hornbeck
                        Stockholder Rights Plan..................     17
       Section 4.16     Accounting Matters.......................     18
       Section 4.17     Suppliers and Customers..................     18
       Section 4.18     Employee Matters.........................     18
       Section 4.19     Employee Benefit Plans...................     19
       Section 4.20     Tax Matters..............................     21
       Section 4.21     Litigation...............................     23
       Section 4.22     Insurance................................     23
       Section 4.23     Environmental Compliance.................     24
       Section 4.24     Compliance With Law; Permits.............     25
       Section 4.25     Interests in Clients, Suppliers, Etc.....     25
       Section 4.26     Transactions With Related Parties........     26
       Section 4.27     Statements are True and Correct..........     26
       Section 4.28     Citizenship..............................     26
       Section 4.29     Broker's and Finder's Fee................     26
       Section 4.30     Disclosure...............................     27

ARTICLE 5.   REPRESENTATIONS AND WARRANTIES OF TIDEWATER AND SUB.     27
       Section 5.1      Organization.............................     27
       Section 5.2      Affiliated Entities......................     27
       Section 5.3      Capitalization...........................     27
       Section 5.4      Authority; Enforceable Agreements........     28
       Section 5.5      No Conflicts or Consents.................     28
       Section 5.6      Corporate   Documents,   Stockholder
                        Agreements and Board of Directors........     29
       Section 5.7      SEC Documents; Financial Statements;
                        Liabilities..............................     29
       Section 5.8      Absence of Certain Changes or Events.....     30
       Section 5.9      Contracts................................     31
       Section 5.10     Vessels..................................     31
       Section 5.11     Environmental Compliance.................     32
       Section 5.12     State Takeover Statutes..................     32
       Section 5.13     Accounting Matters.......................     32
       Section 5.14     Litigation...............................     33
       Section 5.15     Legality of Tidewater Common Stock.......     33
       Section 5.16     Statements are True and Correct..........     33
       Section 5.17     No Stockholder Vote......................     33
       Section 5.18     Citizenship..............................     33
       Section 5.19     Broker's and Finder's Fee................     33
       Section 5.20     Disclosure...............................     34

ARTICLE 6.  PRE-CLOSING COVENANTS................................     34
       Section 6.1      Hart-Scott-Rodino;  Cooperation  and
                        Best Efforts.............................     34
       Section 6.2      Registration   Statement  and  Proxy
                        Statement; Hornbeck Special Meeting......     34
       Section 6.3      Conduct of Business  By  Both Parties
                        Prior to the Closing Date................     35
       Section 6.4      Conduct of Business By Hornbeck Prior
                        to the Closing Date......................     36
       Section 6.5      No Solicitations.........................     38
       Section 6.6      Press Releases...........................     39
       Section 6.7      Access to Information and Confidentiality     40
       Section 6.8      Consultation and Reporting...............     40
       Section 6.9      Update Schedules.........................     40
       Section 6.10     Hornbeck Stock Options...................     40
       Section 6.11     Exercise of North Sea Options............     41
       Section 6.12     Hornbeck 1995 Form 10-K..................     41
       Section 6.13     Severance Policy.........................     41
       Section 6.14     Sub Stockholder Approval.................     41
       Section 6.15     Employee Indemnification.................     41
       Section 6.16     Change in Control Agreements.............     41

ARTICLE 7.  CLOSING CONDITIONS...................................     42
       Section 7.1      Conditions Applicable to All Parties.....     42
       Section 7.2      Conditions to Tidewater's Obligations....     42
       Section 7.3      Conditions to Hornbeck's Obligations.....     44
       Section 7.4      Waiver of Conditions.....................     45

ARTICLE 8.  POST-CLOSING COVENANTS...............................     45
       Section 8.1      Use of Hornbeck Name.....................     45
       Section 8.2      Indemnification  of  Directors  and
                        Officers of Hornbeck.....................     46
       Section 8.3      Publication of Post-Merger Results.......     47
       Section 8.4      Employee Benefits........................     47
       Section 8.5      Registration Rights......................     47

ARTICLE 9.  TERMINATION..........................................     47
       Section 9.1      Termination..............................     47
       Section 9.2      Effect of Termination....................     48

ARTICLE 10.  MISCELLANEOUS.......................................     49
       Section 10.1     Notices..................................     49
       Section 10.2     Governing Law............................     49
       Section 10.3     Counterparts.............................     50
       Section 10.4     Interpretation; Schedules................     50
       Section 10.5     Entire Agreement; Severability...........     50
       Section 10.6     Amendment and Modification...............     50
       Section 10.7     Extension; Waiver........................     50
       Section 10.8     Binding Effect; Benefits.................     51
       Section 10.9     Assignability............................     51
       Section 10.10    Expenses.................................     51
       Section 10.11    Gender and Certain Definitions...........     51
       Section 10.12    Non-Survival of Representations and
                        Warranties; Remedies.....................     51



                           LIST OF SCHEDULES

          Schedule 4.2                       Schedule 4.20(a)(vii)
          Schedule 4.3                       Schedule 4.20(a)(x)
          Schedule 4.5(a)                    Schedule 4.20(a)(xiii)
          Schedule 4.5(b)                    Schedule 4.21
          Schedule 4.6                       Schedule 4.22
          Schedule 4.7(b)                    Schedule 4.23(b)
          Schedule 4.7(f)                    Schedule 4.23(d)
          Schedule 4.8                       Schedule 4.25
          Schedule 4.9                       Schedule 4.26(a)
          Schedule 4.10(a)                   Schedule 4.26(b)
          Schedule 4.10(b)                   Schedule 4.29
          Schedule 4.11(a)                   Schedule 5.7(e)
          Schedule 4.11(d)                   Schedule 5.10
          Schedule 4.13(a)                   Schedule 5.11(b)
          Schedule 4.13(c)                   Schedule 5.11(c)
          Schedule 4.18(a)                   Schedule 5.14
          Schedule 4.19(a)                   Schedule 6.4(d)
          Schedule 4.19(b)                   Schedule 6.4(e)
          Schedule 4.19(j)                   Schedule 6.4(f)
          Schedule 4.19(k)                   Schedule 6.13
          Schedule 4.20(a)(ii)               Schedule 8.4
          Schedule 4.20(a)(v)

                          LIST OF EXHIBITS

Exhibit A       Certificate of Merger
Exhibit B       Letter of Transmittal
Exhibit C-1     Form of opinion of Keck, Mahin & Cate
Exhibit C-2     Form  of opinion of Morris, Nichols, Arsht & Tunnell,
                Hornbeck Delaware counsel
Exhibit D-1     Form of opinion of Cliffe F. Laborde
Exhibit D-2     Form of opinion of Jones, Walker, Waechter, Poitevent,
                Carrere  & Denegre, L.L.P.
Exhibit D-3     Form   of   opinion  of  Ashby  &  Geddes, Tidewater
                Delaware counsel
Exhibit E       Consulting Agreement with Larry Hornbeck


                    AGREEMENT AND PLAN OF MERGER

       This AGREEMENT AND PLAN OF MERGER dated as of December 21, 1995 is by and among Tidewater Inc., a Delaware corporation ("Tidewater"), Tidewater Expansion, Inc., a wholly owned subsidiary of Tidewater and a Delaware corporation ("Sub"), and Hornbeck Offshore Services, Inc., a Delaware corporation ("Hornbeck").

                    W I T N E S S E T H :

       WHEREAS, the respective Boards of Directors of Tidewater, Sub and Hornbeck deem it desirable to merge Sub into Hornbeck (the "Merger") with the result that Hornbeck shall become a wholly owned subsidiary of Tidewater pursuant to the terms and conditions hereof;

       WHEREAS, it is the parties' mutual intent that the Merger constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement constitute a plan of reorganization thereunder;

       WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling-of-interests;

       NOW,    THEREFORE,    in   consideration    of    the
  representations,  warranties   and   covenants   contained
  herein, the parties agree as follows:

                   ARTICLE 1.   DEFINITIONS

       Section  1.1Definitions.   As used in this Agreement,
  the following terms when capitalized have the meanings indicated.

       "Affiliate"  shall  have the meaning ascribed by Rule
  12b-2 promulgated under the Exchange Act.

       "Agreement" shall mean this Agreement and Plan of Merger, including the Schedules and Exhibits hereto, all as amended or otherwise modified from time to time.

       "Average Market Price" shall mean the average of the daily closing sale prices of a share of Tidewater Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the 10 consecutive trading days that end on the second trading day prior to the Closing Date.

       "Benefit Arrangement" means any employment, severance or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangement), health or medical benefits, disability benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than the Employee Plans, that
  (A) is maintained, administered or contributed to by the employer and (B) covers any employee or former employee of the employer.

       "Business  Day"  shall   mean  a  day  other  than  a
  Saturday, a Sunday or a day on which national banks or the New York Stock Exchange is closed.

       "Closing Date" shall have the meaning ascribed to it in Section 2.1(a).

       "Code" shall mean the Internal Revenue Code of 1986, as amended.

       "DGCL" shall mean the General Corporation Law of the State of Delaware, as amended.

       "Effective Date" shall have the meaning ascribed to it in Section 2.1(b) hereof.

       "Effective Time" shall have the meaning ascribed to it in Section 2.1(b) hereof.

       "Employee Plan" means a plan or arrangement as defined in Section 3(3) of ERISA, that (A) is subject to any provision of ERISA, (B) is maintained, administered or contributed to by the employer and (C) covers any employee or former employee of the employer.

       "Environmental Laws" shall have the meaning ascribed to it in Section 4.23.

       "ERISA" means the Employee Retirement Income Security
  Act of 1974, as amended, and the rules and regulations promulgated thereunder.

       "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

       "Hornbeck Audited Financial Statements" shall mean the audited balance sheets and related statements of income, stockholders' equity and cash flows, and the related notes thereto of Hornbeck as of and for the years ended December 31, 1992, 1993 and 1994.

       "Hornbeck Common Stock" means the shares of Hornbeck common stock, $.10 par value per share.

       "Hornbeck Consolidated Group" shall mean Hornbeck and any entity in which Hornbeck directly or indirectly owns at least 50% of its equity interest, provided that this definition shall not include any of the entities in the North Sea Group.

       "Hornbeck  Financial  Statements"   shall   mean  the
  Hornbeck  Audited  Financial  Statements  and the Hornbeck
  Interim Financial Statements, collectively.

       "Hornbeck Group" shall mean the Hornbeck Consolidated
  Group and the North Sea Group.

       "Hornbeck Interim Financial Statements" shall mean the unaudited balance sheet, and the related unaudited statements of income and cash flows of Hornbeck as of and for the nine-month period ended September 30, 1995.

       "Hornbeck   Latest  Balance  Sheet"  shall  mean  the
  balance sheet of Hornbeck included in the Hornbeck Interim
  Financial Statements.

       "Hornbeck Stockholder  Rights  Plan"  shall  mean the
  Rights Agreement dated as of June 20, 1995, by and between Hornbeck and First Interstate Bank of Texas, N.A., as rights agent.

       "Hornbeck Vessels" shall have the meaning ascribed in
  Section 4.13 hereof.

       "HSR Act" shall mean the Hart-Scott-Rodino  Antitrust
  Improvements Act of 1976, as amended.

       "HSR Report" shall mean the premerger notification and report form to be filed under the HSR Act.

       "Knowledge of Hornbeck" shall mean the actual knowledge of Larry D. Hornbeck, Bernie W. Stewart or
  Robert W. Hampton, all being executive officers of Hornbeck, without obligation to conduct further inquiry outside the ordinary course of business.

       "Knowledge of Tidewater" shall mean the actual knowledge of William C. O'Malley, Ken C. Tamblyn, Richard
  M. Currence, Stephen A. Snider or Cliffe F. Laborde, all being executive officers of Tidewater, without obligation to conduct further inquiry outside the ordinary course of business.

       "Liens" shall mean pledges, liens, defects, leases, licenses, equities, conditional sales contracts, charges, claims, encumbrances, security interests, easements, restrictions, chattel mortgages, mortgages or deeds of trust, of any kind or nature whatsoever.

       "Material Adverse Effect" shall mean with respect to any party, a material adverse effect on the financial condition, results of operations, business or prospects of such party and its 20% or more-owned direct and indirect subsidiaries, taken as a whole; provided, however, that a general economic decline or a decline experienced by the offshore marine service industry, generally, shall not constitute a Material Adverse Effect; and provided further, that the parties agree that with respect only to those acts, events or occurrences that result, or that are reasonably likely to result, individually or in the aggregate, in a quantifiable loss, cost or expense (a "Quantifiable Loss"): (i) with respect to Hornbeck and its 20% or more owned subsidiaries, a Quantifiable Loss that does not exceed $6 million, and (ii) with respect to Tidewater and its 20% or more owned subsidiaries, a Quantifiable Loss that does not exceed $35 million, shall not be deemed to constitute a Material Adverse Effect, but a Quantifiable Loss that does exceed $6 million (with respect to Hornbeck) or $35 million (with respect to
  Tidewater), shall be deemed to constitute a Material Adverse Effect. The parties acknowledge and agree that acts, events or occurrences, the effects or reasonably likely effects of which are not susceptible of being measured or reduced to a Quantifiable Loss could nevertheless constitute a Material Adverse Effect, and that the second proviso of the foregoing sentence shall not preclude either party from asserting that such acts or events or occurrences have caused or resulted in, or are reasonably likely to cause or result in, a Material Adverse Effect.

       "Multiemployer Plan" means a plan or arrangement as defined in Section 4001(a)(3) and 3(37) of ERISA.

       "North Sea Group"  shall mean Ravensworth Investments
  Limited   ("Ravensworth"),   Hornbeck   Offshore   Limited
  ("HOL"), Seaboard Holdings Limited ("Seaboard"), and any of their respective subsidiaries.

       "Permitted   Liens"   shall  mean   any   mechanic's,
  worker's, materialmen's, operator's, maritime or other liens arising as a matter of law in the ordinary course of business.

       "Person" shall mean an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, governmental authority or body, association, unincorporated organization or other entity.

       "Pre-Closing Periods" shall mean all Tax periods ending at or before the Effective Time and, with respect to any Tax period that includes but does not end at the Effective Time, the portion of such period that ends at and includes the Effective Time.

       "Proxy Statement" shall mean the proxy statement of Hornbeck to be included in the Registration Statement for the purpose of obtaining the approval of the stockholders of Hornbeck of this Agreement and the prospectus of Tidewater to be included in the Registration Statement for the purpose of offering the Tidewater Common Stock to the Hornbeck stockholders upon consummation of the Merger.

       "Ravensworth Options" shall mean the options granted to Hornbeck, exercisable between January 1, 1995 and March 31, 1996 and between January 1, 1995 and March 31, 1997, respectively, to acquire additional 25.1% and 25% interests, respectively, in Ravensworth Investments Limited pursuant to the Stock Option and Ancillary Rights Agreement dated as of May 26, 1993 by and between Ravensworth Holdings Limited and Hornbeck.

       "Registration Statement" shall mean the registration statement on Form S-4 to be filed by Tidewater with the SEC for the purpose, among other things, of registering the Tidewater Common Stock which will be issued to the holders of Hornbeck Common Stock upon consummation of the Merger.

       "Returns" shall mean all returns, reports, estimates, declarations and statements of any nature regarding Taxes for any Pre-Closing Period required to be filed by the taxpayer relating to its income, properties or operations.

       "Rights" shall mean the rights associated with shares of Tidewater Common Stock to purchase a unit consisting of one two-hundredth of a share of Series A Participating Preferred Stock, without par value, of Tidewater upon the terms and subject to the conditions of the Tidewater Stockholder Rights Plan.

       "SEC"  shall  mean   the   Securities   and  Exchange
  Commission of the United States.

       "Securities Act" shall mean the Securities Act of 1933, as amended.

       "Special Meeting" shall  have the meaning ascribed in
  Section 6.2(c) hereof.

       "Surviving Corporation" shall mean Hornbeck following the Effective Time.

       "Taxes" shall mean any federal, state, local, foreign or other taxes (including, without limitation, income, alternative minimum, franchise, property, sales, use, lease, excise, premium, payroll, wage, employment or withholding taxes), fees, duties, assessments, withholdings or governmental charges of any kind whatsoever (including interest, penalties and additions to tax).

       "Tidewater Affiliated Group" shall mean Tidewater, Sub, Tidewater Marine Inc., Tidewater Compression Service Inc., Gulf Fleet Supply Vessels, Inc., Jackson Marine Corporation, Jackson Marine, S.A., Seafarer Boat Corporation, Southern Ocean Services PTE. Ltd., Tidewater Nautico, Inc., Twenty Grand Marine Service, Inc., Twenty Grand Offshore, Inc., Zapata Gulf Marine Operators, Inc. and Zapata Gulf Marine International Limited.

       "Tidewater Audited Financial Statements" shall mean the audited balance sheets, and the related statements of earnings, stockholders' equity and cash flows, and the related notes thereto of Tidewater as of and for the years ended March 31, 1993, 1994 and 1995.

       "Tidewater   Common   Stock"  shall  mean  shares  of
  Tidewater common stock, $.10 par value per share.

       "Tidewater Financial Statements" shall mean the Tidewater Audited Financial Statements and the Tidewater Interim Financial Statements.
       "Tidewater Interim Financial Statements" shall mean the unaudited balance sheet, and the related unaudited statements of earnings and cash flows as of and for the six month period ended September 30, 1995.

       "Tidewater Latest Balance Sheet" shall mean the balance sheet included in the Tidewater Interim Financial
  Statements.

       "Tidewater  Stockholder  Rights  Plan" shall mean the
  Restated Rights Agreement dated as of December 17, 1993 by and between Tidewater and the First National Bank of Boston, as rights agent.

       "Title IV Plan" means an Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA.

  ARTICLE 2.  THE CLOSING; THE MERGER; EFFECTS OF THE MERGER

       Section 2.1 Closing. (a) The closing of the transactions contemplated herein (the "Closing") will take place, assuming satisfaction or waiver of each of the conditions set forth in Article 7 hereof, at the offices of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., 201 St. Charles Avenue, New Orleans, Louisiana, at 10:00 A.M. (Central Time) on a date to be mutually agreed upon between the parties, which shall be no later than the third Business Day after satisfaction of the latest to occur of the conditions set forth in Sections 7.1, 7.2(c) and 7.3(c), or if no date has been agreed to, on any date specified by one party to the other upon five days' notice following satisfaction of such conditions; provided, in each case, that the other conditions set forth in Article 7 shall have been satisfied or waived as provided in
  Article 7 at or prior to the Closing (the date of the Closing being referred to herein as the "Closing Date").

            (b) At the Closing, the parties shall (i) deliver the documents, certificates and opinions required to be delivered by Article 7 hereof, (ii) provide proof or indication of the satisfaction or waiver of each of the conditions set forth in Article 7 hereof, (iii) cause the appropriate officers of Hornbeck to execute and deliver the Certificate of Merger (the "Certificate of Merger") in substantially the form attached as Exhibit A hereto and
  (iv) consummate the Merger by causing to be filed the properly executed Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL. The Merger shall be effective upon filing of the Certificate of Merger with the Secretary of State of Delaware (such date and time being hereinafter referred to respectively as the "Effective Date" and the "Effective Time").

       Section 2.2 The Merger. Subject to the terms and conditions of this Agreement, Sub shall be merged with and into Hornbeck at the Effective Time. Following the Merger, the separate corporate existence of Sub shall cease and Hornbeck shall be the Surviving Corporation and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

       Section 2.3  Effects  of the Merger;  Certificate and
  By-laws; Directors and Officers. (a) The Merger shall have the effects specified in Section 259(a) of the DGCL.

            (b) The Certificate of Incorporation of Hornbeck, as amended and restated and attached to the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation thereafter unless and until amended in accordance with its terms and as provided by law.

            (c) The By-laws of Sub as in effect at the Effective Time shall be the By-laws of the Surviving Corporation thereafter unless and until amended in accordance with their terms, the terms of the Certificate of Incorporation of the Surviving Corporation and as provided by law.

            (d) The directors and officers of Sub at the Effective Time shall be the directors and officers of the Surviving Corporation thereafter, each to hold a directorship or office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation until their respective successors are duly elected and qualified.

    ARTICLE 3.  MERGER CONSIDERATION; CONVERSION OF SHARES

       Section 3.1 Conversion of Shares. (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Tidewater, Sub, Hornbeck or the Surviving Corporation, or any holder of any of the following securities:

              (i) each share of common stock of Sub issued and outstanding at the Effective Time shall be converted into one share of the common stock, $.10 par value per share, of the Surviving Corporation;

              (ii) each issued share of Hornbeck Common Stock that is held in treasury by Hornbeck or held by any subsidiary of Hornbeck shall be cancelled and no stock of Tidewater or other consideration shall be delivered in exchange therefor;

              (iii) each share of Hornbeck Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive .667 (as it may be adjusted as provided herein, the "Exchange Ratio") of a fully paid and nonassessable share of Tidewater Common Stock and associated Rights (the "Merger Consideration"); provided that, if the Average Market Price of a share of Tidewater Common Stock is (a) less than $24.50, then the Exchange Ratio shall equal that number obtained by dividing $16.34 by the Average Market Price or (b) greater than $32.50, then the Exchange Ratio shall equal that number obtained by dividing $21.68 by the Average Market Price; provided further that in no event shall the Exchange Ratio, as so adjusted, be less than .60 or greater than .74; provided further that, except as may otherwise be agreed by Tidewater pursuant to Section 6.11 hereof, in no event shall the aggregate number of shares of Hornbeck Common Stock to be converted at the Effective Time exceed 13,510,336 less the number of unissued shares of Hornbeck Common Stock subject to outstanding Hornbeck Disclosed
                      Employee Stock Options  (as defined in
                      Section     4.3(a))     that    remain
                      unexercised at the Effective Time.

            (b) Upon conversion of the shares of Hornbeck Common Stock into the Merger Consideration in the manner described in paragraph 3.1(a)(iii) above, each record holder of issued and outstanding Hornbeck Common Stock immediately prior to the Effective Time shall have the right to receive a certificate representing such whole number of shares of Tidewater Common Stock (together with the associated Rights) equal to the product of (A) the Exchange Ratio and (B) the number of issued and outstanding shares of Hornbeck Common Stock of which such Person is the record holder immediately prior to the Effective Time.

            (c) In lieu of the issuance of fractional shares of Tidewater Common Stock, each holder of record of issued and outstanding shares of Hornbeck Common Stock as of the Effective Time shall be entitled to receive a cash payment (without interest) (each a "Fractional Payment" and, collectively, the "Fractional Payments") equal to the fair market value of a fraction of a share of Tidewater Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such cash payment, the fair market value of a fraction of a share of Tidewater Common Stock shall be such fraction multiplied by the Average Market Price.

       Section 3.2 Exchange of Stock Certificates; Record Date. (a) On or after the Effective Date, each holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Hornbeck Common Stock whose shares were converted into the Merger Consideration and, where applicable, a right to Fractional Payments pursuant to
  Section 3.1 hereof shall surrender such certificates for cancellation to Tidewater, together with a letter of transmittal in the form of Exhibit B hereto, duly executed. Such letter of transmittal shall require each former record holder of a certificate or certificates that represented Hornbeck Common Stock to specify whether such person is a citizen of the United States, within the meaning of the Merchant Marine Act of 1936, as amended, the Shipping Act of 1916, as amended, and the Merchant Marine Act of 1920, as amended, and the regulations thereunder (the "Federal Maritime Laws"). In exchange therefor, Tidewater shall issue to each such holder who has appropriately confirmed that he is a United States citizen a "United States Citizen" certificate, and to each other holder, a "Non-Citizen" certificate, representing in each case the number of whole shares of Tidewater Common Stock that such holder has the right to receive pursuant to the provisions of Section 3.1(b), and pay such holder any cash payment in lieu of any fractional share in accordance with Section 3.1(c), and the certificates representing shares of Hornbeck Common Stock so surrendered shall forthwith be cancelled.

            (b) Tidewater shall deliver the Merger Consideration and the Fractional Payments required under this Agreement to such Persons who were record owners of the Hornbeck Common Stock as of the close of business on the Closing Date.

       Section 3.3 No Further Rights in Hornbeck Common Stock. As of the Effective Time, all shares of Hornbeck Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing shares of Hornbeck Common Stock as of the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and the Fractional Payments upon surrender of such certificate as provided in
  Section 3.2.

    ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF HORNBECK

       Hornbeck represents and warrants to Tidewater and Sub, as of the date hereof that, except as set forth in the Schedules numbered to correspond to the applicable representation or warranty:

       Section 4.1 Organization. (a) Hornbeck is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to carry on its business as now being conducted and to own its properties. Each other member of the Hornbeck Consolidated Group, and, to the Knowledge of Hornbeck, each member of the North Sea Group, is duly organized under the laws of the state or foreign nation of its organization and has all the requisite power and authority under the laws of such jurisdiction to carry on its business as now being conducted and to own its properties. Each member of the Hornbeck Consolidated Group, and, to the Knowledge of Hornbeck, each member of the North Sea Group, is duly qualified to do business and is in good standing in each state and foreign jurisdiction in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Hornbeck.

       Section 4.2 Affiliated Entities. (a) Schedule 4.2 lists each member of the Hornbeck Group. All shares of the outstanding capital stock or equity interests in each member of the Hornbeck Consolidated Group have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights and, except as set forth in Schedule 4.2, are owned by Hornbeck, by another member of the Hornbeck Consolidated Group or by Hornbeck and another member of the Hornbeck Consolidated Group, free and clear of all Liens. To the Knowledge of Hornbeck, all shares of outstanding capital stock or equity interests in each member of the North Sea Group have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights and, except as set forth on Schedule 4.2, are free and clear of all Liens. Except as set forth on Schedule 4.2, the issued and outstanding shares of Ravensworth Investments Limited, Hornbeck Offshore Limited and Seaboard Holdings Limited that are owned by Hornbeck North Sea Safety Inc. have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights and, except as set forth on Schedule 4.2, are owned by Hornbeck North Sea Safety Inc. free and clear of all Liens.

            (b) Except as listed on Schedule 4.2, Hornbeck does not, directly or indirectly, own of record or beneficially, or have the right or obligation to acquire, any outstanding securities or other interest in any corporation, partnership, joint venture or other entity.

       Section 4.3 Capitalization. (a) The authorized capital stock of Hornbeck consists exclusively of 25,000,000 shares of common stock, $.10 par value per share (together with associated rights under the Hornbeck Stockholder Rights Plan), of which 13,168,372 shares were issued and outstanding and no shares were held in its treasury as of November 19, 1995, and 5,000,000 shares of preferred stock, $1.00 par value per share, of which none were outstanding as of November 19, 1995, and no additional shares of Hornbeck's capital stock have been issued from such date to the date of this Agreement
  (except for any shares issued upon exercise of the Hornbeck Disclosed Employee Stock Options, as defined below). All of such issued and outstanding shares have been validly issued, are fully paid and nonassessable and were issued free of preemptive rights, in compliance with any rights of first refusal, and in compliance with all legal requirements. No share of capital stock of Hornbeck has been, or may be required to be, reacquired by Hornbeck for any reason or is, or may be required to be, issued by Hornbeck for any reason, including, without limitation, by reason of any option, warrant, security or right convertible into or exchangeable for such shares, or any agreement to issue any of the foregoing, except (i) for options granted under, and the 322,654 shares of Hornbeck Common Stock issuable as of November 19, 1995 upon the exercise of stock options granted under one of the following plans: the Hornbeck 1982 Employee Incentive Plan, the Hornbeck 1989 Employee Incentive Plan or the Hornbeck 1993 Employee Incentive Plan, all as disclosed on
  Schedule 4.3 hereto (the "Hornbeck Disclosed Employee Stock Options"); (ii) upon exercise of rights associated with the Hornbeck Common Stock under the circumstances provided in the Hornbeck Stockholder Rights Plan; (iii) 19,310 shares of restricted Hornbeck Common Stock permitted to be issued to Hornbeck employees under Section 6.4(j); and (iv) subject to Section 6.11 hereof, shares of Hornbeck Common Stock that may be issuable in connection with the exercise of the Ravensworth Options.

       Section 4.4 Authority; Enforceable Agreements. (a) Subject to obtaining approval of the holders of not less than 66-2/3% of the outstanding Hornbeck Common Stock, Hornbeck has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions described herein. The execution and delivery of this Agreement by Hornbeck and the consummation by Hornbeck of the transactions described herein have been duly authorized by all necessary corporate action on the part of Hornbeck, except for the affirmative vote of the holders of not less than 66-2/3% of the outstanding Hornbeck Common Stock, which shall have been obtained prior to the Effective Time.

            (b) This Agreement has been duly executed and delivered by Hornbeck, and (assuming due execution and delivery by the other parties hereto) constitutes a valid and binding obligation of Hornbeck, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and provided that the Merger may not be effected without the affirmative vote of the holders of not less than 66-2/3% of the outstanding Hornbeck Common Stock. The other agreements entered, or to be entered, into by Hornbeck in connection with this Agreement have been, or will be, duly executed and delivered by Hornbeck, and (assuming due execution and delivery by the other parties thereto) constitute, or will constitute, valid and binding obligations of Hornbeck, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

       Section 4.5 No Conflicts or Consents. (a) Except as set forth on Schedule 4.5(a), neither the execution, delivery or performance of this Agreement by Hornbeck nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, or result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or accelerate the performance required by, or result in the creation of any adverse claim against any of the properties or assets of any member of the Hornbeck Group under, (A) the certificates of incorporation, by-laws or any other organizational documents of any member of the Hornbeck Group, or (B) any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to which any member of the Hornbeck Group is a party, or by which any member of the Hornbeck Group or any of its assets are bound, or (ii) subject to obtaining clearance under the HSR Act and effectiveness of the Registration Statement, violate any order, writ, injunction, decree, judgment, statute, rule or regulation of any governmental body to which any member of the Hornbeck Group is subject or by which any member of the Hornbeck Group or any of the assets of the foregoing are bound.

            (b) Except as set forth on Schedule 4.5(b), no consent, approval, order, permit or authorization of, or registration, declaration or filing with, any Person or of any government or any agency or political subdivision thereof is required for the execution, delivery and performance by Hornbeck of this Agreement and the covenants and transactions contemplated hereby or for the execution, delivery and performance by Hornbeck of any other agreements entered, or to be entered, into by Hornbeck in connection with this Agreement, except for (i) the filing of the HSR Report by Hornbeck under the HSR Act and the early termination or expiration of all applicable waiting periods thereunder, (ii) the filing of the Proxy Statement included in the Registration Statement described in Section 6.2 hereof with the SEC and the declaration of effectiveness thereof by the SEC, (iii) the affirmative vote of the holders of not less than 66-2/3% of the outstanding Hornbeck Common Stock, and (iv) the filing of the Certificate of Merger as provided in Section 2.1(b) hereof.

       Section 4.6 Corporate Documents, Stockholder Agreements and Board of Directors. Hornbeck has delivered to Tidewater true and complete copies of its certificate of incorporation and by-laws, as amended or restated through the date of this Agreement and the organizational documents governing each member of the Hornbeck Group listed on Schedule 4.2. The minute books of each member of the Hornbeck Consolidated Group, and to the Knowledge of Hornbeck, the minute books of each member of the North Sea Group, contain reasonably complete and accurate records of all corporate actions of the equity owners of the various entities and of the boards of directors or other governing bodies, including committees of such boards or governing bodies. The stock transfer records of Hornbeck are maintained by its transfer agent and registrar and, to the Knowledge of Hornbeck, contain complete and accurate records of all issuances and redemptions of stock by Hornbeck. Except as set forth on
  Schedule 4.6, neither Hornbeck nor, to the Knowledge of Hornbeck, any of its Affiliates, is a party to any agreement with respect to the capital stock of Hornbeck other than this Agreement.

       Section 4.7 SEC Documents; Financial Statements; Liabilities. (a) Hornbeck has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1992 (the "Hornbeck SEC Documents"). The Hornbeck SEC Documents, and any such reports, forms and documents filed by Hornbeck with the SEC after the date hereof, as amended, complied, or will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Hornbeck SEC Documents, and none of the Hornbeck SEC Documents contained or will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Hornbeck SEC Document has been superseded by a later filed Hornbeck SEC Document, none of the Hornbeck SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b)   The Hornbeck Financial Statements included
  in the Hornbeck SEC Documents have been audited by Price Waterhouse LLP, independent accountants (in the case of the Hornbeck Audited Financial Statements) in accordance with generally accepted auditing standards, have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent with prior periods, and present fairly the financial position of Hornbeck at such dates and the results of operations and cash flows for the periods then ended, except, in the case of the Hornbeck Interim Financial Statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The Hornbeck Interim Financial Statements reflect all adjustments (consisting only of normal, recurring adjustments) that are necessary for a fair statement of the results for the interim periods presented therein. Except as set forth on Schedule 4.7(b), no member of the Hornbeck Consolidated Group has, nor are any of their respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) ("Undisclosed Liabilities"), except (i) as and to the extent reflected on the Hornbeck Latest Balance Sheet, or (ii) as may have been incurred or may have arisen since the date of the Hornbeck Latest Balance Sheet in the ordinary course of business and that are not material individually or in the aggregate or are permitted by this Agreement.

            (c) The Hornbeck Latest Balance Sheet includes appropriate reserves for all Taxes and other liabilities incurred as of such date but not yet payable.

            (d)   Since  the  date of  the  Hornbeck  Latest
  Balance Sheet, there has been no change that has had or is likely to have a Material Adverse Effect on Hornbeck.

            (e)   The statements  of  income included in the
  Hornbeck Financial Statements do not contain any income or revenue realized from services that the Surviving Corporation would be prohibited or restricted from offering after the Effective Time pursuant to any covenant or provision in any material contract to which any member of the Hornbeck Consolidated Group is a party.

            (f) Hornbeck's investment in the North Sea Group is recorded on the Hornbeck Financial Statements under the equity method of accounting. Attached hereto as
  Schedule 4.7(f) is a balance sheet reflecting the combined operations of the North Sea Group as of September 30, 1995 (the "North Sea Group Latest Balance Sheet"). To the Knowledge of Hornbeck, except as reflected on the North Sea Group Latest Balance Sheet, no member of the North Sea Group has, nor are any of its respective assets subject to, any indebtedness for borrowed money, except as may have been incurred or may have arisen since the date of the North Sea Group Latest Balance Sheet in the ordinary course of business. Except as set forth on Schedule
  4.7(f), there is no liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) of the North Sea Group which is, or could reasonably be expected to become, a liability, commitment, debt or other obligation of the Hornbeck Consolidated Group.

       Section 4.8 Accounts Receivable. All of the accounts receivable reflected on the Hornbeck Latest Balance Sheet or created thereafter have arisen only from bona fide transactions in the ordinary course of business, represent valid obligations owing to Hornbeck or another member of the Hornbeck Consolidated Group and have been accrued and recorded in accordance with United States generally accepted accounting principles. Except as set forth on
  Schedule 4.8, such accounts receivable either have been collected in full or will be collectible in full when due, without any counterclaims, set-offs or other defenses and without provision for any allowance for uncollectible accounts other than such allowance as appears on the Hornbeck Latest Balance Sheet.

       Section 4.9 Absence of Certain Changes or Events. Except as set forth on Schedule 4.9, since the date of the Hornbeck Latest Balance Sheet, each member of the Hornbeck Consolidated Group, and, to the Knowledge of Hornbeck, each member of the North Sea Group, has conducted its business only in the ordinary course, and has not:

            (a) amended its certificate of incorporation, by-laws or similar organizational documents;

            (b) incurred any liability or obligation of any nature (whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured), except in the ordinary course of business:

            (c) suffered or permitted any of its assets to be or remain subject to any mortgage or other encumbrance other than those disclosed on Schedule 4.11 or 4.13(a) and that collateralize indebtedness reflected on the Hornbeck Latest Balance Sheet or on the North Sea Group Latest Balance Sheet and Permitted Liens;

            (d) merged or consolidated with another entity or acquired or agreed to acquire any business or any corporation, partnership or other business organization, or sold, leased, transferred or otherwise disposed of any assets except for fair value in the ordinary course of business; provided that no Hornbeck Vessels (as defined in Section 4.13) shall have been disposed of;

            (e) made any capital expenditure or commitment therefor, except in the ordinary course of business, provided that any acquisitions of vessels, or acquisitions of, or improvements to, real property, shall not be considered to be in the ordinary course of business;

            (f) declared or paid any dividend or made any distribution with respect to any of its equity interests, or redeemed, purchased or otherwise acquired any of its equity interests, or issued, sold or granted any equity interests or any option, warrant or other right to purchase or acquire any such interest other than (i) issuances of Hornbeck Common Stock upon the exercise of any Hornbeck Disclosed Employee Stock Options, (ii) the acceptance by Hornbeck of any shares of Hornbeck Common Stock in consideration of the exercise of the Hornbeck Disclosed Employee Stock Options or in satisfaction of any tax or tax withholding obligations of the holders of such Hornbeck Disclosed Employee Stock Options or restricted stock awards of Hornbeck Common Stock, (iii) the issuance of shares of restricted Hornbeck Common Stock pursuant to
  Section 6.4(j), (iv) payments within the Hornbeck Group by entities other than Hornbeck as part of its cash management program that may be characterized as dividends or distributions and (v) the issuance of shares of Hornbeck Common Stock upon the exercise of the Ravensworth Options in accordance with Section 6.11;

            (g) adopted any employee benefit plan or made any change in any existing employee benefit plans or made any bonus or profit sharing distribution or payment of any kind;

            (h) increased indebtedness for borrowed money, or made any loan to any Person, other than through the issuance of standby or performance letters of credit issued in the ordinary course of business;

            (i) made any change affecting any banking, safe deposit or power of attorney arrangements;

            (j) written off as uncollectible any notes or accounts receivable, except for notes or accounts receivable in the ordinary course of business charged to applicable allowances reflected in the Hornbeck Latest Balance Sheet, and none of which individually or in the aggregate is material to Hornbeck;

            (k) except as contemplated in Section 4.19(m), entered into or amended any employment, severance or similar agreement or arrangement with any director or employee, or granted any increase in the rate of wages, salaries, bonuses or other compensation or benefits of any executive officer or other employee, other than any such increase that is both in the ordinary course of business consistent with past practice and in an amount such that, after giving effect thereto, aggregate employee compensation expense (considered on an annualized basis) does not exceed 105% of the aggregate employee compensation expense for Hornbeck's fiscal year ending December 31, 1995.

            (l) cancelled, waived, released or otherwise compromised any debt, claim or right, except as permitted under clause (j);

            (m)   made   any   change   in  any  method   of
  accounting principle or practice;

            (n) suffered the termination, suspension or revocation of any license or permit necessary for the operation of its business;

            (o) entered into any transaction other than on an arm's-length basis;

            (p) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or could reasonably be anticipated to have (after giving effect to any insurance benefit either (i) that has been received or (ii) the payment obligation for which has been acknowledged by the insurer) a Material Adverse Effect on Hornbeck; or

            (q) agreed, whether or not in writing, to do any of the foregoing.

       Section 4.10  Contracts.  (a)  Except as set forth on
  Schedule 4.10(a) no member of the Hornbeck Consolidated Group, and, to the Knowledge of Hornbeck, no member of the North Sea Group, is a party to: (i) any collective bargaining agreement; (ii) any written or oral employment or other agreement or contract with or commitment to any employee other than crew members of the North Sea Group;
  (iii) any agreement, contract or commitment containing any covenant limiting its freedom to engage in any line of business or to compete with any Person; (iv) any oral or written obligation of guaranty or indemnification arising from any agreement, contract or commitment, except as provided in its certificate of incorporation; (v) any joint venture, partnership or similar contract involving a sharing of profits or expenses; (vi) any non-disclosure agreement, non-competition agreement, agreement with an officer, director or employee of any member of the
  Hornbeck Group, tax indemnity, tax sharing or tax allocation agreement, or severance, bonus or commission agreement; (vii) any agreement or contract under which any member of the Hornbeck Group is the licensee of computer software or other intellectual property with a per unit cost greater than $2,500; (viii) any contract between any member of the Hornbeck Group and any of their respective Affiliates (other than other members of the Hornbeck Group); (ix) any indenture, mortgage, loan, credit, sale-leaseback or similar contract under which any member of the Hornbeck Group has borrowed any money or issued any note, bond or other evidence of indebtedness for borrowed money or guaranteed indebtedness for money borrowed by others; (x) any hedge, swap, exchange, futures or similar agreements or contracts; or (xi) any other oral or written agreement, contract or commitment that has had or may have a Material Adverse Effect on Hornbeck.

            (b) Schedule 4.10(b) contains a list and brief description (including the names of the parties and the date and nature of the agreement) of each material agreement, contract or commitment to which any member of the Hornbeck Consolidated Group or, to the Knowledge of Hornbeck, any member of the North Sea Group, is a party other than short-term or spot market charters of vessels of not more than 30 days in duration or charters cancelable without penalty upon notice of either party. There is no existing breach by any member of the Hornbeck Consolidated Group of, nor is there any pending or, to the Knowledge of Hornbeck, threatened, claim that any member of the Hornbeck Consolidated Group, or, to the Knowledge of Hornbeck, any member of the North Sea Group, has breached any of the terms or conditions of any of its material agreements, contracts or commitments, and to the Knowledge of Hornbeck, no other parties to such agreements, contracts or commitments have breached any of its terms or conditions. Tidewater has been provided with a complete and accurate copy of each contract listed on
  Schedule 4.10(b) other than North Sea charters with remaining terms of less than six months.

       Section 4.11 Properties and Leases other than Vessels. (a) With respect to assets other than vessels, a member of the Hornbeck Consolidated Group has, and, to the Knowledge of Hornbeck, a member of the North Sea Group has, except with respect to assets disposed of for adequate consideration in the ordinary course of business (none of which are material to the operations of its business) or such assets as are no longer used or useful in the conduct of its business, good and valid title to all real property and all other properties and assets reflected in the Hornbeck Latest Balance Sheet and the North Sea Group Latest Balance Sheet free and clear of all Liens, except for (i) Liens that secure indebtedness that is properly reflected in the Hornbeck Latest Balance Sheet or the North Sea Group Latest Balance Sheet; (ii) Liens for Taxes accrued but not yet payable; (iii) Permitted Liens, provided that the obligations collateralized by such Permitted Liens are not delinquent or are being contested in good faith and in no event shall the obligations collateralized by any such contested Permitted Liens in the aggregate exceed $150,000; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any such properties or assets or the potential sale of any such properties and assets and
  (v) capital leases and leases of such properties, if any, to third parties for fair and adequate consideration.
  Schedule 4.11(a) contains a list of all Liens (other than Permitted Liens) on property other than vessels collateralizing indebtedness on the Hornbeck Latest Balance Sheet and any guaranty or other credit support arrangement pursuant to which any member of the Hornbeck Consolidated Group has guaranteed an obligation of any other member of the Hornbeck Consolidated Group where assets other than vessels are the collateral. There are no guaranty or other credit support arrangements pursuant to which any member of the Hornbeck Group has guaranteed an obligation of any member of the North Sea Group where assets other than vessels are collateral other than those set forth on Schedule 4.11(a). A member of the Hornbeck Consolidated Group and, to the Knowledge of Hornbeck, a member of the North Sea Group, owns, or has valid leasehold interests in, all properties and assets, other than vessels, used in the conduct of its business.

            (b) With respect to each lease of any real property, or a material amount of other personal property (other than vessels) to which a member of the Hornbeck Consolidated Group is a party, (i) such member of the Hornbeck Consolidated Group has a valid leasehold interest in such real property or personal property; (ii) such lease is in full force and effect in accordance with its terms; (iii) all rents and other monetary amounts that have become due and payable thereunder have been paid in full; (iv) no waiver, indulgence or postponement of the obligations thereunder has been granted by the other party thereto; (v) there exists no material default (or an event that, with notice or lapse of time or both would constitute a material default) under such lease; (vi) such member of the Hornbeck Consolidated Group has not violated any of the terms or conditions under any such lease and to the Knowledge of Hornbeck there has been no, (A) condition or covenant to be observed or performed by any other party under any such lease that has not been fully observed and performed and (B) in the case of each prime lease concerning demised premises subleased to any member of the Hornbeck Consolidated Group, condition or covenant to be observed or performed by each party thereto that has not been fully observed and performed and there does not exist any event of default or event, occurrence, condition or act that, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under any such prime lease; and (vii) the transactions described in this Agreement will not constitute a default under or cause for termination or modification of such lease.

            (c) The rent charged to any member of the Hornbeck Group under any lease, other than with respect to vessels, between any member of the Hornbeck Group and any of its Affiliates (other than another member of the Hornbeck Group) is at or below the market rate and any such lease contains such other terms and conditions that are no less favorable to Hornbeck than would be obtainable in an arms-length transaction with an independent third party lessor.

            (d) Schedule 4.11(d) contains a list of all real property owned by members of the Hornbeck Group and a list of all leases, other than with respect to vessels, to which the members of the Hornbeck Group are parties, which list includes a reasonable description of the location and approximate square footage of each property, whether owned or leased, and the term of each such lease, including all renewal options. Complete and correct copies of each lease have been delivered to Tidewater.

       Section 4.12 Condition of Hornbeck's Assets Other than Vessels. All of the tangible assets of the Hornbeck Consolidated Group (other than vessels) are currently in good and usable condition, ordinary wear and tear excepted, and are being used in the business of the Hornbeck Consolidated Group. There are no defects in such assets or other conditions that have or would be reasonably likely to have, a Material Adverse Effect on Hornbeck. Such assets and the other properties being leased by a member of the Hornbeck Group pursuant to the leases described on Schedule 4.11(d), together with the vessels listed on Schedule 4.13, constitute all of the operating assets being utilized by the Hornbeck Group in the conduct of its business and such assets are sufficient in quantity and otherwise adequate for the operations of the Hornbeck Group as currently conducted.

       Section 4.13 Vessels. (a) Schedule 4.13(a) hereto sets forth a list of all vessels owned, leased, chartered or managed by any member of the Hornbeck Group on the date hereof and the name of the nation under which each such vessel is documented and flagged, and indicates any such vessels that are laid up or being held for sale on the date hereof (such vessels (other than any such vessels that are managed on the date hereof) being referred to herein as "Hornbeck Vessels"). With respect to the owned Hornbeck Vessels, a member of the Hornbeck Group has good title to each such vessel free and clear of all Liens, except for (i) Liens that collateralize indebtedness that is properly reflected in the Hornbeck Latest Balance Sheet or the North Sea Group Latest Balance Sheet; (ii) Liens for Taxes accrued but not yet payable; (iii) Permitted Liens provided that the obligations collateralized by such Permitted Liens are not delinquent or are being contested in good faith and in no event shall the obligations, individually or in the aggregate, collateralized by such contested Permitted Liens exceed $150,000 in the aggregate. Schedule 4.13(a) contains a list of all Liens (other than Permitted Liens) on vessels collateralizing indebtedness on the Hornbeck Latest Balance Sheet or the North Sea Group Latest Balance Sheet and any guaranty or other credit support arrangement pursuant to which any member of the Hornbeck Group has guaranteed an obligation of any other member of the Hornbeck Group where vessels are the collateral.

       (b) With respect to each Hornbeck Vessel that is operated by a member of the Hornbeck Group under lease or charter, (i) such member of the Hornbeck Group has a valid right to charter or a valid leasehold interest in such vessel; (ii) such charter agreement or lease is in full force and effect in accordance with its terms; (iii) all rents, charter payments and other monetary amounts that have become due and payable thereunder have been paid in full; (iv) no waiver, indulgence or postponement of the obligations thereunder has been granted by the other party thereto; (v) there exists no material default (or an event that, with notice or lapse of time or both would constitute a material default) under such charter agreement or lease; (vi) such member of the Hornbeck Group has not violated any of the terms or conditions under any such charter agreement or lease and to the Knowledge of Hornbeck there is no condition or covenants to be observed or performed by any other party under such charter agreement or lease that has not been fully observed or performed; and (viii) the transactions described in this Agreement will not constitute a default under or cause for termination or modification of such charter agreement or lease.

       (c) Schedule 4.13(c) contains a list of all leases or charters providing for the use by a member of the Hornbeck Group of a Hornbeck Vessel other than leases or charters between members of the North Sea Group, which list contains a description of the terms of such lease or charter. Complete and correct copies of each lease or charter have been delivered to Tidewater.

       (d) With respect to each Hornbeck Vessel: (i) such Hornbeck Vessel is lawfully documented under the flag of the nation listed on Schedule 4.13 for such Hornbeck Vessel, (ii) such Hornbeck Vessel is afloat and in satisfactory operating condition for charter hire, (iii) such Hornbeck Vessel holds in full force and effect all certificates, licenses, permits and rights required for operation in the manner vessels of its kind are being operated in the geographical area in which such Hornbeck Vessel is presently being operated and (iv) no event has occurred and no condition exists that would endanger the maintenance of the classification of such Hornbeck Vessel.

       Section 4.14 Voting Requirements. The affirmative vote of the holders of not less than 66-2/3% of the outstanding shares of Hornbeck Common Stock entitled to vote on the Merger is the only vote of the holders of any class or series of Hornbeck's capital stock necessary to approve this Agreement and the transactions described herein.

       Section 4.15 State Takeover Statutes; Hornbeck Stockholder Rights Plan. (a) The Board of Directors of Hornbeck has approved the Merger, this Agreement and the transactions described in this Agreement, and the provisions of Section 203 of the DGCL are inapplicable to the Merger, this Agreement and the transactions described in this Agreement; provided, however, that the foregoing shall not be construed to mean that the Board of Directors of Hornbeck has approved any stockholder of Hornbeck becoming an "Interested Stockholder" for purposes of
  Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies or purports to apply to Hornbeck in connection with the Merger, this Agreement or any of the transactions described in this Agreement.

       (b) The Board of Directors of Hornbeck has taken all action necessary to render the provisions of the Hornbeck Stockholder Rights Plan inapplicable to Tidewater, the Merger, this Agreement and the transactions described in this Agreement.

       Section 4.16 Accounting Matters. No member of the Hornbeck Group, nor to the Knowledge of Hornbeck any of its Affiliates, has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Tidewater or any of its Affiliates) would prevent Tidewater from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Within three business days of the execution of this Agreement, Hornbeck will have received letters from its independent public accountants and the Tidewater independent public accountants to the effects that if the Merger were to be consummated on the date of this Agreement, it would qualify for pooling-of-interests treatment under the generally accepted accounting principles of the United States.

       Section 4.17 Suppliers and Customers. To the Knowledge of Hornbeck, (a) no supplier providing products, materials or services to any member of the Hornbeck Group intends to cease selling such products, materials or services to any member of the Hornbeck Group or to limit or reduce such sales to any member of the Hornbeck Group or materially alter the terms or conditions of any such sales and (b) no customer of any member of the Hornbeck Group intends to terminate, limit or reduce its or their business relations with any member of the Hornbeck Group.

       Section 4.18 Employee Matters. (a) Schedule 4.18(a) sets forth the name, title, current annual compensation rate (including bonus and commissions), current base salary rate, accrued bonus, accrued sick leave, accrued severance pay and accrued vacation benefits of each officer of each member of the Hornbeck Consolidated Group, and a list of all employment, consulting, employee confidentiality or similar agreements to which any member of the Hornbeck Consolidated Group is a party. Copies of organizational charts, any employee handbook(s), and any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended, have been provided to Tidewater.

            (b) Each of the following is true with respect to the Hornbeck Consolidated Group and, to the Knowledge of Hornbeck, the North Sea Group:

                  (i) each such member is in compliance with
  all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, and is not engaged in any unfair labor practice within the meaning of
  Section 8 of the National Labor Relations Act, and there is no proceeding pending or threatened, or, any investigation pending or threatened against it relating to any thereof, and to the Knowledge of Hornbeck there is no basis for any such proceeding or investigation;

                  (ii)none  of  the  employees  of  any such
  member is a member of, or represented by, any labor union and there are no efforts being made to unionize any of such employees; and

                  (iii)there  are  no  charges  of,  formal,
  informal or internal complaints of, or proceedings involving, discrimination or harassment (including but not limited to discrimination or harassment based upon sex, age, marital status, race, religion, color, creed, national origin, sexual preference, handicap or veteran status) pending or threatened, nor is there any investigation pending or threatened, including, but not limited to, investigations before the Equal Employment Opportunity Commission or any federal, state or local agency or court, with respect to any such member.

       Section 4.19  Employee Benefit Plans. With respect to
  any member of the Hornbeck Consolidated Group:

            (a) Schedule 4.19(a) lists each Employee Plan that each member of the Hornbeck Consolidated Group maintains, administers, contributes to, or has any contingent liability with respect thereto. Hornbeck has provided a true and complete copy of each such Employee Plan, current summary plan description, (and, if applicable, related trust documents) and all amendments thereto and written interpretations thereof together with
  (i) the three most recent annual reports prepared in connection with each such Employee Plan (Form 5500 including, if applicable, Schedule B thereto); (ii) the most recent actuarial report, if any, and trust reports prepared in connection with each Employee Plan; (iii) all material communications received from or sent to the Internal Revenue Service ("IRS") or the Department of Labor within the last two years (including a written description of any material oral communications); (iv) the most recent IRS determination letter with respect to each Employee Plan and the most recent application for a determination letter; (v) all insurance contracts or other funding arrangements; and (vi) an actuarial study of any post-employment life or medical benefits provided, if any.

            (b) Schedule 4.19(b) identifies each Benefit Arrangement that each member of the Hornbeck Consolidated Group maintains, administers, contributes to, or has any contingent liability with respect thereto. Hornbeck has furnished to Tidewater copies or descriptions of each Benefit Arrangement and any of the information set forth in Section 4.19(a) applicable to any such Benefit Arrangement. Each Benefit Arrangement has been maintained and administered in substantial compliance with its terms and with the requirements (including reporting requirements) prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

            (c) Benefits under any Employee Plan or Benefit Arrangement are as represented in said documents and have not been increased or modified (whether written or not written) subsequent to the dates of such documents. No member of the Hornbeck Consolidated Group has communicated to any employee or former employee any intention or commitment to modify any Employee Plan or Benefit Arrangement or to establish or implement any other employee or retiree benefit or compensation arrangement.

            (d) No Employee Plan is (i) a Multiemployer Plan, (ii) a Title IV Plan or (iii) is maintained in connection with any trust described in Section 501(c)(9) of the Code. No member of the Hornbeck Consolidated Group has ever maintained or become obligated to contribute to any employee benefit plan (i) that is subject to Title IV of ERISA, (ii) to which Section 412 of the Code applies, or (iii) that is a Multiemployer Plan. No member of the Hornbeck Consolidated Group has within the last five years engaged in, or is a successor corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA.

            (e) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and no event has occurred since such adoption that would adversely affect such qualification and each trust created in connection with each such Employee Plan forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. A favorable determination letter has been issued by the IRS as to the qualification of each such Employee Plan under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code. Each Employee Plan has been maintained and administered in compliance with its terms and with the requirements (including reporting requirements) prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

            (f)   Full payment  has been made of all amounts
  which any member of the Hornbeck Consolidated Group is or has been required to have paid as contributions to or benefits due under any Employee Plan or Benefit Arrangement under applicable law or under the terms of any such plan or any arrangement.

            (g) No member of the Hornbeck Consolidated Group, or any of their respective directors, officers or employees has engaged in any transaction with respect to an Employee Plan that could subject Hornbeck to a tax, penalty or liability for a prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code. None of the assets of any Employee Plan are invested in employer securities or employer real property.

            (h) To the Knowledge of Hornbeck, there are no facts or circumstances that might give rise to any liability under Title I of ERISA.

            (i) No member of the Hornbeck Consolidated Group has any current or projected liability in respect of post-retirement or post-employment welfare benefits for retired, current or former employees, except as required to avoid excise tax under Section 4980B of the Code.

            (j) Except as disclosed on Schedule 4.19(j), there is no litigation, administrative or arbitration proceeding or other dispute pending or threatened that involves any Employee Plan or Benefit Arrangement which could reasonably be expected to result in a liability to the Hornbeck Consolidated Group or Tidewater.

            (k) No employee or former employee of any member of the Hornbeck Consolidated Group will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced benefit (including acceleration of an award, vesting or exercise of an incentive award) or any fee or payment of any kind solely as a result of any of the transactions contemplated hereby, except as disclosed on Schedule 4.19(k) and no such disclosed payment constitutes a parachute payment described in Section 280G of the Code, except as disclosed on Schedule 4.19(k).

            (l) To the Knowledge of Hornbeck, all group health plans (as defined in Code Section 5000(b)(1)) of any member of the Hornbeck Consolidated Group have at all times fully complied with all applicable notification and continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA, and the regulations promulgated thereunder. Further, no Employee Plan provides health, medical, death or survivor benefits to any stockholders or directors who are not employees, former employees or beneficiaries thereof, except to the extent otherwise required by the continuation requirements of Section 4980B(f) of the Code and Section 601 of ERISA.

            (m) No employee or former employee, officer or director of any member of the Hornbeck Consolidated Group is or will become entitled to receive any award under Hornbeck's discretionary or other bonus plans except for
  (i) cash payments pursuant to Section 6.4(j) of up to $350,000 in 1995 Incentive Cash Payments (as defined in
  Section 6.4(j)), (ii) the issuance pursuant to Section 6.4(j) of an aggregate of 19,310 shares of restricted Hornbeck Common Stock for 1995 performance and (iii) if the Closing Date has not occurred by April 30, 1996, cash payments to officers and employees as incentive payments for 1996 performance for the period from January 1, 1996 through the Closing Date, such amounts to be prorated and based on the total 1995 Incentive Cash Payments and to otherwise be consistent with past practice.

       Section 4.20  Tax Matters.

            (a) Each of the following is true with respect to each member of the Hornbeck Group to the extent applicable to such member:

                  (i) all  Returns  have  been  or  will  be
  timely filed by each member of the Hornbeck Group when due in accordance with all applicable laws; all Taxes shown on the Returns have been or will be timely paid when due; the Returns have been properly completed in compliance with all applicable laws and regulations and completely and accurately reflect the facts regarding the income, expenses, properties, business and operations required to be shown thereon; the Returns are not subject to penalties under Section 6662 of the Code (or any corresponding provision of state, local or foreign tax law);

                  (ii)except   as   set  forth  on  Schedule
  4.20(a)(ii), each member of the Hornbeck Group has paid all Taxes required to be paid by it (whether or not shown on a Return) or for which it could be liable, (provided that it shall not be considered a breach of this representation if it is ultimately determined that additional tax payments are due but such assessment is based on an adjustment to a return or position, if such member has a reasonable basis for the position taken with respect to such Taxes), whether to taxing authorities or to other persons under tax allocation agreements or otherwise, and the charges, accruals, and reserves for Taxes due, or accrued but not yet due, relating to its income, properties, transactions or operations for any Pre-Closing Period as reflected on its books (including, without limitation, the Hornbeck Latest Balance Sheet or the North Sea Group Latest Balance Sheet) are adequate to cover such Taxes;

                  (iii)there are no agreements or consents currently in effect for the extension or waiver of the time (A) to file any Return or (B) for assessment or collection of any Taxes relating to the income, properties or operations of any member of the Hornbeck Group for any Pre-Closing Period, and no member the Hornbeck Group has been requested to enter into any such agreement or consent;

                  (iv)there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any member of the Hornbeck Group;

                  (v) all material elections with respect to Taxes affecting any member of the Hornbeck Consolidated
  Group are set forth in Schedule 4.20(a)(v);

                  (vi)all  Taxes  that the Hornbeck Group is
  required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate governmental authorities to the extent due and payable (provided that it shall not be considered a breach of this representation if it is ultimately determined that additional tax payments are due but such assessment is based on an adjustment to a return or position, if such member has a reasonable basis for the position taken with respect to such withholding and collection);

                  (vii)Schedule  4.20(a)(vii)   hereto  sets
  forth (A) the taxable years of each member of the Hornbeck Group as to which the respective statutes of limitations with respect to Taxes have not expired, and (B) with respect to such taxable years, those years for which examinations have not been completed, those years for which examinations are currently being conducted, those years for which examinations have not been initiated, and those years for which required Returns have not yet been filed. Schedule 4.20(a)(vii) lists each state and foreign jurisdiction in which any member of the Hornbeck Group has, in the last three years, filed a Return.

                  (viii)all Tax Deficiencies which have been claimed, proposed or asserted against any member of the Hornbeck Group have been fully paid or finally settled, and no issue has been raised in any examination which, by application of similar principles, can be expected to result in the proposal or assertion of a Tax Deficiency for any other year not so examined;

                  (ix)to  the Knowledge  of  Hornbeck,  each
  member of the Hornbeck Group has complied in all material respects with all applicable Tax laws;

                  (x) except  as  set   forth   on  Schedule
  4.20(a)(x), no member of the Hornbeck Group is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code
  Section 280G (or any comparable provision of state or local law);

                  (xi)no  member  of  the Hornbeck Group has
  agreed, nor is it required, to make any adjustment under Code Section 481(a) (or any comparable provision of state or local law) by reason of a change in accounting method or otherwise;

                  (xii)no  member  of the Hornbeck Group has
  filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income law) apply to any disposition of any asset owned by it.

                  (xiii)except  as  set  forth  on  Schedule
  4.20(a)(xiii), none of the assets of any member of the Hornbeck Group is property that such company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former
  Section 168(f)(8) of the Code.

                  (xiv)none of the assets of any member of the Hornbeck Group directly or indirectly secures any debt, the interest on which is tax exempt under Section
  103(a) of the Code.

                  (xv)none  of  the assets of any member  of
  the Hornbeck Group is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (xvi)no member of the Hornbeck Group has made a deemed dividend election under Section 1.1502-
  32(f)(2) of the Treasury Regulations or a consent dividend election under Section 565 of the Code.

                  (xvii)   no  member  of the Hornbeck Group
  has ever been a member of an affiliated group filing for purposes of filing United States consolidated returns other than a group of which Hornbeck is the parent corporation.

                  (xviii) no member of the Hornbeck Group is (or has ever been) a party to any tax sharing agreement nor has any such member assumed the tax liability of any other person under contract.

            (b)   Hornbeck  has received an opinion of Price
  Waterhouse LLP to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Hornbeck and Tidewater will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

       Section 4.21  Litigation.   Except  as  disclosed  on
  Schedule 4.21, there are no actions, suits, proceedings, arbitrations or investigations pending or, to the Knowledge of Hornbeck, threatened before any court, any governmental agency or instrumentality or any arbitration panel, against or affecting any member of the Hornbeck Consolidated Group or, to the Knowledge of Hornbeck, any member of the North Sea Group, or any of the directors, officers, or employees of the foregoing. To the Knowledge of Hornbeck, no facts or circumstances exist that would be likely to result in the filing of any such action that would have a Material Adverse Effect on Hornbeck. Except as disclosed on Schedule 4.21, no member of the Hornbeck Group is subject to any currently pending judgment, order or decree entered in any lawsuit or proceeding.

       Section 4.22 Insurance. Schedule 4.22 contains a list of the insurance policies that each member of the Hornbeck Consolidated Group currently maintains with respect to its business, vessels, properties and employees as well as a list of all hull and machinery, protection and indemnity, pollution, and comprehensive contractual liability insurance policies that each member of the North Sea Group maintains with respect to its vessels, as of the date hereof, each of which is in full force and effect and a complete and correct copy of each has been delivered to Tidewater. All insurance premiums currently due with respect to such policies have been paid and no member of the Hornbeck Group is otherwise in default with respect to any such policy, nor has any member of the Hornbeck Group failed to give any notice or to present any claim under any such policy in a due and timely manner. There are no outstanding unpaid claims under any such policy other than any pending claims under any of Hornbeck's marine insurance policies, the amount of which claims have been recorded as a receivable and all of which are fully collectible. No member of the Hornbeck Group has received notice of cancellation or non-renewal of any such policy. In the opinion of management of Hornbeck, such policies are sufficient for compliance with all requirements of law and all agreements to which any member of the Hornbeck Group is a party.

       Section 4.23 Environmental Compliance. (a) Each member of the Hornbeck Group possesses all necessary licenses, permits and other approvals and authorizations that are required under, and are, and to the Knowledge of Hornbeck at all times in the past have been, in compliance with, all federal, state, local and foreign laws, common law duties, ordinances, codes and regulations relating to pollution or the protection of the environment (collectively, "Environmental Laws"), including without limitation all Environmental Laws governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of hazardous substances or wastes, and all Environmental Laws imposing record-keeping, maintenance, testing, inspection, notification and reporting requirements with respect to hazardous substances or wastes. For purposes of this Agreement, "hazardous substances" and "hazardous wastes" are materials defined as "hazardous substances," "hazardous wastes," or "hazardous constituents" in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9675, as amended by the Superfund Amendments and Reauthorization Act of 1986, and any amendments thereto and regulations thereunder; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6992, as amended by the Hazardous and Solid Waste Amendments of 1984, and any amendments thereto and regulations thereunder; (iii) the Oil Pollution Act of 1990, 33 U.S.C. Sections 2701-2761, and any amendments thereto and regulations thereunder; or
  (iv)   any  other  federal,  state,   local   or   foreign
  environmental law or regulation.

            (b) Except as set forth on Schedule 4.23(b) or as otherwise disclosed to those executive officers of Tidewater listed on Schedule 4.23(b), no member of the
  Hornbeck Group is, nor has it been, subject to any administrative or judicial proceeding pursuant to, or has received any notice of any violation of, or claim alleging liability under, any Environmental Laws, and, to the Knowledge of Hornbeck, no facts or circumstances exist that would be likely to result in a claim, citation or allegation against any member of the Hornbeck Group for a violation of, or alleging liability under, any Environmental Laws that would have a Material Adverse Effect on Hornbeck.

            (c) There are no underground tanks of any type (including tanks storing gasoline, diesel fuel, oil or other petroleum products) or disposal sites for hazardous substances, hazardous wastes or any other waste, located on or under the real estate currently owned, leased or used by any member of the Hornbeck Group and to the Knowledge of Hornbeck there were no such disposal sites located on or under the real estate previously owned, leased or used by any member of the Hornbeck Group on the date of the sale thereof by any member of the Hornbeck Group or during the period of lease for use by any member of the Hornbeck Group.

            (d) Except in the ordinary course of business, and in all cases in compliance with Environmental Laws, and except as listed on Schedule 4.23(d), no member of the Hornbeck Group has engaged any third party to handle, transport or dispose of hazardous substances or wastes (including for this purpose, gasoline, diesel fuel, oil or other petroleum products, or bilge waste) on its behalf. The disposal by each member of the Hornbeck Group of its hazardous substances and wastes has been in compliance with all Environmental Laws.

       Tidewater shall not be entitled to assert as a failure by Hornbeck to satisfy the condition set forth in
  Section 7.2(a) a breach of the representations set forth in this Section 4.23 resulting from any action related to the disclosure in the first paragraph of Schedule 4.23(b).

       Section 4.24 Compliance With Law; Permits. Other than compliance with Environmental Laws which is covered in
  Section 4.23: (a) the operations and activities of each member of the Hornbeck Consolidated Group, and, to the Knowledge of Hornbeck, each member of the North Sea Group, comply with all applicable laws, regulations, ordinances, rules or orders of any federal, state or local court or any governmental authority except for any violation or failure to comply that could not reasonably be expected to result in a Material Adverse Effect on Hornbeck, and

            (b) each member of the Hornbeck Consolidated Group and, to the Knowledge of Hornbeck, each member of the North Sea Group, possesses all governmental licenses, permits and other governmental authorizations that are (i) required under all federal, state and local laws and regulations for the ownership, use and operation of its assets or (ii) otherwise necessary to permit the conduct of its business without interruption, and such licenses, permits and authorizations are in full force and effect and have been and are being fully complied with by it except for any violation or failure to comply that could not reasonably be expected to result in a Material Adverse Effect on Hornbeck. No member of the Hornbeck Consolidated Group, and to the Knowledge of Hornbeck, no member of the North Sea Group, has received any notice of any violation of any of the terms or conditions of any such license, permit or authorization and, to the Knowledge of Hornbeck, no facts or circumstances exist that could form the basis of a revocation, claim, citation or allegation against it for a violation of any such license, permit or authorization. No such license, permit or authorization or any renewal thereof will be terminated, revoked, suspended, modified or limited in any respect as a result of the transactions contemplated by this Agreement except for any violation or failure to comply that could not reasonably be expected to result in a Material Adverse Effect on Hornbeck.

       Section 4.25 Interests in Clients, Suppliers, Etc. Except as set forth on Schedule 4.25, no officer or director of any member of the Hornbeck Group possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation or business organization that is a supplier, customer, lessor, lessee, or competitor or potential competitor of the Hornbeck Group or that has entered into any contract with any member of the Hornbeck Group. Ownership of less than 1% of any class of securities of a company whose securities are registered under the Exchange Act will not be deemed to be a financial interest for purposes of this
  Section 4.25.

       Section 4.26  Transactions With Related Parties.  (a)
  Schedule 4.26(a) lists all transactions between January 1, 1993 (except with respect to the North Sea Group: for Ravensworth and its subsidiaries, since July 23, 1993, and for HOL and Seaboard and their subsidiaries, since November 30, 1994) and the date of this Agreement involving or for the benefit of any member of the Hornbeck Group, on the one hand, and any director or officer of any member of the Hornbeck Group or Affiliate of such director or officer, on the other hand, including (i) any debtor or creditor relationship, (ii) any transfer or lease of real or personal property, (iii) wages, salaries, commissions, bonuses and agreements relating to employment (except that with respect to the North Sea Group only such wages, salaries, commissions, bonuses and agreements as are currently in effect) and (iv) purchases or sales of products or services.

            (b) Schedule 4.26(b) lists (i) all agreements and claims of any nature that any officer or director of any member of the Hornbeck Group or any Affiliate (other than another member of the Hornbeck Group) of such officer or director has with or against any member of the Hornbeck Group as of the date of this Agreement that are not identified on the Hornbeck Latest Balance Sheet or the
  North Sea Group Latest Balance Sheet and (ii) all agreements and claims of any nature that any member of the Hornbeck Group has with or against any officer or director of any member of the Hornbeck Group or any Affiliate (other than another member of the Hornbeck Group) of such officer or director as of the date of this Agreement that are not identified on the Hornbeck Latest Balance Sheet or the North Sea Group Latest Balance Sheet.

       Section 4.27 Statements are True and Correct. None of the information included in (i) the Registration Statement to be filed by Tidewater with the SEC in connection with the Tidewater Common Stock to be issued in the Merger,
  (ii) the Proxy Statement to be mailed to the stockholders of Hornbeck in connection with its stockholders meeting, and (iii) any other documents to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby that has been or will be supplied by the Hornbeck Group, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when first mailed to the stockholders of Hornbeck, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Hornbeck stockholders' meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. All documents that Hornbeck is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will comply in all material respects with the provisions of applicable law.

       Section 4.28  Citizenship. Hornbeck is a U.S. citizen
  and is authorized to conduct business in the United States coastwise trade within the meaning of the Federal Maritime
  Laws.

       Section 4.29 Broker's and Finder's Fee. No agent, broker, Person or firm acting on behalf of Hornbeck is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated herein, except fees to Simmons & Company International to be paid by Hornbeck that are disclosed in Schedule 4.29.

       Section 4.30 Disclosure. (a) No representations or warranties by Hornbeck in this Agreement and no statement contained in the schedules or exhibits or in any certificate to be delivered pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

            (b) Tidewater has been furnished with complete and correct copies of all agreements, instruments and documents, together with any amendments or supplements thereto, set forth on, or underlying a disclosure set forth on, a Schedule provided by Hornbeck. Each of the Schedules provided by Hornbeck is complete and correct.

  ARTICLE 5.  REPRESENTATIONS  AND  WARRANTIES OF TIDEWATER
  AND SUB

       Tidewater and Sub represent and  warrant to Hornbeck,
  as  of the date hereof that, except as set  forth  in  the
  Schedules   numbered   to  correspond  to  the  applicable
  representation or warranty:

       Section 5.1 Organization. Tidewater and Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have all corporate power and authority to carry on their business as now being conducted and to own their properties. Each other member of the Tidewater Affiliated Group is duly organized under the laws of the state or foreign nation of its organization and has all the requisite power and authority under the laws of such jurisdiction to carry on its business as now being conducted and to own its properties. Each member of the Tidewater Affiliated Group is duly qualified to do business and is in good standing in each state and foreign jurisdiction in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Tidewater.

       Section 5.2 Affiliated Entities. All shares of the outstanding capital stock or equity interests in each such member of the Tidewater Affiliated Group have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights and, are owned by Tidewater, by another member of the Tidewater Affiliated Group or by Tidewater and another member of the Tidewater Affiliated Group, free and clear of all Liens.

       Section 5.3 Capitalization. (a) The authorized capital stock of Tidewater consists exclusively of 125,000,000 shares of common stock, $.10 par value per share (together with associated Rights under the Tidewater Stockholder Rights Plan), of which 53,336,082 shares were issued and outstanding and no shares were held in its treasury as of November 19, 1995, and 3,000,000 shares of preferred stock, no par value, of which none are currently outstanding, and no additional shares of Tidewater's capital stock have been issued from such date to the date of this Agreement (except for any shares issued upon exercise of any options referred to in the second following sentence). All of such issued and outstanding shares have been validly issued, are fully paid and nonassessable and were issued free of preemptive rights, in compliance with any rights of first refusal, and in compliance with all legal requirements. No share of capital stock of Tidewater has been, or may be required to be, reacquired by Tidewater for any reason or is, or may be required to be, issued by Tidewater for any reason, including, without limitation, by reason of any option, warrant, security or right convertible into or exchangeable for such shares, or any agreement to issue any of the foregoing, except (i) for options granted under, and the 1,497,892 shares of Tidewater Common Stock issuable as of November 19, 1995 upon the exercise of stock options granted under, the Tidewater 1992 Stock Option and Restricted Stock Plan and the Tidewater Inc. 1975 Incentive Program and Stock Option Plan (the "Tidewater Disclosed Plans") and (ii) upon exercise of the Rights associated with Tidewater Common Stock under the circumstances provided in the Tidewater Stockholder Rights Plan.

            (b) The authorized capital stock of Sub consists of 100 shares of Common Stock, $.10 par value per share, of which 100 shares are issued and outstanding and owned by Tidewater and no shares are held in its treasury. All of such issued and outstanding shares have been validly issued, are fully paid and nonassessable and were issued free of pre-emptive rights, in compliance with any rights of first refusal, and in compliance with all legal requirements. No share of capital stock of Sub has been, or may be required to be, reacquired by Sub for any reason or is, or may be required to be, issued by Sub for any reason, including by reason of any option, warrant, security or right convertible into or exchangeable for
  such  shares  or  any  agreement   to  issue  any  of  the
  foregoing.

       Section 5.4 Authority; Enforceable Agreements. (a) Tidewater and Sub each has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions described herein. The execution and delivery of this Agreement by Tidewater and Sub and the consummation by Tidewater and Sub of the transactions described herein have been duly authorized by all necessary corporate action on the part of Tidewater and Sub.

            (b) This Agreement has been duly executed and delivered by Tidewater and Sub, and (assuming due execution and delivery by the other parties thereto) constitutes a valid and binding obligation of Tidewater and Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally. The other agreements entered, or to be entered, into by Tidewater and Sub in connection with this Agreement have been, or will be, duly executed and delivered by Tidewater and Sub, and (assuming due execution and delivery by the other parties thereto) constitute, or will constitute, valid and binding obligations of Tidewater and Sub, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

       Section 5.5 No Conflicts or Consents. (a) Neither the execution, delivery or performance of this Agreement by Tidewater or Sub nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, or result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or accelerate the performance required by, or result in the creation of any adverse claim against any of the properties or assets of any member of the Tidewater Affiliated Group under, (A) the certificates of incorporation, by-laws or other organizational documents of any member of the Tidewater Affiliated Group or (B) any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to which any member of the Tidewater Affiliated Group is a party, or by which any member of the Tidewater Affiliated Group or any of its assets are bound, or (ii) subject to obtaining clearance under the HSR Act and effectiveness of the Registration Statement, violate any order, writ, injunction, decree, judgment, statute, rule or regulation of any governmental body to which any member of the Tidewater Affiliated Group is subject or by which any member of the Tidewater Affiliated Group or any of the assets of the foregoing are bound.

            (b) No consent, approval, order, permit or authorization of, or registration, declaration or filing with, any Person or of any government or any agency or political subdivision thereof is required for the execution, delivery and performance by Tidewater or Sub of this Agreement and the covenants and transactions contemplated hereby or for the execution, delivery and performance by Tidewater or Sub of any other agreements entered, or to be entered, into by Tidewater or Sub in connection with this Agreement, except for (i) the filing of the HSR Report by Tidewater under the HSR Act and the early termination or expiration of applicable waiting periods thereunder, (ii) the filing of the Registration Statement on Form S-4 described in Section 6.2 hereof with the SEC and the declaration of effectiveness thereof by the SEC and (iii) the filing of the Certificate of Merger as provided in Section 2.1(b) hereof.

       Section  5.6  Corporate   Documents,  Stockholder
  Agreements  and  Board   of   Directors.    Tidewater  has
  delivered to Hornbeck true and complete copies of its certificate of incorporation and by-laws, as amended or restated through the date of this Agreement, and the organizational documents governing each member of the Tidewater Affiliated Group. The minute books of each member of the Tidewater Affiliated Group contain reasonably complete and accurate records of all corporate actions of the equity owners of the various entities and of the boards of directors or other governing bodies, including committees of such boards or governing bodies. The stock transfer records of Tidewater are maintained by its transfer agent and registrar, and to the Knowledge of Tidewater, contain complete and accurate records of all issuances and redemptions of stock by Tidewater. Neither Tidewater nor any of its Affiliates, is a party to any agreement with respect to the capital stock of Tidewater other than this Agreement, the Tidewater Stockholder Rights Plan and Stock Option Agreements entered into pursuant to the Tidewater Disclosed Plans.

       Section 5.7 SEC Documents; Financial Statements; Liabilities. (a) Tidewater has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1992 (the "Tidewater SEC Documents"). As of their respective dates, the Tidewater Documents, and any such reports, forms and documents filed by Tidewater with the SEC after the date hereof, complied, or will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Tidewater SEC Documents, and none of the Tidewater SEC Documents contained, or will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Tidewater SEC Document has been revised or superseded by a later filed Tidewater SEC Document, none of the Tidewater SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b)   The    Tidewater    Financial   Statements
  included in the Tidewater SEC Documents have been audited by KPMG Peat Marwick, L.L.P., certified public accountants (in the case of the Tidewater Audited Financial Statements) in accordance with generally accepted auditing standards, have been prepared in accordance with United States generally accepted accounting principles and, except as disclosed therein, applied on a basis consistent with prior periods, and present fairly the financial position of Tidewater and its consolidated subsidiaries at such dates and the results of operations and cash flows for the periods then ended, except, in the case of the Tidewater Interim Financial Statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The Tidewater Interim Financial Statements reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair statement of the results for the interim periods presented therein. No member of the Tidewater Affiliated Group has, nor are any of their respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured), except (i) as and to the extent reflected on the Tidewater Latest Balance Sheet, or (ii) as may have been incurred or may have arisen since the date of the Tidewater Latest Balance Sheet in the ordinary course of business and that are not material individually or in the aggregate or are permitted by this Agreement.

            (c)   The   Tidewater   Latest   Balance   Sheet
  includes appropriate reserves for all Taxes and other liabilities incurred as of such date but not yet payable.

            (d)   Since  the  date  of  the Tidewater Latest
  Balance Sheet, there has been no change that has had or is likely to have a Material Adverse Effect on Tidewater.

            (e) Except as set forth in Schedule 5.7(e), the statements of earnings included in the Tidewater Financial Statements do not contain any income or revenue realized from services that the Surviving Corporation would be prohibited or restricted from offering after the Effective Time pursuant to any covenant or provision in any material contract to which any member of the Tidewater Affiliated Group is a party.

       Section 5.8  Absence of Certain  Changes  or  Events.
  Since the date of the Tidewater Latest Balance Sheet, each member of the Tidewater Affiliated Group has conducted its business only in the ordinary course, and has not:

            (a) amended its certificate of incorporation, by-laws or similar organizational documents;

            (b) merged or consolidated with another entity (other than a subsidiary) or acquired or agreed to acquire any business or any corporation, partnership or other business organization, or sold, leased, transferred or otherwise disposed of any material portion of its assets except for fair value in the ordinary course of business;

            (c)   suffered  any  damage, destruction or loss
  (whether or not covered by insurance) which has had or could have a Material Adverse Effect on Tidewater; or

            (d) suffered the termination, suspension or revocation of any license or permit necessary for the operation of its business;

            (e) entered into any transaction other than on an arm's-length basis;

            (f) declared or paid any dividend or made any distribution with respect to any of its equity interests, or redeemed, purchased or otherwise acquired any of its equity interests, or issued, sold or granted any equity interests or any option, warrant or other right to purchase or acquire any such interest other than (i) the declaration and payment by Tidewater of its normal quarterly cash dividend of $.125 per share of Tidewater Common Stock, (ii) grants of, and issuances of shares of Tidewater Common Stock upon the exercise of, stock options issued under a Tidewater Disclosed Plan, provided that any new options granted by Tidewater shall not have covered more than 500,000 shares, (iii) the acceptance by Tidewater of any shares in consideration of the exercise of such Tidewater stock options or in satisfaction of any tax or tax withholding obligations of the holders of such options, and (iv) payments within the Tidewater Affiliated Group by entities other than Tidewater as part of its cash management program that may be characterized as dividends or distributions; or

            (g) agreed, whether or not in writing, to do any of the foregoing.

       Section 5.9 Contracts. Each material agreement, contract or commitment to which any member of the Tidewater Affiliated Group is a party that would be required to be filed as an exhibit to a report, schedule, form, statement or other document filed by Tidewater with the SEC (each a "Material Contract") has been so filed, and between the date of the filing of its most recent Quarterly Report on Form 10-Q and the date of this Agreement, Tidewater has not entered into any Material Contract other than this Agreement. Tidewater will file with the SEC any Material Contract required to be filed that it enters into between the date of this Agreement and the Closing Date and will furnish Hornbeck with a copy of any such Material Contract. No member of the Tidewater Affiliated Group has breached, nor is there any pending or, to the Knowledge of Tidewater, threatened, claim that it has breached, any of the terms or conditions of any of its Material Contracts, and to the Knowledge of Tidewater, no other parties to any such Material Contract have breached any of its terms or conditions. Hornbeck has been provided with a complete and accurate copy of each Material Contract entered into prior to the date of this Agreement.

       Section 5.10 Vessels. With respect to each vessel owned, leased or chartered by any member of the Tidewater Affiliated Group (the "Tidewater Vessels"): (a) except as listed on Schedule 5.10, such Tidewater Vessel is lawfully documented under the flag of the nation or state for such Tidewater Vessel, (b) such Tidewater Vessel is afloat and in satisfactory operating condition for charter hire, (c) such Tidewater Vessel holds in full force and effect all certificates, licenses, permits and rights required for operation in the manner vessels of its kind are being operated in the geographical area in which such Tidewater Vessel is presently being operated and (d) no event has occurred and no condition exists that would endanger the maintenance of the classification of such Tidewater Vessel, except in each such case as to those Tidewater Vessels that may be undergoing major repairs, modifications, and/or document renewals, or are cold-stacked or held for sale by Tidewater as of the date hereof or between the date hereof and the Closing Date.

       Section 5.11 Environmental Compliance. (a) Each member of the Tidewater Affiliated Group possesses all necessary licenses, permits and other approvals and authorizations that are required under, and are, and to the Knowledge of Tidewater at all times in the past have been, in compliance with, all Environmental Laws, including without limitation all Environmental Laws governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of hazardous substances or wastes, and all Environmental Laws imposing record-keeping, maintenance, testing, inspection, notification and reporting requirements with respect to hazardous substances or wastes.

            (b) Except as set forth on Schedule 5.11(b) or as otherwise disclosed in a Tidewater SEC Document, no member of the Tidewater Affiliated Group is, nor has it been, subject to any administrative or judicial proceeding pursuant to, or has received any notice of any violation of, or claim alleging liability under, any Environmental Laws, and, to the Knowledge of Tidewater, no facts or circumstances exist that would be likely to result in a claim, citation or allegation against any member of the Tidewater Affiliated Group for a violation of, or alleging liability under, any Environmental Laws that would have a Material Adverse Effect on Tidewater.

            (c)   Except  as  listed  on  Schedule  5.11(c),
  there  are  no  underground  tanks  of any type (including
  tanks  storing  gasoline,  diesel  fuel,   oil   or  other
  petroleum products) or disposal sites for hazardous substances, hazardous wastes or any other waste, located on or under the real estate currently owned, leased or used by any member of the Tidewater Affiliated Group and to the Knowledge of Tidewater there were no such disposal sites located on or under the real estate previously owned, leased or used by any member of the Tidewater Affiliated Group on the date of the sale thereof by any member of the Tidewater Affiliated Group or during the period of lease for use by any member of the Tidewater Affiliated Group.

            (d) Except in the ordinary course of business, and in all cases in compliance with Environmental Laws, no member of the Tidewater Affiliated Group has engaged any third party to handle, transport or dispose of hazardous substances or wastes (including for this purpose, gasoline, diesel fuel, oil or other petroleum products, or bilge waste) on its behalf, and except as set forth on
  Schedule 5.11(b), the disposal by each member of the Tidewater Affiliated Group of its hazardous substances and wastes has been in compliance with all Environmental Laws.

       Section 5.12  State   Takeover  Statutes.    Assuming
  approval by the Hornbeck Board of Directors of this Agreement referred to in Section 4.15, no state takeover statute or similar statute or regulation applies or purports to apply to Tidewater in connection with the Merger, this Agreement or any of the transactions described in this Agreement.

       Section 5.13 Accounting Matters. No member of the Tidewater Affiliated Group nor any of its Affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Hornbeck or any of its Affiliates) would prevent Tidewater from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Within three business days of the execution of this Agreement, Tidewater will have received letters from its independent public accountants and the Hornbeck independent public accountants to the effects that if the Merger were to be consummated on the date of this Agreement, it would qualify for pooling-of-interests treatment under the generally accepted accounting principles of the United States.

       Section 5.14 Litigation. Except (i) as disclosed in a Tidewater SEC Document, (ii) that are not material individually or in the aggregate, or (iii) as listed on
  Schedule 5.14, there are no actions, suits, proceedings, arbitrations or investigations pending or, to the Knowledge of Tidewater, threatened, before any court, any governmental agency or instrumentality or any arbitration panel, against or affecting any member of the Tidewater Affiliated Group or any of the directors, officers, or employees of the foregoing, and to the Knowledge of Tidewater no facts or circumstances exist that would be likely to result in the filing of any such action that would have a Material Adverse Effect on Tidewater. No member of the Tidewater Affiliated Group is subject to any currently pending judgment, order or decree entered in any lawsuit or proceeding.

       Section 5.15 Legality of Tidewater Common Stock. The Tidewater Common Stock to be issued in connection with the Merger, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable, and free of pre-emptive rights.

       Section 5.16 Statements are True and Correct. None of the information included in (i) the Registration Statement to be filed by Tidewater with the SEC in connection with the Tidewater Common Stock to be issued in the Merger,
  (ii) the Proxy Statement to be mailed to the stockholders of Hornbeck in connection with its stockholders meeting, and (iii) any other documents to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby that has been or will be supplied by the Tidewater Affiliated Group, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when first mailed to the stockholders of Hornbeck, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Hornbeck stockholders'
  meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. All documents that Tidewater is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will comply in all material respects with the provisions of applicable law.

       Section 5.17 No Stockholder Vote. No vote of any class of stockholders of Tidewater is required to approve this Agreement or the transactions contemplated hereby in order to comply with the DGCL, Tidewater's Certificate of Incorporation or By-laws, or the rules and regulations of the New York Stock Exchange or Pacific Stock Exchange.

       Section  5.18   Citizenship.   Tidewater  is  a  U.S.
  citizen and is authorized to conduct business in the United States coastwise trade within the meaning of the Federal Maritime Laws.

       Section 5.19 Broker's and Finder's Fee. No agent, broker, Person or firm acting on behalf of Tidewater is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated herein.

       Section 5.20 Disclosure. (a) No representations or warranties by Tidewater or Sub in this Agreement and no statement contained in the schedules or exhibits or in any certificates to be delivered pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

            (b) Hornbeck has been furnished with complete and correct copies of all agreements, instruments and documents, together with any amendments or supplements thereto, set forth on, or underlying a disclosure set forth on, a Schedule provided by Tidewater. Each of the Schedules provided by Tidewater is complete and correct.

  ARTICLE 6.  PRE-CLOSING COVENANTS

       Section 6.1 Hart-Scott-Rodino; Cooperation and Best Efforts. (a) Hornbeck and Tidewater shall cooperate in good faith and take all actions reasonably necessary or appropriate to file, and expeditiously and diligently prosecute to a favorable conclusion, the HSR Reports required to be filed by each of them in connection herewith with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") pursuant to the HSR Act; provided that Tidewater shall not be required to accept any conditions that may be imposed by the FTC or the DOJ in connection with such filings that would require the divestiture of any Tidewater or Hornbeck assets or otherwise have a Material Adverse Effect on such party.

            (b) Hornbeck and Tidewater agree that from the date of this Agreement through the Effective Time, neither party shall enter into any transaction with a third party or recapitalization that would have the effect of impeding the ability to obtain HSR Act clearance; provided that (i) the exercise by Tidewater of options to acquire seven vessels currently under lease and (ii) the exercise by Hornbeck of either or both of the Ravensworth Options in accordance with Section 6.11 shall not be considered a breach of this covenant.

            (c) Each party shall cooperate with the other and use its reasonable best efforts to (i) receive all necessary and appropriate consents of third parties to the transactions contemplated hereunder, (ii) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Merger, and (iii) effect the Merger in accordance with this Agreement at the earliest practicable date.

       Section 6.2 Registration Statement and Proxy Statement; Hornbeck Special Meeting. (a) Tidewater will prepare and file the Registration Statement under the Securities Act which will include the Proxy Statement complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the Tidewater Common Stock which will be issued to the holders of Hornbeck Common Stock pursuant to the Merger. Tidewater shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Tidewater Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as necessary to consummate the transactions contemplated hereby. In addition, Tidewater shall use its best efforts to cause the Tidewater Common Stock to be issued pursuant to the Merger to be listed on the New York Stock Exchange and Pacific Stock Exchange and be fully tradeable except to the extent any shares of Tidewater Common Stock received by stockholders of Hornbeck are subject to the provisions of Rule 145 of the SEC or are restricted under applicable rules related to tax-free reorganizations and pooling-of-interest accounting rules.

            (b) Each of the parties will cooperate in the preparation of the Registration Statement and the Proxy Statement. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it as the other may reasonably request for the purpose of including such data and information in the Registration Statement and Proxy Statement.

            (c)   Hornbeck  shall,  as soon  as  practicable
  following  effectiveness  of  the Registration  Statement, take all action necessary under the DGCL and its Certificate of Incorporation and By-laws to convene a special meeting of its stockholders (the "Special Meeting") for the purpose of approving this Agreement. Hornbeck will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions described herein, subject to the terms set forth in Section 6.5 hereof.

       Section 6.3 Conduct of Business By Both Parties Prior to the Closing Date. During the period from the date of this Agreement to the Effective Time, Hornbeck and Tidewater shall each use its reasonable best efforts to preserve the goodwill of suppliers, customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger each of Hornbeck and Tidewater shall not, without the prior written consent of the other:

            (a)   declare,  set  aside,  increase or pay any
  dividend (including any stock dividends), or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of, or issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock or effect any stock split or reverse stock split or other recapitalization, except (i) for the declaration and payment by Tidewater of its normal quarterly cash dividend of $.125 per share of Tidewater Common Stock, (ii) the issuance of any shares of Tidewater Common Stock or preferred stock upon the exercise of the Rights in accordance with the terms of the Tidewater Stockholder Rights Plan, (iii) the grant of, and the issuance of any shares upon the exercise of, any stock options issued pursuant to a Tidewater Disclosed Plan, provided that any new options granted by Tidewater pursuant to any such Plan shall not cover more than 500,000 shares; (iv) the acceptance by Tidewater of any shares in consideration of the exercise of such Tidewater stock options or in satisfaction of any tax or tax withholding obligations of the holders of such options,
  (v) the issuance of shares of Hornbeck Common Stock pursuant to the exercise of the Ravensworth Options in accordance with Section 6.11, (vi) the issuance of any shares of Hornbeck Common Stock or preferred stock upon exercise of the rights in accordance with the terms of the Hornbeck Stockholder Rights Plan, (vii) the issuance of any shares upon the exercise of the Hornbeck Disclosed Employee Stock Options, (viii) the issuance of shares of restricted Hornbeck Common Stock pursuant to Section 6.4(j) or (ix) the acceptance by Hornbeck of any shares of Hornbeck Common Stock in consideration of the exercise of the Hornbeck Disclosed Employee Stock Options or in satisfaction of any tax or tax withholding obligations of the holders of such Hornbeck Disclosed Employee Stock Options or restricted stock awards of Hornbeck Common Stock.

            (b) amend its certificate of incorporation or by-laws, or adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents;

            (c) pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, or any other voting securities or convertible securities;

            (d) commit or omit to do any act which act or omission would cause a breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become untrue, as if each such representation and warranty were continuously made from and after the date hereof;

            (e)   violate any applicable law, statute, rule,
  governmental   regulation  or  order  that  would  have  a
  Material Adverse Effect on such party;

            (f) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

            (g) fail to pay, or to make adequate provision in all material respects for the payment of, all Taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, parish, state, the United States, foreign or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established, or make any elections with respect to Taxes;

            (h) make any material tax election that is inconsistent with any corresponding election made on a prior return or settle or compromise any income tax liability for an amount materially in excess of the liability therefor that is reflected on the Hornbeck Financial Statements or Tidewater Financial Statements, as the case may be;

            (i) take any action that would prevent the accounting for the business combination to be effected by the Merger as a pooling-of-interests; or

            (j) authorize any of, or agree or commit to do any of, the foregoing actions.

       Section 6.4 Conduct of Business By Hornbeck Prior to the Closing Date. During the period from the date of this Agreement to the Effective Time, in addition to its covenants set forth in Section 6.3, each member of the Hornbeck Consolidated Group shall use its best efforts to preserve the possession and control of all of its assets other than those permitted to be disposed of pursuant to the terms of this Agreement, shall conduct its business only in the ordinary course consistent with past practice, and, except as otherwise provided herein, shall not, without the prior written consent of Tidewater:

            (a) except as contemplated by Section 4.19(m), enter into or modify any employment, severance or similar agreement or arrangement with any director or employee, or grant any increase in the rate of wages, salaries, bonuses or other compensation or benefits of any executive officer or other employee, other than any such increase that is both in the ordinary course of business consistent with past practice and in an amount such that, after giving effect thereto, aggregate employee compensation expense (considered on an annualized basis) does not exceed 105% of the aggregate employee compensation expense for Hornbeck's fiscal year ending December 31 1995;

            (b)   enter into any new line of business;

            (c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to such party and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; provided that the foregoing language of this Section 6.4(c) shall not be deemed to restrict the ability of Hornbeck to exercise either or both of the Ravensworth Options in accordance with Section 6.11;

            (d) except as disclosed on Schedule 6.4(d), sell or otherwise dispose of any Hornbeck Vessel, or, except for dispositions made in the ordinary course of business and consistent with past practices, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its other properties or assets;

            (e)   (i)   except   as  disclosed  on  Schedule
  6.4(e), incur any indebtedness for borrowed money, excluding the obtaining of letters of credit or surety bonds in the ordinary course of business consistent with past practices, but including any borrowings under the existing Hornbeck credit facility with First Interstate Bank of Texas N.A. (provided that, to the extent Hornbeck applies cash to reduce any outstanding debt under the term loan portion of such facility, it shall be permitted to re-borrow such amount under the revolving line of credit portion of such facility); or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of such party or any of its subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, except for the exercise of either or both of the Ravensworth Options in accordance with Section 6.11;

            (f) except as disclosed on Schedule 6.4(f), make or agree to make any new capital expenditures other than those made in the ordinary course of business and consistent with past practices out of available cash, (excluding the proceeds of borrowings);

            (g) approve the declaration or payment of any dividend or distribution by Ravensworth or Seaboard;

            (h) except in the ordinary course of business, place or suffer to exist on any of its assets or properties any Lien, other than Liens listed on Schedules 4.11(a) or 4.13 and Permitted Liens, or forgive any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

            (i)   acquire  another  business  or  entity, or
  sell  or  otherwise  dispose  of  a  material  part of its
  assets,   except   in  the  ordinary  course  of  business
  consistent with past practices;

            (j) permit any employee or former employee, officer or director of any member of the Hornbeck Consolidated Group to become entitled to receive any award under Hornbeck's discretionary or other bonus plans except for (i) cash payments up to $350,000 in the aggregate to directors, officers and employees as semi-annual director fees and incentive payments for 1995 performance consistent with past practice (the "1995 Incentive Cash Payments"), and (ii) the issuance of an aggregate of 19,310 shares of restricted Hornbeck Common Stock for 1995 performance, provided that, any cash payments or awards of restricted stock under (i) or (ii) shall not be made prior to January 2, 1996, and provided further that, if the Closing Date has not occurred by April 30, 1996, cash payments may be made to officers and employees as incentive payments for 1996 performance for the period from January 1, 1996 through the Closing Date, such amounts to be prorated and based on the total 1995 Incentive Cash Payments and to otherwise be consistent with past practice; or

            (k) authorize any of, or agree or commit to do any of, the foregoing actions.

  In addition, Hornbeck shall consult with Tidewater with respect to any action of the type described above proposed to be taken by a member of the North Sea Group.

       Section 6.5 No Solicitations. (a) No member of the Hornbeck Group shall directly or indirectly, through any officer, director, employee, representative or agent of any member of the Hornbeck Group, solicit or encourage the initiation or submission of any inquiries, proposals or offers regarding any acquisition, merger, take-over bid, sale of all or substantially all of the assets of, or sales of shares of capital stock of Hornbeck, whether or not in writing and whether or not delivered to the stockholders of Hornbeck generally (including without limitation by way of a tender offer), or similar transactions involving Hornbeck (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"); provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of Hornbeck from referring any third party to this Section 6.5. Nothing contained in this Section 6.5 or any other provision of this Agreement shall prevent the Board of Directors of Hornbeck from considering or negotiating an unsolicited bona fide written Acquisition Proposal. If the Board of Directors of Hornbeck, after duly considering advice, written or otherwise, of outside counsel and financial advisors to Hornbeck, determines in good faith that it would be consistent with its fiduciary responsibilities to approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement, and the transactions contemplated hereby or thereby) a Superior Proposal (as defined below), then, notwithstanding any such approval or recommendation (x) Hornbeck shall not enter into any agreement with respect to the Superior Proposal and (y) any other obligation of Hornbeck under this Agreement shall not be affected, unless this Agreement is terminated pursuant to Section 9.1(f) hereof prior to or simultaneously with the grant of such approval or the making of such recommendation and Hornbeck, within three Business Days following such termination resulting from such Superior Proposal, pays Tidewater the Termination Fee (as defined in Section 9.1(f)). As used herein the term "Superior Proposal" means a bona fide proposal made by a third party to acquire Hornbeck pursuant to a tender or exchange offer, a merger, a sale of all or substantially all of its assets or otherwise that the Board of Directors determines in its good faith judgment to be more favorable to Hornbeck's stockholders than the transactions contemplated by this Agreement (after considering the advice, written or otherwise, of Hornbeck's professional advisors). In making a determination of whether a Superior Proposal is more favorable, the Hornbeck Board of Directors shall consider not only the price offered by the third party as compared to the total consideration set forth in this Agreement, but shall also compare the market liquidity of the Tidewater Common Stock to the liquidity of the consideration offered by the third party, compare the tax consequences of the Merger to the tax consequences of the transaction proposed by the third party, determine whether the transaction proposed by the third party has any financing or other conditions or contingencies, and make any other meaningful comparison of the relative benefits offered to the Hornbeck stockholders by the Merger as compared to the transaction proposed by the third party.

            (b) Hornbeck shall immediately notify Tidewater after receipt of any Acquisition Proposal or any request for nonpublic information relating to any member of the Hornbeck Group in connection with an Acquisition Proposal or for access to the properties, books or records of any member of the Hornbeck Group that informs the Board of Directors of any member of the Hornbeck Group that it is considering making, or has made, an Acquisition Proposal. To the extent not prohibited by confidentiality provisions imposed by the offering party, such notice to Tidewater shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

            (c) If the Board of Directors of Hornbeck receives a request for material nonpublic information by a Person who makes, or who states in writing that it intends, subject to satisfactory review of such nonpublic information, to make, a bona fide Acquisition Proposal, Hornbeck may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between Hornbeck and Tidewater, provide such Person with access to information regarding Hornbeck.

            (d) Nothing contained in this Section 6.5 shall prevent Hornbeck from complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, if applicable, with regard to an Acquisition Proposal made in the form of a tender offer by a third party.

       Section 6.6 Press Releases. Hornbeck and Tidewater will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to any transactions described in this Agreement, including the Merger, and shall not issue any such press releases or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to a listing agreement with the Nasdaq National Market or the New York Stock Exchange.

       Section 6.7 Access to Information and Confidentiality.
  (a) Prior to the Closing Date, each of Hornbeck and Tidewater shall afford to the other party and to the
  officers,   employees,   accountants,  counsel,  financial
  advisors and other representatives of such other party, reasonable access during normal business hours to their respective premises, books and records and will furnish to the other party (i) a copy of each report, schedule, registration statement and other documents filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) such other information with respect to its business and properties as such other party reasonably requests.

            (b)   Each of Hornbeck  and  Tidewater will, and
  will cause its officers, directors, employees, agents and representatives to, (i) hold in confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all nonpublic information concerning the other party furnished in connection with the transactions contemplated by this Agreement until such time as such information becomes publicly available (otherwise than through the wrongful act of such person),
  (ii) not release or disclose such information to any other person, except in connection with this Agreement to its auditors, attorneys, financial advisors, other consultants and advisors, and (iii) not use such information for any competitive or other purpose other than with respect to its consideration and evaluation of the transactions contemplated by this Agreement. In the event of termination of this Agreement for any reason, Hornbeck and Tidewater will promptly return or destroy all documents containing nonpublic information so obtained from the other party and any copies made of such documents and any summaries, analyses or compilations made therefrom.

       Section 6.8 Consultation and Reporting. During the period from the date of this Agreement to the Closing Date, each of Hornbeck and Tidewater will, subject to any applicable legal or contractual restrictions confer on a regular and frequent basis with the other to report material operational matters and to report on the general status of ongoing operations. Each of Hornbeck and Tidewater will notify the other of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations, adjudicatory proceedings, or hearings (or communications indicating that the same may be contemplated) and will keep the other fully informed of such events and permit its representatives prompt access to all materials prepared by or on behalf of such party or served on them, in connection therewith.

       Section 6.9 Update Schedules. Each party hereto will promptly disclose to the other any information contained in its representations and warranties and on the related schedules that, because of an event occurring after the date hereof, is incomplete or no longer correct; provided, however, that none of such disclosures will be deemed to modify, amend or supplement the representations and warranties of such party, unless the other party consents to such modification, amendment or supplement in writing.

       Section 6.10 Hornbeck Stock Options. The parties acknowledge and agree that, pursuant to Article XIII of the Hornbeck 1989 Employee Incentive Plan and Article XIII of the Hornbeck 1993 Employee Incentive Plan, any of the Hornbeck Disclosed Employee Stock Options issued under such plans that remain unexercised as of the Closing Date shall, in accordance with their terms, become options to acquire such number of shares of Tidewater Common Stock that the holder of such unexercised Hornbeck Disclosed Employee Stock Options would have been entitled to receive upon consummation of the Merger if such holder had exercised such option immediately prior to, or coincident with, the Merger. Tidewater agrees to honor the obligations of Hornbeck under such plans effective as of the Effective Time.

       Section 6.11 Exercise of North Sea Options. The parties agree and acknowledge that Hornbeck, as an equity owner of Ravensworth, Seaboard and HOL, owns options to acquire additional equity interests in Ravensworth, Seaboard and HOL that expire on various dates. The parties agree that Hornbeck shall not exercise, modify or cancel such options without the prior written consent of Tidewater, provided that Hornbeck shall have the right, on or after February 29, 1996, to exercise, modify or cancel either or both of the Ravensworth Options after consulting with Tidewater, and provided further that from February 29, 1996 until the Closing Date, Hornbeck will not issue Hornbeck Common Stock as consideration for the exercise of such options without Tidewater's prior written consent. In the event the Ravensworth Option that expires on March 31, 1996 is not exercised by such date, thereby triggering mutual rights on behalf of Hornbeck and the 50.1% owner of Ravensworth to initiate a sale of Ravensworth, the parties agree that Hornbeck will not initiate such a sale without the consent of Tidewater, or take any act with respect to an offer for Ravensworth upon the initiation of a sale by the other owner of Ravensworth without consulting with Tidewater; provided that the failure by Hornbeck to exercise such Ravensworth Option will not alone be construed to be an initiation by Hornbeck of such a sale.

       Section 6.12  Hornbeck 1995 Form 10-K.  (a)  Hornbeck
  agrees to use its best efforts to prepare and file with the SEC its annual report on Form 10-K for the fiscal year ending December 31, 1995 before the Closing Date.

            (b) Tidewater agrees to cooperate in such filing of Hornbeck's Annual Report on Form 10-K.

       Section 6.13 Severance Policy. Hornbeck agrees to comply with, and Tidewater agrees to honor, the terms of the severance policy for Hornbeck's employees that was adopted by Hornbeck's Board of Directors on December 14, 1995, substantially in the form set forth on Schedule 6.13.

       Section 6.14  Sub Stockholder Approval. Tidewater, as
  the sole stockholder of Sub, shall take all action necessary to effect the necessary stockholder approval by Sub of this Agreement.

       Section 6.15 Employee Indemnification. Hornbeck shall, at its next Board of Directors meeting but not later than January 31, 1996, amend that certain resolution adopted by the Hornbeck Board of Directors on November 19, 1995 to limit its application to the matter disclosed in the first paragraph of Schedule 4.23(b).

       Section 6.16 Change in Control Agreements. Hornbeck agrees that the four officers of Hornbeck entitled to payments under those certain Change in Control Agreements entered into on June 20, 1995, shall not be entitled to payments under Section 9(b)(iii) of such agreements in excess of the amounts listed opposite each such officer's name on Schedule 6.16 provided however that the foregoing does not limit in any way the obligations of Hornbeck pursuant to the other provisions of the Change in Control Agreements. Tidewater agrees to cause Surviving Corporation to honor such agreements in accordance with their terms.

  ARTICLE 7.  CLOSING CONDITIONS

       Section 7.1 Conditions Applicable to All Parties. The obligations of each of the parties hereto to effect the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions at or prior to the Closing:

            (a) Registration and Listing Effectiveness; Stockholder Approval. The Registration Statement shall have become effective with the SEC (and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted by the SEC) and the Proxy Statement included therein shall have been mailed to the Hornbeck stockholders, the shares of Tidewater Common Stock to be issued pursuant to the Merger shall have been approved for listing on the New York Stock Exchange and the Pacific Stock Exchange, subject to official notice of issuance, and the required approval of the stockholders of Hornbeck of this Agreement shall have been obtained at the Special Meeting.
            (b) No Restraining Action. No action, suit, or proceeding before any court or governmental or regulatory authority will be pending, no investigation by any governmental or regulatory authority will have been commenced, and no action, suit or proceeding by any governmental or regulatory authority will have been threatened, against Hornbeck, Tidewater or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions
  contemplated  hereby  or  questioning   the   legality  or
  validity of any such transactions or seeking damages in connection with any such transactions.

       Section 7.2 Conditions to Tidewater's Obligations. The obligations of Tidewater to effect the Merger and the other transactions contemplated by this Agreement are also subject to the satisfaction or waiver of the following conditions at or prior to the Closing:

            (a)   Representations, Warranties and Covenants.
  (i)   The  representations  and warranties of Hornbeck  in
  this Agreement or in any certificate delivered to Tidewater pursuant hereto as of the date hereof will be deemed to have been made again at and as of the Closing Date (without regard to any Schedule updates furnished by Hornbeck after the date hereof unless consented to by Tidewater) and will then be true and correct in all material respects, except to the extent any such representation or warranty is qualified by materiality or by reference to the term "Material Adverse Effect" in which case such representation or warranty shall be true and correct, and (ii) Hornbeck will have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Hornbeck prior to or on the Closing Date.

            (b) No Material Adverse Change. There shall not have occurred any event or circumstance resulting in a Material Adverse Effect with respect to Hornbeck from the date of the Hornbeck Latest Balance Sheet to the Closing Date.

            (c) HSR Act. The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and no condition shall have been imposed on Hornbeck or Tidewater to obtain such termination that would require the divestiture of any of either of such party's assets or otherwise have a Material Adverse Effect on such party.

            (d) Consents and Approvals. All governmental and other third-party consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement, or to permit the continued operation of the business of Hornbeck in substantially the same manner after the Closing Date as before, will have been received.

            (e) Closing Certificate. The receipt by Tidewater of a certificate executed by the Chief Executive Officer and Chief Financial Officer of Hornbeck dated the Closing Date, certifying that the conditions specified in
  Section 7.2(a) and (b) hereof have been fulfilled.

            (f) Good Standing and Tax Certificates. Hornbeck will have delivered to Tidewater, each dated as of a date not earlier than five days prior to the Closing Date, (i) copies of the certificates of incorporation or other organizational documents, including all amendments thereto, certified by the appropriate government official of each member of the Hornbeck Group, (ii) to the extent issued by such jurisdiction, certificates from the appropriate governmental official to the effect that each member of the Hornbeck Group is in good standing in such jurisdiction and listing all organizational documents of the members of the Hornbeck Group on file, (iii) to the extent issued by such jurisdiction, a certificate from the appropriate governmental official in each jurisdiction in which each member of the Hornbeck Group is qualified to do business to the effect that such member is in good standing in such jurisdiction and (iv) to the extent issued by such jurisdiction, certificates as to the tax status of each member of the Hornbeck Group in its jurisdiction of organization and each jurisdiction in which such member is qualified to do business.

            (g) Confirmation of Pooling-of-Interests Availability. The receipt by Tidewater of an opinion or confirmation thereof of its independent public accountants and the Hornbeck independent public accountants that the transactions contemplated hereby will qualify for pooling-of-interests treatment under the generally accepted accounting principles of the United States.

            (h) Fairness Opinion. Tidewater shall have received a letter from Merrill, Lynch & Co. dated within five days prior to the date the Agreement is executed by Tidewater, in form and substance satisfactory to Tidewater, to the effect that the aggregate of the Merger Consideration and Fractional Payments to be paid by
  Tidewater is fair to Tidewater and to Tidewater's stockholders from a financial point of view.

            (i) Tax Opinion. Tidewater shall have received from Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. an opinion to the effect that the Merger and the transactions contemplated hereby will constitute a reorganization under Section 368 of the Code.

            (j) Opinion of Counsel. Tidewater shall have received from Keck, Mahin & Cate, counsel to Hornbeck, an opinion, dated as of the Closing Date, to the effect set forth in Exhibit C-1, and from Morris, Nichols, Arsht & Tunnell, special Delaware counsel to Hornbeck, an opinion, dated as of the Closing Date, to the effect set forth in Exhibit C-2.

            (k) Hornbeck 1995 Form 10-K. Hornbeck shall have filed with the SEC its annual report on Form 10-K for the fiscal year ending December 31, 1995.

       Section 7.3 Conditions to Hornbeck's Obligations. The obligations of Hornbeck to effect the Merger and the other transactions contemplated by this Agreement are also subject to the satisfaction or waiver of the following conditions at or prior to the Closing:

            (a)   Representations, Warranties and Covenants.
  (i) The representations and warranties of Tidewater in this Agreement or in any certificate delivered to Hornbeck pursuant hereto as of the date hereof will be deemed to have been made again at and as of the Closing Date (without regard to any Schedule updates furnished by Tidewater after the date hereof unless consented to by Hornbeck) and will then be true and correct in all material respects, except to the extent any such representation or warranty is qualified by materiality or by reference to the term "Material Adverse Effect" in which case such representation or warranty shall be true and correct, and (ii) Tidewater will have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Tidewater prior to or on the Closing Date.

            (b) No Material Adverse Change. There shall not have occurred any event or circumstance resulting in a Material Adverse Effect with respect to Tidewater from the date of the Tidewater Latest Balance Sheet to the Closing Date.

            (c)   HSR Act.   The  waiting  periods  (and any
  extensions thereof) applicable to the Merger under the HSR
  Act shall have been terminated or shall have expired.

            (d) Consents and Approvals. All governmental and other third-party consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement will have been received.

            (e) Closing Certificate. The receipt by Hornbeck of a certificate executed by the Chief Executive Officer and Chief Financial Officer of Tidewater dated the Closing Date, certifying that the conditions specified in
  Section 7.3(a) and (b) hereof have been fulfilled.

            (f) Good Standing and Tax Certificates. Tidewater will have delivered to Hornbeck, each dated as of a date not earlier than five days prior to the Closing Date, (i) copies of the certificates of incorporation, including all amendments thereto, certified by the appropriate government official, of each member of the Tidewater Affiliated Group, (ii) certificates from the appropriate governmental official to the effect that each member of the Tidewater Affiliated Group is in good standing in such jurisdiction and listing all charter documents of such members on file, (iii) a certificate from the appropriate governmental official in each jurisdiction in which each member of the Tidewater Affiliated Group is qualified to do business to the effect that such member is in good standing in such jurisdiction and (iv) certificates as to the tax status of each member of the Tidewater Affiliated Group in its jurisdiction of organization and each jurisdiction in which such member is qualified to do business.

            (g) Confirmation of Pooling-of-Interests Availability. The receipt by Hornbeck of an opinion or confirmation thereof of its independent accountants and the Tidewater independent accountants that the transactions contemplated hereby will qualify for pooling-of-interests treatment under the generally accepted accounting principles of the United States.

            (h) Fairness Opinion. Hornbeck shall have received a letter from Simmons & Company International dated within five days prior to the date this Agreement is executed by Hornbeck and confirmed within five days prior to the date the Proxy Statement is mailed to the Hornbeck stockholders, in form and substance satisfactory to Hornbeck, to the effect that the aggregate of the Merger Consideration and Fractional Payments to be paid by Tidewater is fair to Hornbeck's stockholders from a financial point of view.

            (i) Tax Opinion. The receipt by Hornbeck of an opinion from Price Waterhouse LLP to the effect that the Merger and the transactions contemplated hereby will constitute a reorganization under Section 368 of the Code.

            (j)   Opinion   of   Counsel.   The  receipt  by
  Hornbeck of opinions from Cliffe F. Laborde, general counsel to the Company, Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., special counsel for Tidewater, and Ashby & Geddes, special Delaware counsel for Tidewater, dated as of the Closing Date, to the effects set forth in Exhibits D-1, D-2 and D-3 hereto, respectively.

            (k) Consulting Agreement. Tidewater shall have executed and delivered a Consulting Agreement in the form attached hereto as Exhibit E, providing for certain consulting services to be performed by Larry D. Hornbeck.

            (l) Board Representation. Tidewater's Board of Directors shall have taken such action as is necessary to appoint Larry D. Hornbeck to that class of the Tidewater Board of Directors with a term expiring at the annual meeting of Tidewater's stockholders that next follows the Closing Date, such appointment to be effective within two days following the Closing Date.

       Section 7.4 Waiver of Conditions. Any condition to a party's obligation to effect the Merger hereunder may be waived by that party in writing, other than the conditions specified in Sections 7.1(a) or (b), the first two lines of 7.2(c) or 7.3(c).

  ARTICLE 8.  POST-CLOSING COVENANTS

       Section 8.1 Use of Hornbeck Name. Tidewater shall use its reasonable best efforts (a) to remove the Hornbeck name and any abbreviation thereof and any associated trade or service marks from all vessels, real property, owned or leased, and equipment upon consummation of the Merger (provided that, to the extent any such vessels or equipment are owned or operated by the North Sea Group,
  Tidewater shall not be deemed to have breached this covenant if it is prevented from effecting such removal) and (b) to take all other steps reasonably necessary to avoid any public use of the Hornbeck name in connection with the operation of its business following the Closing, including the removal of the Hornbeck name from the corporate or other organizational name of the members of the Hornbeck Group (provided that, with respect to members of the North Sea Group, Tidewater shall not be deemed to have breached this covenant if it is prevented from effecting such removal), in each case as soon as practicable but in no event later than 60 days after the Closing Date.

       Section 8.2 Indemnification of Directors and Officers of Hornbeck.

            (a) From and after the Effective Time of the Merger, Tidewater agrees to indemnify and hold harmless, and to cause Surviving Corporation to honor its separate indemnification obligations to, each person who is an officer or director of Hornbeck (or a member of the Hornbeck Group serving at the request of Hornbeck) on the date of this Agreement or has served as such an officer or director at any time since January 1, 1993 (together with those persons discussed in the last sentence of this subsection, an "Indemnified Person") from and against all damages, liabilities, judgments and claims (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement) based upon or arising from his or her capacity as an officer or director of Hornbeck (or a member of the Hornbeck Group serving at the request of Hornbeck), to the same extent he or she would have been indemnified under the Certificate of Incorporation or By-laws of Hornbeck as such documents were in effect on the date of this Agreement. Tidewater further agrees to honor the resolution regarding Hornbeck employee indemnification that is referred to in Section 6.15 (but only to the extent such resolution has been modified as required by
  Section 6.15), to the extent the matter referred to in the first paragraph of Schedule 4.23(b) has not been resolved by the Closing Date.

            (b) Tidewater shall pay for the insurance premiums required for any extension of Hornbeck's D&O insurance policy following the Closing Date for a "discovery" period elected under such insurance policy covering the officers and directors of Hornbeck (or a member of the Hornbeck Group, serving at the request of Hornbeck), for a period of six years or shall provide comparable coverage for the same period under Tidewater's D&O insurance policy for all directors and officers of Hornbeck (or a member of the Hornbeck Group, serving at the request of Hornbeck), covered by Hornbeck's policy.

            (c) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger, consolidation or reorganization of Tidewater.

            (d) The rights to indemnification granted by this Section 8.2 are subject to the following limitations:
  (i) the total aggregate indemnification to be provided by Tidewater and/or Surviving Corporation pursuant to this
  Section 8.2 will not exceed, as to all of the Indemnified Persons described herein as a group, the sum of $50 million, and Tidewater shall have no responsibility to any Indemnified Person for the manner in which such sum is allocated among that group (but the Indemnified Persons may seek reallocation among themselves); (ii) amounts otherwise required to be paid by Tidewater to an Indemnified Person pursuant to this Section 8.2 shall be reduced by any amounts that such Indemnified Person has recovered by virtue of the claim for which indemnification is sought and Tidewater shall be reimbursed for any amounts paid by Tidewater that such Indemnified Person subsequently recovers by virtue of such claim; (iii) no Indemnified Person shall be entitled to indemnification for any claim made or threatened prior to the Closing Date of which such Indemnified Person or Hornbeck was aware but did not promptly disclose to Tidewater prior to the execution of this Agreement, if the claim or threatened claim was known on or before such time, or prior to the Closing Date, if such claim became known after execution of this Agreement, provided that all matters disclosed in the Schedules to this Agreement shall be deemed to have been disclosed to Tidewater by all of such Indemnified Persons for purposes of this Section 8.2(d); (iv) any claim for indemnification pursuant to this Section 8.2 must be submitted in writing to the Chief Executive Officer of Tidewater promptly upon such Indemnified Person becoming aware of such claim and, in no event, more than ten years from the Effective Date, provided that any such failure to advise promptly has a prejudicial effect on Tidewater; and (v) an Indemnified Person shall not settle any claim for which indemnification is provided herein without the prior written consent of Tidewater.

            (e) Tidewater agrees that the indemnification limit set forth in subparagraph (d)(i) above shall not apply to any damages, liabilities, judgments and claims (and related expenses, including but not limited to attorney's fees and amounts paid in settlement) insofar as they arise out of or are based upon any misstatement by Tidewater of a material fact in the Registration Statement or are based upon an omission by Tidewater of a material fact required to be stated therein, or necessary in order to make a statement therein not misleading unless such statement or omission was based upon information supplied by Hornbeck for inclusion therein.

       Section 8.3 Publication of Post-Merger Results. Tidewater shall use its reasonable best efforts to cause financial results covering at least thirty days of post-Merger combined operations to be published as soon as practicable after the passage of such thirty day period.

       Section 8.4 Employee Benefits. Following the consummation of the Merger, Tidewater shall arrange to make generally available to the employees of Hornbeck the benefits listed on Schedule 8.4 in accordance with the terms of such benefit plans, policies or arrangements, provided that this covenant shall not prohibit Tidewater from modifying or rescinding such benefits thereafter to the extent such modification or rescission is generally applicable to Tidewater employees.

       Section 8.5 Registration Rights. Tidewater shall use its reasonable best efforts to cause a Registration Statement on Form S-8 to be filed with the SEC covering the shares of Tidewater Common Stock to be issued upon exercise of the Hornbeck Disclosed Employee Stock Options (provided that no representation is made by Tidewater that any such Form S-8 Registration Statement will in all cases be available to permit resales of Tidewater Common Stock), or shall provide the holder of such options with piggyback registration rights for such shares.


  ARTICLE 9.  TERMINATION

       Section 9.1 Termination. This Agreement may be terminated and the Merger contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the stockholders of Hornbeck as follows:

            (a) Mutual Consent. By the mutual consent of the Boards of Directors of Hornbeck and Tidewater.

            (b) Material Breach. By the Board of Directors of either Hornbeck or Tidewater if there has been a material breach by the other of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 15 days after written notice of such breach is given to the party committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph
  (c) below.

            (c)   Abandonment.  By the Board of Directors of
  either Hornbeck or Tidewater if (i) all conditions to Closing required by Article 7 hereof have not been met by or waived by November 20, 1996 (the "Termination Date"),
  (ii) any such condition cannot be met by such date and has not been waived by each party in whose favor such condition inures, or (iii) the Merger has not occurred by such date; provided, however, that neither Hornbeck nor Tidewater shall be entitled to terminate this Agreement pursuant to this subparagraph (c) if such party is in willful and material violation of any of its representations, warranties or covenants in this Agreement.

            (d) Lack of Approval. By the Board of Directors of either Hornbeck or Tidewater, if any required approval of the stockholders of Hornbeck shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting of Hornbeck stockholders or at any adjournment thereof.

            (e) Government Action. If any governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

            (f) Termination Fee. Hornbeck's Board of Directors may terminate this Agreement in accordance with
  Section 6.5 hereof, provided that as a condition to exercising its right to terminate this Agreement under this Section 9.1(f), Hornbeck shall give prior written confirmation to Tidewater of its obligation to pay cash in the amount of $6 million (the "Termination Fee"), no later than the third business day following termination, and shall thereafter pay such amount within such period.

            (g)   Tidewater Stock  Price.   By  the Board of
  Directors of either Hornbeck or Tidewater if the  Exchange
  Ratio, as adjusted, would be less than .60 or greater than .74.

       Section 9.2 Effect of Termination. Upon termination of this Agreement pursuant to this Article 9, this Agreement shall be void and of no effect, other than the obligation to pay the Termination Fee referred to in
  Section 9.1(f), if  applicable,  and  shall  result  in no obligation of or liability to any party or their respective directors, officers, employees, agents or shareholders, unless such termination was the result of an intentional breach of any representation, warranty or covenant in this Agreement in which case the party who breached the representation, warranty or covenant shall be liable to the other party for damages, and all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement.

  ARTICLE 10.  MISCELLANEOUS

       Section 10.1 Notices. All notices hereunder must be in writing and will be deemed to have been duly given upon receipt of hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:

            (a)   If to Tidewater:

                  Tidewater Inc.
                  Tidewater Place
                  1440 Canal Street, Suite 2100
                  New Orleans, Louisiana  70112-2780
                  Attention: William C. O'Malley

                  with a copy to:  Cliffe F. Laborde

                  and to:

                  Jones, Walker, Waechter, Poitevent,
                   Carrere & Denegre, L.L.P.
                  201 St. Charles Avenue
                  Suite 5100
                  New Orleans, LA 70170
                  Attention:  Curtis R. Hearn

            (b)   If to Hornbeck:

                  Hornbeck Offshore Services, Inc.
                  7707 Harborside Drive
                  Galveston, Texas  77554
                  Attention:  Larry D. Hornbeck

                  with a copy to:

                  Keck, Mahin & Cate
                  First City Tower
                  1001 Fannin Street, Suite 1200
                  Houston, Texas  77002-6708
                  Attention:  R. Clyde Parker, Jr.

  Such names and addresses may be changed by written notice to each person listed above.

       Section 10.2 Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

       Section 10.3  Counterparts.  This  Agreement  may  be
  executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

       Section 10.4 Interpretation; Schedules. (a) When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            (b)   The information set forth in the Schedules
  to this Agreement is qualified in its entirety by reference to the specific provisions of this Agreement, and is not intended to constitute, and shall not be construed as constituting, separate representations or warranties of the party to which such Schedules relate except as and to the extent provided in this Agreement. Inclusion of information in the Schedules shall not be construed as an admission that such information is material for purposes of the specific provisions of this Agreement to which such information relates. Information included in the Schedules that is not required to be so included under the specific provisions of this Agreement shall be deemed to be included for informational purposes only and information of a similar nature need not be included, at the discretion of the party providing such information. Any information disclosed by a party in any Schedule shall be deemed to be disclosed in all the Schedules of such party and for all purposes under this Agreement to the extent the specific provisions of this Agreement require such disclosure.

       Section 10.5 Entire Agreement; Severability. (a) This Agreement, including the Exhibits and Schedules hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the parties with respect to such subject matter.

            (b) If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, it is the parties' intention that such determination will not be held to affect the validity or enforceability of any other provision of this Agreement, which provisions will otherwise remain in full force and effect.

       Section 10.6 Amendment and Modification. This Agreement may be amended or modified only by written agreement of the parties hereto. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of Hornbeck; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders.

       Section 10.7 Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement except for Sections 7.1(a) or (b), the first two lines of 7.2(c) and 7.3(c). The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. Any waiver must be in writing.

       Section 10.8 Binding Effect; Benefits. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns (and, to the extent provided in Section 8.2, the Indemnified Persons and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

       Section 10.9  Assignability.  This  Agreement is  not
  assignable by any party hereto without the prior written consent of the other parties.

       Section 10.10 Expenses. Each of the parties hereto shall pay all of its own expenses relating to the transactions contemplated by this Agreement, including without limitation the fees and expenses of its own financial, legal and tax advisors.

       Section 10.11 Gender and Certain Definitions. All words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

       Section 10.12  Non-Survival  of  Representations  and
  Warranties; Remedies. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the consummation of the Merger. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or a warranty by the other party shall be to not consummate the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 7.2(a) or 7.3(a) hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for intentional breach of a representation, warranty or covenant of this Agreement or for fraud.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                TIDEWATER INC.

                                By: /s/ William C. O'Malley
                                   ________________________
                                   William C. O'Malley
                                   Chairman, President and
                                   Chief Executive Officer

                                TIDEWATER EXPANSION, INC.

                                By: /s/ William C. O'Malley
                                   _______________________
                                   President

                                HORNBECK OFFSHORE SERVICES, INC.

                                By: /s/ Larry D. Hornbeck
                                   _______________________
                                   Larry D. Hornbeck
                                   Chairman, President and
                                   Chief Executive Officer

                        APPENDIX B:  FAIRNESS OPINION

                              SIMMONS & COMPANY
                                INTERNATIONAL

------------------------------------------------------------------------------

                              December 21, 1995

Board of Directors
Hornbeck Offshore Services, Inc.
7707 Harborside Drive
Galveston, Texas 77554

Members of the Board:

     You have requested the opinion of Simmons & Company International ("Simmons") as investment bankers as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.10 per share (the "Company Common Stock"), of Hornbeck Offshore Services, Inc. (the "Company") of the consideration to be received by such stockholders in the proposed merger of the Company with Tidewater Expansion, Inc. (the "Sub"), a wholly owned subsidiary of Tidewater Inc. ("Tidewater"), pursuant to the Agreement and Plan of Merger (the "Agreement") to be executed by Tidewater, the Sub, and the Company (the "Proposed Merger").

     As more specifically set forth in the Agreement, in the Proposed Merger each issued and outstanding share of the Company Common Stock will be converted into 0.667 (as it may be adjusted as provided herein, the "Exchange Ratio") of a share of common stock, par value $0.10 per share, of Tidewater (the "Tidewater Common Stock") provided that, if the Average Market Price (as defined below) of a share of Tidewater Common Stock is less than $24.50 or greater than $32.50, then the Exchange Ratio shall be equal to the Calculated Ratio (as defined below), provided further that in no event shall the Exchange Ratio be less than 0.60 or greater than 0.74. The Calculated Ratio is defined as follows: (i) if the Average Market Price of a share of Tidewater Common Stock is less than $24.50, the Calculated Ratio shall equal that number obtained by dividing $16.34 by the Average Market Price; or (ii) if the Average Market Price of a share of Tidewater Common Stock is greater than $32.50, the Calculated Ratio shall equal that number obtained by dividing $21.68 by the Average Market Price. If the Calculated Ratio is less than 0.60 or greater than 0.74, either the Company or Tidewater has the right to terminate the Proposed Merger. The Average Market Price of the Tidewater Common Stock is defined as the average of the daily closing sale prices of a share of Tidewater Common Stock on the New York Stock Exchange as reported in THE WALL STREET JOURNAL for the 10 consecutive trading days that end on the second trading day prior to the closing of the Proposed Merger.

     Simmons, as a specialized energy-related investment banking firm, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, the management and underwriting of sales of equity and debt to the public, and private placements of equity and debt. Simmons has previously rendered investment banking services to the Company and Tidewater in connection with a number of transactions for which Simmons received customary compensation. In addition, in the ordinary course of business, Simmons may actively trade the securities of the Company and Tidewater for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     In connection with rendering its opinion, Simmons has reviewed and analyzed, among other things, the following: (i) the Letter of Intent between Tidewater and the Company dated November 19,

1995; (ii) the Agreement; (iii) the financial statements and other information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three-year period ended December 31, 1994, the Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, and the Current Reports on Form 8-K of the Company related to events occurring on November 15, 1994, as amended, June 20, 1995 and November 19, 1995; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of the Company furnished by the Company for purposes of Simmons' analysis; (v) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (vi) certain publicly available information concerning Tidewater, including the Annual Reports on Form 10-K of Tidewater for each of the fiscal years in the three-year period ended March 31, 1995, the Quarterly Reports on Form 10-Q of Tidewater for the quarters ended June 30, 1995 and September 30, 1995, and the Current Reports on Form 8-K related to events occurring on November 30, 1994, as amended, and January 5, 1995; (vii) certain other internal information, primarily financial in nature, concerning the business and operations of Tidewater furnished by Tidewater for purposes of Simmons' analysis; (viii) certain publicly available information concerning the trading of, and the trading market for, Tidewater Common Stock; (ix) certain publicly available information with respect to certain other companies that Simmons believes to be comparable to the Company or Tidewater and the trading markets for certain of such other companies' securities; (x) certain publicly available information concerning the estimates of the future operating and financial performance of the Company, Tidewater and the comparable companies prepared by industry experts unaffiliated with either the Company or Tidewater; (xi) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the inquiry; and (xii) made such other analyses and examinations as we have deemed necessary or appropriate. Simmons has also met with certain officers and employees of the Company and Tidewater to discuss the foregoing, as well as other matters believed relevant to the inquiry.

     In arriving at its opinion, Simmons has assumed and relied upon the accuracy and completeness of all of the financial and other information provided by the Company and Tidewater, or publicly available, including, without limitation, information with respect to asset conditions, liability reserves and insurance coverages, and has not attempted independently to verify any of such information. Pursuant to the Agreement, Simmons has also assumed that the Proposed Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and will be treated as a "pooling of interests" for accounting purposes. Simmons has not conducted a physical inspection of any of the assets, properties or facilities of the Company or Tidewater, nor has Simmons made or obtained any independent evaluations or appraisal of any of such assets, properties or facilities.

     In conducting its analysis and arriving at its opinion as expressed herein, Simmons has considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following:
(i) the historical and current financial position and results of operations of the Company and Tidewater; (ii) the business prospects of the Company and Tidewater; (iii) the historical and current market for the Company Common Stock, for Tidewater Common Stock and for the equity securities of certain other companies believed to be comparable to the Company or Tidewater; (iv) the respective contributions in terms of various financial measures of the Company and Tidewater to the combined company, and the relative pro forma ownership of Tidewater after the Proposed Merger by the current holders of the Company Common Stock and Tidewater Common Stock; and (v) the nature and terms of certain other acquisition transactions that Simmons believes to be relevant. Simmons has also taken into account its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities' valuation generally. Simmons' opinion necessarily is based upon conditions as they exist and can be evaluated on, and on the information made available at, the date hereof.

     Simmons is acting as financial advisor to the Company in this transaction and will receive a customary contingent fee for its services.

     Based upon and subject to the foregoing, Simmons is of the opinion, as investment bankers, that the consideration to be received by the holders of the Company Common Stock in the Proposed Merger is fair to such holders from a financial point of view.

                                          Sincerely,
                                          SIMMONS & COMPANY INTERNATIONAL

                                      /s/ NICHOLAS L. SWYKA
                                          Nicholas L. Swyka
                                          Managing Director

                               SIMMONS & COMPANY
                                 INTERNATIONAL
                ------------------------------------------------
February 5, 1996

Board of Directors
Hornbeck Offshore Services, Inc.
7707 Harborside Drive
Galveston, Texas 77554

Members of the Board:

Reference is made to our letter dated December 21, 1995 with respect to the fairness of the proposed merger of Hornbeck Offshore Services, Inc., with a wholly owned subsidiary of Tidewater Inc., a copy of which is attached.

This is to advise you that since the date of such letter, nothing has come to our attention that would cause us to change the opinion expressed in our letter dated December 21, 1995.

    Sincerely,

/s/ NICHOLAS L. SWYKA
    Nicholas L. Swyka
    Managing Director

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, including Tidewater, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for certain breaches of fiduciary duty as a director. Article VIII of Tidewater's By-laws provides that Tidewater shall indemnify any directors, directors emeriti, officers, employees and agents who were or are parties to or threatened to be made parties to any threatened, pending or completed action, suit or proceeding for liabilities and expenses incurred by reason of their actions in such capacities on behalf of Tidewater, provided that the party seeking indemnification acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue or matter as to which such party shall have been adjudged to be liable to the corporation unless and only to the extent that an appropriate court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such party is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Tidewater's By-laws also state, among other things, that it is the policy of Tidewater to indemnify directors, directors emeriti, officers, agents and employees of Tidewater to the fullest extent permitted by law. In addition, Tidewater maintains an insurance policy designed to reimburse Tidewater for any payments made by it pursuant to the foregoing indemnification. Such policy has coverage of $15 million, subject to a $5 million self-insured retention.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     A)  Exhibits

           2         --   Agreement and Plan of Merger dated December 21, 1995 (included in the Registration
                          Statement as Appendix A).

           4.1       --   Restated Certificate of Incorporation of Tidewater Inc. (filed with the Commission as
                          Exhibit 3(a) to the Registrant's quarterly report on Form 10-Q for the quarter ended
                          September 30, 1993 and incorporated herein by reference).

           4.2       --   By-laws of Tidewater Inc. (filed with the Commission as Exhibit 3(b) to the Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 1993 and incorporated herein by reference).

           4.3       --   Restated Rights Agreement dated as of December 17, 1993 between Tidewater Inc. and The
                          First National Bank of Boston (filed with the Commission as Exhibit 4 to the Registrant's quarterly report on Form 10-Q for the quarter ended December 31, 1993 and incorporated herein by reference).

           5         --   Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.

           8.1       --   Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. concerning certain tax matters.

           8.2       --   Opinion of Price Waterhouse LLP concerning certain tax matters.

          10.1       --   $130,000,000 Revolving Credit and Term Loan Agreement dated as of December 29, 1995.

                                     II-1

          10.2       --   Tidewater Inc. 1975 Incentive Program Stock Option Plan, as amended in 1990 (filed with the Commission as Exhibit 10(c) to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1991 and incorporated herein by reference).

          10.3       --   Tidewater Inc. 1992 Stock Option and Restricted Stock Plan (filed with the Commission as
                          Exhibit 10(f) to the Registrant's annual report on Form 10-K for the fiscal year ended
                          March 31, 1993 and incorporated herein by reference).

          10.4       --   Tidewater Inc. Amended and Restated Supplemental Executive Retirement Plan (filed with the
                          Commission as Exhibit 10(g) to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1993 and incorporated herein by reference).

          10.5       --   Tidewater Inc. Amended and Restated Employee's Supplemental Savings Plan (filed with the
                          Commission as Exhibit 10(h) to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1993 and incorporated herein by reference).

          10.6       --   Supplemental Health Plan for Executive Officers of Tidewater Inc. (filed with the
                          Commission as Exhibit 10(i) to the Registrant's Registration Statement (Registration No.
                          33-31016) on September 12, 1989 and incorporated herein by reference).

          10.7       --   Tidewater Inc. Deferred Compensation Plan for Directors (filed with the Commission as
                          Exhibit 10(h) to the Registrant's annual report on Form 10-K for the fiscal year ended
                          March 31, 1994 and incorporated herein by reference).

          10.8       --   Tidewater Inc. Retirement Plan for Directors as adopted on March 22, 1990 (filed with the
                          Commission as Exhibit 10(k) to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1990 and incorporated herein by reference).

          10.9       --   Employment and Consulting Agreement dated as of March 31, 1993 between Tidewater Inc. and
                          John P. Laborde as amended (filed with the Commission as Exhibit 10(l) to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1993 and incorporated herein by reference).

          10.10     --    Form of Severance Agreement entered into as of August 1, 1985 with eleven executive officers and key employees, as amended (filed with the Commission as Exhibit 10(j) to the
                          Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1992 and incorporated herein by reference).

          10.11     --    Form of Severance Agreement entered into as of February 18, 1992 with three executive officers, as amended (filed with the Commission as Exhibit 10(k) to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1992 and incorporated herein by reference).

          10.12     --    Standstill Agreement dated as of November 11, 1992 between Tidewater Inc. and Zapata
                          Corporation (filed with the Commission as Exhibit 10(o) to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1993 and incorporated herein by reference).

          10.13     --    First Amendment to Standstill Agreement dated January 24, 1994 between Tidewater Inc. and
                          Zapata Corporation (filed with the Commission as Exhibit 10(n) to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1994 and incorporated herein by reference).

          10.14     --    Agreement, dated August 11, 1989, by and among the Registrant and Irwin L. Jacobs, Daniel
                          T. Lindsay, Gerald A. Schwalbach, TR Holdings, Inc. and Minstar, Inc. (filed with the
                          Commission as Exhibit 1 to the Registrant's current report on Form 8-K for August 11, 1989 and incorporated herein by reference).

                                     II-2

          10.15     --    Form of Stockholder Agreement entered into by and between the Registrant and each of the stockholders of Zapata Gulf Marine Corporation (filed with the Commission as Exhibit 10(r)
                          to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1992 and incorporated herein by reference).

          10.16     --    Tidewater Inc. 1995 Annual Incentive Plan (filed with the Commission as Exhibit 10(q) to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1995 and incorporated herein by reference).

          10.17     --    Employment Agreement dated June 13, 1995 between Tidewater Inc. and William C. O'Malley
                          (filed with the Commission as Exhibit 10 to the Registrant's current report on Form 8-K for June 13, 1995 and incorporated herein by reference).

          11         --   Statement re computation of earnings per share.

          15         --   Letter of KPMG Peat Marwick LLP concerning unaudited interim financial information.

          21         --   List of Tidewater's subsidiaries.

         *23.1       --   Consent of KPMG Peat Marwick LLP.

          23.2       --   Consent of Price Waterhouse LLP.

          23.3       --   Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in
                          Exhibits 5).

         *23.4       --   Consent of Simmons & Company International.

         *23.5       --   Consent of Larry D. Hornbeck.

          24         --   Powers of Attorney (included on the signature page of this Registration Statement).

         *99         --   Proxy Card of Hornbeck Offshore Services, Inc.

     --------------
     * Filed herewith


     B) Financial Statement Schedules

        Schedule II -- Tidewater Inc. and Subsidiaries Valuation and Qualifying Accounts (included on page F-21 of this Registration Statement).

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4)(a) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (b) That every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on February 6, 1996.

                                          TIDEWATER INC.
                                          By: /s/ CLIFFE E. LABORDE
                                                  CLIFFE F. LABORDE
                                                  SENIOR VICE PRESIDENT AND
                                                  SECRETARY


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                      CAPACITY                          DATE
------------------------------------------------  ----------------------------------------   ------------------
            /s/ WILLIAM C. O'MALLEY*              Chairman of the Board of Directors,        February ___, 1996
                WILLIAM C. O'MALLEY                 President and Chief Executive Officer

              /s/ KEN C. TAMBLYN*                 Executive Vice President and Chief         February ___, 1996
                  KEN C. TAMBLYN                    Financial Officer (Principal Financial
                                                    and Accounting Officer)

              /s/ ROBERT H. BOH*                  Director                                   February ___, 1996
                  ROBERT H. BOH

            /s/ DONALD T. BOLLINGER*              Director                                   February ___, 1996
                DONALD T. BOLLINGER

             /s/ ARTHUR R. CARLSON*               Director                                   February ___, 1996
                 ARTHUR R. CARLSON

              /s/ HUGH J. KELLY*                  Director                                   February ___, 1996
                  HUGH J. KELLY

              /s/ JOHN P. LABORDE*                Director                                   February ___, 1996
                  JOHN P. LABORDE

              /s/ PAUL W. MURRILL*                Director                                   February ___, 1996
                  PAUL W. MURRILL

              /s/ LESTER POLLACK*                 Director                                   February ___, 1996
                  LESTER POLLACK

             /s/ J. HUGH ROFF, JR.*               Director                                   February ___, 1996
                 J. HUGH ROFF, JR.


  *By:      /s/ CLIFFE F. LABORDE
                CLIFFE F. LABORDE
           AGENT AND ATTORNEY-IN-FACT


                               INDEX TO EXHIBITS

                                                                                                                Sequentially
        Exhibit                                                                                                   Numbered
         Number                           Description                                                               Pages
        -------                           -----------                                                           ------------
           2         --   Agreement and Plan of Merger dated December 21, 1995 (included in the Registration
                          Statement as Appendix A).

           4.1       --   Restated Certificate of Incorporation of Tidewater Inc. (filed with the Commission as
                          Exhibit 3(a) to the Registrant's quarterly report on Form 10-Q for the quarter ended
                          September 30, 1993 and incorporated herein by reference).

           4.2       --   By-laws of Tidewater Inc. (filed with the Commission as Exhibit 3(b) to the Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 1993 and incorporated herein by reference).

           4.3       --   Restated Rights Agreement dated as of December 17, 1993 between Tidewater Inc. and The
                          First National Bank of Boston (filed with the Commission as Exhibit 4 to the Registrant's quarterly report on Form 10-Q for the quarter ended December 31, 1993 and incorporated herein by reference).

           5         --   Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.

           8.1       --   Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. concerning certain tax matters.

           8.2       --   Opinion of Price Waterhouse LLP concerning certain tax matters.

          10.1       --   $130,000,000 Revolving Credit and Term Loan Agreement dated as of December 29, 1995.

          10.2       --   Tidewater Inc. 1975 Incentive Program Stock Option Plan, as amended in 1990 (filed with the Commission as Exhibit 10(c) to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1991 and incorporated herein by reference).

          10.3       --   Tidewater Inc. 1992 Stock Option and Restricted Stock Plan (filed with the Commission as
                          Exhibit 10(f) to the Registrant's annual report on Form 10-K for the fiscal year ended
                          March 31, 1993 and incorporated herein by reference).

          10.4       --   Tidewater Inc. Amended and Restated Supplemental Executive Retirement Plan (filed with the
                          Commission as Exhibit 10(g) to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1993 and incorporated herein by reference).

          10.5       --   Tidewater Inc. Amended and Restated Employee's Supplemental Savings Plan (filed with the
                          Commission as Exhibit 10(h) to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1993 and incorporated herein by reference).

          10.6       --   Supplemental Health Plan for Executive Officers of Tidewater Inc. (filed with the
                          Commission as Exhibit 10(i) to the Registrant's Registration Statement (Registration No.
                          33-31016) on September 12, 1989 and incorporated herein by reference).

          10.7       --   Tidewater Inc. Deferred Compensation Plan for Directors (filed with the Commission as
                          Exhibit 10(h) to the Registrant's annual report on Form 10-K for the fiscal year ended
                          March 31, 1994 and incorporated herein by reference).

          10.8       --   Tidewater Inc. Retirement Plan for Directors as adopted on March 22, 1990 (filed with the
                          Commission as Exhibit 10(k) to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1990 and incorporated herein by reference).

          10.9       --   Employment and Consulting Agreement dated as of March 31, 1993 between Tidewater Inc. and
                          John P. Laborde as amended (filed with the Commission as Exhibit 10(l) to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1993 and incorporated herein by reference).

          10.10     --    Form of Severance Agreement entered into as of August 1, 1985 with eleven executive officers and key employees, as amended (filed with the Commission as Exhibit 10(j) to the
                          Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1992 and incorporated herein by reference).

          10.11     --    Form of Severance Agreement entered into as of February 18, 1992 with three executive officers, as amended (filed with the Commission as Exhibit 10(k) to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1992 and incorporated herein by reference).

          10.12     --    Standstill Agreement dated as of November 11, 1992 between Tidewater Inc. and Zapata
                          Corporation (filed with the Commission as Exhibit 10(o) to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1993 and incorporated herein by reference).

          10.13     --    First Amendment to Standstill Agreement dated January 24, 1994 between Tidewater Inc. and
                          Zapata Corporation (filed with the Commission as Exhibit 10(n) to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1994 and incorporated herein by reference).

          10.14     --    Agreement, dated August 11, 1989, by and among the Registrant and Irwin L. Jacobs, Daniel
                          T. Lindsay, Gerald A. Schwalbach, TR Holdings, Inc. and Minstar, Inc. (filed with the
                          Commission as Exhibit 1 to the Registrant's current report on Form 8-K for August 11, 1989 and incorporated herein by reference).

          10.15     --    Form of Stockholder Agreement entered into by and between the Registrant and each of the stockholders of Zapata Gulf Marine Corporation (filed with the Commission as Exhibit 10(r)
                          to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1992 and incorporated herein by reference).

          10.16     --    Tidewater Inc. 1995 Annual Incentive Plan (filed with the Commission as Exhibit 10(q) to the Registrant's annual report on Form 10-K for the fiscal year ended March 31, 1995 and incorporated herein by reference).

          10.17     --    Employment Agreement dated June 13, 1995 between Tidewater Inc. and William C. O'Malley
                          (filed with the Commission as Exhibit 10 to the Registrant's current report on Form 8-K for June 13, 1995 and incorporated herein by reference).

          11         --   Statement re computation of earnings per share.

          15         --   Letter of KPMG Peat Marwick LLP concerning unaudited interim financial information.

          21         --   List of Tidewater's subsidiaries.

         *23.1       --   Consent of KPMG Peat Marwick LLP.

          23.2       --   Consent of Price Waterhouse LLP.

          23.3       --   Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in
                          Exhibits 5).

         *23.4       --   Consent of Simmons & Company International.

         *23.5       --   Consent of Larry D. Hornbeck.

          24         --   Powers of Attorney (included on the signature page of this Registration Statement).

         *99         --   Proxy Card of Hornbeck Offshore Services, Inc.

      ------------
      * Filed herewith